UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE

SECURITIES EXCHANGE ACT OF 1934

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Filed by a party other than the Registrant  ☐

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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

SIGNIFY HEALTH, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Signify Health, Inc.

4055 Valley View Lane

Suite 700

Dallas, TX 75244

Dear Signify Health, Inc. Stockholder:

You are cordially invited to attend a virtual special meeting (including any adjournments or postponements thereof, the “Special Meeting”) of stockholders of Signify Health, Inc. (“Signify” or the “Company”) to be held virtually on October 31, 2022, at 9:00 a.m. Eastern Time. Signify stockholders will be able to virtually attend and vote at the Special Meeting via the internet at www.virtualshareholdermeeting.com/SGFY2022SM. You will not be able to attend the Special Meeting physically in person. For purposes of attendance at the Special Meeting, all references in the enclosed proxy statement to “present” shall mean virtually present at the Special Meeting.

At the Special Meeting, you will be asked to consider and vote on (i) a proposal to adopt the Agreement and Plan of Merger, dated September 2, 2022 (such agreement, as it may be amended, modified or supplemented from time to time, the “Merger Agreement”), by and among Signify, CVS Pharmacy, Inc. (“CVS”), and Noah Merger Sub, Inc., a wholly owned subsidiary of CVS (“Merger Subsidiary”), and (ii) a proposal to approve the adjournment of the Special Meeting to a later date or dates, if necessary or appropriate, including to solicit additional proxies to approve the proposal to adopt the Merger Agreement if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting (the “Adjournment Proposal”). Upon the terms and subject to the conditions of the Merger Agreement, Merger Subsidiary will merge with and into Signify, with Signify continuing as the surviving corporation and a wholly owned subsidiary of CVS (the “Merger”).

If the Merger is completed, you will be entitled to receive $30.50 in cash, without interest thereon, less any applicable withholding taxes, for each share of Class A Common Stock that you own (unless you have properly exercised your appraisal rights). We refer in this notice and in the enclosed proxy statement to the Class A Common Stock and the Class B Common Stock of Signify, collectively as the “Company Stock”.

Signify’s Board of Directors (the “Board of Directors”), for reasons described in the enclosed proxy statement, has unanimously among the directors voting: (i) determined that the Merger, the Merger Agreement, the other agreements and documents executed and delivered in connection with the Merger Agreement (collectively, the “Transaction Documents”) and the transactions contemplated thereby are advisable, fair to and in the best interests of Signify and the Signify Stockholders (as defined in the proxy statement); (ii) approved and declared it advisable to enter into the Merger Agreement; (iii) directed that the adoption of the Merger Agreement be submitted to a vote of the Signify Stockholders at the Special Meeting; and (iv) subject to the terms and conditions of the Merger Agreement, resolved to recommend that the Signify Stockholders approve the adoption of the Merger Agreement and approve the Merger on the terms and subject to the conditions set forth in the Merger Agreement. The Board of Directors, unanimously among the directors voting recommends, on behalf of Signify, that you vote: (1) “FOR” the adoption of the Merger Agreement; and (2) “FOR” the Adjournment Proposal.

The enclosed proxy statement provides detailed information about the Special Meeting, the Merger Agreement and the Merger. A copy of the Merger Agreement is attached as Annex A to the proxy statement.

On September 2, 2022, New Mountain (as defined in the proxy statement) entered into a voting agreement with Signify and CVS, pursuant to which New Mountain has agreed, among other things, to vote its shares of Company Stock in favor of the proposal to adopt the Merger Agreement and against any competing transaction so long as the Merger Agreement has not been terminated and the Board of Directors has not made an Adverse Recommendation Change (as defined in this proxy statement).

The proxy statement also describes the actions and determinations of the Board of Directors in connection with its evaluation of the Merger Agreement and the Merger. You should carefully read and consider the entire enclosed proxy statement and its annexes, including, but not limited to, the Merger Agreement, as they contain important information about, among other things, the Merger and how it affects you.

Whether or not you plan to attend the Special Meeting virtually, please sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope or grant your proxy electronically over the internet or by telephone (using the instructions provided in the enclosed proxy card). If you attend the Special Meeting and vote at the meeting your vote will revoke any proxy that you have previously submitted.

If you hold your shares in “street name,” you should instruct your bank, broker or other nominee how to vote your shares in accordance with the voting instruction form that you will receive from your bank, broker or other nominee. Your bank, broker or other nominee cannot vote on any of the proposals, including the proposal to adopt the Merger Agreement, without your instructions.

Your vote is very important, regardless of the number of shares that you own. We cannot complete the Merger unless the proposal to adopt the Merger Agreement is approved by the affirmative vote of the stockholders holding a majority of the voting power of the outstanding shares of Company Stock as of the close of business on September 26, 2022, which is the record date for the Special Meeting.

If you have any questions or need assistance voting your shares, please contact our information agent:

MacKenzie Partners, Inc.

1407 Broadway, 27th Floor

New York, New York 10018

proxy@mackenziepartners.com

Call: (800) 322-2885

On behalf of the Board of Directors, I thank you for your support and appreciate your consideration of this matter.

Sincerely,

Kyle Armbrester Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the Merger, passed upon the merits or fairness of the Merger Agreement or the transactions contemplated thereby, including the proposed Merger, or passed upon the adequacy or accuracy of the information contained in the accompanying proxy statement. Any representation to the contrary is a criminal offense.

The accompanying proxy statement is dated September 30, 2022 and, together with the enclosed form of proxy card, is first being mailed on or about September 30, 2022.

Signify Health, Inc.

4055 Valley View Lane

Suite 700

Dallas, TX 75244

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON OCTOBER 31, 2022

Notice is hereby given that a virtual special meeting of stockholders (including any adjournments or postponements thereof, the “Special Meeting”) of Signify Health, Inc., a Delaware corporation (“Signify”), to be held virtually on October 31, 2022, at 9:00 a.m. Eastern Time. Signify stockholders will be able to virtually attend and vote at the Special Meeting via the internet at www.virtualshareholdermeeting.com/SGFY2022SM. You will not be able to attend the Special Meeting physically in person. For purposes of attendance at the Special Meeting, all references in the enclosed proxy statement to “present” shall mean virtually present at the Special Meeting. The Special Meeting is being held for the following purposes:

1.    To consider and vote on the proposal to adopt the Agreement and Plan of Merger, dated September 2, 2022 (such agreement, as it may be amended, modified or supplemented from time to time, the “Merger Agreement”), by and among Signify, CVS Pharmacy, Inc. (“CVS”), and Noah Merger Sub, Inc., a wholly owned subsidiary of CVS (“Merger Subsidiary”). Upon the terms and subject to the conditions of the Merger Agreement, Merger Subsidiary will merge with and into Signify, with Signify continuing as the surviving corporation and a wholly owned subsidiary of CVS (the “Merger”); and

2.    To consider and vote on any proposal to adjourn the Special Meeting to a later date or dates, if necessary or appropriate, including to solicit additional proxies to approve the proposal to adopt the Merger Agreement if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting (the “Adjournment Proposal”).

Only stockholders of record as of the close of business on September 26, 2022, are entitled to notice of the Special Meeting and to vote at the Special Meeting or any adjournment, postponement or other delay thereof.

Signify’s Board of Directors (the “Board of Directors”), unanimously among the directors voting recommends, on behalf of Signify, that you vote: (1) “FOR” the adoption of the Merger Agreement; and (2) “FOR” the Adjournment Proposal.

All stockholders are invited to attend the Special Meeting virtually. Whether or not you plan to attend the Special Meeting virtually, please sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope or grant your proxy electronically over the internet or by telephone (using the instructions provided in the enclosed proxy card). If you attend the Special Meeting and vote virtually, your vote will revoke any proxy that you have previously submitted. If you hold your shares in “street name,” you should instruct your bank, broker or other nominee how to vote your shares in accordance with the voting instruction form that you will receive from your bank, broker or other nominee. Your bank, broker or other nominee cannot vote on any of the proposals, including the proposal to adopt the Merger Agreement, without your instructions.

Kyle Armbrester Chief Executive Officer

Dated: September 30, 2022

Signify Health, Inc.

4055 Valley View Lane

Suite 700

Dallas, TX 75244

PROXY STATEMENT

FOR THE SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON OCTOBER 31, 2022

IMPORTANT NOTICE REGARDING THE INTERNET AVAILABILITY OF PROXY MATERIALS FOR THE SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON OCTOBER 31, 2022

This proxy statement is available on the investor relations page of our website at https://investors.signifyhealth.com. We intend to mail these proxy materials on or about September 30, 2022 to all stockholders of record entitled to vote at the Special Meeting.

A complete list of the stockholders entitled to vote at the Special Meeting will be available for examination during regular business hours for the ten (10) days prior to the Special Meeting at our principal executive offices, located at 4055 Valley View Lane, Suite 700, Dallas, TX 75244. Stockholders may examine the list for any legally valid purpose related to the Special Meeting. If you would like to examine the list, please contact our Secretary to schedule an appointment by calling (972) 715-3800 or writing to the Secretary at the address above. This list also will be available during the Special Meeting at www.virtualshareholdermeeting.com/SGFY2022SM.

YOUR VOTE IS IMPORTANT

WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING VIRTUALLY, WE ENCOURAGE YOU TO SUBMIT YOUR PROXY AS PROMPTLY AS POSSIBLE: (1) BY TELEPHONE; (2) THROUGH THE INTERNET; OR (3) BY SIGNING AND DATING THE ENCLOSED PROXY CARD AND RETURNING IT IN THE POSTAGE-PAID ENVELOPE PROVIDED. You may revoke your proxy or change your vote at any time before it is voted at the Special Meeting.

If you hold your shares in “street name,” you should instruct your bank, broker or other nominee how to vote your shares in accordance with the voting instruction form that you will receive from your bank, broker or other nominee. Your broker or other agent cannot vote on any of the proposals, including the proposal to adopt the Merger Agreement, without your instructions.

If you are a stockholder of record, voting virtually at the Special Meeting will revoke any proxy that you previously submitted. If you hold your shares through a bank, broker or other nominee, you must obtain a “legal proxy” in order to vote virtually at the Special Meeting.

If you fail to (1) return your proxy card, (2) grant your proxy electronically over the internet or by telephone or (3) vote virtually at the Special Meeting, your shares will not be counted for purposes of determining whether a quorum is present at the Special Meeting and, if a quorum is present, will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement, but will have no effect on the Adjournment Proposal (as defined in this proxy statement).

On September 2, 2022, New Mountain (as defined in the proxy statement) entered into a voting agreement with Signify and CVS, pursuant to which New Mountain has agreed, among other things, to vote its shares of Company Stock in favor of the proposal to adopt the Merger Agreement and against any competing transaction so long as the Merger Agreement has not been terminated and the Board of Directors has not made an Adverse Recommendation Change (as defined in this proxy statement).

You should carefully read and consider the entire accompanying proxy statement and its annexes, including, but not limited to, the Merger Agreement, along with all of the documents incorporated by reference into the accompanying proxy statement, as they contain important information about, among other things, the Merger and how it affects you. If you have any questions concerning the Merger Agreement, the Merger, the Special Meeting or the accompanying proxy statement, would like additional copies of the accompanying proxy statement or need help voting your shares of Class A Common Stock or Class B Common Stock of Signify (the “Company Stock”), please contact our information agent:

MacKenzie Partners, Inc.

1407 Broadway, 27th Floor

New York, New York 10018

proxy@mackenziepartners.com

Call: (800) 322-2885

SUMMARY

This summary highlights selected information from this proxy statement related to the merger of Noah Merger Sub, Inc., a wholly owned subsidiary of CVS Pharmacy, Inc. with and into Signify Health, Inc. (the “Merger”), and may not contain all of the information that is important to you. To understand the Merger more fully and for a more complete description of the legal terms of the Merger, you should carefully read and consider this entire proxy statement and the annexes to this proxy statement, including, but not limited to, the Merger Agreement (as defined in this proxy statement), along with all of the documents to which we refer in this proxy statement, as they contain important information about, among other things, the Merger and how it affects you. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions under the caption, “Where You Can Find More Information.” The Merger Agreement is attached as Annex A to this proxy statement. You should carefully read and consider the entire Merger Agreement, which is the legal document that governs the Merger.

Except as otherwise specifically noted in this proxy statement, “Signify,” “we,” “our,” “us” and similar words refer to Signify Health, Inc., including, in certain cases, our subsidiaries. Throughout this proxy statement, we refer to CVS Pharmacy, Inc. as “CVS” or “Parent” and Noah Merger Sub, Inc. as “Merger Subsidiary.” In addition, throughout this proxy statement we refer to the Agreement and Plan of Merger, dated September 2, 2022, by and among Signify, CVS and Merger Subsidiary, as the “Merger Agreement,” our Class A common stock, par value $0.01 per share (the “Class A Common Stock”), together with our Class B common stock, par value $0.01 per share (the “Class B Common Stock”), as “Company Stock” and the holders of Company Stock as “Signify Stockholders.” Unless indicated otherwise, any other capitalized term used herein but not otherwise defined herein has the meaning assigned to such term in the Merger Agreement.

The Special Meeting

Date, Time, Place and Purpose of the Special Meeting

A special meeting of Signify Stockholders to consider and vote on the proposal to adopt the Merger Agreement will be held virtually on October 31, 2022, at 9:00 a.m. Eastern Time at www.virtualshareholdermeeting.com/SGFY2022SM (the “Special Meeting”).

At the Special Meeting, Signify Stockholders of record as of the close of business on September 26, 2022 (the “Record Date”) will be asked to consider and vote on:

•	a proposal to adopt the Merger Agreement; and

•

a proposal to adjourn the Special Meeting to a later date or dates, if necessary or appropriate, including to solicit additional proxies to approve the proposal to adopt the Merger Agreement if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting (the “Adjournment Proposal”).

We do not expect that any matters other than the proposals set forth above will be brought before the Special Meeting, and only matters specified in the notice of the meeting may be acted upon at the Special Meeting.

Record Date; Shares Entitled to Vote; Quorum

You are entitled to receive notice of, and vote at, the Special Meeting if you owned shares of Company Stock at the close of business on the Record Date. Each holder of Company Stock will be entitled to one (1) vote for each such share of Company Stock owned at the close of business on the Record Date on all matters properly coming before the Special Meeting.

A quorum of Signify Stockholders is necessary to hold a valid Special Meeting. A quorum will be present if Signify Stockholders holding at least a majority of the total voting power of all outstanding shares of Signify generally entitled to vote are present online at the meeting, by remote communication, if applicable, or represented by proxy. Each share of Class A Common Stock and Class B Common Stock is entitled to one (1) vote on each matter to be voted upon and the holders of Class A Common Stock and Class B Common Stock will vote together as a single class. As of the Record Date, there were 178,330,908 shares of Class A Common Stock outstanding and entitled to vote, representing 75.6% of total voting power, and 57,421,276 shares of Class B Common Stock outstanding and entitled to vote, representing 24.4% of total voting power. Shares of Class B Common Stock issued to a Management Member (as defined in the Third Amended and Restated Limited Liability Company Agreement of Cure TopCo, LLC (“OpCo LLC”) dated as of February 12, 2021 (the “OpCo LLC Agreement”)) that holds membership interests of Cure Aggregator, LLC that are unvested do not have any voting rights.

Your shares will be counted towards the quorum if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote by telephone, online or at the meeting. If there is no quorum, the meeting’s chairperson or holders of a majority in voting interest of the Signify Stockholders represented at the Special Meeting (present virtually or represented by proxy) may adjourn the Special Meeting to another date.

If you fail to (1) return your proxy card, (2) grant your proxy electronically over the internet or by telephone or (3) vote virtually at the Special Meeting, your shares will not be counted for purposes of determining whether a quorum is present at the Special Meeting and, if a quorum is present, will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement

Vote Required; Abstentions and Broker Non-Votes

The affirmative vote of the Signify Stockholders holding a majority of the voting power of the outstanding shares of Company Stock as of the close of business on the Record Date is required to adopt the Merger Agreement (the “Company Stockholder Approval”). Because the required vote for the proposal to adopt the Merger Agreement is based on the number of votes the Signify Stockholders are entitled to cast rather than on the number of votes actually cast, if you fail to authorize a proxy or vote online at the meeting, abstain from voting at the meeting, or fail to instruct your broker on how to vote, such failure will have the same effect as votes cast “AGAINST” the Merger Proposal. As of September 26, 2022, the Record Date for the Special Meeting, 117,876,093 shares of Company Stock constitute a majority of the issued and outstanding shares of Company Stock.

New Mountain Partners V (AIV-C), L.P., New Mountain Partners V (AIV-C2), L.P., New Mountain Capital, L.L.C. and Remedy Acquisition, L.P. (collectively, “New Mountain”) entered into a voting agreement with Signify and CVS, dated as of September 2, 2022 (the “Voting Agreement”). New Mountain collectively owns 96,733,441 shares of Class A Common Stock and 42,905,113 shares of Class B Common Stock representing approximately 54.2% of the total outstanding Class A Common Stock and 74.7% of the total outstanding Class B Common Stock, respectively, or approximately 59.2% of the total voting power of the Company Stock as of the Record Date. Pursuant to the Voting Agreement, New Mountain has agreed, among other things, to vote its shares of Company Stock in favor of the proposal to adopt the Merger Agreement and against any competing transaction so long as the Merger Agreement has not been terminated and the Board of Directors has not made an Adverse Recommendation Change (as defined and described in the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—The Board of Directors’ Recommendation; Signify Adverse Recommendation Change”). For more information, see the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—The Voting Agreement.”

Approval of the Adjournment Proposal to adjourn the Special Meeting, whether or not a quorum is present, requires the affirmative vote of the Signify Stockholders holding a majority of the voting power of the outstanding shares of Company Stock present virtually or represented by proxy and entitled to vote at the Special Meeting and entitled to vote on the subject matter.

An abstention represents a Signify Stockholder’s affirmative choice to decline to vote on a proposal. If a Signify Stockholder abstains from voting, that abstention will have the same effect as if the Signify Stockholder voted “AGAINST” the proposal to adopt the Merger Agreement and “AGAINST” the Adjournment Proposal and will be used to determine whether a quorum is present at the Special Meeting. As a result, an abstention of any of the aforementioned proposals will be counted for purposes of determining the presence of a quorum but will count as a vote “AGAINST” the proposal to adopt the Merger Agreement and will count as a vote “AGAINST” the Adjournment Proposal.

Each “broker non-vote” will also count as a vote “AGAINST” the proposal to adopt the Merger Agreement, but, assuming a quorum is present, will have no effect on the Adjournment Proposal. A “broker non-vote” results when banks, brokers and other nominees return a valid proxy voting upon a matter or matters for which the applicable rules provide discretionary authority but do not vote on a particular proposal because they do not have discretionary authority to vote on the matter and have not received specific voting instructions from the beneficial owner of such shares. Signify does not expect any broker non-votes at the Special Meeting because the rules applicable to banks, brokers and other nominees only provide brokers with discretionary authority to vote on proposals that are considered “routine,” whereas each of the proposals to be presented at the Special Meeting is considered “non-routine.” As a result, no broker will be permitted to vote your shares of Company Stock at the Special Meeting without receiving instructions. Failure to instruct your broker on how to vote your shares will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement.

Stock Ownership and Interests of Certain Persons

Shares Held by Signify’s Directors and Executive Officers

As of the Record Date, our directors and executive officers beneficially owned and were entitled to vote, in the aggregate, 502,830 shares of Class A Common Stock and 5,787,313 shares of Class B Common Stock, representing approximately 2.7% of the shares of Company Stock outstanding on the Record Date (and, as described in more detail in the section of this proxy statement captioned “Security Ownership of Certain Beneficial Owners and Management”, approximately 2.9% of the shares of Company Stock outstanding when taking into account shares of Company Stock that are issuable (or, with respect to options to purchase shares of Class A Common Stock (“Company Stock Options”), that will become exercisable) pursuant to Company Awards (as defined in this proxy statement) and Aggregator Units (as defined in this proxy statement) within sixty (60) days of the Record Date held, in the aggregate, by our directors and executive officers).

Our directors and executive officers have informed us that they currently intend to vote all of their respective shares of Company Stock (i) “FOR” the adoption of the Merger Agreement, and (ii) “FOR” the approval of the approval of the Adjournment Proposal.

Shares Held by New Mountain

New Mountain, which collectively owns 96,733,441 shares of Class A Common Stock and 42,905,113 shares of Class B Common Stock representing approximately 54.2% of the total outstanding Class A Common Stock and 74.7% of the total outstanding Class B Common Stock, respectively, or approximately 59.2% of the total voting power of the Company Stock as of the Record Date, has entered into the Voting Agreement with Signify and CVS. Pursuant to the Voting Agreement, New Mountain has agreed, among other things, to vote its shares of Company Stock in favor of the proposal to adopt the Merger Agreement and against any competing transaction so long as the Merger Agreement has not been terminated and the Board of Directors has not made an Adverse Recommendation Change. For more information, see the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—The Voting Agreement.”

The Merger

Parties Involved in the Merger

Signify Health, Inc.

Signify is a leading healthcare platform that uses advanced analytics, technology and nationwide healthcare provider networks to create and power value-based payment programs. Signify’s mission is to transform how care is paid for and delivered so that people can enjoy more healthy, happy days at home. Signify’s customers include health plans, governments, employers, health systems and physician groups. Signify’s Class A Common Stock is listed on the New York Stock Exchange (the “NYSE”) under the symbol “SGFY”. Signify’s principal executive offices are located at 4055 Valley View Lane, Suite 700, Dallas, TX 75244 and its telephone number is (972) 715-3800.

CVS Pharmacy, Inc.

CVS is a wholly-owned subsidiary of CVS Health Corporation (“CVS Health”), a leading health solutions company with more than 9,000 retail locations, more than 1,100 walk-in medical clinics, a leading pharmacy benefits manager with over 110 million plan members with expanding specialty pharmacy solutions and a dedicated senior pharmacy care business serving more than one million patients per year. CVS Health also serves an estimated 35 million people through traditional, voluntary and consumer-directed health insurance products and related services, including expanding Medicare Advantage offerings and a leading standalone Medicare Part D prescription drug plan. CVS Health believes its innovative health care model increases access to quality care, delivers better health outcomes and lowers overall health care costs. CVS Health’s common stock is listed on the NYSE under the symbol “CVS”, its principal executive offices are located at One CVS Drive, Woonsocket, RI 02895, and its telephone number is (401) 765-1500.

Noah Merger Sub, Inc.

Merger Subsidiary is a Delaware corporation and a wholly-owned subsidiary of CVS and was formed on September 1, 2022, solely for the purpose of engaging in the transactions contemplated by the Merger Agreement and other documents or agreements executed and delivered in connection with the Merger Agreement (the “Transaction Documents” and the transactions contemplated thereby, the “Transactions”). Merger Subsidiary has not engaged in any business activities other than in connection with the Transactions. Upon the completion of the Merger, Merger Subsidiary will cease to exist with Signify continuing as the surviving corporation and a wholly owned subsidiary of CVS (the “Surviving Corporation”). The registered office of Merger Subsidiary is located at c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, DE 19801.

Effect of the Merger

On the terms and subject to the satisfaction or waiver of the conditions set forth in the Merger Agreement, and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), Merger Subsidiary will merge with and into Signify, with Signify continuing as the Surviving Corporation. As a result of the Merger, the Class A Common Stock will no longer be publicly traded, and will be delisted from the NYSE. In addition, the Class A Common Stock will be deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Signify will no longer file periodic reports with the United States Securities and Exchange Commission (the “SEC”). If the Merger is completed, you will not own any shares of the capital stock of the Surviving Corporation.

The time at which the Merger will become effective (the “Effective Time”) will occur upon the filing of a duly executed certificate of merger with the Secretary of State of the State of Delaware (or at such later time as may be specified in the certificate of merger).

Effect on Signify if the Merger is Not Completed

If the Merger Agreement is not adopted by Signify Stockholders, or if the Merger is not completed for any other reason:

(i)	the Signify Stockholders will not be entitled to, nor will they receive, any payment for their respective shares of Company Stock pursuant to the Merger Agreement;

(ii)

(A) Signify will remain an independent public company, (B) the Class A Common Stock will continue to be listed and traded on the NYSE and registered under the Exchange Act, and (C) Signify will continue to file periodic reports with the SEC; and

(iii)

Signify anticipates that (A) management will operate the business in a manner similar to that in which it is being operated today and (B) Signify Stockholders will be subject to similar types of risks and uncertainties as those to which they are currently subject, including, but not limited to, risks and uncertainties with respect Signify’s business, prospects and results of operations, as such may be affected by, among other things, the industry in which Signify operates and economic conditions;

(iv)

the price of the Class A Common Stock may decline significantly, and if that were to occur, it is uncertain when, if ever, the price of the Class A Common Stock will return to the price at which it trades as of the date of this proxy statement;

(v)

Signify’s Board of Directors (the “Board of Directors”) will continue to evaluate and review Signify’s business operations, strategic direction and capitalization, among other things, and will make such changes as are deemed appropriate (irrespective of these efforts, it is possible that no other transaction acceptable to the Board of Directors will be offered or that Signify’s business, prospects and results of operations will be adversely impacted); and

(vi)

under certain specified circumstances, Signify may be required to pay CVS a termination fee in the amount of $228,000,000 (the “Company Termination Fee”) or CVS may be required to pay Signify a termination fee in the amount of $380,000,000 (the “Parent Termination Fee”). For more information, please see the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—Effect of Termination; Termination Fees.”

Merger Consideration

Common Stock

As a result of the Merger, at the Effective Time, each share of Class A Common Stock (other than (i) Class A Common Stock owned by Signify, CVS or Merger Subsidiary or any of their respective Subsidiaries (as defined in this proxy statement) and (ii) any shares of Company Stock owned by Signify Stockholders who properly exercise appraisal rights under the DGCL), including each share of Class A Common Stock resulting from the redemption of all of each member of OpCo LLC’s (excluding Signify’s and the Company Holding Subsidiary’s (as defined in this proxy statement)) units of OpCo LLC (“OpCo Units”), pursuant to which such OpCo Units will be exchanged for shares of Class A Common Stock on a one-for-one basis in accordance with the provisions of the OpCo LLC Agreement and the Merger Agreement (the “Redemption”), outstanding immediately prior to the Effective Time, will be canceled and converted into the right to receive $30.50 per share in cash, without interest (such per share consideration, the “Per Share Consideration” and the aggregate consideration, the “Merger Consideration”). Each share of Class B Common Stock will automatically be canceled immediately upon the consummation of the Redemption, such that no shares of Class B Common Stock will remain outstanding immediately prior to the Effective Time. For more information, please see the section of this proxy statement captioned “The Merger—Merger Consideration”.

After the Merger is completed, you will have the right to receive the Per Share Consideration in respect of each share of Class A Common Stock that you own (less any applicable withholding taxes), but you will no longer have any rights as a Signify Stockholder (except that Signify Stockholders who properly exercise, and do not withdraw, their appraisal rights will have a right to receive payment of the “fair value” of their shares as determined pursuant to an appraisal proceeding, as contemplated by the DGCL). For more information, please see the section of this proxy statement captioned “The Merger—Appraisal Rights.”

For the purposes of this proxy statement, “Subsidiary” means, with respect to any Person (as defined in this proxy statement), (i) any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are at any time directly or indirectly owned by such Person or (ii) any entity of which more than fifty percent (50%) of the securities or other ownership interests are at any time directly or indirectly owned by such Person.

Treatment of OpCo Units and Aggregator Units

Prior to the Effective Time, in accordance with the OpCo LLC Agreement, the Merger Agreement and the Amended and Restated Certificate of Incorporation of Signify (the “Signify Certificate of Incorporation”), (i) Signify will require each member of OpCo LLC (“OpCo Member”) (excluding Signify and the Company Holding Subsidiary (as defined in this proxy statement) but including, for the avoidance of doubt, Cure Aggregator, LLC (“Aggregator LLC)) to effectuate a redemption of all of such OpCo Member’s OpCo Units, pursuant to which such OpCo Units will be exchanged for shares of Class A Common Stock on a one-for-one basis in accordance with the provisions of the OpCo LLC Agreement and the Merger Agreement and (ii) each share of Class B Common Stock will automatically be cancelled immediately upon the consummation of such Redemption transactions, such that no shares of Class B Common Stock remain outstanding immediately prior to the Effective Time.

Following the exchange of OpCo Units held by Aggregator LLC for shares of Class A Common Stock, in accordance with the provisions of the OpCo LLC Agreement, as described above, each Aggregator Unit (as defined in this proxy statement) will automatically be exchanged for such shares of Class A Common Stock held by Aggregator LLC on a one-for-one basis in accordance with the provisions of the OpCo LLC Agreement and the Third Amended and Restated Limited Liability Company Agreement of Aggregator LLC (the “Aggregator LLC Agreement”).

Treatment of Company Awards

Pursuant to the Merger Agreement:

•

Cash-Out Stock Options. At the Effective Time, each Cash-Out Stock Option (as defined in this proxy statement) will be canceled and converted into the right of the holder thereof to receive, without interest, an amount in cash determined by multiplying (i) the excess of $30.50 (i.e., the Per Share Consideration) over the exercise price of such Cash-Out Stock Option by (ii) the number of shares of Class A Common Stock subject to such Cash-Out Stock Option as of immediately prior to the Effective Time.

For this purpose, a “Cash-Out Stock Option” means (i) any Company Stock Option that is outstanding immediately prior to the Effective Time to the extent vested by the terms of the applicable award agreement (and not by virtue of the discretion of the Board of Directors, but after giving effect to any cash to be received by Signify Stockholders as a result of the Transactions) and unexercised as of immediately prior to the Effective Time (but not, for the avoidance of doubt, (x) any unvested Company Stock Option that is outstanding immediately prior to the Effective Time with an exercise price that is equal to or greater than $30.50 or (y) any Company Stock Option that is forfeited due to failure to satisfy performance-based conditions), and (ii) any Company Stock Option (whether vested or unvested) that is outstanding immediately prior to the Effective Time and is held by any person who, as of immediately prior to the Effective Time, is a non-employee director, consultant or independent contractor engaged by Signify.

Each Company Stock Option that is outstanding as of immediately prior to the Effective Time (whether vested or unvested) that contains solely performance-based conditions that remain unsatisfied after giving effect to all of the Transactions will be canceled for no consideration.

•

Rollover Stock Options. At the Effective Time, each Rollover Stock Option (as defined in this proxy statement) will be converted into an option to acquire, on substantially the same terms and conditions as were applicable under such Rollover Stock Option, the number of shares of common stock, par value $0.01 per share, of CVS Health Corporation (“CVS Health Stock”) (rounded down to the nearest whole share), determined by multiplying (x) the number of shares of Class A Common Stock subject to such Rollover Stock Option immediately prior to the Effective Time by (y) the Exchange Ratio (as defined in this proxy statement), at an exercise price per share of CVS Health Stock (rounded up to the nearest whole cent) equal to (A) the exercise price per share of Class A Common Stock subject to such Rollover Stock Option divided by (B) the Exchange Ratio. The “Exchange Ratio” is a fraction, the numerator of which is $30.50 and the denominator of which is the volume weighted average trading price (rounded to the nearest $0.01) of one share of CVS Health Stock on the NYSE as reported on Bloomberg L.P. under the function “VWAP” (or, if not reported therein, in another authoritative source mutually selected by the parties) for the ten (10) consecutive trading days ending on (and including) the trading day that is three (3) trading days prior to the date of the Closing.

For this purpose, a “Rollover Stock Option” means any Company Stock Option that is outstanding immediately prior to the Effective Time and is not a Cash-Out Stock Option.

•

Cash-Out RSUs. At the Effective Time, each Cash-Out RSU (as defined in this proxy statement) that is then outstanding will be canceled and converted into the right of the holder thereof to receive, without interest, an amount in cash determined by multiplying (i) $30.50 by (ii) the number of shares of Class A Common Stock subject to the Cash-Out RSUs as of immediately prior to the Effective Time.

For this purpose, a “Cash-Out RSU” means (i) any restricted stock unit with respect to shares of Class A Common Stock (“Company RSU”) that is outstanding immediately prior to the Effective Time to the extent vested by the terms of the applicable award agreement (and not by virtue of the discretion of the Board of Directors) and unsettled as of immediately prior to the Effective Time and (ii) any Company RSU (whether vested or unvested) that is outstanding immediately prior to the Effective Time and is held by any person who, as of immediately prior to the Effective Time, is a non-employee director, consultant or independent contractor engaged by Signify.

•

Rollover RSUs. At the Effective Time, each Rollover RSU (as defined in this proxy statement) will be converted into a restricted stock unit, subject to substantially the same terms and conditions as were applicable under such Rollover RSU, with respect to a number of shares of CVS Health Stock determined by multiplying the number of shares of Class A Common Stock subject to such Rollover RSU immediately prior to the Effective Time by the Exchange Ratio (rounded up to the nearest whole share).

For this purpose, a “Rollover RSU” means any Company RSU, other than a Cash-Out RSU, that is outstanding immediately prior to the Effective Time.

•

Synthetic LLC Units. Immediately prior to the Effective Time, each Synthetic LLC Unit Award (as defined in this proxy statement) that is then outstanding will become fully vested (to the extent unvested) and will be canceled and converted into the right of the holder thereof to receive, without interest, an amount in cash determined by multiplying (i) the number of units subject to such Synthetic LLC Unit Award by (ii) $30.50.

For this purpose, a “Synthetic LLC Unit Award” means an award of notional incentive units granted under the Cure TopCo, LLC Amended and Restated Synthetic Equity Plan.

CVS has agreed in the Merger Agreement to use reasonable best efforts to cause CVS Health Stock issuable upon the settlement of Rollover RSUs and the exercise of Rollover Stock Options to be registered with the SEC on Form S-8 as promptly as practicable (but within ten (10) days, not including Saturdays, Sundays or other days on which commercial banks in the state of New York or the state of Rhode Island are authorized or required to close (“Business Days”)) following the Effective Time.

Treatment of Purchase Rights under Signify’s 2021 Employee Stock Purchase Plan

The Merger Agreement provides that Signify is required to take all actions necessary pursuant to the terms of the Signify 2021 Employee Stock Purchase Plan (the “Company ESPP”) to provide that (i) no new offering periods will begin under the Company ESPP (unless the Merger Agreement is terminated), (ii) there will be no increase in the amount of participants’ payroll deduction elections during the current offering period, (iii) except to the extent required by applicable law, no individual participating in the Company ESPP will be permitted to make separate non-payroll contributions to the Company ESPP, (iv) no individuals will commence participation in the Company ESPP during the period between the date of the Merger Agreement and the Effective Time and (v) each purchase right issued pursuant to the Company ESPP must be fully exercised on the earlier of (x) the scheduled purchase date for such offering period and (y) the date that is no later than five (5) Business Days on which the NYSE is open for trading prior to the Effective Time. The Company ESPP will terminate effective immediately prior to the Effective Time. For more information, please see the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—Merger Consideration—Treatment of Purchase Rights Under the Employee Stock Purchase Plan.”

Recommendation of the Board of Directors

After careful consideration, on September 2, 2022, the Board of Directors, unanimously among the directors voting (i) determined that the Merger and the Transactions are advisable, fair to and in the best interests of Signify and the Signify Stockholders, (ii) approved and declared it advisable to enter into the Merger Agreement, (iii) directed that the adoption of the Merger Agreement be submitted to a vote of the Signify Stockholders at the Special Meeting and (iv) subject to the terms and conditions of the Merger Agreement (including Section 6.02 thereof), resolved to recommend that the Signify Stockholders approve the adoption of the Merger Agreement and the Transactions (including the Merger on the terms and subject to the conditions set forth in the Merger Agreement).

Accordingly, the Board of Directors, unanimously among the directors voting recommends, on behalf of Signify, that you vote: (i) “FOR” the adoption of the Merger Agreement; and (ii) “FOR” the approval of the Adjournment Proposal.

Opinion of Goldman Sachs & Co. LLC

Goldman Sachs & Co. LLC (“Goldman Sachs”) rendered its opinion to the Board of Directors that, as of September 2, 2022 and based upon and subject to the factors and assumptions set forth therein, the $30.50 in cash per share of Class A Common Stock to be paid to the holders (other than CVS, New Mountain, a significant shareholder of Signify, and their respective affiliates) of the outstanding shares of Class A Common Stock pursuant to the Merger Agreement was fair from a financial point of view to such holders.

The full text of the written opinion of Goldman Sachs, dated September 2, 2022, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B. The summary of Goldman Sachs’ opinion contained in this proxy statement is qualified in its entirety by reference to the full text of Goldman Sachs’ written opinion. Goldman Sachs provided advisory services and its opinion for the information and assistance of the Board of Directors in connection with its consideration of the Merger (as defined in this proxy statement). The Goldman Sachs opinion is not a recommendation as to how any Signify Stockholder should vote with respect to the Merger or any other matter. Pursuant to an engagement letter between Signify and Goldman Sachs, Signify has agreed to pay Goldman Sachs a transaction fee of approximately $58 million, all of which is payable upon consummation of the Merger. For additional information, please see the section of this proxy statement entitled “The Merger—Opinion of Goldman Sachs & Co. LLC” and the full text of the written opinion of Goldman Sachs attached as Annex B to this proxy statement.

Opinion of Deutsche Bank Securities Inc.

In connection with the Merger Agreement and the Merger, Deutsche Bank Securities Inc. (“Deutsche Bank”) on September 2, 2022 delivered its opinion to the Board of Directors, subsequently confirmed in writing, to the effect that, as of the date of such opinion, based upon and subject to the assumptions, limitations, qualifications and conditions set forth in the opinion, the Merger Consideration was fair, from a financial point of view, to the Signify Stockholders, excluding CVS, New Mountain and their respective affiliates.

The full text of Deutsche Bank’s written opinion, dated as of September 2, 2022, which sets forth, among other things, the assumptions made, matters considered and limitations, qualifications and conditions of the review undertaken by Deutsche Bank in connection with its opinion, is attached as Annex C to this proxy statement and is incorporated herein by reference in its entirety. The summary of Deutsche Bank’s opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of Deutsche Bank’s opinion set forth as Annex C. Deutsche Bank’s opinion has been approved and authorized for issuance by a Deutsche Bank fairness opinion review committee and is addressed to, and is for the use and benefit of, the Board of Directors in connection with and for the purpose of its evaluation of the Merger. For more information regarding the opinion of Deutsche Bank, please see “The Merger – Opinion of Deutsche Bank Securities Inc.” Deutsche Bank’s opinion is not a recommendation as to how any Signify Stockholders should vote or act with respect to the Merger or any other matter.

Interests of Signify’s Directors and Executive Officers in the Merger

In considering the recommendation of the Board of Directors that the Signify Stockholders should vote to approve the proposal to adopt the Merger Agreement, the Signify Stockholders should be aware that the executive officers and directors of Signify have certain interests in the Merger that may be different from, or in addition to, the interests of the Signify Stockholders generally, including those items listed below. The Board of Directors was aware of these interests and considered them, among other matters, in approving the Merger Agreement and the Transactions, including the Merger, and in making their recommendation that the Signify Stockholders adopt the Merger Agreement, particularly:

•

Company Stock Options, Company RSUs (together with Synthetic LLC Unit Awards, the “Company Awards”) and Aggregator Units (as defined in this proxy statement) held by executive officers and directors will be treated as described in the section of this proxy statement captioned “The Merger—Interests of Signify’s Directors and Executive Officers in the Merger—Treatment of Company Awards” and “The Merger—Interests of Signify’s Directors and Executive Officers in the Merger —Treatment of Aggregator Units;”

•

Eligibility of Signify’s executive officers to receive severance payments and benefits (including equity award vesting acceleration) under their severance agreements or equity award agreements with Signify, as described in more detail in the section of this proxy statement captioned “The Merger—Interests of Signify’s Directors and Executive Officers in the Merger— Payment Upon Termination of Employment Following Change of Control;”

•	The potential receipt of any payments pursuant to the terms of certain transaction and retention bonus agreements;

•	The potential payment of any annual bonus at target with respect to fiscal year 2022, regardless of actual performance level; and

•	Continued indemnification and directors’ and officers’ liability insurance to be provided by the Surviving Corporation.

If the proposal to adopt the Merger Agreement is approved, the shares of Company Stock held by Signify directors and executive officers will be treated in the same manner as outstanding shares of Company Stock held by all other Signify Stockholders. For more information, please see the section of this proxy statement captioned “The Merger—Interests of Signify’s Directors and Executive Officers in the Merger.”

Appraisal Rights

If the Merger is consummated, Signify Stockholders and beneficial owners of shares of Company Stock who continuously hold shares of Company Stock through the Effective Time, who do not vote in favor of the adoption of the Merger Agreement, who properly demand appraisal of their shares in accordance with Section 262 of DGCL (“Section 262”), and who otherwise comply with the statutory requirements of Section 262 will be entitled to seek an appraisal by the Delaware Court of Chancery of the “fair value” of their shares of Company Stock. The amount determined to be fair value by the court will be determined as of the Effective Time and could be more than, the same as or less than the Merger Consideration for Company Stock. Voting “AGAINST” or failing to vote “FOR” the adoption of the Merger Agreement by itself does not constitute a demand for appraisal within the meaning of Section 262.

Due to the complexity of the appraisal process, Signify Stockholders and beneficial owners of shares of Company Stock who wish to seek appraisal of their shares or who wish to preserve their rights to do so should review Annex D carefully and are encouraged to seek the advice of legal counsel with respect to the exercise of appraisal rights since failure to timely and fully comply with the procedures set forth therein will result in the loss of such rights.

Generally, to exercise appraisal rights, Signify Stockholders and beneficial owners of shares of Company Stock must: (i) submit a written demand for appraisal to Signify before the vote by the Signify Stockholders is taken on the proposal to adopt the Merger Agreement at the Special Meeting; (ii) not submit a proxy or otherwise vote in favor of the proposal to adopt the Merger Agreement; (iii) continue to hold shares of Company Stock of record through the Effective Time; and (iv) strictly comply with all other procedures for exercising appraisal rights under Section 262. Failure to follow exactly the procedures specified under Section 262 may result in the loss of appraisal rights. In addition, the Delaware Court of Chancery will dismiss appraisal proceedings in respect of Signify unless certain stock ownership conditions are satisfied by the Signify Stockholders and beneficial owners of shares of Company Stock seeking appraisal. The DGCL requirements for exercising appraisal rights are described in further detail in this proxy statement, which is qualified in its entirety by Section 262, the relevant section of the DGCL regarding appraisal rights. A copy of Section 262 of the DGCL is reproduced in Annex D to this proxy statement. If you hold your shares of Company Stock through a bank, broker or other nominee and you wish to exercise appraisal rights, you should consult with your bank, broker or other nominee to determine the appropriate procedures for the making of a demand for appraisal on your behalf by your bank, broker or other nominee. For more information, please see the section of this proxy statement captioned “The Merger—Appraisal Rights.”

Material U.S. Federal Income Tax Consequences of the Merger

The receipt of cash by Signify Stockholders in exchange for shares of Class A Common Stock in the Merger will be a taxable transaction to Signify Stockholders for U.S. federal income tax purposes. Such receipt of cash by each Signify Stockholder that is a U.S. Holder (as defined under the section, “The Merger—Material U.S. Federal Income Tax Consequences of the Merger”) generally will result in the recognition of gain or loss in an amount equal to the difference, if any, between the amount of cash that such U.S. Holder receives in the Merger and such U.S. Holder’s adjusted tax basis in the shares of Class A Common Stock surrendered pursuant to the Merger by such Signify Stockholder. Backup withholding taxes may also apply to the cash payments made pursuant to the Merger, unless such U.S. Holder complies with certain certification procedures or otherwise establishes a valid exemption from backup withholding tax.

A Signify Stockholder that is a Non-U.S. Holder (as defined under the section, “The Merger—Material U.S. Federal Income Tax Consequences of the Merger”) generally will not be subject to U.S. federal income tax with respect to the exchange of Class A Common Stock for cash in the Merger unless such Non-U.S. Holder has certain connections to the United States, but may be subject to backup withholding tax unless the Non-U.S. Holder complies with certain certification procedures or otherwise establishes a valid exemption from backup withholding tax.

Signify Stockholders should read the section of this proxy statement captioned “The Merger—Material U.S. Federal Income Tax Consequences of the Merger.”

Signify Stockholders should consult their tax advisors in light of their particular circumstances and any specific tax consequences relating to the Merger, including U.S. federal, state, local and non-U.S. income and other tax consequences.

Regulatory Approvals Required for the Merger

Under the Merger Agreement, Signify and CVS have agreed to take any and all action necessary to effectuate the Closing and to obtain all regulatory approvals required to consummate the Merger and the Transactions, including taking certain Divestiture Actions (as defined in this proxy statement), except that neither party is required to take any such action if taking such action would result in (i) both the requirement that (A) Signify, CVS or any of their respective Subsidiaries sell or otherwise dispose of any business or assets of either party which generated in excess of $125,000,000 of revenue and (B) the action have a Material Adverse Effect (as defined in this proxy statement) on Signify taken as a whole or (ii) an effect on CVS’s existing business that would be commensurate in magnitude to a Material Adverse Effect (as defined in this proxy statement) on Signify’s business. These approvals include, for example, approval under, or notifications pursuant to, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”).

For more information, please see the section of this proxy captioned “The Merger—Regulatory Approvals Required for the Merger.”

Conduct of Business Pending the Merger

No Solicitation of Other Offers

Signify has agreed to, and has agreed to cause its Subsidiaries and their respective directors and officers to, and to direct its other respective Representatives involved in the Transactions to, promptly cease any solicitations, discussions and negotiations with any individual, corporation, partnership, limited liability company, association, trust or other entity or organization (each, a “Person”) with respect to any Acquisition Proposal (as defined in this proxy statement) or potential Acquisition Proposal and promptly terminate access granted to any Person or its representatives (other than CVS and CVS’s representatives) to any non-public information of Signify or its Subsidiaries. In addition, during the period beginning with the date of the Merger Agreement and continuing until the earlier of (x) the valid termination of the Merger Agreement or (y) the

Effective Time, Signify has agreed not to, and has agreed to cause its Subsidiaries not to, and has agreed to instruct its and its Subsidiaries’ Representatives involved in the Transaction not to: (i) initiate, solicit, knowingly induce, knowingly facilitate or knowingly encourage the submission of any Acquisition Proposal or any inquiries that could reasonably be expected to result in an Acquisition Proposal (including by way of furnishing non-public information), (ii) enter into or participate in any discussions or negotiations with any third party for the purpose of facilitating, inducing or encouraging an Acquisition Proposal, (iii) provide any material non-public information relating to Signify or any of its Subsidiaries to any Person (other than CVS or Merger Subsidiary) for the purposes of facilitating, inducing or encouraging an Acquisition Proposal or (iv) enter into any agreement with respect to an Acquisition Proposal.

At any time prior to obtaining the Company Stockholder Approval, if Signify or any of its Representatives has received a written Acquisition Proposal from any third party that did not result from a breach in any material respect of the non-solicitation covenants in the Merger Agreement, Signify and its Representatives may contact the third party making such Acquisition Proposal to clarify the terms and conditions of such Acquisition Proposal or inform such Person of the existence of the non-solicitation provisions of the Merger Agreement.

Notwithstanding the foregoing restrictions, if the Board of Directors receives an Acquisition Proposal (that did not result from a material breach of the non-solicitation covenants in the Merger Agreement) and following such receipt, the Board of Directors determines in good faith, after consultation with its financial advisors and outside legal counsel, that such Acquisition Proposal constitutes or is reasonably likely to lead to or result in a Superior Proposal (as defined in this proxy statement) and the failure to take such action would reasonably be expected to be inconsistent with the Board of Directors’ fiduciary duties under the DGCL, and CVS does not propose improved terms such that the Superior Proposal is no longer a Superior Proposal, then the Board of Directors is permitted, subject to the terms and conditions set forth in the Merger Agreement, to effect an Adverse Recommendation Change (as defined in this proxy statement) or terminate the Merger Agreement. For more information, please see the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—Acquisition Proposals.”

If Signify terminates the Merger Agreement for the purpose of accepting and entering into an agreement in respect of a Superior Proposal (as defined in this proxy statement), Signify is required to pay the Company Termination Fee to CVS. For more information, please see the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—Effect of Termination; Termination Fees.”

Conditions to the Closing of the Merger

The obligations of Signify, CVS and Merger Subsidiary, as applicable, to consummate the Merger are subject to the satisfaction or waiver of customary conditions, including, the following:

•	Signify’s receipt of the Company Stockholder Approval;

•	expiration or termination of any waiting periods applicable to the consummation of the Merger under the HSR Act;

•	the absence of any Law prohibiting or making illegal the consummation of the Merger;

•	a Material Adverse Effect on the Company shall not have occurred since the date of the Merger Agreement;

•

the accuracy of the representations and warranties of Signify, CVS and Merger Subsidiary in the Merger Agreement, subject to certain qualifiers, as of the date of the Merger Agreement, the closing of the Merger (the “Closing”) or the date in respect of which such representation or warranty was specifically made; and

•

the performance and compliance in all material respects (or cure of any non-compliance) by Signify, CVS and Merger Subsidiary of their respective obligations of the Merger Agreement required to be performed and complied with by Signify, CVS and Merger Subsidiary at or prior to the Effective Time.

For more information, please see the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—Conditions to the Closing of the Merger.”

Termination of the Merger Agreement

CVS and Signify have certain rights to terminate the Merger Agreement under certain circumstances. Either CVS or Signify may terminate the Merger Agreement if (i) they mutually agree in writing, (ii) there is a final a court order restraining, enjoining or otherwise prohibiting the consummation of the Merger, (iii) the Company Stockholder Approval is not obtained or (iv) the Merger has not been consummated by the End Date (as defined in this proxy statement). CVS may terminate the Merger Agreement if (i) the Board of Directors effectuates an Adverse Recommendation Change (as defined in this proxy statement) prior to the Company Stockholder Approval being obtained or (ii) upon a breach of any of Signify’s representations or warranties or its failure to perform its covenants under the Merger Agreement, subject to a cure period, and in each case such that a condition to Closing will not be satisfied. Additionally, Signify may terminate the Merger Agreement if (i) prior to obtaining the Company Stockholder Approval, Signify accepts a Superior Proposal (as defined in this proxy statement) or (ii) upon a breach of any of CVS’s representations or warranties or its failure to perform its covenants under the Merger Agreement, subject to a cure period, and in each case that a condition to Closing will not be satisfied.

If the Merger Agreement is terminated under certain circumstances, such as if Signify accepts a Superior Proposal, Signify is obligated to pay to CVS a termination fee in the amount of $228,000,000. In certain other circumstances where the Merger Agreement is terminated, such as where the Merger has not been consummated before the End Date because the HSR approval condition has not been satisfied, CVS will be required to pay to Signify a termination fee of $380,000,000.

For more information, please see the sections of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—Termination of the Merger Agreement” and “Proposal 1: Adoption of the Merger Agreement—Effect of Termination; Termination Fees.”

Legal Proceedings

As of the date of this proxy statement, two complaints, entitled Stein v. Signify Health, Inc., et al. and O’Dell v. Signify Health, Inc., et al., were filed in the United States District Court for the Southern District of New York regarding the Merger, which named Signify and the members of the Board of Directors as defendants. Signify believes that the claims asserted in the complaints are without merit and Signify intends to vigorously defend against the complaints; however, Signify cannot predict the amount of time and expense that will be required to resolve either or both of the complaints. Additional lawsuits may be filed against Signify, members of the Board or Signify’s officers in connection with the Merger, which could prevent or delay completion of the Merger and result in substantial costs to Signify, including any costs associated with indemnification.

For information regarding the pending litigation, please see the section entitled “The Merger—Legal Proceedings.”

QUESTIONS AND ANSWERS

The following questions and answers address some commonly asked questions regarding the Merger, the Merger Agreement and the Special Meeting. These questions and answers may not address all questions that are important to you. You should carefully read and consider the more detailed information contained elsewhere in this proxy statement and the annexes to this proxy statement, including, but not limited to, the Merger Agreement, along with all of the documents we refer to in this proxy statement, as they contain important information about, among other things, the Merger and how it affects you. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions under the caption, “Where You Can Find More Information.”

Q:	Why am I receiving this proxy statement and proxy card or voting instruction form?

A:

You are receiving this proxy statement and proxy card or voting instruction form in connection with the solicitation of proxies by the Board of Directors for use at the Special Meeting because you have been identified as a holder of Company Stock as of the close of business on the Record Date for the Special Meeting. This proxy statement describes matters on which we urge you to vote and is intended to assist you in deciding how to vote your shares of Company Stock with respect to such matters.

Q:	When and where is the Special Meeting?

A:	The Special Meeting will be held virtually on October 31, 2022 at 9:00 a.m. Eastern Time at www.virtualshareholdermeeting.com/SGFY2022SM.

Q:	What am I being asked to vote on at the Special Meeting?

A:	You are being asked to consider and vote on:

•	a proposal to adopt the Merger Agreement pursuant to which Merger Subsidiary will merge with and into Signify, and Signify will become a wholly owned Subsidiary of CVS; and

•	a proposal to approve the Adjournment Proposal.

Q:	Who is entitled to vote at the Special Meeting?

A:

Signify Stockholders as of the Record Date are entitled to receive notice of, and to vote at, the Special Meeting. Each holder of Company Stock is entitled to cast one (1) vote on each matter properly brought before the Special Meeting for each share of Company Stock that such holder owned as of the close of business on the Record Date. If you are a beneficial owner, you will need to contact the broker, bank or other nominee who is the Signify Stockholder of record with respect to your shares to obtain your control number (as described below) prior to the Special Meeting.

Q:	May I attend the Special Meeting virtually and vote at the Special Meeting?

A:

Signify Stockholders of Record and Beneficial Owners. Signify Stockholders as of the Record Date are entitled to notice of the Special Meeting and to vote at the Special Meeting. If you are a Signify Stockholder of record, you do not need to do anything in advance to attend and/or vote your shares at the Special Meeting, but to attend the Special Meeting, Signify Stockholders of record will need to use their control number on their Notice of Internet Availability or proxy card to log into www.virtualshareholdermeeting.com/SGFY2022SM. Beneficial owners of Company Stock who do not have a control number may gain access to the meeting by logging into their brokerage firm’s website and selecting the stockholder communications mailbox to link through to the Special Meeting; instructions should also be provided on the voting instruction card provided by their broker, bank, or other nominee. We encourage you to access the Special Meeting before it begins. Online check-in will start approximately fifteen (15) minutes before the Special Meeting is scheduled to begin at 9:00 a.m. on October 31, 2022.

Each holder of record of Company Stock will be entitled to cast one (1) vote on each matter properly brought before the Special Meeting for each such share owned at the close of business on the Record Date.

Attending the Special Meeting as a Guest. Guests may enter the Special Meeting in “listen-only” mode by entering the Special Meeting at www.virtualshareholdermeeting.com/SGFY2022SM and entering the information requested in the “Guest Login” section. Guests will not have the ability to vote or ask questions at the Special Meeting.

Q:	What will I receive if the Merger is completed?

A:

Upon completion of the Merger, you will be entitled to receive the Merger Consideration of $30.50 in cash, without interest thereon and less any applicable withholding taxes, for each share of Class A Common Stock that you own immediately prior to the Effective Time, unless you are entitled to and have properly exercised and not withdrawn, failed to perfect or otherwise lost your appraisal rights under Section 262 of the DGCL. For example, if you own 100 shares of Class A Common Stock, you will receive $3,050.00 in cash in exchange for your shares of Class A Common Stock, less any applicable withholding taxes. You will not receive any shares of the capital stock in the Surviving Corporation. For more information, please see the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—Merger Consideration”.

Q:	What will holders of Company Awards receive if the Merger is consummated?

A:	Pursuant to the Merger Agreement:

(i)    At the Effective Time, each Cash-Out Stock Option will be canceled and converted into the right of the holder thereof to receive, without interest, an amount in cash determined by multiplying (i) the excess of $30.50 (i.e., the Per Share Consideration) over the exercise price of such Cash-Out Stock Option by (ii) the number of shares of Class A Common Stock subject to such Cash-Out Stock Option as of immediately prior to the Effective Time;

(ii)    At the Effective Time, each Company Stock Option that is outstanding as of immediately prior to the Effective Time (whether vested or unvested) that contains solely performance-based conditions that remain unsatisfied after giving effect to all of the Transactions will be canceled for no consideration;

(iii)    At the Effective Time, each Rollover Stock Option will be converted into an option to acquire, on substantially the same terms and conditions as were applicable under such Rollover Stock Option, the number of shares of CVS Health Stock (rounded down to the nearest whole share), determined by multiplying (x) the number of shares of Class A Common Stock subject to such Rollover Stock Option immediately prior to the Effective Time by (y) the Exchange Ratio, at an exercise price per share of CVS Health Stock (rounded up to the nearest whole cent) equal to (A) the exercise price of such Rollover Stock Option divided by (B) the Exchange Ratio;

(iv)    At the Effective Time, each Cash-Out RSU will be canceled and converted into the right of the holder thereof to receive, without interest, an amount in cash determined by multiplying (x) $30.50 by (y) the number of shares of Class A Common Stock subject to the Cash-Out RSU as of immediately prior to the Effective Time;

(v)    At the Effective Time, each Rollover RSU will be converted into a restricted stock unit, subject to substantially the same terms and conditions as were applicable under such Rollover RSU, with respect to a number of shares of CVS Health Stock determined by multiplying the number of shares of Class A Common Stock subject to such Rollover RSU immediately prior to the Effective Time by the Exchange Ratio; and

(vi)    Immediately prior to the Effective Time, each Synthetic LLC Unit Award that is then outstanding will become fully vested (to the extent unvested) and will be canceled and converted into the right of the holder thereof to receive, without interest, an amount in cash determined by multiplying (i) the number of units subject to such Synthetic LLC Unit Award by (ii) $30.50.

To the extent applicable, payments with respect to Cash-Out Stock Options, Cash-Out RSUs and Synthetic LLC Units will be subject to tax withholdings and paid through our payroll system reasonably promptly following the Effective Time (but in no event later than seven (7) Business Days after the Effective Time).

For more information, please see the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—Merger Consideration—Treatment of Company Awards.”

Q:	What will holders of OpCo Units and Aggregator Units receive if the Merger is consummated?

A:

If you are an OpCo Member, prior to the Effective Time, in accordance with the OpCo LLC Agreement, the Merger Agreement and the Signify Certificate of Incorporation, (i) Signify will require each OpCo Member (excluding Signify and the Company Holding Subsidiary (as defined below) but including, for the avoidance of doubt, Aggregator LLC) to effectuate a redemption of all of such OpCo Member’s OpCo Units, pursuant to which such OpCo Units will be exchanged for shares of Class A Common Stock on a one-for-one basis in accordance with the provisions of the OpCo LLC Agreement and the Merger Agreement and (ii) each share of Class B Common Stock will automatically be canceled immediately upon the consummation of such Redemption transactions, such that no shares of Class B Common Stock remain outstanding immediately prior to the Effective Time. In addition, following the exchange of OpCo Units held by Aggregator LLC for shares of Class A Common Stock, in accordance with the provisions of the OpCo LLC Agreement, as described above, each membership unit of Aggregator LLC (“Aggregator Unit”) will automatically be exchanged for such shares of Class A Common Stock held by Aggregator LLC on a one-for-one basis in accordance with the provisions of the OpCo LLC Agreement and the Aggregator LLC Agreement.

Following the redemption and exchange of OpCo Units and Aggregator Units described above, you will be the holder of Class A Common Stock, and will be entitled to receive, with respect to each share of Class A Common Stock, the Per Share Consideration of $30.50 in cash, without interest thereon.

Q:	When do you expect the Merger to be completed?

A:

We are working toward completing the Merger as quickly as possible. In order to complete the Merger, Signify is required to obtain Company Stockholder Approval described in this proxy statement, and the other closing conditions under the Merger Agreement must be satisfied or waived. Assuming timely satisfaction of necessary closing conditions, including obtaining the Company Stockholder Approval, Signify is currently targeting to consummate the Merger in the first half of 2023. Since the Merger is subject to a number of conditions, the exact timing of the Merger cannot be determined at this time.

Q:	What happens if the Merger is not completed?

A:

If the Merger Agreement is not adopted by Signify Stockholders or if the Merger is not completed for any other reason, Signify Stockholders will not receive any payment for their shares of Company Stock. Instead, Signify will remain an independent public company, our Class A Common Stock will continue to be listed and traded on the NYSE and registered under the Exchange Act, and Signify will continue to file periodic reports with the SEC. Under specified circumstances, Signify will be required to pay CVS the Company Termination Fee or may receive the Parent Termination Fee upon the termination of the Merger Agreement, as described in the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—Effect of Termination; Termination Fees.”

Q:	What vote is required to adopt the Merger Agreement?

A:

The affirmative vote of Signify Stockholders holding a majority of the voting power of the outstanding shares of Company Stock that are issued and outstanding as of the Record Date is required to adopt the Merger Agreement.

If a quorum is present at the Special Meeting, the failure of any Signify Stockholder of record to: (i) submit a signed proxy card; (ii) grant a proxy over the internet or by telephone (using the instructions provided in the enclosed proxy card); or (iii) vote virtually at the Special Meeting will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement. If you hold your shares in “street name” and a quorum is present at the Special Meeting, the failure to instruct your bank, broker or other nominee how to vote your shares will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement. If a quorum is present at the Special Meeting, abstentions will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement.

New Mountain, which collectively owns 96,733,441 shares of Class A Common Stock and 42,905,113 shares of Class B Common Stock representing approximately 54.2% of the total outstanding Class A Common Stock and 74.7% of the total outstanding Class B Common Stock, respectively, or approximately 59.2% of the total voting power of the Company Stock as of the Record Date, has entered into the Voting Agreement with Signify and CVS. Pursuant to the Voting Agreement, New Mountain has agreed, among other things, to vote its shares of Company Stock in favor of the proposal to adopt the Merger Agreement and against any competing transaction so long as the Merger Agreement has not been terminated and the Board of Directors has not made an Adverse Recommendation Change. For more information, see the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—The Voting Agreement.” The Voting Agreement is expected to result in a majority of the outstanding shares of Company Stock voting in favor of the Merger Agreement, resulting in such proposal being adopted.

Q:	What is a “broker non-vote”?

A:

A “broker non-vote” results when banks, brokers and other nominees return a valid proxy voting upon a matter or matters for which the applicable rules provide discretionary authority but do not vote on a particular proposal because they do not have discretionary authority to vote on the matter and have not received specific voting instructions from the beneficial owner of such shares. Signify does not expect any broker non-votes at the Special Meeting because the rules applicable to banks, brokers and other nominees only provide brokers with discretionary authority to vote on proposals that are considered “routine,” whereas each of the proposals to be presented at the Special Meeting is considered “non-routine.” As a result, no broker will be permitted to vote your shares of Company Stock at the Special Meeting without receiving instructions. Failure to instruct your broker on how to vote your shares and failure to attend the Special Meeting and vote virtually will (i) result in your shares not being counted for purposes of determining whether a quorum is present at the Special Meeting and (ii) have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement.

Q:	What do I need to do now?

A:

You should carefully read and consider this entire proxy statement and the annexes to this proxy statement, including, but not limited to, the Merger Agreement, along with all of the documents that we refer to in this proxy statement, as they contain important information about, among other things, the Merger and how it affects you. Then sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying reply envelope, or grant your proxy electronically over the internet or by telephone (using the instructions provided in the enclosed proxy card), so that your shares can be voted at the Special Meeting, unless you wish to seek appraisal pursuant to Section 262 of the DGCL. If you hold your shares in “street name,” please refer to the voting instruction forms provided by your bank, broker or other nominee to vote your shares.

Q:	May I exercise dissenters’ rights or rights of appraisal in connection with the Merger?

A:

Yes. In order to exercise your appraisal rights, you must follow the requirements set forth in Section 262 of the DGCL. Under the DGCL, Signify Stockholders of record who continuously hold shares of Company Stock through the Effective Time and do not vote in favor of adopting the Merger Agreement will have the right to seek appraisal of the “fair value” of their shares as determined by the Delaware Court of Chancery if the Merger is completed. Appraisal rights will only be available to Signify Stockholders who properly deliver a written demand for an appraisal to Signify prior to the vote on the proposal to adopt the Merger Agreement at the Special Meeting and who comply with the procedures and requirements set forth in Section 262 of the DGCL, which are summarized in this proxy statement. The appraisal amount could be more than, the same as or less than the amount a Signify Stockholder will be entitled to receive under the terms of the Merger Agreement. A copy of Section 262 of the DGCL is included as Annex D to this proxy statement. For additional information, please see the section of this proxy statement captioned “The Merger—Appraisal Rights.”

Q:	Should I surrender my book-entry shares now?

A:

No. The Paying Agent (as defined in this proxy statement) will send each holder of record a letter of transmittal prior to the Closing and written instructions that explain how to exchange shares of Company Stock represented by such holder’s book-entry shares for Merger Consideration. For additional information, please see the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—Exchange and Payment Procedures.”

Q:	What happens if I sell or otherwise transfer my shares of Company Stock after the Record Date but before the Special Meeting?

A:

The Record Date for the Special Meeting is earlier than the date of the Special Meeting and the date the Merger is expected to be completed. If you sell or transfer your shares of Company Stock after the Record Date but before the Special Meeting, unless special arrangements (such as provision of a proxy) are made between you and the person to whom you sell or otherwise transfer your shares and each of you notifies Signify in writing of such special arrangements, you will transfer the right to receive the Merger Consideration, if the Merger is completed, to the person to whom you sell or transfer your shares, but you will retain your right to vote those shares at the Special Meeting. You will also lose the ability to exercise appraisal rights in connection with the Merger with respect to the transferred shares. Even if you sell or otherwise transfer your shares of Company Stock after the Record Date, absent special arrangements, you will retain the right to vote those shares, and, we encourage you to sign, date and return the enclosed proxy card in the accompanying reply envelope or grant your proxy electronically over the internet or by telephone (using the instructions provided in the enclosed proxy card).

Q:	What is the difference between holding shares as a Signify Stockholder of record and as a beneficial owner?

A:

If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, you are considered, with respect to those shares, to be the “stockholder of record.” In this case, this proxy statement and your proxy card have been sent directly to you by Signify.

If your shares are held through a bank, broker or other nominee, you are considered the “beneficial owner” of shares of Company Stock held in “street name.” In that case, this proxy statement has been forwarded to you by your bank, broker or other nominee who is considered, with respect to those shares, to be the stockholder of record. As the beneficial owner, you have the right to direct your bank, broker or other nominee how to vote your shares by following their instructions for voting. You are also invited to attend the Special Meeting. However, because you are not the stockholder of record, you may not vote your shares virtually at the Special Meeting.

Q:	If my broker holds my shares in “street name,” will my broker vote my shares for me?

A:

No. Your bank, broker or other nominee is permitted to vote your shares on any proposal currently scheduled to be considered at the Special Meeting only if you instruct your bank, broker or other nominee how to vote. You should follow the procedures provided by your bank, broker or other nominee to vote your shares. Without instructions, your shares will not be voted on such proposals, which will have the same effect as if you voted against adoption of the Merger Agreement, but will have no effect on the Adjournment Proposal.

Q:	How may I vote?

A:

If you are a Signify Stockholder of record (that is, if your shares of Company Stock are registered in your name with American Stock Transfer & Trust Company, LLC, our transfer agent), there are four (4) ways to vote:

•	by signing, dating and returning the enclosed proxy card in the accompanying prepaid reply envelope;

•	by visiting the internet at the address on your proxy card;

•	by calling toll-free (within the U.S. or Canada) at the phone number on your proxy card; or

•	by attending the Special Meeting virtually and voting at the meeting.

A control number, located on your proxy card, is designed to verify your identity and allow you to vote your shares of Company Stock, and to confirm that your voting instructions have been properly recorded when voting electronically over the internet or by telephone (using the instructions provided in the enclosed proxy card). Please be aware that, although there is no charge for voting your shares, if you vote electronically over the internet or by telephone, you may incur costs such as internet access and telephone charges for which you will be responsible.

Even if you plan to attend the Special Meeting virtually, you are strongly encouraged to vote your shares of Company Stock by proxy. If you are a record holder or if you obtain a “legal proxy” to vote shares that you beneficially own, you may still vote your shares of Company Stock virtually at the Special Meeting even if you have previously voted by proxy. If you are present at the Special Meeting and vote virtually, your previous vote by proxy will not be counted.

If your shares are held in “street name” through a bank, broker or other nominee, you may vote through your bank, broker or other nominee by completing and returning the voting form provided by your bank, broker or other nominee, or, if such a service is provided by your bank, broker or other nominee, electronically over the internet or by telephone. To vote over the internet or by telephone through your bank, broker or other nominee, you should follow the instructions on the voting form provided by your bank, broker or nominee.

Q:	May I change my vote after I have mailed my signed and dated proxy card?

A:

Stockholder of Record: Shares Registered in Your Name

Yes. You can revoke or change your proxy at any time before 5:00pm Eastern Time on the day before the Special Meeting. If you are the record holder of your shares, you may revoke or change your proxy in any one of the following ways:

•	You may submit another properly completed proxy card with a later date.

•	You may grant a subsequent proxy by telephone or through the internet.

•	You may send a timely written notice that you are revoking your proxy to the attention of General Counsel—Proxy at Signify Health, Inc., 4055 Valley View Lane, Suite 700, Dallas, TX 75244.

•	You may attend the Special Meeting virtually and vote online. Simply attending the meeting will not, by itself, revoke your proxy.

At the time the Special Meeting occurs, your most current proxy card or telephone or internet proxy is the one that is counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

Q:	Have any Signify Stockholders already agreed to approve the proposal to adopt the Merger Agreement?

A:

Yes. New Mountain, which collectively owns 96,733,441 shares of Class A Common Stock and 42,905,113 shares of Class B Common Stock representing approximately 54.2% of the total outstanding Class A Common Stock and 74.7% of the total outstanding Class B Common Stock, respectively, or approximately 59.2% of the total voting power of the Company Stock as of the Record Date, have entered into the Voting Agreement with Signify and CVS. Pursuant to the Voting Agreement, New Mountain has agreed, among other things, to vote its shares of Company Stock in favor of the proposal to adopt the Merger Agreement and against any competing transaction so long as the Merger Agreement has not been terminated and the Board of Directors has not made an Adverse Recommendation Change. For more information, see the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—The Voting Agreement.” The Voting Agreement is expected to result in a majority of the outstanding shares of Company Stock voting in favor of the Merger Agreement, resulting in such proposal being adopted.

Q:	What is a proxy?

A:

A proxy is your legal designation of another person to vote your shares of Company Stock. The written document describing the matters to be considered and voted on at the Special Meeting is called a “proxy statement.” The document used to designate a proxy to vote your shares of Company Stock is called a “proxy card.”

Q:	If a Signify Stockholder gives a proxy, how are the shares voted?

A:

The individuals named on the enclosed proxy card, or your proxies, will vote your shares in the way that you indicate. When completing the internet or telephone process or the proxy card, you may specify whether your shares should be voted for or against or to abstain from voting on all, some or none of the specific items of business to come before the Special Meeting.

If you properly sign your proxy card but do not mark the boxes showing how your shares should be voted on a matter, the shares represented by your properly signed proxy will be voted: (i) “FOR” the adoption of the Merger Agreement; and (ii) “FOR” the approval of the Adjournment Proposal.

Q:	What should I do if I receive more than one set of voting materials?

A:

Please sign, date and return (or grant your proxy electronically over the internet or by telephone using the instructions provided in the enclosed proxy card) each proxy card and voting instruction card that you receive.

You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a Signify Stockholder of record and your shares are registered in more than one name, you will receive more than one proxy card.

Q:	Where can I find the voting results of the Special Meeting?

A:

If available, Signify may announce preliminary voting results at the conclusion of the Special Meeting. Signify intends to publish final voting results in a Current Report on Form 8-K to be filed with the SEC following the Special Meeting. All reports that Signify files with the SEC are publicly available when filed. For more information, please see the section of this proxy statement captioned “Where You Can Find More Information.”

Q:	Who can help answer my questions?

A:

If you have any questions concerning the Merger, the Special Meeting or the accompanying proxy statement, would like additional copies of the accompanying proxy statement or need help voting your shares of Company Stock, please contact our information agent:

MacKenzie Partners, Inc.

1407 Broadway, 27th Floor

New York, New York 10018

proxy@mackenziepartners.com

Call: (800) 322-2885

FORWARD-LOOKING STATEMENTS

This proxy statement and any documents referred to in this proxy statement contains certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 (the “Act”). Such forward-looking statements include statements relating to Signify’s strategy, goals, the value of, timing and prospects of the Merger. These forward-looking statements are based on Signify management’s beliefs and assumptions and on information currently available to management. Forward-looking statements include all statements that are not historical facts and may be identified by terms such as “believe,” “predict,” “target,” “contemplate,” “potential,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “could,” “will be,” “will continue,” “will likely result,” or similar expressions and the negatives of those terms. These forward-looking statements, which are subject to risks, uncertainties and assumptions about Signify, may include statements regarding Signify’s business operations, assets, valuations, financial conditions, results of operations, future plans, strategies, and expectations, and involve known and unknown risks, uncertainties, and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements, expressed or implied by the forward-looking statements, including: (a) risks related to the satisfaction of the conditions to closing (including the failure to obtain necessary regulatory approvals and the requisite approval of the Signify Stockholders) in the anticipated timeframe or at all; (b) the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement; (c) risks related to disruption of management’s attention from Signify’s ongoing business operations due to the proposed transaction; (d) disruption from the proposed transaction making it difficult to maintain business and operational relationships, including retaining and hiring key personnel and maintaining relationships with Signify’s customers, vendors and others with whom it does business (and the potential failure of Signify’s existing customers to continue or renew their contracts with Signify or increase in the number of customer cancellations); (e) the risk that any announcements related to the proposed transaction could have adverse effects on Signify’s stock price, credit ratings or operating results; (f) significant transaction costs; and (g) the outcome of any legal proceedings that may be instituted against CVS or against Signify related to the Merger Agreement or the proposed transaction. The risks and uncertainties may be amplified by the COVID-19 pandemic (and related variants), which has caused significant economic uncertainty. The extent to which the COVID-19 pandemic (and related variants) impacts Signify’s businesses, operations, and financial results, including the duration and magnitude of such effects, will depend on numerous factors, which are unpredictable, including, but not limited to, the duration and spread of the outbreak, its severity, the actions to contain the virus or treat its impact, and how quickly and to what extent normal economic and operating conditions can resume. The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties that affect Signify’s business described in the “Risk Factors” section of its Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other documents filed by Signify from time to time with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and Signify assumes no obligation to, and does not intend to, update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise, unless required by law. Signify gives no assurance that it will achieve its expectations.

Consequently, all of the forward-looking statements that we make in this proxy statement are qualified by the information contained or incorporated by reference herein, including: (i) the information contained under this caption; and (ii) the information contained under the caption “Risk Factors,” and information in our consolidated financial statements and notes thereto included in our Annual Report on Form 10-K for the period ended December 31, 2021 and elsewhere in our most recent filings with the SEC, including our Quarterly Report on Form 10-Q for the quarter ended March 31, 2022, Quarterly Report on Form 10-Q for the quarter ended June 30, 2022 and any subsequent reports on Form 10-K, Form 10-Q or Form 8-K filed with the SEC from time to time and available at www.sec.gov. No assurance can be given that these are all of the factors that could cause actual results to vary materially from the forward-looking statements.

THE SPECIAL MEETING

The enclosed proxy is solicited on behalf of the Board of Directors for use at the Special Meeting.

Date, Time and Place

We will hold the Special Meeting virtually on October 31, 2022 at 9:00 a.m. Eastern Time at www.virtualshareholdermeeting.com/SGFY2022SM and, if applicable, at any adjournment or postponement thereof.

Purpose of the Special Meeting

At the Special Meeting, we will ask Signify Stockholders to vote on proposals to: (i) adopt the Merger Agreement; and (ii) approve the Adjournment Proposal.

We do not expect that any matters other than the proposals set forth above will be brought before the Special Meeting, and only matters specified in the notice of the meeting may be acted upon at the Special Meeting.

On September 2, 2022, New Mountain entered into a voting agreement with Signify and CVS, pursuant to which New Mountain has agreed, among other things, to vote its shares of Company Stock in favor of the proposal to adopt the Merger Agreement and against any competing transaction so long as the Merger Agreement has not been terminated and the Board of Directors has not made an Adverse Recommendation Change.

Signify Stockholders must approve the proposal to adopt the Merger Agreement in order for the Merger to be consummated. If Signify Stockholders fail to approve the proposal to adopt the Merger Agreement, the Merger will not be consummated. A copy of the Merger Agreement is attached as Annex A to this proxy statement, which we urge you to read carefully in its entirety.

Record Date; Shares Entitled to Vote; Quorum

Only Signify Stockholders of record as of the Record Date are entitled to notice of the Special Meeting and to vote at the Special Meeting. A list of Signify Stockholders entitled to vote at the Special Meeting will be available at our principal executive offices located at 4055 Valley View Lane, Suite 700, Dallas, TX 75244, during regular business hours for a period of no less than ten (10) days before the Special Meeting and will be available electronically at the Special Meeting.

The holders of a majority of the voting power of all outstanding shares of Company Stock entitled to vote thereat, present virtually or represented by proxy, will constitute a quorum at the Special Meeting. As of the Record Date, there were 178,330,908 shares of Class A Common Stock outstanding and entitled to vote at the Special Meeting and 57,421,276 shares of Class B Common Stock outstanding and entitled to vote at the Special Meeting, meaning that 117,876,093 shares of Company Stock must be represented virtually or by proxy at the Special Meeting to have a quorum. In the event that a quorum is not present at the Special Meeting, it is expected that the meeting will be adjourned to solicit additional proxies to approve the proposal to adopt the Merger Agreement.

Shares of Class B Common Stock issued to a Management Member (as defined in the OpCo LLC Agreement) that holds membership interests of Cure Aggregator, LLC that are unvested do not have any voting rights.

If you fail to (1) return your proxy card, (2) grant your proxy electronically over the internet or by telephone or (3) vote virtually at the Special Meeting, your shares will not be counted for purposes of determining whether a quorum is present at the Special Meeting and, if a quorum is present, will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement

Vote Required; Abstentions and Broker Non-Votes

The affirmative vote of the Signify Stockholders holding a majority of the voting power of the outstanding shares of Company Stock as of the Record Date is required to adopt the Merger Agreement. As of the Record Date, 117,876,093 shares constitute a majority of the outstanding shares of Company Stock. Adoption of the Merger Agreement by Signify Stockholders is a condition to the Closing.

Approval of the Adjournment Proposal to adjourn the Special Meeting, whether or not a quorum is present, requires the affirmative vote of the Signify Stockholders holding a majority of the voting power of the outstanding shares of Company Stock present virtually or represented by proxy and entitled to vote at the Special Meeting and entitled to vote on the subject matter. An abstention represents a Signify Stockholder’s affirmative choice to decline to vote on a proposal. If a Signify Stockholder abstains from voting, that abstention will have the same effect as if the Signify Stockholder voted “AGAINST” the proposal to adopt the Merger Agreement and “AGAINST” the Adjournment Proposal but will be used to determine whether a quorum is present at the Special Meeting. As a result, an abstention of any of the aforementioned proposals will be counted for purposes of determining the presence of a quorum but will count as a vote “AGAINST” the proposal to adopt the Merger Agreement and will count as a vote “AGAINST” the Adjournment Proposal.

Each “broker non-vote” will also count as a vote “AGAINST” the proposal to adopt the Merger Agreement, but, assuming a quorum is present, will have no effect on the Adjournment Proposal. A “broker non-vote” results when banks, brokers and other nominees return a valid proxy voting upon a matter or matters for which the applicable rules provide discretionary authority but do not vote on a particular proposal because they do not have discretionary authority to vote on the matter and have not received specific voting instructions from the beneficial owner of such shares. Signify does not expect any broker non-votes at the Special Meeting because the rules applicable to banks, brokers and other nominees only provide brokers with discretionary authority to vote on proposals that are considered “routine,” whereas each of the proposals to be presented at the Special Meeting is considered “non-routine.” As a result, no broker will be permitted to vote your shares of Company Stock at the Special Meeting without receiving instructions. Failure to instruct your broker on how to vote your shares will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement.

Stock Ownership and Interests of Certain Persons

Shares Held by Signify’s Directors and Executive Officers

As of the Record Date, our directors and executive officers beneficially owned and were entitled to vote, in the aggregate, 502,830 shares of Class A Common Stock and 5,787,313 shares of Class B Common Stock, representing approximately 2.7% of the shares of Company Stock outstanding on the Record Date (and, as described in more detail in the section of this proxy statement captioned “Security Ownership of Certain Beneficial Owners and Management”, approximately 2.9% of the shares of Company Stock outstanding when taking into account shares of Company Stock that are issuable (or, with respect to Company Stock Options, that will become exercisable) pursuant to Company Awards and Aggregator Units within sixty (60) days of the Record Date held, in the aggregate, by our directors and executive officers).

Our directors and executive officers have informed us that they currently intend to vote all of their respective shares of Company Stock (i) “FOR” the adoption of the Merger Agreement, and (ii) “FOR” the approval of the Adjournment Proposal.

Shares Held by New Mountain

New Mountain, which collectively owns 96,733,441 shares of Class A Common Stock and 42,905,113 shares of Class B Common Stock representing approximately 54.2% of the total outstanding Class A Common Stock and 74.7% of the total outstanding Class B Common Stock, respectively, or approximately 59.2% of the total voting power of the Company Stock as of the Record Date, has entered into the Voting Agreement with Signify and CVS. Pursuant to the Voting Agreement, New Mountain has agreed, among other things, to vote its shares of Company Stock in favor of the proposal to adopt the Merger Agreement and against any competing transaction so long as the Merger Agreement has not been terminated and the Board of Directors has not made an Adverse Recommendation Change. For more information, see the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—The Voting Agreement.”

Voting of Proxies

If, at the close of business on the Record Date, your shares are registered in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, on the Record Date, you may cause your shares to be voted by returning a signed and dated proxy card in the accompanying prepaid envelope, or you may vote virtually at the Special Meeting. Additionally, you may grant a proxy electronically over the internet or by telephone (using the instructions provided in the enclosed proxy card). You must have the enclosed proxy card available, and follow the instructions on the proxy card, in order to grant a proxy electronically over the internet or by telephone. Based on your proxy card or internet and telephone proxies, the proxy holders will vote your shares according to your directions.

If you plan to attend the Special Meeting and wish to vote virtually, you will need to enter the 16-digit Control Number found next to the label “Control Number” on your proxy card voting instruction form, or in the email sending you the proxy statement. If you attend the Special Meeting, and vote virtually, your vote will revoke any previously submitted proxy. If your shares are registered in your name, you are encouraged to vote by proxy even if you plan to attend the Special Meeting virtually.

Voting instructions are included on your proxy card. All shares represented by properly signed and dated proxies received in time for the Special Meeting will be voted at the Special Meeting in accordance with the instructions of the Signify Stockholder. Properly signed and dated proxies that do not contain voting instructions will be voted: (i) “FOR” the adoption of the Merger Agreement; and (ii) “FOR” the approval of the Adjournment Proposal.

If, at the close of business on the Record Date, your shares are held in “street name” through a bank, broker or other nominee, you may vote through your bank, broker or other nominee by completing and returning the voting form provided by your bank, broker or other nominee or attending the Special Meeting and voting virtually with a “legal proxy” from your bank, broker or other nominee. If such a service is provided, you may vote over the internet or telephone through your bank, broker or other nominee by following the instructions on the voting form provided by your bank, broker or other nominee. If you do not return your bank’s, broker’s or other nominee’s voting form, do not vote via the internet or telephone through your bank, broker or other nominee, if possible, or do not attend the Special Meeting and vote virtually with a “legal proxy” from your bank, broker or other nominee, it will have the same effect as if you voted “AGAINST” the proposal to adopt the Merger Agreement, but will have no effect on the Adjournment Proposal.

Revocability of Proxies

Stockholder of Record: Shares Registered in Your Name

If you are a Signify Stockholder of record entitled to vote at the Special Meeting, you can revoke or change your proxy at any time before 5:00 p.m. ET on the day before the day on which the Special Meeting will be held. If you are the record holder of your shares, you may revoke or change your proxy in any one of the following ways:

•	You may submit another properly completed proxy card with a later date.

•	You may grant a subsequent proxy by telephone or through the internet.

•	You may send a timely written notice that you are revoking your proxy to the attention of General Counsel—Proxy at Signify Health, Inc., 4055 Valley View Lane, Suite 700, Dallas, TX 75244.

•	You may attend the Special Meeting virtually and vote online. Simply attending the meeting will not, by itself, revoke your proxy.

At the time the Company Stockholders Meeting occurs, most current proxy card or telephone or internet proxy is the one that is counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

Board of Directors’ Recommendation

After careful consideration, on September 2, 2022, the Board of Directors, unanimously among the directors voting, (i) determined that the Merger and the Transactions are advisable, fair to and in the best interests of Signify and the Signify Stockholders, (ii) approved and declared it advisable to enter into the Merger Agreement, (iii) directed that the adoption of the Merger Agreement be submitted to a vote of the Signify Stockholders at the Special Meeting and (iv) subject to the terms and conditions of the Merger Agreement (including Section 6.02 thereof), resolved to recommend that the Signify Stockholders approve the adoption of the Merger Agreement and the Transactions (including the Merger on the terms and subject to the conditions set forth in the Merger Agreement).

Accordingly, the Board of Directors, unanimously among the directors voting, recommends, on behalf of Signify, that you vote: (i) “FOR” the adoption of the Merger Agreement; and (ii) “FOR” the approval of the Adjournment Proposal.

Expenses of Information Agent

The expense of preparing, printing and mailing materials related to the Special Meeting is being borne by Signify. Signify has retained MacKenzie Partners, Inc. as information agent at a cost of approximately $5,000 plus expenses.

Anticipated Date of Completion of the Merger

Assuming timely satisfaction of necessary closing conditions, including obtaining the Company Stockholder Approval, Signify is currently targeting to consummate the Merger in the first half of 2023. Since the Merger is subject to a number of conditions, the exact timing of the Merger cannot be determined at this time.

Delisting and Deregistration of Class A Common Stock

If the Merger is completed, the shares of the Class A Common Stock will be delisted from the NYSE and deregistered under the Exchange Act, and shares of the Class A Common Stock will no longer be publicly traded. As such, Signify will no longer file periodic reports with the SEC on account of the Class A Common Stock.

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting to be Held on October 31, 2022

The proxy statement is available on the investor relations page of our website at https://investors.signifyhealth.com.

Questions and Additional Information

If you have any questions concerning the Merger, the Special Meeting or the accompanying proxy statement, would like additional copies of the accompanying proxy statement or need help voting your shares of Company Stock, please contact our information agent:

MacKenzie Partners, Inc.

1407 Broadway, 27th Floor

New York, New York 10018

proxy@mackenziepartners.com

Call: (800) 322-2885

THE MERGER

This description of the proposed Merger is qualified in its entirety by reference to the Merger Agreement, which is attached to this proxy statement as Annex A and incorporated into this proxy statement by reference. You should carefully read and consider the entire Merger Agreement, which is the legal document that governs the Merger, because this document contains important information about the Merger and how it affects you.

Parties Involved in the Merger

Signify Health, Inc.

Signify is a leading healthcare platform that leverages advanced analytics, technology and nationwide healthcare provider networks to create and power value-based payment programs. Signify’s mission is to transform how care is paid for and delivered so that people can enjoy more healthy, happy days at home. Signify’s customers include health plans, governments, employers, health systems and physician groups. Signify’s Class A Common Stock is listed on the NYSE under the symbol “SGFY”. Signify’s principal executive offices are located at 4055 Valley View Lane, Suite 700, Dallas, TX 75244 and its telephone number is (972) 715-3800.

CVS Pharmacy, Inc.

CVS is a wholly-owned subsidiary of CVS Health Corporation (“CVS Health”), a leading health solutions company with more than 9,000 retail locations, more than 1,100 walk-in medical clinics, a leading pharmacy benefits manager with over 110 million plan members with expanding specialty pharmacy solutions and a dedicated senior pharmacy care business serving more than one million patients per year. CVS Health also serves an estimated 35 million people through traditional, voluntary and consumer-directed health insurance products and related services, including expanding Medicare Advantage offerings and a leading standalone Medicare Part D prescription drug plan. CVS Health believes its innovative health care model increases access to quality care, delivers better health outcomes and lowers overall health care costs. CVS Health’s common stock is listed on the NYSE under the symbol “CVS”, its principal executive offices are located at One CVS Drive, Woonsocket, RI 02895, and its telephone number is (401) 765-1500.

Noah Merger Sub, Inc.

Merger Subsidiary is a Delaware corporation and a wholly-owned subsidiary of CVS and was formed on September 1, 2022, solely for the purpose of engaging in the transactions contemplated by the Merger Agreement and the Transaction Documents. Merger Subsidiary has not engaged in any business activities other than in connection with the Transactions. Upon the completion of the Merger, Merger Subsidiary will cease to exist with Signify continuing as the Surviving Corporation. The registered office of Merger Subsidiary is located at c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, DE 19801.

Effect of the Merger

On the terms and subject to the satisfaction or waiver of the conditions set forth in the Merger Agreement, and in accordance with DGCL, Merger Subsidiary will be merged with and into Signify, with Merger Subsidiary ceasing to exist and Signify continuing as the Surviving Corporation. As a result of the Merger, Signify will become a wholly-owned Subsidiary of CVS, and the Class A Common Stock will no longer be publicly traded and will be delisted from NYSE. In addition, the Class A Common Stock will be deregistered under the Exchange Act, and Signify will no longer file periodic reports with the SEC. If the Merger is completed, you will not own any shares of the capital stock of the Surviving Corporation.

The Effective Time will occur upon the filing of a duly executed certificate of merger with the Secretary of State of the State of Delaware (or at such later time as may be specified in the certificate of merger).

Effect on Signify if the Merger is Not Completed

If the Merger Agreement is not adopted by Signify Stockholders, or if the Merger is not completed for any reason:

(i)	the Signify Stockholders will not be entitled to, nor will they receive, any payment for their respective shares of Company Stock pursuant to the Merger Agreement;

(ii)

(A) Signify will remain an independent public company, (B) Signify’s Class A Common Stock will continue to be listed and traded on the NYSE and registered under the Exchange Act, and (C) Signify will continue to file periodic reports with the SEC;

(iii)

Signify anticipates that (A) management will operate the business in a manner similar to that in which it is being operated today and (B) Signify Stockholders will be subject to similar types of risks and uncertainties as those to which they are currently subject, including, but not limited to, risks and uncertainties with respect Signify’s business, prospects and results of operations, as such may be affected by, among other things, the industry in which Signify operates and economic conditions;

(iv)

the price of Signify’s Class A Common Stock may decline significantly, and if that were to occur, it is uncertain when, if ever, the price of Signify’s Class A Common Stock will return to the price at which it trades as of the date of this proxy statement;

(v)

the Board of Directors will continue to evaluate and review Signify’s business operations, strategic direction and capitalization, among other things, and will make such changes as are deemed appropriate (irrespective of these efforts, it is possible that no other transaction acceptable to the Board of Directors will be offered or that Signify’s business, prospects and results of operations will be adversely impacted); and

(vi)

under certain specified conditions, Signify may be required to pay CVS the Company Termination Fee or CVS may be required to pay Signify the Parent Termination Fee. For more information, please see the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—Effect of Termination; Termination Fees.”

Merger Consideration

Common Stock

As a result of the Merger, at the Effective Time, each share of Class A Common Stock (other than (i) Class A Common Stock owned by Signify, CVS or Merger Subsidiary or any of their respective Subsidiaries and (ii) any shares of Company Stock owned by stockholders who properly exercise appraisal rights under the DGCL), including each share of Class A Common Stock resulting from the Redemption, will be canceled and converted into the right to receive the Per Share Consideration.

After the Merger is completed, you will have the right to receive the Per Share Consideration in respect of each share of Class A Common Stock that you own (less any applicable withholding taxes), but you will no longer have any rights as a Signify Stockholder (except that Signify Stockholders who properly exercise, and do not withdraw, their appraisal rights will have a right to receive payment of the “fair value” of their shares as determined pursuant to an appraisal proceeding, as contemplated by DGCL). For more information, please see the section of this proxy statement captioned “The Merger—Appraisal Rights.”

Treatment of OpCo Units and Aggregator Units

Pursuant to the Merger Agreement, immediately prior to the Effective Time, in accordance with the OpCo LLC Agreement, the Merger Agreement and the Signify Certificate of Incorporation, (i) Signify will require each OpCo Member (excluding Signify and the Delaware corporation to be formed as a wholly-owned Subsidiary of Signify prior to the Closing (the “Company Holding Subsidiary”), but including Cure Aggregator, LLC) to effectuate a redemption of all of such OpCo Member’s OpCo Units, pursuant to which such OpCo Units will be exchanged for shares of Class A Common Stock on a one-for-one basis in accordance with the provisions of the OpCo LLC Agreement and the Merger Agreement and (ii) each share of Class B Common Stock will automatically be canceled immediately upon the consummation of such redemptions, such that no shares of Class B Common Stock will remain outstanding immediately prior to the Effective Time.

Following the exchange of OpCo Units held by Aggregator LLC for shares of Class A Common Stock, in accordance with the provisions of the OpCo LLC Agreement, as described above, each Aggregator Unit will automatically be exchanged for such shares of Class A Common Stock held by Aggregator LLC on a one-for-one basis in accordance with the provisions of the OpCo LLC Agreement and the Aggregator LLC Agreement.

Treatment of Company Awards

Pursuant to the Merger Agreement:

•

At the Effective Time, each Cash-Out Stock Option will be canceled and converted into the right of the holder thereof to receive, without interest, an amount in cash determined by multiplying (i) the excess of $30.50 (i.e., the Per Share Consideration) over the exercise price of such Cash-Out Stock Option by (ii) the number of shares of Class A Common Stock subject to such Cash-Out Stock Option as of immediately prior to the Effective Time;

•

At the Effective Time, each Company Stock Option that is outstanding as of immediately prior to the Effective Time (whether vested or unvested) that contains solely performance-based conditions that remain unsatisfied after giving effect to all of the Transactions will be canceled for no consideration;

•

At the Effective Time, each Rollover Stock Option will be converted into an option to acquire, on substantially the same terms and conditions as were applicable under such Rollover Stock Option, the number of shares of CVS Health Stock (rounded down to the nearest whole share), determined by multiplying (x) the number of shares of Class A Common Stock subject to such Rollover Stock Option immediately prior to the Effective Time by (y) the Exchange Ratio, at an exercise price per share of CVS Health Stock (rounded up to the nearest whole cent) equal to (A) the exercise price per share of Class A Common Stock subject to such Rollover Stock Option divided by (B) the Exchange Ratio;

•

At the Effective Time, each Cash-Out RSU will be canceled and converted into the right of the holder thereof to receive, without interest, an amount in cash determined by multiplying (x) $30.50 by (y) the number of shares of Class A Common Stock subject to the Cash-Out RSU as of immediately prior to the Effective Time;

•

At the Effective Time, each Rollover RSU will be converted into a restricted stock unit, subject to substantially the same terms and conditions as were applicable under such Rollover RSU, with respect to a number of shares of CVS Health Stock determined by multiplying the number of shares of Class A Common Stock subject to such Rollover RSU immediately prior to the Effective Time by the Exchange Ratio; and

•

Immediately prior to the Effective Time, each Synthetic LLC Unit Award that is then outstanding will become fully vested (to the extent unvested) and will be canceled and converted into the right of the holder thereof to receive, without interest, an amount in cash determined by multiplying (i) the number of units subject to such Synthetic LLC Unit Award by (ii) $30.50.

CVS has agreed in the Merger Agreement to use reasonable best efforts to cause CVS Health Stock issuable upon the settlement of Rollover RSUs and the exercise of Rollover Stock Options to be registered with the SEC on Form S-8 as promptly as practicable (but within ten (10) Business Days) following the Effective Time.

For more information, please see the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—Merger Consideration—Treatment of Company Awards.”

Background of the Merger

Since Signify’s initial public offering of its Class A Common Stock on the NYSE in February 2021, the Board of Directors, together with senior management, has regularly reviewed and assessed, and engaged with Signify’s stockholders regarding, Signify’s strategic direction, financial performance and business plans with a view towards strengthening Signify’s business and identifying potential opportunities to increase stockholder value, taking into account financial, industry, competitive and other considerations. As part of this process, from time to time, the Board of Directors and senior management have reviewed potential strategic alternatives available to Signify, including strategic acquisitions, in order to enhance the value of Signify’s business and operations. Among the meetings held with potential strategic transaction partners was an in-person introductory meeting with representatives of CVS Health, an existing customer of Signify. The introductory meeting took place at the offices of New Mountain on June 7, 2022 and included Mr. Kyle Armbrester, chief executive officer of Signify, Mr. Matthew Holt, the chairman of the Board of Directors and a Managing Director of New Mountain, Mr. Kyle Peterson, a member of the Board of Directors and a Managing Director of New Mountain, Mr. Shawn Guertin, the Chief Financial Officer of CVS Health, Dr. Alan Lotvin, executive vice president of CVS Health and president of CVS Caremark and Mr. Thomas Cowhey, senior vice president of CVS Health. At this meeting, the representatives of CVS Health asked questions about Signify’s business strategy and the parties discussed how the two companies might expand their commercial relationship. On June 13, 2022, Mr. Guertin sent Messrs. Holt and Peterson an email thanking them for the meeting and noting that he would be in touch in the near term to discuss possible next steps for expanding the parties’ relationship.

On June 14, 2022, a representative of a financial sponsor, which we refer to as “Party A,” sent Mr. Holt an unsolicited, non-binding written proposal to acquire 100% of Signify’s outstanding equity interests for $20.00 per share in cash (which we refer to as the “Initial Party A Proposal”). The Initial Party A Proposal was subject to, among other things, Party A’s due diligence and indicated that the consideration payable would be funded with a combination of debt and equity capital. The closing price of Signify’s Class A Common Stock on June 14, 2022 was $11.96 per share. Following receipt of the Initial Party A Proposal, Mr. Holt called a meeting of the Board of Directors, to be held on June 20, 2022.

On June 16, 2022, members of Signify’s senior management met with representatives of Goldman Sachs to review the Initial Party A Proposal and to discuss next steps, process, and timeline for a potential process to explore, review and evaluate a range of strategic alternatives available to Signify, including a potential sale of Signify, among other options, in anticipation of the upcoming meeting of the Board of Directors.

On June 20, 2022, the Board of Directors convened a meeting in-person and via videoconference with members of senior management and representatives of New Mountain, Goldman Sachs and Ropes & Gray LLP, Signify’s legal advisor (which we refer to as “Ropes & Gray”) attending. Representatives of Goldman Sachs reviewed the Initial Party A Proposal with the Board of Directors and discussed with the Board of Directors potential responses in response to the Initial Party A Proposal, specifically (i) rejecting the Initial Party A Proposal without further comment, (ii) rejecting the Initial Party A Proposal while providing context for such rejection, (iii) engaging with Party A on a limited basis and (iv) fully engaging with Party A. Representatives of Goldman Sachs also discussed with the Board of Directors that Signify could simultaneously engage with other potentially interested strategic parties and financial sponsors. Representatives of Ropes & Gray next reviewed the fiduciary duties of the Board of Directors under Delaware law. Following discussion, the Board of Directors determined that it was in the best interests of Signify and its stockholders to engage with Party A on a limited basis and to simultaneously initiate an exploratory process to determine whether other strategic companies or financial sponsors might also have interest in a potential strategic transaction involving Signify. In furtherance of that process, the Board of Directors authorized and directed Goldman Sachs and Signify’s management team to engage with the potentially interested parties discussed in the meeting as candidates for initial outreach as well as any additional candidates that Signify management and Goldman Sachs might identify as potentially having a strategic interest in Signify and the financial resources to complete an acquisition of Signify.

Following the June 20 Board of Directors meeting, Goldman Sachs contacted fifteen parties, of which eight were financial sponsors, including Party A and “Party B,” and seven were strategic parties, including CVS Health, “Party C” and “Party D.” Signify prepared a form non-disclosure agreement, which contained a twelve-month standstill provision with customary exclusions, including a provision that terminated the standstill upon Signify’s entry into or public announcement of certain acquisition transactions and a two-year employee non-solicit provision, to be shared with each party. Signify also began to populate a comprehensive virtual data room (which we refer to as the “Data Room”).

Between the June 20 meeting of the Board of Directors and July 26, 2022, Signify negotiated and executed non-disclosure agreements with twelve of the fifteen parties contacted by representatives of Goldman Sachs, of which seven were financial sponsors, including Party A and Party B, and five were strategic parties, including CVS Health, Party C and Party D. All twelve of the negotiated non-disclosure agreements included, among other things, an employee non-solicit provision ranging from twelve to eighteen months and eleven of the twelve non-disclosure agreements included a twelve-month standstill provision. The standstill provisions included customary exclusions, including a provision that terminated the standstill upon Signify’s entry into or public announcement of certain acquisition transactions, such that no party that entered into a non-disclosure agreement with Signify currently is restricted from making a proposal to acquire Signify.

During the period from the June 20 meeting of the Board of Directors through July 11, 2022, representatives of Goldman Sachs and Deutsche Bank Securities Inc. (which we refer to as “Deutsche Bank” and, together with Goldman Sachs, the “financial advisors”) and other representatives of Signify had various introductory discussions regarding Signify with the interested parties who had executed non-disclosure agreements. In particular, on June 27, 2022, Mr. Guertin called Mr. Holt to discuss CVS Health’s interest in a potential strategic transaction between CVS Health and Signify.

On June 26, 2022, representatives of Signify contacted representatives of Deutsche Bank to involve Deutsche Bank as a potential financial advisor to Signify in connection with any potential strategic transaction involving Signify.

Between June 29, 2022 and July 11, 2022, the date of the first meeting between members of Signify’s management team and representatives of the twelve parties who had executed non-disclosure agreements, Deutsche Bank and Signify’s management team convened a series of meetings in-person at Deutsche Bank’s offices and via videoconference to review Signify’s business and performance and to develop the management team’s presentation and materials for meetings with the twelve parties.

On July 7, 2022, the Board of Directors convened a meeting in-person and via videoconference with members of senior management and representatives of New Mountain and Goldman Sachs attending. At the meeting, the Board of Directors discussed the recent dispute of the semiannual reconciliation from the Centers for Medicare and Medicaid Services (which we refer to as “CMS”) under the BPCI-A program and, as a result of the future financial impact of CMS’s pricing adjustments, potentially winding down Signify’s Episodes of Care Services segment. Representatives of senior management also discussed with the Board of Directors financial projections of Signify that management was in the process of finalizing, which took into account the potential wind down of the Episodes of Care Services segment and explained that, if approved by the Board of Directors, the financial projections would be provided to interested parties and used by any financial advisor engaged by Signify to conduct financial analyses in connection with its fairness opinion prepared in connection with any strategic transaction involving Signify. Following discussion, the Board of Directors approved a restructuring plan to wind down Signify’s Episodes of Care Services segment, which decision Signify publicly announced on July 8, 2022 following the meeting of the Board of Directors. On July 10, 2022, the Board of Directors, acting by unanimous written consent, approved the financial projections which the management team had finalized.

Over the course of the next several weeks, members of Signify’s management team met in person or via videoconference with representatives of the twelve potentially interested parties that had executed non-disclosure agreements to review Signify’s business and performance. Certain parties submitted follow-up questions about

Signify’s business and financial performance to representatives of the financial advisors, who worked with Signify’s management team to respond to those questions. During this time, representatives of the financial advisors held discussions with the twelve parties to discuss their respective level of interest in pursuing a transaction with Signify at that time and to answer additional questions about the process and Signify’s business.

During this time, following a meeting between Signify’s management team and representatives of CVS Health, on July 13, 2022, Mr. Guertin sent an email to Messrs. Holt and Peterson thanking Signify for its time, noting that the preliminary feedback was very positive and reiterating how excited and optimistic he was about the prospects of a potential transaction. In addition, on July 26, 2022, Mr. Guertin met with Mr. Armbrester for dinner in New York to discuss their respective thoughts regarding a potential transaction between the parties and the strategic fit of Signify’s business and CVS Health. No specific transaction terms were discussed at this meeting.

On July 28, 2022, the Board of Directors convened a meeting with members of senior management and representatives of New Mountain, Goldman Sachs and Ropes & Gray attending. Representatives of Goldman Sachs updated the Board of Directors on the status of the process to date and Goldman Sachs’s engagement with the parties contacted, and Goldman Sachs shared with the Board of Directors the schedule of remaining management presentations with interested parties. Representatives of Goldman Sachs proposed, as the next step, to prepare a process letter that would be shared with interested parties and that would indicate a deadline by which each party would be asked to submit, among other things, a price at which it would be willing to acquire 100% of the outstanding equity of Signify. Given the timing of the remaining scheduled management presentations, Goldman Sachs advised designating August 8, 2022 as the deadline for interested parties to submit indications of interest. After discussion, the Board of Directors determined it was in the best interests of Signify and its stockholders to approve this approach and authorized Goldman Sachs to prepare and send a process letter to interested parties, which would indicate a deadline of August 8, 2022 for the submission of initial indications of interest.

On July 28, 2022, the financial advisors sent a process letter to each of ten potentially interested parties, which requested that initial indications of interest should be submitted by 5:00 p.m. ET on August 8, 2022 (which we refer to as the “Initial Bid Deadline”). On July 29, 2022, the financial advisors sent a process letter to one additional party.

On August 2, 2022, the Wall Street Journal published an article reporting that Signify was considering strategic alternatives, including a potential sale of Signify. Signify’s stock closed at $18.31 per share as compared to $17.15 per share on August 1, 2022.

On August 4, 2022, prior to the expiration of the Initial Bid Deadline, CVS Health submitted an indication of interest to acquire 100% of Signify’s outstanding shares of common stock at $24.00 per share in cash, with no financing contingency (which we refer to as the “August 4 CVS Proposal”). The August 4 CVS Proposal assumed that key members of Signify’s management team would enter into employment arrangements concurrent with the execution of the definitive merger agreement (but effective as of closing of the transaction) and that the TRA would be terminated for no additional consideration and without triggering any payments or liabilities. The August 4 CVS Proposal also requested that Signify negotiate exclusively with CVS Health for 30 days, during which CVS Health would complete its confirmatory diligence review and the parties would negotiate a definitive merger agreement and related transaction documents. The August 4 CVS Proposal identified Fried, Frank, Harris, Shriver & Jacobson LLP as its legal advisor (which we refer to as “Fried Frank”) and BofA Securities, Inc. as its financial advisor (which we refer to as “BofA”).

On August 7, 2022, the Wall Street Journal published an article stating that CVS Health planned to enter a bid in connection with Signify’s exploration of strategic alternatives, including a potential sale of Signify.

On August 8, 2022, Party B submitted an indication of interest to acquire 100% of Signify’s Class A Common Stock for $21.00 per share in cash (which we refer to as the “Party B Proposal”). The Party B Proposal indicated that the transaction would be funded with a combination of equity and debt and would be subject to completion of Party B’s due diligence.

On August 9, 2022, Party A submitted an updated indication of interest to acquire 100% of Signify’s outstanding shares of common stock for $21.50 per share in cash, which reflected a $1.50 per share increase from the Initial Party A Proposal (which we refer to as the “Updated Party A Proposal”). Party A indicated that it had completed substantial diligence, but that its proposal was contingent upon completion of confirmatory due diligence.

On August 10, 2022, a representative of Party D called Mr. Holt to apologize for missing the Initial Bid Deadline and indicated that Party D’s interest was very strong and that its bid would be forthcoming within a week.

On August 13, 2022, Party C submitted an indication of interest, pursuant to which Party C proposed to combine with Signify via a stock-for-stock merger and pursuant to which 100% of Signify’s outstanding equity securities would be exchanged for shares of Party C, resulting in Signify’s stockholders owning approximately 40% of the combined entity (which we refer to as the “Party C Proposal”). The Party C Proposal was subject to the negotiation of a definitive transaction agreement, completion of due diligence and approval of Party C’s board of directors.

On August 17, 2022, a draft merger agreement was made available in the Data Room by the financial advisors to CVS Health and its representatives.

On August 18, 2022, Signify executed a separate “clean team” agreement with CVS Health, pursuant to which certain of Signify’s competitively sensitive information would be shared with a specified subset of CVS Health’s representatives.

On August 21, 2022, the Wall Street Journal published an article reporting that Amazon.com Inc., UnitedHealth Group Inc. and CVS Health were among the bidders in an auction for a sale of Signify.

On August 22, 2022, a representative of Party D called Mr. Holt to inform him that Party D would not be submitting a bid.

Later in the day on August 22, 2022, the Board of Directors convened by videoconference with members of senior management and representatives of New Mountain, Goldman Sachs, Deutsche Bank and Ropes & Gray attending. Representatives of the financial advisors updated the Board of Directors on the results of the process to date and its engagement with the parties contacted, and they summarized for the Board of Directors each of the August 4 CVS Proposal, the Party B Proposal, the Updated Party A Proposal and the Party C Proposal, copies of which had been previously provided to the Board of Directors. Representatives of the financial advisors informed the Board of Directors that no other parties had submitted indications of interest, including one potential party which had indicated that it was planning to submit a proposal after the Initial Bid Deadline, but ultimately informed the financial advisors that it would not do so. Representatives of the financial advisors each shared with the Board of Directors preliminary financial information relating to Signify and such indications of interest. Representatives of Ropes & Gray provided the Board of Directors with an overview of the antitrust regulatory approval process for a potential transaction, the current regulatory landscape and the potential impact of the foregoing in light of the identities of the remaining interested parties. Representatives of Ropes & Gray also discussed with the Board of Directors the key proposed terms of the auction draft merger agreement. Following discussion, the Board of Directors approved an auction draft merger agreement that included: (i) a Signify termination fee equal to 2.0% of equity value, which would be payable by Signify if the Board of Directors terminated the merger agreement to accept a proposal for a superior transaction, (ii) a “hell or high water” standard with respect to the buyer’s efforts to obtain regulatory approval, which would require a buyer to divest assets of buyer and Signify if required by antitrust authorities in order to approve the transaction, (iii) a proposed outside date of four months from the date of signing, with one eight-month automatic extension if regulatory approval had not been obtained at the end of the initial four months, and one twelve-month extension (at Signify’s sole option) if regulatory approval had not been obtained at the expiration of the initial twelve months, and (iv) a proposed reverse termination fee equal to 10.0% of equity value, which would be payable by a buyer in the event a potential transaction was terminated for failure to obtain regulatory approval. The auction draft merger agreement also proposed that, in the event the ultimate buyer was a strategic party, upon a termination of the merger agreement due to failure to obtain regulatory approval, the buyer would be required to enter into a commercial agreement with Signify. Representatives of the financial advisors then led a discussion among the Board of Directors regarding potential next steps and provided their perspectives on whether Signify should continue with Party A and Party B, the two remaining financial sponsors in the process, given the valuations in the Updated Party A Proposal and the Party B Proposal were both materially lower than the August 4 CVS Proposal and both were reliant upon a level of debt financing that, in the view of the financial advisors, was not likely obtainable in the current climate for raising debt financing. Representatives of the financial advisors also reviewed with the Board of Directors whether Signify should continue to engage with CVS Health and Party C to determine each such party’s best offer before the Board of Directors made a determination with respect to whether to enter into a sale of Signify or other strategic transaction at this time or remain independent.

Representatives of the financial advisors further advised that they prepare and send a process letter to each of CVS Health and Party C, which would indicate deadlines of August 29, 2022 for each to submit a proposed mark-up of the auction draft merger agreement and September 6, 2022 for each to submit a final indication of interest. Following discussion, the Board of Directors authorized the financial advisors to inform each of Party A and Party B that the Board of Directors had determined to decline to advance them in the process and to prepare and send a process letter to each of CVS Health and Party C, which would indicate deadlines of (i) August 29, 2022 for a mark-up of the auction draft merger agreement and (ii) September 6, 2022 for the submission of a best and final proposal with respect to an acquisition or other strategic transaction involving Signify.

Also, at the meeting on August 22, 2022, after representatives of the financial advisors had departed from the meeting, the Board of Directors considered the potential engagement of Goldman Sachs and Deutsche Bank as Signify’s financial advisors in connection with any transaction. Among the factors considered in retaining Goldman Sachs and Deutsche Bank were the expertise of each financial advisor with transactions of this type, the familiarity of each financial advisor with Signify and its business and the terms on which each financial advisor was proposed to be engaged. The proposed terms included the fees payable to each financial advisor in the event of a sale of Signify, which provided that Goldman Sachs and Deutsche Bank would collectively receive 1.0% of the aggregate consideration if the per share price was less than $33.50 and 1.50% of the aggregate consideration if the per share price was $33.50 or greater. The Board of Directors also considered relationships that Goldman Sachs and Deutsche Bank had disclosed with respect to Signify, New Mountain and the remaining potential bidders. After discussion, the Board of Directors determined to engage Goldman Sachs and Deutsche Bank to serve as its financial advisors with respect to any potential transaction.

On August 22, 2022, the financial advisors sent a process letter to CVS Health, which provided that a mark-up of the auction draft merger agreement should be submitted by no later than 12:00 p.m. ET on August 29, 2022 and final indications of interest to acquire 100% of Signify’s Class A Common Stock (assuming conversion of all (i) LLC units and (ii) shares of Class B Common Stock into shares of Class A Common Stock) should be submitted by no later than 12:00 p.m. ET on September 6, 2022 (which we refer to as the “Final Round Bid Deadline”).

On August 23, 2022, a representative of BofA contacted Mr. Holt on behalf of CVS Health to reiterate CVS Health’s strong interest in a potential transaction with Signify. Mr. Holt informed the BofA representative that CVS Health should provide a compelling valuation that he could relay to the Board of Directors for consideration. The closing price of Signify’s Class A Common Stock on August 26, 2022 was $28.00 per share.

On the morning of August 29, 2022, CVS Health submitted a revised indication of interest to acquire 100% of Signify’s outstanding equity for $30.00 per share in cash, with no financing contingency (which we refer to as the “August 29 CVS Proposal”), which included a proposed revised draft of the merger agreement. CVS Health’s proposed revised draft of the merger agreement included, among other things: (i) a less stringent formulation for the efforts required by it to obtain regulatory approval, (ii) an increase in the Signify termination fee from 2.0% to 4.0% of equity value, (iii) a decrease in the reverse termination fee from 10.0% to 4.0% of equity value, (iv) an expansion of the prohibition of certain activities Signify could conduct between signing and closing and (v) an expansion of Signify’s representations and warranties. The August 29 CVS Proposal also indicated that CVS Health would require (i) New Mountain and its affiliates to enter into a voting agreement, pursuant to which New Mountain would vote in favor of the transaction, (ii) termination of the TRA without any payment in respect of that termination to the beneficiaries thereunder and (iii) that certain unspecified “key” employees of Signify would execute employment agreements with CVS Health concurrently with the execution and delivery of the merger agreement. The August 29 CVS Proposal was contingent upon Signify and its advisors committing to work with CVS Health expeditiously and in good faith in order to announce a transaction on the morning of Tuesday, September 6, 2022. Representatives of CVS Health separately contacted representatives of Signify to emphasize that CVS Health was interested in transacting on an expedited timeline with a view towards preempting Signify’s auction process and signing a definitive agreement before the Final Round Bid Deadline.

Later in the afternoon of August 29, 2022, the Board of Directors convened via videoconference with members of senior management and representatives of New Mountain, Goldman Sachs, Deutsche Bank and Ropes & Gray attending. Representatives of the financial advisors updated the Board of Directors on the events since the last meeting, reminded the Board of Directors that the deadline for CVS Health and Party C to submit mark-ups to the auction draft merger agreement had been that day at 12:00 p.m. E.T., and reported that Party C had not submitted a mark-up to the draft merger agreement by such deadline. Representatives of the financial advisors then summarized for the Board of Directors and discussed their perspectives on the August 29 CVS Proposal. The financial advisors noted that, in light of the fact that there was currently no other bidder for Signify willing to place a comparable value on Signify, the Board of Directors should consider exploring whether CVS Health would be willing to further increase the price per share indicated in the August 29 CVS Proposal, at which point the Board of Directors should consider whether the price offered by CVS Health would be sufficient to pursue a sale of Signify to CVS Health. Following discussion, the Board of Directors determined that it would be in the best interests of Signify and its stockholders to negotiate with CVS Health in furtherance of exploring whether CVS Health would be willing to further increase its price per share and to make adjustments to the August 29 CVS Proposal that would be more favorable to Signify’s stockholders, and authorized and directed Mr. Holt and Signify’s management team, along with the financial advisors, to do so.

Following the August 29 meeting of the Board of Directors, Mr. Holt contacted Mr. Guertin to communicate the Board of Directors’ request for CVS Health to improve the August 29 CVS Proposal by increasing the per share price, indicating that he thought the Board of Directors would support a preemptive proposal at $35.00 per share. Mr. Holt indicated that New Mountain would be willing to terminate the TRA, with no payment at that valuation, but requested that CVS Health also agree to, among other things, a Signify termination fee of 3.0% of the equity value, an antitrust termination fee of 7.0% of the equity value and a request for the parties to amend their existing commercial agreement upon the termination of the merger agreement because of failure to obtain regulatory approval, pursuant to which CVS Health would agree to use Signify as CVS Health’s exclusive provider of in-home evaluations for a specified period of time following such termination. Mr. Holt subsequently sent Mr. Guertin an email, which confirmed the points Mr. Holt proposed on their call.

On the morning of August 30, 2022, Mr. Guertin called Mr. Holt to inform him that although CVS Health was willing to accommodate several of Signify’s proposals, including a decrease in Signify’s termination fee to 3.0% of equity value and an increase in the antitrust termination fee to 5.0% of equity value, CVS Health was unwilling to increase its valuation and that its $30.00 per share in cash proposal was its best and final proposal. Mr. Guertin also informed Mr. Holt that CVS Health was unwilling to accommodate Signify’s request for the parties to amend their existing commercial agreement upon the termination of the merger agreement because of failure to obtain regulatory approval, pursuant to which CVS Health would agree to use Signify as CVS Health’s exclusive provider of in-home evaluations for a specified period of time following such termination. Mr. Holt shared with Mr. Guertin his view that the Board of Directors would not support a preemptive proposal on those terms.

Following the conversation between Messrs. Guertin and Holt, a representative of Goldman Sachs contacted Mr. Cowhey to further encourage CVS Health to improve its valuation. On the morning of August 31, 2022, Mr. Cowhey called back the representative of Goldman Sachs to report that CVS Health would be willing to improve its per share price to $30.50, with the understanding that the parties would work to sign a definitive agreement for the transaction prior to the Final Round Bid Deadline, which such representative of Goldman Sachs relayed to Mr. Holt. Mr. Holt then called Mr. Guertin to inform Mr. Guertin that Mr. Holt would bring the updated proposal previously communicated by Mr. Cowhey to the representative of Goldman Sachs to the Board of Directors for consideration.

On the afternoon of August 31, 2022, the Board of Directors convened via videoconference with members of senior management and representatives of New Mountain, Goldman Sachs, Deutsche Bank and Ropes & Gray attending. A representative of Goldman Sachs provided the Board of Directors with an update on his conversations with Mr. Cowhey over the preceding 24 hours, and Mr. Holt informed the Board of Directors that he had called Mr. Guertin to confirm the details of the proposal communicated by Mr. Cowhey to the representative of Goldman Sachs. Mr. Holt reported that, consistent with the proposal previously communicated by Mr. Cowhey, Mr. Guertin had verbally communicated a final proposal on behalf of CVS Health to acquire 100% of Signify’s outstanding common stock for $30.50 per share in cash (the “August 31 CVS Proposal”). The August 31 CVS Proposal did not include a financing contingency and assumed that the TRA would be terminated at the closing of the proposed transaction with no payment made thereunder and that New Mountain would enter into a voting agreement supporting the proposed transaction. Representatives of the financial advisors then led a discussion of the August 31 CVS Proposal in the context of their respective preliminary financial analyses, noting that the August 31 CVS Proposal represented an approximate 78% premium to the unaffected stock price of Signify on August 1, 2022, the unaffected date prior to the Wall Street Journal reporting that Signify was pursuing a potential sale, and a 14% premium to Signify’s 52-week high trading price. Mr. Holt then informed the Board of Directors that Mr. Guertin had emphasized the importance to CVS Health of completing the potential transaction on an expedited timeline, under which the parties would work towards executing a definitive merger agreement expeditiously with a view towards publicly announcing the potential transaction on September 6, 2022. The representatives of New Mountain attending the meeting confirmed for the Board of Directors that New Mountain would be willing to, on behalf of itself and the other potential recipients of payments under the TRA, agree to terminate the TRA at the closing of the proposed transaction with no further payments being made thereunder and, subject to reviewing the proposed terms, execute a customary voting agreement in support of the proposed transaction to be executed concurrently with the execution of the definitive merger agreement. Following discussion, the Board of Directors authorized and directed Signify’s management team and its advisors to continue discussions with CVS Health with a view towards negotiating a definitive merger agreement as soon as possible, with a further Board of Directors meeting to be convened prior to making any final determination on the proposed transaction.

Also, on August 31, 2022, Signify executed a non-disclosure agreement with Party C pursuant to which Party C would provide Signify with non-public information about Party C in connection with further discussions regarding the Party C Proposal. The non-disclosure agreement with Party C did not include a standstill provision binding on Signify with respect to Party C or a non-solicit provision binding on Signify.

Later in the afternoon on August 31, 2022, representatives of Ropes & Gray sent revised drafts of the merger agreement and a draft of the proposed amendment to the TRA to Fried Frank.

On September 1, 2022, CVS Health submitted the August 31 CVS Proposal in writing, and Fried Frank sent an initial draft of the voting agreement and a revised draft of the merger agreement to Ropes & Gray. Over the next 36 hours, Fried Frank and Ropes & Gray exchanged multiple revised drafts of the merger agreement, voting agreement and amendment to the TRA.

At 5:00 p.m. ET on September 2, 2022, the Board of Directors convened by videoconference with members of senior management and representatives of Goldman Sachs, Deutsche Bank and Ropes & Gray attending. The

Board of Directors received a report regarding negotiations with CVS Health with respect to the proposed transaction terms since the August 31 meeting of the Board of Directors. Representatives of the financial advisors reviewed with the Board of Directors their respective updated financial analyses of the August 31 CVS Proposal, as well as the process conducted to date.

Representatives of Ropes & Gray reviewed with the Board of Directors the fiduciary duties owed by the Board of Directors under Delaware law. Representatives of Ropes & Gray then reviewed with the Board of Directors the key aspects of the proposed draft merger agreement and the other proposed draft definitive transaction documents based on the then-current drafts of the agreements and discussions which had occurred between the Ropes & Gray and Fried Frank teams, including, among others, the provisions concerning the Board of Directors’ ability to change its recommendation and under appropriate circumstances terminate the merger agreement to accept a superior proposal, and the anticipated timeline of events between signing and closing the proposed transaction, should the Board of Directors determine to approve the proposed transaction and the merger agreement. Ropes & Gray also reported to the Board of Directors that they were awaiting an updated draft of the proposed merger agreement from Fried Frank, which would reflect the outcome of the negotiations the two firms had held over the preceding 36 hours.

Following the presentations by Goldman Sachs, Deutsche Bank and Ropes & Gray, the Board of Directors discussed the August 31 CVS Proposal, including the potential merits and considerations for and against proceeding with the proposed transaction. For additional information, see the section entitled “Recommendation of the Board of Directors and Reasons for the Merger—Reasons for the Merger”. After discussion, the meeting was adjourned until a later time after which it was expected that CVS Health would have delivered a final proposal, including final proposed definitive transaction documents.

Later that evening, the Wall Street Journal published an article reporting that CVS Health was in advanced discussions to acquire Signify for $8 billion.

Representatives of Fried Frank subsequently sent a revised draft of the merger agreement to Ropes & Gray, which draft reflected proposed resolutions of the remaining open issues that Fried Frank and Ropes & Gray had discussed that day and which draft was shared with the Board of Directors.

At 9:00 p.m. ET, the Board of Directors reconvened by videoconference with members of senior management and representatives of Goldman Sachs, Deutsche Bank and Ropes & Gray attending. Representatives of Ropes & Gray reported to the Board of Directors that they had received and reviewed the revised draft of the merger agreement and that the changes were consistent with the verbal discussions and resolutions among the parties that had previously been discussed with the Board of Directors.

Representatives of Goldman Sachs then delivered to the Board of Directors Goldman Sachs’ oral opinion, subsequently confirmed in Goldman Sachs’ written opinion dated as of September 2, 2022, to the effect that, as of the date of Goldman Sachs’ written opinion, and based upon and subject to the factors and assumptions set forth in Goldman Sachs’ written opinion, the $30.50 in cash per share to be paid to the holders (other than CVS, New Mountain and their respective affiliates) of the outstanding shares of Class A Common Stock pursuant to the Merger Agreement was fair from a financial point of view to such holders. For additional information, see the section entitled “The Merger—Opinion of Goldman Sachs & Co. LLC” and Annex B to this proxy statement. Representatives of Deutsche Bank also delivered to the Board of Directors Deutsche Bank’s oral opinion, subsequently confirmed in writing dated as of September 2, 2022, to the effect that, as of the date of such written opinion, based upon and subject to the assumptions, limitations, qualifications and conditions set forth in Deutsche Bank’s opinion, the Merger Consideration was fair, from a financial point of view, to the holders of Company Stock, excluding CVS, New Mountain and their respective affiliates. For additional information, see the section entitled “The Merger—Opinion of Deutsche Bank Securities Inc.” and Annex C to this proxy statement.

After discussion, the Board of Directors, among other things, (i) determined that the Merger and the Transactions were advisable, fair to and in the best interests of Signify and Signify’s stockholders, (ii) approved and declared it advisable to enter into the Merger Agreement, (iii) directed that the adoption of the Merger Agreement be submitted to a vote of Signify’s stockholders at the Special Meeting and (iv) subject to the terms and conditions of the Merger Agreement (including Section 6.02 thereof), recommended that Signify’s stockholders approve the adoption of the Merger Agreement and the Transactions (including the Merger on the terms and subject to the conditions set forth in the Merger Agreement).

Later in the evening of September 2, 2022, (i) Signify and CVS executed the Merger Agreement, (ii) CVS and New Mountain executed the Voting Agreement and (iii) Signify and New Mountain executed the TRA Amendment.

On the evening of September 5, 2022, Signify and CVS Health issued a joint press release announcing the execution of the Merger Agreement. On September 6, 2022, Signify filed with the SEC a Current Report on Form 8-K that summarized the Merger Agreement, Voting Agreement and TRA Amendment and included each of the foregoing as exhibits thereto.

Recommendation of the Board of Directors and Reasons for the Merger

Recommendation of the Board of Directors

After careful consideration, on September 2, 2022, the Board of Directors, unanimously among the directors voting, (i) determined that the Merger and the Transactions are advisable, fair to and in the best interests of Signify and the Signify Stockholders, (ii) approved and declared it advisable to enter into the Merger Agreement, (iii) directed that the adoption of the Merger Agreement be submitted to a vote of the Signify Stockholders at the Special Meeting and (iv) subject to the terms and conditions of the Merger Agreement (including Section 6.02 thereof), resolved to recommend that the Signify Stockholders approve the adoption of the Merger Agreement and the Transactions (including the Merger on the terms and subject to the conditions set forth in the Merger Agreement). Accordingly, the Board of Directors, unanimously among the directors voting, recommends that the Signify Stockholders vote “FOR” the adoption of the Merger Agreement and “FOR” the approval of the Adjournment Proposal.

Reasons for the Merger

The Board of Directors, considered the following reasons (which are not listed in any relative order of importance), all of which it viewed as generally supporting its (i) determination that the Merger and the Transactions are advisable, fair to and in the best interests of Signify and the Signify Stockholders, (ii) approval and declaration that it is advisable to enter into the Merger Agreement, (iii) direction that the adoption of the Merger Agreement be submitted to a vote of the Signify Stockholders at the Special Meeting and (iv) subject to the terms and conditions of the Merger Agreement (including Section 6.02 thereof), resolved to recommend that the Signify Stockholders approve the adoption of the Merger Agreement and the Transactions (including the Merger on the terms and subject to the conditions set forth in the Merger Agreement):

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Attractive Price: in the judgment of the Board of Directors, the all-cash Per Share Consideration of $30.50, taking into account the business, operations, prospects, strategic and short and long term operating plans, assets, liabilities and financial condition of Signify, and the relative certainty and liquidity of the all-cash consideration, is more favorable to the Signify Stockholders than the potential value expected from the alternative of Signify continuing to operate independently and pursuing its current business and financial plans on a standalone basis, taking into account near-term and longer term uncertainties associated with continued independence;

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Substantial Premium: the fact that the Per Share Consideration of $30.50 represents a compelling premium to historical market prices for the shares of the Class A Common Stock, including that the Per Share Consideration constitutes a premium of:

•	approximately 77.8% to the trading price of the Class A Common Stock on August 1, 2022, the day prior to the date on which news reports reported takeover interest in Signify; and

•	approximately 99.6% to the 30-day trading period volume weighted average price (“VWAP”) of the Class A Common Stock.

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Certainty of Value: the fact that an all-cash transaction would offer certainty of value to the Signify Stockholders, as compared to the risks and uncertainties of continuing as a standalone company and eliminating long-term business and execution risk;

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Strategic Alternatives: the potential values, benefits, risks and uncertainties facing the Signify Stockholders associated with possible strategic alternatives to the proposed transaction, and the timing and likelihood of accomplishing such alternatives. In particular, the Board of Directors considered the potential stockholder value based on management’s projections that could be expected to be generated from remaining an independent public company, the possibility of being acquired by a buyer other than CVS, as well as the potential benefits, risks and uncertainties associated with such alternatives. Based on the foregoing, the Board of Directors considered that none of these options, on a risk-adjusted basis, was reasonably likely to create value for the Signify Stockholders greater than the Per Share Consideration;

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Risks Associated with Continued Independence: the fact that while the Board of Directors remained optimistic about Signify’s prospects on a standalone basis, it also considered the risks associated with Signify continuing to operate as a standalone company, including the achievability of meeting financial projections and the potential risks posed by changes to laws, regulations and other requirements affecting Signify’s business and industry;

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Active Negotiating Process: the fact that Signify ran a robust process, after which the Board of Directors formed the belief that (i) as a result of an active, extensive, arms-length negotiating process with CVS over the course of several weeks that resulted in an increase to the Merger Consideration from CVS’s initial offer (for more information, please see the section of this proxy statement captioned “The Merger—Background of the Merger”), Signify had obtained CVS’s best offer, (ii) there was substantial risk of losing CVS’s final offer of $30.50 per share if Signify continued to pursue a higher price and (iii) based on the conversations and negotiations with CVS and the strategic process described below, as of the date of the Merger Agreement, the offer of $30.50 per share represented the highest price reasonably obtainable by Signify under the circumstances;

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Alternative Proposals: the fact that, in the Board of Directors’ judgment, it was preferable to enter into the Merger Agreement with CVS rather than any of the other prospective interested parties in the transaction process in light of the consideration offered by those other prospective interested parties, and the fact that after the transaction process was conducted by Signify, there were no potentially interested parties that presented viable, all-cash bids for the acquisition of Signify at a price comparable to that offered by CVS;

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Transaction Size: with the assistance of the financial advisors, the Board of Directors evaluated the overall size of the transaction, and concluded it was unlikely that a private equity firm would be able to complete the transaction at a value comparable to the price offered by CVS, in part because the current debt financing markets likely would not support the leverage assumed by the private equity proposals that the Board of Directors did receive. This reinforced the Board of Directors’ view that a financial buyer would be unlikely to offer greater than $30.50 per share, or move as quickly as CVS due to the time it would take a financial buyer to arrange both equity and debt financing from multiple sources;

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Potential Synergies: the fact that, in the Board of Directors’ judgment, a merger between Signify and CVS is likely to generate significant synergy value for CVS, which the Board of Directors believed contributed to CVS’s willingness and ability to increase its offer price to $30.50 per share, and the Board of Directors’ belief that a transaction with another strategic buyer might not generate comparable synergy value;

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No Financing Condition: the fact that the Merger is not subject to a financing condition, and that CVS represented to Signify in the Merger Agreement that it will have sufficient financial resources at the Closing to pay the aggregate Merger Consideration and to consummate the Merger;

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Opinion of Goldman Sachs: the oral opinion of Goldman Sachs, subsequently confirmed in writing dated as of September 2, 2022, to the Board of Directors to the effect that, as of the date of Goldman Sachs’ written opinion, and based upon and subject to the factors and assumptions set forth in Goldman Sachs’ written opinion, the $30.50 in cash per share of Class A Common Stock to be paid to the holders (other than CVS, New Mountain, a significant shareholder of Signify, and their respective affiliates) of the outstanding shares of Class A Common Stock pursuant to the Merger Agreement was fair from a financial point of view to such holders. For more information, please see the section of this proxy statement captioned “The Merger—Opinion of Goldman Sachs & Co. LLC,” which full text of the written opinion is attached as Annex B to this proxy statement and is incorporated by reference in this proxy statement in its entirety;

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Opinion of Deutsche Bank: the oral opinion of Deutsche Bank, subsequently confirmed in writing dated as of September 2, 2022, to the Board of Directors to the effect that, as of the date of such opinion, based upon and subject to the assumptions, limitations, qualifications and conditions set forth in Deutsche Bank’s opinion, the Merger Consideration was fair, from a financial point of view, to the Signify Stockholders, excluding CVS, New Mountain and their respective affiliates. For more information, please see the section of this proxy statement captioned “The Merger—Opinion of Deutsche Bank Securities Inc.” and the full text of the written opinion, which is attached as Annex C to this proxy statement and is incorporated by reference in this proxy statement in its entirety;

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CVS’s Capabilities and Reputation: the fact that CVS is a creditworthy entity with substantial assets and a favorable reputation in the health care industry, its financial capacity to complete an acquisition of this size and complexity and its prior track record of completing large and complex acquisitions, which the Board of Directors believed supported the conclusion that a transaction with CVS could be successfully completed;

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Appraisal Rights: the fact that the Signify Stockholders who do not vote for the adoption of the Merger Agreement and who follow certain prescribed procedures will have the right to dissent from the Merger and demand appraisal of the fair value of their shares under the DGCL;

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Amendment to Tax Receivable Agreement: the fact that an investment fund affiliated with New Mountain, Signify’s largest stockholder, was willing to agree to an amendment to the Tax Receivable Agreement, among Signify, OpCo LLC and certain other parties thereto (the “TRA”) pursuant to which a substantial tax benefit payment resulting from the Transactions due to holders of rights under the TRA would be waived such that the tax benefits associated with the Transactions, to the extent CVS included such tax benefits in its valuation, would benefit the Signify Stockholders generally rather than only New Mountain and the other pre-IPO stockholders party to the TRA;

•	High Degree of Certainty of Closing: the high degree of certainty that the Closing would be achieved in a timely manner, under the terms of the Merger Agreement, including:

•	the financial strength of CVS and its ability to fund the Merger Consideration;

•	the absence of any financing condition in the Merger Agreement, as described above;

•	the fact that the adoption of the Merger Agreement is not subject to the approval of CVS’s stockholders;

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the fact that New Mountain would be signing a voting agreement with Signify and CVS to vote in favor of the adoption of the Merger Agreement, subject to the terms and conditions thereof, and to consent to the Merger under our stockholders agreement;

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the conditions to the consummation of the Merger being specific and limited, including the requirement that the Company Stockholder Approval be obtained and the fact that the definition of “Material Adverse Effect” excludes, among other things, COVID-19 (and any evolutions or mutations thereof), effects of the discontinuation of the Discontinued Businesses (as defined in this proxy statement) and Signify’s financial condition, providing a high degree of likelihood that the Merger will be consummated. For more information, please see the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—Conditions to the Closing of the Merger”; and

•

the commitment made by CVS to Signify with respect to efforts to obtain regulatory clearances, including under the HSR Act, as described above. For more information, please see the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—Efforts to Close the Merger”; and

•	Additional Transaction Terms: the additional terms of the Merger Agreement and the related agreements, including:

•	Signify’s right, subject to certain conditions set forth in the Merger Agreement, to respond to and negotiate Acquisition Proposals prior to the time the Company Stockholder Approval is obtained;

•	Signify’s ability to terminate the Merger Agreement in order to accept a Superior Proposal, subject to certain conditions set forth in the Merger Agreement and paying CVS the Company Termination Fee;

•

the fact that the Board of Directors believed that the Company Termination Fee is reasonable, is consistent with the amount of such fees payable in comparable transactions on a relative basis, and is not preclusive of, or a substantial impediment to, a third party making an Acquisition Proposal (for more information, please see the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—The Board of Directors’ Recommendation; Company Adverse Recommendation Change”);

•	the fact that, in the event the Merger Agreement is terminated prior to the consummation of the Merger in certain circumstances, CVS will be required to pay to Signify the Parent Termination Fee;

•	Signify’s right to specific performance to prevent breaches of the Merger Agreement; and

•	the fact that the outside date of the Merger Agreement allows for time that the Board of Directors believed to be sufficient to complete the Merger.

The Board of Directors also considered a number of reasons concerning Signify’s business and the Merger that weighed against approving the Merger, including the following (which are not listed in any relative order of importance):

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No Participation in Future Earnings: the fact that Signify would no longer exist as an independent, publicly traded company, and stockholders would no longer participate in any future earnings or growth and would not benefit from any potential future appreciation in value of Signify;

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Potential Payment of Company Termination Fee: the requirement that Signify pay CVS the Company Termination Fee under certain circumstances following termination of the Merger Agreement, including if the Board of Directors terminates the Merger Agreement in order to enter into an agreement with respect to a Superior Proposal (for more information, please see the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—The Board of Directors’ Recommendation; Adverse Recommendation Change”);

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Restrictions on Business Conduct: the restrictions on the conduct of Signify’s business prior to the consummation of the Merger, including the requirement that Signify use reasonable best efforts to conduct its business in the ordinary course, subject to specific limitations, which may delay or prevent Signify from undertaking business opportunities that may arise before the completion of the Merger and that, absent the Merger Agreement, Signify might have pursued;

•	Taxable Transaction: the fact that an all-cash transaction would generally be taxable to the Signify Stockholders that are U.S. persons for U.S. federal income tax purposes;

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Prohibition on Solicitations: the fact that the terms of the Merger Agreement prohibit Signify and its representatives from soliciting Acquisition Proposals (subject to certain exceptions) until the earlier of the filing of the certificate of merger or the termination of the Merger Agreement;

•	Transaction Costs: the significant costs involved in connection with entering into the Merger Agreement and completing the Merger (many of which are payable whether or not the Merger is consummated);

•	Potential Stockholder Litigation: the impact on Signify of potential stockholder litigation in connection with the Merger;

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Risks to Relationships: the risk that the announcement and pendency of the Merger may cause substantial harm to relationships with Signify’s employees, customers, vendors or strategic partners or may divert management and employee attention away from the day-to-day operations of Signify’s business, which may disrupt Signify’s business operations and have a negative effect on its financial results;

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Closing Risk: the fact that all conditions to the parties’ obligations to consummate the Merger may not be satisfied or waived, and as a result the Merger may not be completed, even if the Signify Stockholders adopt the Merger Agreement;

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Antitrust Risk: the fact that antitrust approvals may be delayed, conditioned or denied, and the risk that the applicable governmental entities may seek to impose unfavorable terms or conditions, or otherwise fail to grant, such approvals or to take a long time to grant required approvals (see “The Merger Agreement—Efforts to Complete the Merger—Antitrust Matters”);

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Insider Interests: the fact that Signify’s directors and officers may have interests in the Merger that may be different from, or in addition to, those of the Signify Stockholders (for more information, please see the section of this proxy statement captioned The Merger – Interests of Signify’s Directors and Executive Officers in the Merger); and

•	Risk of Talent Loss: the possible loss of key management or other personnel of Signify during the pendency of the Merger.

The foregoing discussion of reasons for the recommendation to adopt the Merger Agreement and approve the Merger and the transactions contemplated thereby addresses the reasons considered by the Board of Directors in consideration of its recommendation. In view of the wide variety of reasons considered by the Board of Directors in connection with its evaluation of the Merger and the complexity of these matters, the Board of Directors did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific reasons considered in reaching its determination and recommendation. Rather, in considering the information and reasons described above, individual members of the Board of Directors each applied his or her own personal business judgment to the process and may have given differing weights to differing factors. The Board of Directors based its recommendation on the totality of the information presented. The explanation of the reasons and reasoning set forth above contain forward-looking statements that should be read in conjunction with the section of this proxy statement entitled “Forward-Looking Statements.”

Opinion of Goldman Sachs & Co. LLC

Goldman Sachs rendered its opinion to the Board of Directors that, as of September 2, 2022 and based upon and subject to the factors and assumptions set forth therein, the $30.50 in cash per share of Class A Common Stock to be paid to the holders (other than CVS, New Mountain and their respective affiliates) of the outstanding shares of Class A Common Stock pursuant to the Merger Agreement was fair from a financial point of view to such holders.

The full text of the written opinion of Goldman Sachs, dated September 2, 2022, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B. The summary of Goldman Sachs’ opinion contained in this proxy statement is qualified in its entirety by reference to the full text of Goldman Sachs’ written opinion. Goldman Sachs provided advisory services and its opinion for the information and assistance of the Board of Directors in connection with its consideration of the Merger. The Goldman Sachs opinion is not a recommendation as to how any Signify Stockholder should vote with respect to the Merger or any other matter.

In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:

•	the Merger Agreement;

•	annual reports to stockholders and Annual Reports on Form 10-K of Signify for the two fiscal years ended December 31, 2021 and 2020;

•	Signify’s Registration Statement on Form S-1, including the prospectus contained therein dated February 10, 2021, relating to Signify’s initial public offering;

•	certain interim reports to stockholders and Quarterly Reports on Form 10-Q of Signify;

•	certain other communications from Signify to its stockholders;

•	certain publicly available research analyst reports for Signify; and

•

certain internal financial analyses and forecasts for Signify prepared by its management, as approved for Goldman Sachs’ use by Signify (which are referred to in this section of the proxy statement as the “Forecasts”).

Goldman Sachs also held discussions with members of the senior management of Signify regarding their assessment of the past and current business operations, financial condition and future prospects of Signify; reviewed the reported price and trading activity for the Class A Common Stock; compared certain financial and stock market information for Signify with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the healthcare and healthcare information technology industries and in other industries; and performed such other studies and analyses, and considered such other factors, as it deemed appropriate.

For purposes of rendering its opinion, Goldman Sachs, with the consent of the Board of Directors, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, it, without assuming any responsibility for independent verification thereof. In that regard, Goldman Sachs assumed with the consent of the Board of Directors that the Forecasts were reasonably prepared on a basis reflecting the best then available estimates and judgments of the management of Signify. Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of Signify or any of its subsidiaries and it was not furnished with any such evaluation or appraisal. Goldman Sachs assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Merger will be obtained without any adverse effect on the expected benefits of the Merger in any way meaningful to its analysis. Goldman Sachs has also assumed that the Merger will be consummated on the terms set forth in the Merger Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to its analysis.

Goldman Sachs’ opinion does not address the underlying business decision of Signify to engage in the Merger or the relative merits of the Merger as compared to any strategic alternatives that may be available to Signify; nor does it address any legal, regulatory, tax or accounting matters. Goldman Sachs’ opinion addresses only the fairness from a financial point of view to the holders (other than CVS, New Mountain and their respective affiliates) of shares of Class A Common Stock, as of the date of the opinion, of the $30.50 in cash per share of Class A Common Stock to be paid to such holders pursuant to the Merger Agreement. Goldman Sachs’ opinion does not express any view on, and does not address, any other term or aspect of the Merger Agreement, the Merger or any term or aspect of any other agreement or instrument contemplated by the Merger Agreement or entered into or amended in connection with the Transactions, including any payments (and any waiver of rights to receive any such payments) under the TRA and any amendments thereto, the fairness of the Merger to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of Signify; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of Signify, or class of such persons, in connection with the

Merger, whether relative to the $30.50 in cash per share of Class A Common Stock to be paid to the holders (other than CVS, New Mountain and their respective affiliates) of shares of Class A Common Stock pursuant to the Merger Agreement or otherwise. Goldman Sachs does not express any opinion as to the prices at which the Class A Common Stock will trade at any time, as to the potential effects of volatility in the credit, financial and stock markets on Signify, CVS or the Merger, or as to the impact of the Merger on the solvency or viability of Signify or CVS or the ability of Signify or CVS to pay their respective obligations when they come due. Goldman Sachs’ opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to it as of, the date of the opinion and Goldman Sachs assumed no responsibility for updating, revising or reaffirming its opinion based on circumstances, developments or events occurring after the date of its opinion. Goldman Sachs’ advisory services and its opinion were provided for the information and assistance of the Board of Directors in connection with its consideration of the Merger and its opinion does not constitute a recommendation as to how any Signify Stockholder should vote with respect to the Merger or any other matter. Goldman Sachs’ opinion was approved by a fairness committee of Goldman Sachs.

Summary of Material Financial Analysis of Goldman Sachs

The following is a summary of the material financial analyses delivered by Goldman Sachs to the Board of Directors in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs, nor does the order of analyses described represent relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs’ financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before September 1, 2022, the last trading day prior to the date of Goldman Sachs’ opinion, and is not necessarily indicative of current or future market conditions.

Implied Premia Analysis. Goldman Sachs calculated and compared certain implied premia described below based on the $30.50 in cash per share of Class A Common Stock to be paid to the holders of the outstanding shares of Class A Common Stock pursuant to the Merger Agreement.

Goldman Sachs calculated the implied premia represented by the $30.50 in cash per share of Class A Common Stock relative to:

•

$17.15, the unaffected closing price per share of Class A Common Stock as of August 1, 2022 (the unaffected date prior to Wall Street Journal reporting that Signify was pursuing a potential sale) (which is referred to in this section of the proxy statement as the “Unaffected Share Price”);

•	$15.28, the VWAP of the Class A Common Stock over the 30-trading-day time period ended August 1, 2022 (which is referred to in this section of the proxy statement as the “30-day Undisturbed VWAP”);

•

$26.84, the highest closing trading price of the Class A Common Stock over the 52-week period ended September 1, 2022 (which is referred to in this section of the proxy statement as the “52-week High”); and

•	$11.19, the lowest closing trading price of the Class A Common Stock over the 52-week period ended September 1, 2022 (which is referred to in this section of the proxy statement as the “52-week Low”).

The results of these calculations and comparisons were as follows:

Common Stock Reference Price	Implied Premium Represented by $30.50 in Cash per Share
Unaffected Share Price of $17.15	77.8%
30-day Undisturbed VWAP of $15.28	99.6%
52-Week High of $26.84	13.6%
52-Week Low of $11.19	172.6%

Illustrative Discounted Cash Flow Analysis. Using the Forecasts, Goldman Sachs performed an illustrative discounted cash flow analysis on Signify. Using the mid-year convention for discounting cash flows and discount rates ranging from 9.5% to 11.5%, reflecting estimates of Signify’s weighted average cost of capital (“WACC”), Goldman Sachs discounted to present value as of June 30, 2022 (i) estimates of unlevered free cash flow (less stock-based compensation expenses) for Signify for the third and fourth quarters of fiscal year 2022 and the fiscal years 2023 through 2031 as reflected in the Forecasts and (ii) a range of illustrative terminal values for Signify, which were calculated by applying next twelve months (“NTM”) terminal year multiples of enterprise value to terminal year NTM Adjusted EBITDA ranging from 8.0x to 10.5x, to an estimate of Signify’s NTM Adjusted EBITDA (less stock-based compensation expenses), as provided by Signify management and approved for Goldman Sachs’ use by Signify management, as reflected in the Forecasts (which analysis implied perpetuity growth rates ranging from 0.9% to 4.6%). Goldman Sachs derived such discount rates by application of the Capital Asset Pricing Model (the “CAPM”), which requires certain company-specific inputs, including Signify’s target capital structure weightings, the cost of long-term debt, after-tax yield on permanent excess cash, if any, future applicable marginal cash tax rate and a beta for Signify, as well as certain financial metrics for the United States financial markets generally. The range of illustrative terminal year multiples of enterprise value to terminal year NTM Adjusted EBITDA (less stock-based compensation expenses) for Signify was estimated by Goldman Sachs utilizing its professional judgment and experience, taking into account, among other things, current and historical multiples of enterprise value to NTM Adjusted EBITDA (which is referred to in this section of the proxy statement as “NTM EV/EBITDA”) for Signify and certain selected publicly traded companies summarized in the section below captioned “—Selected Public Company Comparables.”

Goldman Sachs derived a range of illustrative enterprise values for Signify by adding the ranges of present values it derived as described above. Goldman Sachs then subtracted, from the range of illustrative enterprise values it derived for Signify, the amount of Signify’s total debt and debt-like items and added the amount of Signify’s unrestricted cash and cash equivalents as of June 30, 2022 and the present value of the benefit of tax assets covered by the TRA net of the liabilities owed under the TRA discounted at Signify’s WACC, each as provided by Signify management and approved for Goldman Sachs’ use by Signify management, to derive a range of illustrative equity values for Signify. Goldman Sachs then divided the range of illustrative equity values it derived by the number of fully diluted outstanding shares of Company Stock, as provided by Signify management and approved for Goldman Sachs’ use by Signify management, using the treasury stock method, to derive a range of illustrative present values per share of Signify’s common stock ranging from $22.23 to $30.43.

Illustrative Present Value of Future Share Price Analysis. Goldman Sachs performed an illustrative analysis of the implied present value of an illustrative future value per share of Class A Common Stock, which is designed to provide an indication of the present value of a theoretical future value of Signify’s equity as a function of Signify’s financial multiples. Goldman Sachs used the Forecasts to derive a range of theoretical future enterprise values for Signify for each of the fiscal years 2022, 2023 and 2024, by applying a range of NTM EV/EBITDA multiples of 15.5x to 17.5x to NTM Adjusted EBITDA estimates for Signify, using the Forecasts. These illustrative multiples were derived by Goldman Sachs utilizing its professional judgment and experience, taking into account, among other things, current and historical NTM EV/EBITDA multiples for Signify and certain selected publicly traded companies summarized in the section below captioned “—Selected Public Company Comparables.”

Goldman Sachs then subtracted the amount of Signify’s total debt and debt-like items and added the amount of Signify’s unrestricted cash and cash equivalents, as well as the present value of the benefit of tax assets covered by the TRA net of the liabilities owed under the TRA discounted at Signify’s WACC, as of December 31, 2022, 2023 and 2024, each as provided by Signify management and approved for Goldman Sachs’ use by Signify management, from the range of enterprise values in order to derive a range of illustrative equity values as of December 31, 2022, 2023 and 2024. Goldman Sachs then divided these implied equity values by the projected number of fully diluted outstanding Company Stock as of December 31, 2022, 2023 and 2024, as provided by Signify management and approved for Goldman Sachs’ use by Signify management, using the treasury stock method, to derive a range of implied future equity values per share of Signify’s common stock.

Goldman Sachs then discounted these implied future equity values per share to June 30, 2022, using an illustrative discount rate of 11.3%, reflecting an estimate of Signify’s cost of equity. Goldman Sachs derived such discount rate by application of the CAPM, which requires certain company-specific inputs, including a beta for Signify, as well as certain financial metrics for the United States financial markets generally. This analysis resulted in a range of implied present values of $19.06 to $28.90 per share of Signify’s common stock.

Selected Precedent Transactions Analysis. Goldman Sachs analyzed certain publicly available information relating to the following selected transactions in the health and healthcare information technology industries since 2017. For each of the selected transactions where information was publicly available, Goldman Sachs calculated and compared the implied enterprise value of the applicable target company based on the consideration paid in the transaction as a multiple of the target company’s EBITDA over the last twelve months at the time each such selected transaction was announced (which is referred to in this section of the proxy statement as “LTM”) period ended prior to the announcement of the applicable transaction (which is referred to in this section of the proxy statement as “EV/LTM EBITDA”) based on Bloomberg.com (“Bloomberg”), Institutional Brokers’ Estimate System (“IBES”) median estimates, investor presentations or select Wall Street research.

The following table presents the results of this analysis:

Announcement Year	Target	Acquiror	EV/LTM EBITDA
High Growth Peers

2021	Inovalon Holdings, Inc.	Nordic Capital / Insight Partners	29.0x
2020	HMS Holdings Corp.	Gainwell Acquisition Corp.	21.1x
2018	Cotiviti Holdings, Inc.	Verscend Technologies, Inc.	18.0x
2018	Athenahealth, Inc.	Veritas Capital Fund Management, L.L.C. / Evergreen Coast Capital Corp.	15.2x
2018	ABILITY Network Inc.	Inovalon Holdings, Inc.	16.6x

Median (All Transactions—High Growth Peers)			18.0x

Home Health/Post-Acute Peers

2022	LHC Group, Inc.	Optum, Inc.	22.8x
2022	Kindred Healthcare Inc.	Clayton, Dubilier & Rice, Inc.	10.5x
2018	MatrixCare Holdings, Inc.	ResMed Inc.	25.0x
2018	Curo Health Services	Humana Inc. / TPG Capital / Welsh, Carson, Anderson & Stowe	14.1x
2017	Almost Family, Inc.	LHC Group, Inc.	15.1x

Median (All Transactions—Home Health/Post-Acute Peers)			15.1x

Median (All Transactions)			17.3x

While none of the companies that participated in the selected transactions are directly comparable to Signify, the companies that participated in the selected transactions are companies with operations, results, market sizes and product profiles that, for the purposes of this analysis, may be considered similar to certain of Signify’s operations, results, market size and product profile.

Based on the results of the foregoing calculations of EV/LTM EBITDA multiples and Goldman Sachs’ analyses of the various transactions and its professional judgment and experience, Goldman Sachs selected a reference range of EV/LTM EBITDA multiples of 11.0x to 29.0x to Signify’s LTM Adjusted EBITDA for the twelve-month period ended June 30, 2022, as provided by Signify management and approved for Goldman Sachs’ use by Signify management, to derive a range of implied enterprise values for Signify. Goldman Sachs then subtracted from this range of implied enterprise values the amount of Signify’s total debt and debt-like items, and added the amount of Signify’s unrestricted cash and cash equivalents as of June 30, 2022, each as provided by Signify management and approved for Goldman Sachs’ use by Signify management, to derive a range of illustrative equity values for Signify. Goldman Sachs divided the results by the number of fully diluted outstanding shares of Company Stock as of August 31, 2022, as provided by Signify management and approved for Goldman Sachs’ use by Signify management, using the treasury stock method, to derive a range of implied values per share of Signify’s common stock of $9.28 to $23.03.

Premia Paid Analysis. Goldman Sachs reviewed and analyzed, using publicly available information, the acquisition premia for 49 transactions announced from September 1, 2012 through September 1, 2022 involving a public company in the healthcare industry (excluding the biotechnology industry) based in the United States as the target where the disclosed enterprise value for the transaction were between $3 billion and $20 billion. For the entire period, using publicly available information, Goldman Sachs calculated the mean, median, 25th percentile and 75th percentile premia of the price paid in each of the transactions relative to the target’s last undisturbed closing stock price prior to announcement of the transaction. This analysis indicated a median premium of 27.0%, a mean premium of 30.3%, a 25th percentile premium of 13.3%, and a 75th percentile premium of 38.9% across the period. Using this analysis and its professional judgment and experience, Goldman Sachs applied a reference range of illustrative premia of 13.3% to 38.9% to the Unaffected Share Price, and calculated a range of implied equity values per share of Signify’s common stock of $19.44 to $23.82.

Selected Public Company Comparables.

Using publicly available information, Goldman Sachs reviewed and compared NTM EV/EBITDA multiples for Signify and the following publicly traded corporations in the healthcare and healthcare information technology industries, which are collectively referred to in this section of the proxy statement as the “Selected Companies”:

Post-Acute Peers

•	LHC Group, Inc.;

•	Amedisys, Inc.;

•	Addus Homecare Corporation;

•	Innovage Holding Corp.;

•	Aveanna Healthcare Holdings, Inc.; and

•	Enhabit, Inc.

Profitable HCIT Peers

•	Evolent Health, Inc.;

•	LifeStance Health Group Inc.;

•	Progyny, Inc.;

•	Teladoc Health, Inc.;

•	R1 RCM Inc.; and

•	NextGen Healthcare, Inc.

Although none of the Selected Companies is directly comparable to Signify, the Selected Companies included were chosen because they are publicly traded companies in the healthcare and healthcare information technology industries with certain operations that for purposes of analysis may be considered similar to certain operations of Signify.

Goldman Sachs calculated and compared the enterprise value as of September 1, 2022 as a multiple of NTM Adjusted EBITDA for each of the Selected Companies, in each case based on financial and trading data as of September 1, 2022 (other than LHC Group, Inc. whose data is as of March 29, 2022, the unaffected date prior to the announcement of its acquisition by UnitedHealth Group Inc.), information Goldman Sachs obtained from public filings, Bloomberg, publicly available historical and market data and IBES estimates.

The results of this analysis are summarized as follows:

Selected Companies	EV/2023E EBITDA Multiple
Signify (as of August 1, 2022)	14.9x
Post-Acute Peers
LHC Group, Inc.	18.7x
Amedisys, Inc.	14.1x
Addus Homecare Corporation	13.5x
Innovage Holding Corp.	10.2x
Aveanna Healthcare Holdings, Inc.	10.1x
Enhabit, Inc.	8.0x
Post-Acute Peers Median	11.9x
Profitable HCIT Peers
Evolent Health, Inc.	28.5x
LifeStance Health Group Inc.	28.0x
Progyny, Inc.	22.0x
Teladoc Health, Inc.	19.7x
R1 RCM Inc.	15.3x
NextGen Healthcare, Inc.	10.2x
Profitable HCIT Peers Median	20.9x

General

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs’ opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to Signify or the Merger.

Goldman Sachs prepared these analyses for purposes of Goldman Sachs’ providing its opinion to the Board of Directors as to the fairness from a financial point of view of the $30.50 in cash per share of Class A Common Stock to be paid to the holders (other than CVS, New Mountain and their respective affiliates) of the outstanding shares of Class A Common Stock pursuant to the Merger Agreement. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Signify, CVS, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.

The merger consideration was determined through arm’s-length negotiations between Signify and CVS and was approved by the Board of Directors. Goldman Sachs provided advice to Signify during these negotiations.

Goldman Sachs did not, however, recommend any specific amount of consideration to Signify or the Board of Directors or that any specific amount of consideration constituted the only appropriate consideration for the Merger.

As described above, Goldman Sachs’ opinion to the Board of Directors was one of many factors taken into consideration by the Board of Directors in making its determination to approve the Merger Agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached as Annex B.

Goldman Sachs and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of Signify, CVS, any of their respective affiliates and third parties, including New Mountain and ARK Investment Management LLC (“ARK Invest”), each a significant stockholder of Signify, and any of their respective affiliates and, as applicable, portfolio companies, or any currency or commodity, or any currency or commodity that may be involved in the Merger.

Goldman Sachs acted as financial advisor to Signify in connection with, and participated in certain of the negotiations leading to, the Merger. Goldman Sachs has provided certain financial advisory and/or underwriting services to Signify and its affiliates from time to time for which the Investment Banking Division of Goldman Sachs has received, and may receive, compensation, including having acted as, including having acted as joint lead arranger and joint bookrunner with respect to Signify’s senior secured first lien term loan facility (aggregate principal amount $350,000,000) in June 2021, and senior secured revolving credit facility (aggregate principal amount of $185,000,000) in June 2021. During the two-year period ended September 2, 2022, Goldman Sachs has recognized compensation for financial advisory and/or underwriting services provided by its Investment Banking Division to Signify and/or its affiliates of approximately $10 million (excluding compensation payable by Signify to Goldman Sachs in connection with the Merger).

Goldman Sachs also has provided certain financial advisory and/or underwriting services to CVS and/or its affiliates from time to time for which Investment Banking Division of Goldman Sachs has received, and may receive, compensation, including having acted as dealer manager with respect to each of CVS’ tender offers for outstanding debt securities of CVS (aggregate principal amount $6,000,000,000) in August 2020, outstanding debt securities of CVS (aggregate principal amount $4,000,000,000) in December 2020, and outstanding debt securities of CVS (aggregate principal amount $2,000,000,000) in August 2021; as bookrunner with respect to each of CVS’ 1.300% Senior Notes due 2027 (aggregate principal amount $1,500,000,000), 1.750% Senior Notes due 2030 (aggregate principal amount $1,250,000,000) and 2.700% Senior Notes due 2040 (aggregate principal amount $1,250,000,000) in August 2020, 1.300% Senior Notes due 2027 (aggregate principal amount $750,000,000) and 1.875% Senior Notes due 2031 (aggregate principal amount $1,250,000,000) in December 2020, and 2.125% Senior Notes due 2031 (aggregate principal amount $1,000,000,000) in August 2021; as sole bookrunner with respect to the catastrophe bonds (aggregate principal amount $200,000,000) of Aetna Life Insurance Company, an affiliate of CVS, in February 2021, and the catastrophe bonds (aggregate principal amount of $200,000,000) of Aetna Inc., an affiliate of CVS, in January 2022; as a participant in each of CVS’ revolving credit facility due May 2025 (aggregate principal amount $2,000,000,000) in May 2019, revolving credit facility due May 2026 (aggregate principal amount $2,000,000,000) in May 2021, and revolving credit facility due May 2027 (aggregate principal amount $2,000,000,000) in May 2022. During the two-year period ended September 2, 2022, Goldman Sachs has recognized compensation for financial advisory and/or underwriting services provided by its Investment Banking Division directly to CVS and/or to its affiliates (including, if applicable, any portfolio companies but excluding, if applicable, New Mountain and ARK Invest and their respective affiliates) of approximately $9 million.

Goldman Sachs also has provided certain financial advisory and/or underwriting services to New Mountain and/or its affiliates and portfolio companies from time to time for which Investment Banking Division of Goldman Sachs has received, and may receive, compensation, including having acted as financial advisor to CIOX Health LLC, a portfolio company of New Mountain, with respect to its merger with Datavant Holdings, Inc. in July 2021, and to Blue Yonder Holding, Inc. (“Blue Yonder”), a portfolio company of New Mountain, with respect to its sale in September 2021; as bookrunner with respect to the 4.250% Senior Secured Notes due 2026 (aggregate principal amount $750,000,000) issued by subsidiaries of Blue Yonder in July 2020; as bookrunner to Revint Solutions, LLC, a portfolio company of New Mountain, with respect to its term loan B due 2027 (aggregate principal amount $640,000,000) in October 2020; and as bookrunner to Avantor, Inc. (“Avantor”), a portfolio company of New Mountain, with respect to its 4.625% Senior Notes due 2028 (aggregate principal amount $1,550,000,000) in July 2020, 3.875% Senior Notes due 2028 (aggregate principal amount €400,000,000) in July 2020, 2.625% Senior Secured Notes due 2025 (aggregate principal amount €650,000,000) in November 2020, follow-on public offering of 78,726,740 shares of Avantor’s common stock in November 2020, follow-on public offering of 23,809,524 shares of Avantor’s common stock in September 2021, and 3.875% Senior Notes due 2029 (aggregate principal amount $800,000,000) in October 2021. During the two-year period ended September 2, 2022, Goldman Sachs has recognized compensation for financial advisory and/or underwriting services provided by its Investment Banking Division directly to New Mountain and/or to its affiliates (including, if applicable, any portfolio companies but excluding Signify and its subsidiaries) of approximately $75 million.

Goldman Sachs may also in the future provide financial advisory and/or underwriting services to Signify, CVS, New Mountain or ARK Invest or their respective affiliates and, as applicable, portfolio companies, for which the Investment Banking Division of Goldman Sachs may receive compensation. Affiliates of Goldman Sachs also may have co-invested with New Mountain, ARK Invest and their respective affiliates from time to time and may have invested in limited partnership units of affiliates of New Mountain and/or ARK Invest from time to time and may do so in the future.

The Board of Directors selected Goldman Sachs as one of its financial advisors because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the Merger. Pursuant to a letter agreement dated August 22, 2022, Signify engaged Goldman Sachs to act as its financial advisor in connection with the Merger. The engagement letter between Signify and Goldman Sachs provides for a transaction fee that is estimated, based on the information available as of the date of announcement, at approximately $58 million, all of which is payable upon consummation of the Merger. In addition, Signify has agreed to reimburse Goldman Sachs for certain of its expenses, including attorneys’ fees and disbursements, and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws.

Opinion of Deutsche Bank Securities Inc.

Pursuant to an engagement letter dated as of August 22, 2022, Deutsche Bank acted as financial advisor to Signify in connection with the Merger. At the September 2, 2022 meeting of the Board of Directors, Deutsche Bank delivered its opinion, subsequently confirmed in writing, to the effect that, as of the date of such opinion, based upon and subject to the assumptions, limitations, qualifications and conditions set forth in the opinion, the Merger Consideration was fair, from a financial point of view, to the Signify Stockholders, excluding CVS, New Mountain and their respective affiliates.

The full text of Deutsche Bank’s written opinion, dated as of September 2, 2022, which sets forth, among other things, the assumptions made, matters considered and limitations, qualifications and conditions of the review undertaken by Deutsche Bank in connection with its opinion, is attached as Annex C to this proxy statement and is incorporated herein by reference in its entirety. Deutsche Bank’s opinion has been approved and authorized for issuance by a Deutsche Bank fairness opinion review committee and is addressed to, and is for the use and benefit of, the Board of Directors in connection with and for the purpose of its evaluation of the Merger. Deutsche Bank’s opinion is limited to the fairness, as of the date of the opinion, of the Merger Consideration, from a financial point of view, to the Signify Stockholders, excluding CVS, New Mountain and their respective affiliates. Deutsche Bank’s opinion does not address any other terms of the Merger or the Merger Agreement, nor does it address the terms of any other agreement entered into or to be entered into in connection with the Merger. Deutsche Bank was not asked to, and Deutsche Bank’s opinion did not, address the fairness of the Merger, or any consideration received in connection therewith, to the holders of any other class of securities, creditors or other constituencies of Signify, nor did it address the fairness of the contemplated benefits of the Merger. Deutsche Bank expressed no opinion as to the merits of the underlying decision by Signify to engage in the Merger or the relative merits of the Merger as compared to any alternative transactions or business strategies. Deutsche Bank did not express any opinion, and Deutsche Bank’s opinion did not constitute a recommendation, as to how any Signify Stockholders should vote or act with respect to the Merger or any other matter. Deutsche Bank did not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable to or to be received by any of Signify’s officers, directors, or employees, or any class of such persons, in connection with the Merger relative to the Merger Consideration to be received by the Signify Stockholders. The summary of Deutsche Bank’s opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of Deutsche Bank’s opinion set forth as Annex C. Signify Stockholders are urged to read Deutsche Bank’s opinion in its entirety.

In connection with Deutsche Bank’s role as financial advisor to Signify, and in arriving at its opinion, Deutsche Bank has, among other things, reviewed certain publicly available financial and other information concerning Signify and certain internal analyses, financial forecasts and other information relating to Signify prepared and furnished to Deutsche Bank by the management of Signify and approved for Deutsche Bank’s use by Signify. Deutsche Bank also held discussions with certain senior officers and other representatives and advisors of Signify regarding the businesses and prospects of Signify. In addition, Deutsche Bank has:

•	reviewed the reported prices and trading activity for Class A Common Stock;

•

compared certain financial and stock market information for Signify with, to the extent publicly available, similar information for certain other companies Deutsche Bank considered relevant whose securities are publicly traded;

•	reviewed, to the extent publicly available, the financial terms of certain recent business combinations which it deemed relevant;

•	reviewed the Merger Agreement and certain related documents, including the Voting Agreement and the TRA Amendment; and

•	performed such other studies and analyses and considered such other factors as it deemed appropriate.

In arriving at its opinion, Deutsche Bank has not taken into account the effect of the TRA (as defined in this proxy statement) or any tax attributes subject thereto.

In preparing its opinion, Deutsche Bank did not assume responsibility for the independent verification of, and did not independently verify, any information, whether publicly available or furnished to it, concerning Signify, including, without limitation, any financial information considered in connection with the rendering of its opinion. Accordingly, for purposes of its opinion, with the knowledge and permission of the Board of Directors, Deutsche Bank assumed and relied upon the accuracy and completeness of all such information. Deutsche Bank did not conduct a physical inspection of any of the properties or assets and did not prepare, obtain or review any independent evaluation or appraisal of any of the assets or liabilities (including any contingent, derivative or off-balance sheet assets or liabilities) of Signify or CVS or any of their respective subsidiaries, nor did Deutsche Bank evaluate the solvency or fair value of Signify under any law relating to bankruptcy, insolvency or similar matters. With respect to the financial forecasts made available to Deutsche Bank and used in its analyses, Deutsche Bank, with the knowledge and permission of the Board of Directors, assumed that such forecasts had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Signify as to the matters covered thereby. In rendering its opinion, Deutsche Bank expressed no view as to the reasonableness of such forecasts and projections or the assumptions on which they are based. Deutsche Bank’s opinion was necessarily based upon the economic, market and other conditions as in effect on, and the information made available to Deutsche Bank as of, the date of such opinion. Deutsche Bank expressly disclaimed any undertaking or obligation to advise any person of any change in any fact or matter affecting Deutsche Bank’s opinion of which it becomes aware after the date of the opinion.

For purposes of rendering its opinion, Deutsche Bank, with the knowledge and permission of the Board of Directors, has assumed that, in all respects material to its analysis:

•

the Merger will be consummated in accordance with the terms of the Merger Agreement, without any waiver, modification or amendment of any term, condition or agreement that would be material to Deutsche Bank’s analysis; and

•

all material governmental, regulatory or other approvals and consents required in connection with the consummation of the Merger will be obtained and that in connection with obtaining any necessary governmental, regulatory or other approvals and consents, no restrictions, terms or conditions will be imposed that would be material to Deutsche Bank’s analysis.

Deutsche Bank is not a legal, regulatory, tax or accounting expert and has relied on the assessments made by Signify and its other advisors with respect to these issues.

Deutsche Bank’s Financial Analyses

The following is a summary of the material financial analyses contained in the presentation that was made by Deutsche Bank to the Board of Directors on September 2, 2022, and that were used by Deutsche Bank in connection with rendering its opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Deutsche Bank, nor does the order of the analyses described below represent the relative importance or weight given to those analyses by Deutsche Bank or the Board of Directors. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Deutsche Bank’s financial analyses. Certain financial, comparative and other analyses summarized below include information presented in tabular format. The tables must be read together with the text of each summary and are alone not a complete description of Deutsche Bank’s financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before September 1, 2022, and is not necessarily indicative of current market conditions.

In preparing its analyses, Deutsche Bank utilized calculations of, among other things, adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”), calculated by starting with earnings before interest, taxes, depreciation and amortization, including pro forma adjustments (as defined below) and excluding non-recurring items and stock-based compensation expense, as applicable. Where applicable, Deutsche Bank included in its calculations material pro forma adjustments for acquisitions and divestitures or other material corporate events (“pro forma adjustments”) and closing share prices as of September 1, 2022. For information regarding Signify’s management’s calculation of Signify’s Adjusted EBITDA, please see “The Merger–Certain Unaudited Prospective Financial Information”.

Analysis of Selected Publicly Traded Companies

Deutsche Bank compared certain financial information and commonly used valuation measurements for Signify to corresponding information and measurements of certain publicly traded companies that Deutsche Bank considered relevant for Signify. In determining the universe of comparable companies for Signify, Deutsche Bank considered a variety of factors, based on publicly available information, including, but not limited to, similarity in business and financial profiles, revenue and revenue growth rates, profitability, scale and other similar operating characteristics. However, because of the inherent differences between the businesses, operations and prospects of Signify and those of the selected comparable companies, Deutsche Bank believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the selected publicly traded company analysis. Accordingly, Deutsche Bank also made qualitative judgments concerning differences between the business, financial and operating characteristics and prospects of Signify and the selected comparable companies that could affect the values of Signify in order to provide a context in which to consider the results of the quantitative analysis for Signify. Deutsche Bank selected comparable companies in the healthcare services industry.

To calculate the trading multiples for the selected companies, Deutsche Bank used publicly available information concerning historical and projected financial performance, including published historical financial information and forecasted estimates based on widely used industry data and research providers (from sources including FactSet and Wall Street research) and public filings made by the selected companies. Using such financial information, Deutsche Bank calculated the following multiples for each of the selected companies: (i) the ratio of total enterprise value to estimated calendar year 2022 Adjusted EBITDA (“TEV/2022E EBITDA”) and (ii) the ratio of total enterprise value to estimated calendar year 2023 Adjusted EBITDA (“TEV/2023E EBITDA”).

Company	TEV / 2022E EBITDA	TEV / 2023E EBITDA
Evolent Health, Inc.	35.6x	29.1x
Sharecare, Inc.	30.4x	12.9x
Cano Health, Inc.	25.1x	19.3x
Option Care Health, Inc.	19.3x	17.7x
Amedisys, Inc.	15.2x	13.8x

Based in part upon the TEV/2022E EBITDA and TEV/2023E EBITDA multiples of the selected companies described above and taking into account its professional judgment and experience, Deutsche Bank calculated ranges of estimated implied value per share of Class A Common Stock by:

•

applying a range of multiples of TEV/2022E EBITDA of 16.0x to 35.0x to Signify’s management’s estimates of Signify’s calendar year 2022 Adjusted EBITDA, resulting in a range of implied values of $14.56 to $31.30 per share of Class A Common Stock; and

•

applying a range of multiples of TEV/2023E EBITDA of 13.0x to 28.0x to Signify’s management’s estimates of Signify’s calendar year 2023 Adjusted EBITDA, resulting in a range of implied values of $16.72 to $35.45 per share of Class A Common Stock.

Analysis of Selected Precedent Transactions

Deutsche Bank reviewed the financial terms, to the extent publicly available, of nine home-based and technology-enabled healthcare services transactions since July 2015 that Deutsche Bank deemed, in its professional judgment and experience, as comparable to Signify in certain business and financial respects. In its analysis, Deutsche Bank derived and compared, among other things, the ratio of total enterprise value to last-twelve-months Adjusted EBITDA, or full-year Adjusted EBITDA where needed due to availability of information (“TEV/LTM EBITDA”), for each of the selected transactions. To calculate the comparative data for the selected transactions, Deutsche Bank used publicly available information from public filings, FactSet and Moody’s reports. The transactions reviewed and analysis indicated the following:

Month and Year Announced	Target/Acquiror	TEV/LTM EBITDA
Home-Based Healthcare Services Transactions

August 2016	Matrix Medical Network / Frazier Healthcare Partners	10.4x
April 2018	CURO Health Services / Humana Inc., TPG Capital and Welsh, Carson, Anderson & Stowe	14.1x
April 2021	Kindred at Home / Humana Inc.	12.5x
March 2022	LHC Group, Inc. / UnitedHealth Group Inc.	22.7x

Tech-Enabled Healthcare Services Transactions

July 2015	Altegra Health / Emdeon Inc.	15.4x
June 2018	Cotiviti Holdings, Inc. / Verscend Technologies, Inc. (Veritas Capital portfolio company)	18.0x
December 2020	HMS Holdings Corp. / Gainwell Acquisition Corp. (Veritas Capital portfolio company)	21.1x
August 2021	Inovalon Holdings, Inc. / Consortium including Nordic Capital and Insight Partners as lead co-investors	29.0x
June 2022	Convey Health Solutions / TPG Capital	15.7x

Based upon the results of the selected precedent transactions analysis, Deutsche Bank calculated ranges of estimated implied value per share of Class A Common Stock by applying multiples of TEV/LTM EBITDA of 14.0x to 29.0x to Signify’s last-twelve-months Adjusted EBITDA for the period ending June 30, 2022, as provided by Signify’s management, resulting in a range of implied values of $11.69 to $23.03 per share of Class A Common Stock.

Discounted Cash Flow Analysis

Deutsche Bank performed a discounted cash flow analysis of Signify on a standalone basis using financial forecasts, data and other information provided by Signify’s management to calculate a range of implied equity values per share of Class A Common Stock as of June 30, 2022, using the mid-year convention.

In performing the discounted cash flow analysis, Deutsche Bank applied a range of discount rates of 9.6% to 10.7% to the sum of (i) unlevered free cash flows estimated to be generated by Signify for the fiscal years 2022 to 2031, as reflected in the financial forecasts and data provided by Signify’s management, and (ii) estimated terminal values of Signify calculated using perpetuity growth rates ranging from 2.5% to 3.5%. As reflected in the financial forecasts and data provided by Signify’s management, stock-based compensation was treated as a cash expense and unlevered free cash flow was calculated as (a) Adjusted EBITDA, less (b) stock-based compensation, less (c) cash taxes, less (d) capital expenditures and less (e) changes in net working capital, in each case as provided to Deutsche Bank by Signify’s management. For additional information regarding the financial data provided by Signify’s management underlying these calculations, please see “The Merger–Certain Unaudited Prospective Financial Information”.

Deutsche Bank derived the foregoing range of discount rates using a weighted average cost of capital analysis, taking into account its professional judgment and experience, based on a risk free rate of 3.6% using the 20-year U.S. government bond yield as of September 1, 2022, the cost of debt and certain other financial metrics, including betas, for Signify and the other selected companies described above.

The analysis resulted in a range of implied present values per share of Class A Common Stock of $23.96 to $31.67 per share.

Additional Informational Analyses

Deutsche Bank observed certain additional information that, based on Deutsche Bank’s professional judgment and experience, Deutsche Bank did not consider to be part of its financial analysis with respect to its opinion but was noted for informational purposes, including the following:

Historical Trading Range Analysis

Deutsche Bank performed a trading range analysis with respect to the historical share prices of Class A Common Stock. Deutsche Bank noted that the low and high prices per share of Class A Common Stock during the 52-week period ending on August 1, 2022, the last day prior to market rumors of a possible sale of Signify, were $11.19 and $26.84. As of August 1, 2022, the closing price per share of Class A Common Stock was $17.15, and as of September 1, 2022, the closing price per share of Class A Common Stock was $28.39.

Deutsche Bank noted that the trading range analysis was presented merely for reference purposes only, and was not relied upon for valuation purposes.

Wall Street Analyst Estimates

Deutsche Bank reviewed the stock price targets for Class A Common Stock in several recently published, publicly available research analysts’ reports, which indicated low and high twelve-month-forward stock price targets ranging from $20.00 to $35.00 per share. These price targets, when discounted back twelve months using a 10.2% cost of equity (based on Deutsche Bank’s judgment of Signify’s estimated weighted average cost of capital), resulted in a range of analyst future stock price targets of $18.16 to $31.77 per share.

Deutsche Bank noted that the analyst price targets were presented merely for reference purposes only, and were not relied upon for valuation purposes.

Premia Paid Analysis

Deutsche Bank performed a premia paid analysis based upon the premia paid in certain merger and acquisition transactions that were announced during the time period from January 1, 2013 through July 26, 2022. Deutsche Bank considered 162 precedent transactions involving a U.S. target with a total enterprise value greater than $5 billion and all-cash consideration. Deutsche Bank analyzed the transactions to determine the premia paid for the target as determined using the stock price on the date that is one day prior to the announcement of each such deal or market rumors of a possible sale. Based on this analysis, Deutsche Bank selected a representative premia range of 20.0-50.0% and applied this range to $17.15, the closing price per share of Class A Common Stock on August 1, 2022, the last day prior to market rumors of a possible sale of Signify, to derive an implied equity value per share range of $20.58 to $25.73. All premia considered were based on publicly available information from FactSet and Wall Street research available at the time of announcement of such transaction, without taking into account differing market conditions during the period during which the transactions occurred.

Deutsche Bank noted that the premia paid analysis was presented merely for reference purposes only, and was not relied upon for valuation purposes.

Miscellaneous

The preparation of a fairness opinion is a complex process involving the application of subjective business judgment in determining the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, is not readily susceptible to a summary description. Deutsche Bank believes that its analyses must be considered as a whole and that considering any portion of such analyses and of the factors considered without considering all analyses and factors could create a misleading view of the process underlying the opinion. In arriving at its fairness determination, Deutsche Bank did not assign specific weights to any particular analyses.

In conducting its analyses and arriving at its opinion, Deutsche Bank utilized a variety of generally accepted valuation methods. The analyses were prepared solely for the purpose of enabling Deutsche Bank to provide its opinion to the Board of Directors as to the fairness, from a financial point of view, to the Signify Stockholders (other than CVS, New Mountain and their respective affiliates), of the Merger Consideration. Analyses based on estimates or forecasts of future results are not necessarily indicative of actual past or future values or results, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to the value of the businesses of Signify do not purport to be appraisals or to reflect the prices at which the businesses of Signify could actually be sold. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of Signify or its advisors, neither Signify nor Deutsche Bank nor any other person assumes responsibility if future results or actual values are materially different from these forecasts or assumptions.

The terms of the Merger were determined through negotiations between Signify and CVS and were approved by the Board of Directors. Although Deutsche Bank provided advice to the Board of Directors during the course of these negotiations, the decision to enter into the Merger was solely that of the Board of Directors. As described above, the opinion and presentation of Deutsche Bank to the Board of Directors was only one of a number of factors taken into consideration by the Board of Directors in making its determination to approve the Merger. Deutsche Bank’s opinion was provided to the Board of Directors to assist it in connection with its consideration of the Merger and does not constitute a recommendation to any Signify Stockholders as to how to vote on any matter.

Additional Information

The Board of Directors selected Deutsche Bank as its financial advisor in connection with the Merger based on Deutsche Bank’s qualifications, expertise, reputation and experience in mergers and acquisitions. Signify has retained Deutsche Bank pursuant to an engagement letter dated as of August 22, 2022, as amended. As compensation for Deutsche Bank’s services in connection with the Merger, Signify has agreed to pay to Deutsche Bank the following fees:

•	an opinion fee of $2,500,000, which became payable upon Deutsche Bank’s delivery of its written opinion, dated as of September 2, 2022, to Signify;

•

a transaction fee contingent on the consummation of the Merger of approximately $24 million, equal to 0.3% of the value of the aggregate consideration (as defined in the engagement letter), which is estimated to be approximately $8 billion as of September 2, 2022; provided that the transaction fee shall be reduced by the opinion fee described in the preceding bullet; and

•

if the Merger is not consummated and Signify or its affiliates are entitled to any payment (including, without limitation, a break-up fee, lock-up option, topping fee or other termination fee) (collectively, a “Termination Fee”), a fee equal to 4.5% of such Termination Fee, net of Signify’s out-of-pocket expenses incurred in connection with the termination of the Merger Agreement, the Merger or the collection of such Termination Fee, at such time as such Termination Fee is received by Signify or its affiliates; provided that such fee shall not be greater than 50% of the transaction fee that would have been payable had the Merger been consummated; and provided further that the transaction fee shall be reduced by the amount of any previously paid opinion fee, without duplication of any other offset of such opinion fee.

Regardless of whether the Merger is consummated, Signify has agreed to reimburse Deutsche Bank for its reasonable, documented out-of-pocket fees, expenses and disbursements of Deutsche Bank’s counsel and all of

Deutsche Bank’s reasonable travel and other out-of-pocket expenses incurred in connection with the Merger or otherwise arising out of the engagement of Deutsche Bank under the engagement letter; provided that any such expenses in excess of $200,000 in the aggregate will only be reimbursed if incurred with the prior written consent of Signify. Signify has also agreed to indemnify Deutsche Bank and certain related persons to the full extent lawful against certain liabilities arising out of its engagement or the Merger.

Deutsche Bank is an internationally recognized investment banking firm experienced in providing advice in connection with mergers and acquisitions and related transactions. Deutsche Bank is an affiliate of Deutsche Bank AG, which, together with its affiliates, are referred to in this proxy statement as the DB Group. One or more members of the DB Group have, from time to time, provided, and are currently providing, investment banking, commercial banking (including extension of credit) and other financial services to Signify or its affiliates for which they have received, and in the future may receive, compensation, including advising Signify in connection with its initial public offering of Class A Common Stock in February 2021. During the two-year period preceding delivery of Deutsche Bank’s opinion, aggregate fees recognized by the DB Group from Signify were approximately 2.3 million euros. During such period, the DB Group was not engaged to provide investment and commercial banking services or other financial services to CVS, New Mountain or their respective affiliates and did not receive any compensation from CVS, New Mountain or their respective affiliates. In addition, the DB Group may also provide investment and commercial banking services to CVS and Signify in the future, for which Deutsche Bank would expect the DB Group to receive compensation. In the ordinary course of business, members of the DB Group may actively trade in the securities and other instruments and obligations of CVS, Signify and their respective affiliates for their own accounts and for the accounts of their customers. Accordingly, the DB Group may at any time hold a long or short position in such securities, instruments and obligations.

Certain Unaudited Prospective Financial Information

Signify does not, as a matter of course, make public projections as to Signify’s future financial performance, due to, among other reasons, the uncertainty, unpredictability and subjectivity of the underlying assumptions and estimates. In connection with Signify’s strategic planning process and the Board of Directors’ evaluation of the Merger, as described further in the section of this proxy statement captioned “The Merger—Background of the Merger,” Signify’s management team prepared and reviewed with the Board of Directors certain unaudited prospective financial information of Signify for fiscal years 2022 through 2025 (which we refer to as “Management’s Projections”). The Board of Directors approved Management’s Projections, authorized the use of Management’s Projections by the financial advisors in preparing any fairness opinions, authorized Signify’s management team to take any further steps that might be necessary to carry out that intent and provided Management’s Projections to CVS. Consistent with the Board of Directors’ authorization, Signify’s management team extrapolated Management’s Projections through 2031 based on various assumptions for EBITDA margins, revenue growth and other factors which Signify’s management team deemed reasonable (which we refer to collectively with Management’s Projections as the “Unaudited Prospective Financial Information”).

The Unaudited Prospective Financial Information was prepared for internal use only and not for public disclosure and was provided to the Board of Directors for the purposes of considering, analyzing and evaluating the Merger.

The Unaudited Prospective Financial Information was also provided to, and approved by Signify for use by, Goldman Sachs and Deutsche Bank, Signify’s financial advisors, for the purposes of Goldman Sachs’s and Deutsche Bank’s financial analyses and fairness opinions in connection with the Merger (as described in more detail in the section of this proxy statement captioned “The Merger—Opinion of Goldman Sachs & Co. LLC” and “The Merger—Opinion of Deutsche Bank Securities Inc.”). With Signify’s consent, Goldman Sachs and Deutsche Bank assumed that the Unaudited Prospective Financial Information was reasonably prepared on bases reflecting the best then available estimates and judgments of Signify’s management team as to Signify’s future financial performance.

The following table presents a summary of Management’s Projections.

	Fiscal Year Ending December 31,
$ in millions	2022E	2023E	2024E	2025E
Revenue[1]	$851	$1,079	$1,331	$1,583
Adjusted Gross Profit	$425	$546	$680	$816
Adjusted EBITDA[2]	$222	$315	$411	$511

[1]	Excludes (a) BPCI-A Business, (b) Episodes of Care Business and (c) Community Business and includes financial impact related to customer equity appreciation rights.
[2]

Defined as net income attributable to Signify, before interest expense, loss on extinguishment of debt, income tax expense, net depreciation and amortization, other income net, as adjusted by excluding (i) any fair value adjustment of the equity appreciation right, (ii) stock-based compensation, (iii) customer equity appreciation rights, (iv) transaction related expenses, (v) loss on contingent consideration, (vi) SEU expense, (vii) non-recurring expenses, (viii) asset impairment, (ix) restructuring expense, and (x) stranded costs and the reversal of the BPCI-A business income/(losses).

The following table presents a summary of the Unaudited Prospective Financial Information.

	Fiscal Year Ending December 31,
$ in millions	6/30/22 Stub	2023E	2024E	2025E	2026E	2027E	2028E	2029E	2030E	2031E
Total Revenue[1]	$439	$1,079	$1,331	$1,583	$1,851	$2,127	$2,402	$2,662	$2,897	$3,107
Adjusted EBITDA[2]	$107	$315	$411	$511	$617	$732	$849	$967	$1,054	$1,131
Unlevered Free Cash Flow	$61	$160	$217	$285	$358	$435	$516	$600	$663	$720

[1]	Excludes (a) BPCI-A Business, (b) Episodes of Care Business and (c) Community Business and includes financial impact related to customer equity appreciation rights.
[2]

Defined as net income attributable to Signify, before interest expense, loss on extinguishment of debt, income tax expense, net depreciation and amortization, other income net, as adjusted by excluding (i) any fair value adjustment of the equity appreciation right, (ii) stock-based compensation, (iii) customer equity appreciation rights, (iv) transaction related expenses, (v) loss on contingent consideration, (vi) SEU expense, (vii) non-recurring expenses, (viii) asset impairment, (ix) restructuring expense, and (x) stranded costs and the reversal of the BPCI-A business income/(losses).

Important Information Regarding the Unaudited Prospective Financial Information

The Unaudited Prospective Financial Information was developed based on Signify’s management team’s knowledge of and assumptions with respect to Signify’s business, including Signify’s in-home evaluation products and services. The Unaudited Prospective Financial Information was developed without giving effect to the Merger, including any impact of the negotiation or execution of the Merger Agreement or the Merger, the expenses that have already or may be incurred in connection with completing the Merger or any changes to Signify’s operations or strategy that may be implemented during the pendency of or following the consummation of the Merger. The Unaudited Prospective Financial Information also does not consider the effect of any failure of the Merger to be completed; it should not be viewed as accurate or continuing in that context.

The Unaudited Prospective Financial Information was not prepared with a view toward public disclosure or complying with accounting principles generally accepted in the United States (which we refer to as “GAAP”). In addition, the Unaudited Prospective Financial Information was not prepared with a view toward complying with the guidelines established by the SEC or the American Institute of Certified Public Accountants with respect to prospective financial information. Neither Signify’s independent registered public accounting firm nor any other independent accountants have (1) compiled, reviewed, audited, examined or performed any procedures with respect to the Unaudited Prospective Financial Information, (2) expressed any opinion or any other form of assurance on such information or the achievability of the Unaudited Prospective Financial Information or (3) assumed any responsibility for the Unaudited Prospective Financial Information.

Because the Unaudited Prospective Financial Information reflects estimates and judgments, it is susceptible to sensitivities and assumptions, as well as multiple interpretations based on actual experience and business developments. The Unaudited Prospective Financial Information also covers multiple years, and such information by its nature becomes less predictive with each succeeding year. The Unaudited Prospective Financial Information is not, and should not be considered to be, a guarantee of future operating results. Further, the Unaudited Prospective Financial Information is not fact and should not be relied upon as being necessarily indicative of Signify’s future results.

Although the Unaudited Prospective Financial Information is presented with numerical specificity, it reflects numerous assumptions and estimates as to future events. The Unaudited Prospective Financial Information reflects assumptions and uncertainties that are subject to change. Important factors that may affect actual results and cause the Unaudited Prospective Financial Information not to be achieved are described in various risk factors described in the sections of this proxy statement captioned “Cautionary Statement Regarding Forward-Looking Statements,” and in Signify’s other filings with the SEC, including those listed under the section captioned “Where You Can Find More Information.” All of these factors are difficult to predict, and many of them are outside of Signify’s control. As a result, there can be no assurance that the Unaudited Prospective Financial Information will be realized, and actual results may be materially better or worse than those contained in the Unaudited Prospective Financial Information, whether or not the Merger is consummated. The Unaudited Prospective Financial Information also reflects assumptions as to certain business decisions that are subject to change. The Unaudited Prospective Financial Information may differ from publicized analyst estimates and forecasts and does not consider any events or circumstances after the date that it was prepared, including the announcement of the entry into the Merger Agreement. The Unaudited Prospective Financial Information has not been updated or revised to reflect information or results after the date it was prepared or as of the date of this proxy statement. Except to the extent required by applicable federal securities laws, Signify does not intend to update or otherwise revise the Unaudited Prospective Financial Information to reflect circumstances existing after the date that such information was prepared or to reflect the occurrence of future events. Signify has or may report results of operations for periods included in the Unaudited Prospective Financial Information that were or will be completed following the preparation of the Unaudited Prospective Financial Information. Stockholders and investors are urged to refer to Signify’s periodic filings with the SEC for information on Signify’s actual historical results.

Certain of the financial measures included in the Unaudited Prospective Financial Information are “non-GAAP financial measures.” These are financial performance measures that are not calculated in accordance with GAAP. These non-GAAP financial measures should not be viewed as a substitute for GAAP financial measures and may be different from non-GAAP financial measures used by other companies. Furthermore, there are limitations inherent in non-GAAP financial measures because they exclude charges and credits that are required to be included in a GAAP presentation. In certain circumstances, including those applicable to the Unaudited Prospective Financial Information, financial measures included in forecasts provided to a financial advisor and a board of directors in connection with a business combination transaction are excluded from the definition of “non-GAAP financial measures” under applicable SEC rules and regulations. As a result, the Unaudited Prospective Financial Information is not subject to SEC rules regarding disclosures of non-GAAP financial measures, which would otherwise require a reconciliation of a non-GAAP financial measure to a GAAP financial measure. Reconciliations of non-GAAP financial measures were not provided to or relied upon by the Board of Directors or Goldman Sachs and Deutsche Bank. Accordingly, no reconciliation of the financial measures included in the Unaudited Prospective Financial Information is provided in this proxy statement.

The Unaudited Prospective Financial Information constitutes forward-looking statements. By including the Unaudited Prospective Financial Information in this proxy statement, neither Signify nor any of its representatives has made or makes any representation to any person regarding Signify’s ultimate performance as compared to the information contained in the Unaudited Prospective Financial Information. The inclusion of the Unaudited Prospective Financial Information should not be regarded as an indication that the Board of Directors, Signify or any other person considered, or now considers, the Unaudited Prospective Financial Information to be predictive of actual future results. Further, the inclusion of the Unaudited Prospective Financial Information in this proxy statement does not constitute an admission or representation by Signify that the information presented is material. The Unaudited Prospective Financial Information is included in this proxy statement solely to give Signify’s stockholders access to the information that was provided to the Board of Directors and Goldman Sachs and Deutsche Bank. The Unaudited Prospective Financial Information is not included in this proxy statement in order to influence any Signify stockholder to make any investment decision with respect to the Merger, including whether or not to seek appraisal rights with respect to their shares.

Interests of Signify’s Directors and Executive Officers in the Merger

In considering the recommendation of the Board of Directors that the Signify Stockholders should vote to approve the proposal to adopt the Merger Agreement, the Signify Stockholders should be aware that the executive officers and directors of Signify have certain interests in the Merger that may be different from, or in addition to, the interests of the Signify Stockholders generally, including those items listed below. The Board of Directors was aware of these interests and considered them, among other matters, in approving the Merger Agreement and the Transactions, including the Merger, and in making their recommendation that the Signify Stockholders adopt the Merger Agreement, particularly:

These interests include:

•	The accelerated vesting and payment in respect of Cash-Out Stock Options, Cash-Out RSUs, and Aggregator Units at the Closing;

•

The Rollover Stock Options and Rollover RSUs that will be converted at Closing into stock options and restricted stock units, respectively, with respect to CVS Health Stock of substantially equivalent value, and as a result of the Transactions and pursuant to the terms of the applicable award agreements, such awards will be eligible for accelerated vesting upon certain qualifying terminations of employment following the Closing;

•	The receipt of any payments pursuant to the terms of certain transaction and retention bonus agreements;

•	The payment of any annual bonus at target with respect to fiscal year 2022, regardless of actual performance level; and

•	Continued indemnification and directors’ and officers’ liability insurance to be provided by the Surviving Corporation.

Arrangements with CVS

As of the date of this proxy statement, none of our executive officers has entered into any agreement with CVS or any of its affiliates regarding employment with, or the right to purchase or participate in the equity of, the Surviving Corporation or one or more of its affiliates (other than any right to purchase or participate in the equity of CVS or its affiliates resulting from the treatment in the Merger of Rollover Stock Options and Rollover RSUs). Prior to and following the Closing, however, certain of our executive officers may have discussions, and following the Closing, may enter into agreements with, CVS or Merger Subsidiary, their Subsidiaries or their respective affiliates regarding employment with, or the right to purchase or participate in the equity of, the Surviving Corporation or one or more of its affiliates.

Outstanding Shares Held by Executive Officers and Directors

Executive officers and directors of Signify who own shares of Class A Common Stock will receive the same cash consideration on the same terms and conditions as the other Signify Stockholders (i.e., the Per Share Consideration of $30.50 per share). As of the Record Date, the executive officers and directors of Signify beneficially owned, in the aggregate, 502,830 shares of Class A Common Stock (which excludes shares of Class A Common Stock subject to outstanding Company Awards and purchase rights under the Company ESPP).

The following table sets forth (i) the number of shares of Class A Common Stock beneficially owned as of the Record Date and assuming the exchange of Class A Units for Class A Common Stock occurs immediately prior to the Merger, by each of our executive officers and directors (which excludes shares of Class A Common Stock subject to outstanding Company Awards and purchase rights under the Company ESPP) and (ii) the aggregate cash consideration that would be payable for such shares of Class A Common Stock pursuant to the Merger based on the Per Share Consideration of $30.50.

Name of Executive Officer or Director who hold Class A Common Stock	Number of Shares (#)	Cash Consideration for Shares ($)
Kyle Armbrester	22,220	677,710
Peter Boumenot	54,601	1,665,331
Laurel Douty	10,000	305,000
Adam McAnaney	37,628	1,147,654
David Pierre	13,200	402,600
Marc Rothman, MD	1,000	30,500
Steven Senneff	150,683	4,595,832
Taj J. Clayton	10,229	311,985
Brandon H. Hull	21,816	665,388
Vivian E. Riefberg	21,816	665,388
Heather Dixon	15,002	457,561
Arnold Goldberg	16,817	512,919
Jerome Gronniger	127,818	3,898,449
All executive officers and directors who hold Class A Common Stock as a group	502,830	15,336,317

Treatment of Aggregator Units

As described in further detail above, in connection with the Transaction, each Aggregator Unit will be exchanged immediately prior to the Effective Time for a share of Class A Common Stock held by Aggregator LLC, which will be canceled and converted into the right to receive the Per Share Consideration of $30.50.

The following table sets forth (i) the number of vested Aggregator Units owned as of the Record Date, by each of our executive officers and directors, (ii) the number of unvested Aggregator Units owned as of the Record Date, by each of our executive officers and directors (which will become vested in the transaction due to the terms of the applicable award agreement (including as a result of satisfying performance conditions in connection with the receipt of cash by certain of our shareholders in connection with the Transactions) and (iii) the aggregate cash consideration that would be payable for such Aggregator Units (assuming that the exchange into shares of Class A Common Stock has been effectuated) based on the Per Share Consideration of $30.50.

Name of Executive Officer or Director who hold Aggregator Units	Number of Vested Aggregator Units (#)	Cash Consideration for Vested Aggregator Units ($)	Number of Unvested Aggregator Units (#)	Cash Consideration for Unvested Aggregator Units ($)	Total Cash Consideration for Aggregator Units in Merger ($)
Kyle Armbrester	4,112,452	125,429,786	1,878,626	57,298,093	182,727,879
Josh Builder	36,252	1,105,686	108,759	3,317,150	4,422,836
Laurel Douty	36,260	1,105,930	108,782	3,317,851	4,423,781
Adam McAnaney	6,042	184,281	18,131	552,996	737,277
David Pierre	334,912	10,214,816	437,963	13,357,872	23,572,688
Marc Rothman, MD	30,208	921,344	90,629	2,764,185	3,685,529
Steven Senneff	190,116	5,798,538	316,859	9,664,200	15,462,738
Taj J. Clayton	6,042	184,281	18,131	552,996	737,277
Brandon H. Hull	412,200	12,572,100	618,300	18,858,150	31,430,250
Kevin M. McNamara	616,787	18,812,004	644,063	19,643,922	38,455,925
Vivian E. Riefberg	6,042	184,281	18,131	552,996	737,277
All executive officers and directors who hold Aggregator Units as a group	5,787,313	$176,513,047	4,258,374	129,880,411	306,393,457

Treatment of Company Awards

Treatment of Cash-Out Stock Options

At the Effective Time, each Cash-Out Stock Option will be canceled and converted into the right of the holder thereof to receive, without interest, an amount in cash determined by multiplying (i) the excess of $30.50 (i.e., the Per Share Consideration) over the exercise price of such Cash-Out Stock Option by (ii) the number of shares of Class A Common Stock subject to such Cash-Out Stock Option as of immediately prior to the Effective Time.

The table below sets forth the number of Cash-Out Stock Options held by executive officers and a former director, as of the Record Date. We expect that Cash-Out Stock Options will generally include (1) vested Company Stock Options and (2) unvested Company Stock Options that were granted to service providers prior to February 10, 2021 (the date of our initial public offering) which will become vested in the transaction due to the terms of the applicable award agreement (including as a result of satisfying performance conditions in connection with the receipt of cash by certain of our shareholders in connection with the Transactions). The table also sets forth the aggregate cash consideration that would be payable with respect to such Cash-Out Stock Options based on the excess of the Per Share Consideration of $30.50 over the applicable exercise price.

Name of Executive Officer who hold Cash-Out Stock Options	Number of Shares Subject to Vested Stock Options (#)	Cash Consideration for Vested Stock Options ($)	Number of Shares Subject to Unvested Cash-Out Options (#)	Cash Consideration for Unvested Cash-Out Options ($)	Total Cash Consideration for Cash-Out Options in Merger ($)
Josh Builder	50,000	325,000	—	—	325,000
Laurel Douty	50,000	325,000	—	—	325,000
Adam McAnaney	64,122	1,154,259	166,100	3,660,844	4,815,103
Marc Rothman, MD	16,666	108,329	—	—	108,329
Steven Senneff	196,429	4,329,295	687,503	15,152,566	19,481,861
Brett Carlson	288,523	6,359,047	192,350	4,239,394	10,598,441
Stephen F. Wiggins	16,684	470,822	—	—	470,822
All executive officers and directors who hold Cash-Out Stock Options as a group	682,424	13,071,752	1,045,953	23,052,804	36,124,556

Treatment of Cash-Out RSUs

At the Effective Time, each Cash-Out RSU that is then outstanding will be canceled and converted into the right of the holder thereof to receive, without interest, an amount in cash determined by multiplying (i) $30.50 by (ii) the number of shares of Class A Common Stock subject to the Cash-Out RSUs as of immediately prior to the Effective Time.

The table below sets forth the number of Cash-Out RSUs held by directors, as of the Record Date. We expect Cash-Out RSUs to generally include (1) any Company RSU that is vested as of the Record Date (but that has not been settled in shares of Class A Common Stock) and (2) any Company RSUs granted to a non-employee director, consultant or independent contractor (whether or not they are vested). As of the Record Date, the only Cash-Out RSUs for purposes of this disclosure are Company RSUs granted to non-employee directors. The table also sets forth the aggregate cash consideration that would be payable for such Cash-Out RSUs based on the Per Share Consideration of $30.50.

Name of Executive Officer or Director who hold Cash-Out RSUs	Number of Cash-Out RSUs (#)	Cash Consideration for Cash-Out RSUs ($)
Matthew S. Holt*	14,672	447,496
Taj J. Clayton	14,672	447,496
Brandon H. Hull	14,672	447,496
Kevin M. McNamara	22,588	688,934
Albert A. Notini*	14,672	447,496
Kyle B. Peterson*	14,672	447,496
Vivian E. Riefberg	14,672	447,496
Heather Dixon	14,672	447,496
Arnold Goldberg	14,672	447,496
All executive officers and directors who hold Cash-Out RSUs as a group	139,964	4,268,902

*

Each of Messrs. Holt, Notini, and Peterson have contractually agreed that any compensation paid to them in his capacity as a director of Signify (including amounts payable with respect to equity awards) will be automatically assigned and paid to New Mountain.

Treatment of Rollover Stock Options

At the Effective Time, each Rollover Stock Option will be converted into an option to acquire, on substantially the same terms and conditions as were applicable under such Rollover Stock Option, the number of shares of CVS Health Stock (rounded down to the nearest whole share), determined by multiplying (x) the number of shares of Class A Common Stock subject to such Rollover Stock Option immediately prior to the Effective Time by (y) the “Exchange Ratio,” which is a fraction, the numerator of which is $30.50 and the denominator of which is the volume weighted average trading price under the function “VWAP” (rounded to the nearest $0.01) of one share of CVS Health Stock on the NYSE as reported on Bloomberg L.P. (or, if not reported therein, in another authoritative source mutually selected by the parties) for the ten (10) consecutive trading days ending on (and including) the trading day that is three (3) trading days prior to the date of the Closing. The exercise price with respect to such Rollover Stock Option will be determined by dividing (A) the exercise price per share of Class A Common Stock subject to such Rollover Stock Option divided (B) by the Exchange Ratio.

The table below sets forth the number of Rollover Stock Options held by executive officers as of the Record Date. We expect Rollover Stock Options to generally include unvested Company Stock Options granted to employees on or after February 10, 2021 (the date of our initial public offering). As described in further detail above, Rollover Stock Options will be converted at Closing into stock options with respect to CVS Health Stock of substantially equivalent value, and as a result of the Transactions and the underlying equity award documentation, such awards will be eligible for accelerated vesting upon certain qualifying terminations of employment following the Closing. For limited purposes of quantifying the value of the Rollover Stock Options for this proxy statement, we have assumed that the value of each Rollover Stock Option is equal to the excess of the Per Share Consideration of $30.50 over the applicable exercise price. Ultimately, the value of any Rollover Stock Option will be determined by the Exchange Ratio at the time of the Closing and the value of CVS Health Stock when an executive officer ultimately exercises his or her Rollover Stock Option.

Name of Executive Officer who hold Rollover Stock Options	Number of Rollover Stock Options (#)	Estimated Value of Rollover Stock Options ($)
Kyle Armbrester	634,257	10,344,732
Josh Builder	232,138	2,805,171
Laurel Douty	232,138	2,805,171
Paymon Farazi	142,125	1,709,764
Adam McAnaney	165,472	2,371,842
David Pierre	317,127	5,172,341
Marc Rothman, MD	139,045	1,940,817
Steven Senneff	211,419	3,448,244
Jerome Gronniger	132,138	2,155,171
All executive officers and directors who hold Rollover Stock Options as a group	2,205,859	32,753,253

Treatment of Rollover RSUs

At the Effective Time, each Rollover RSU will be converted into a restricted stock unit, subject to substantially the same terms and conditions as were applicable under such Rollover RSU, with respect to a number of shares of CVS Health Stock determined by multiplying the number of shares of Class A Common Stock subject to such Rollover RSU immediately prior to the Effective Time by the Exchange Ratio (rounded up to the nearest whole share).

The table below sets forth the number of Rollover RSUs held by executive officers as of the Record Date. We generally expect Rollover RSUs to include any Company RSUs granted to employees that have not yet vested (but not Company RSUs granted to a non-employee director, consultant or independent contractor (whether or not they are vested), which are treated as Cash-Out RSUs). As described in further detail above, Rollover RSUs will be converted at Closing into restricted stock units with respect to CVS Health Stock of substantially equivalent value, and as a result of the Transactions and the underlying equity award documentation, such awards will be eligible for accelerated vesting upon certain qualifying terminations of employment following the Closing. For limited purposes of quantifying the value of the Rollover RSUs for this proxy statement, we have assumed that the value of each Rollover RSU is equal to the Per Share Consideration of $30.50. Ultimately, the value of any Rollover RSU will be determined by the Exchange Ratio at the time of the Closing and the value of CVS Health Stock when the Rollover RSU ultimately vests.

Name of Executive Officer who hold Rollover RSUs	Number of Rollover RSUs (#)	Estimated Value of Rollover RSUs ($)
Kyle Armbrester	70,473	2,149,427
Josh Builder	44,046	1,343,403
Laurel Douty	44,046	1,343,403
Paymon Farazi	47,375	1,444,938
Adam McAnaney	44,046	1,343,403
David Pierre	105,709	3,224,125
Marc Rothman, MD	35,237	1,074,729
Steven Senneff	70,473	2,149,427
Jerome Gronniger	44,046	1,343,403
All executive officers who hold Rollover RSUs as a group	505,451	15,416,258

Treatment of Purchase Rights under the Company ESPP

Our executive officers, together with other eligible employees, are eligible to participate in the Company ESPP pursuant to its terms. The Merger Agreement provides that Signify is required to take all actions necessary pursuant to the terms of the Company ESPP to provide that (i) no new offering periods will begin under the Company ESPP (unless the Merger Agreement is terminated), (ii) there will be no increase in the amount of participants’ payroll deduction elections during the current offering period, (iii) except to the extent required by applicable law, no individual participating in the Company ESPP will be permitted to make separate non-payroll contributions to the Company ESPP, (iv) no individuals will commence participation in the Company ESPP during the period between the date of the Merger Agreement and the Effective Time and (v) each purchase right issued pursuant to the Company ESPP must be fully exercised on the earlier of (x) the scheduled purchase date for such offering period and (y) the date that is no later than five (5) Business Days on which the NYSE is open for trading prior to the Effective Time. Any shares of Class A Common Stock purchased under the Company ESPP will receive the same cash consideration on the same terms and conditions as the other Signify Stockholders (i.e., the Per Share Consideration of $30.50 per share).

Payment Upon Termination of Employment Following Change of Control

All of our executive officers other than Mr. Boumenot, Ms. Douty and Mr. Pettijohn are eligible to participate in our Executive Severance Plan (the “Severance Plan”). Pursuant to the terms of the Severance Plan, in the event of termination of employment of certain executive officers by us without “cause” or by such executive officer for “good reason” (each as defined in the Severance Plan) within twenty-four (24) months following the consummation of the Transactions, the executive officer will be eligible to receive (i) a cash severance payment equal to the participant’s then-current base salary multiplied by a severance multiplier (which multiplier is 1.5x for Kyle Armbrester, David Pierre and Steven Senneff and 1.0x for all other participants, paid in installments over eighteen (18) months for Kyle Armbrester, David Pierre and Steven Senneff and twelve (12) months for all other participants), (ii) a pro rata annual bonus for the year of termination, based on the greater of (x) target performance and (y) actual performance achieved through the end of the applicable performance year, paid when such bonuses are normally paid, (iii) payment of or reimbursement for up to eighteen (18) months of the cost of the participant’s COBRA premiums (for the participant and the participant’s dependents and less the portion of such premiums the participant would have been required to pay had the participant continued to be employed) and (iv) payment of any earned but unpaid bonus in respect of the most-recent bonus performance period ended prior to the termination date, paid when the bonus would have normally been paid. Mr. Armbrester is also eligible to receive a cash payment equal to his then-current target bonus multiplied by a severance multiplier of 1.5x, paid in installments over eighteen (18) months.

The severance payments and benefits described above under the Severance Plan are subject to the participant’s execution and non-revocation of a general waiver and release of claims and continued compliance with the terms of any applicable non-compete, non-solicit, confidentiality or other restrictive covenant obligations. The Severance Plan does not provide any tax gross-ups. Instead, the Severance Plan contains a “modified cutback” provision, which acts to reduce the benefits payable to the extent necessary so that no excise tax would be imposed on the benefits paid (including with respect to acceleration of equity outlined below), but only if doing so would result in the executive retaining a larger after-tax amount.

In addition, pursuant to the terms of award agreements with our executive officers, if within twenty-four (24) months following the Transaction we terminate an executive officer without “cause” or such executive officer resigns for “good reason,” Rollover Stock Options and Rollover RSUs that are unvested as of the date of the qualifying termination will become fully vested.

Retention and Transaction Bonuses

Pursuant to the terms of the Merger Agreement, Signify is permitted to grant certain employees (including current executive officers other than our Chief Executive Officer) (i) retention bonuses in an aggregate amount of $8.0 million, which we expect to be payable on the six-month anniversary of the Closing and (ii) transaction bonuses in an aggregate amount of $2.0 million, which Signify expects to be payable at or promptly following the Closing, generally subject to continued employment on such date. The retention and transaction bonus agreements will provide that recipients remain eligible for payment on the original scheduled payment date upon a termination without “cause” or, with respect to the retention bonus, a termination without “cause” or a resignation for “good reason,” in each case, subject to the recipient executing a release of claims and the consummation of the Merger. Of the $10.0 million in retention and transaction bonus pools, no more than $3.0 million may be paid, in the aggregate, to direct reports to the Chief Executive Officer (which includes certain of our current executive officers), and no individual participant is entitled to receive more than $1.0 million in aggregate payments. At the time of the filing of this proxy statement, individual allocations to our executive officers have not been finalized.

2022 Annual Bonus Payouts

Pursuant to the terms of the Merger Agreement, if the Effective Time occurs before the time that bonuses with respect to calendar year 2022 are paid, any employee who is then employed and who participates in Signify’s Annual Cash Incentive Plan and Health Leadership Plan, including current executive officers, will be entitled to a bonus based on the greater of (x) target performance and (y) actual performance, at the same time and in the same manner as bonuses are normally paid in the ordinary course of business in calendar year 2023.

Employee Benefits

With respect to each employee of Signify or its Subsidiaries who is employed as of immediately prior to the Effective Time, for a period of twelve (12) months following the Closing (or, if earlier, until the applicable continuing employee terminates employment), CVS will provide, or cause to be provided, to each continuing employee, (i) base salary or wage level, target cash bonus opportunity and target incentive equity opportunity that, in each case, is not less favorable than that in effect immediately prior to the Effective Time and (ii) employee benefits (excluding equity-based compensation, defined benefit pension plan benefits, change in control, retention or severance benefits or awards or any similar compensation or benefit), that are substantially comparable in the aggregate to such employee benefits that the continuing employee was entitled to receive immediately prior to the Effective Time. For a period of twenty-four (24) months following the Closing, the failure or refusal by any continuing employee, other than certain executives, to enter into a restrictive covenant agreement with CVS or its Subsidiaries will not constitute a basis for terminating such continuing employee for “cause” with respect to any determination relating to a Rollover RSU or Rollover Stock Option.

With respect to any employee who is a participant in the Severance Plan, for a period of twenty-four (24) months following the Closing, CVS will provide to each such participant in the Severance Plan who experiences a termination without “cause” or a resignation for “good reason” severance payments and benefits no less favorable than those that would have been provided under the Severance Plan.

Insurance and Indemnification of Directors and Executive Officers

CVS and the Surviving Corporation have agreed that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time, all rights to advancement of expenses relating thereto now existing in favor of any person who is, or has been at any time prior to the Effective Time, a present or former director, manager, officer, employee or agent (including as a fiduciary with respect to an employee benefit plan) of Signify, any of its Subsidiaries or any of their respective predecessors (each, an “Indemnified Person”) as provided in the Certificate of Incorporation and Bylaws, the organizational documents of any Subsidiary of Signify or any indemnification agreement. Such obligations will survive the Merger and may not be amended, repealed or otherwise modified in any manner that will adversely affect any right to indemnification, exculpation or advancement of expenses thereunder of any such Indemnified Person.

Prior to the Effective Time, Signify has agreed to, or if Signify is unable to, CVS will cause the Surviving Corporation as of the Effective Time to, obtain and fully pay the premium for the non-cancellable extension of the directors’ and officers’ liability coverage of Signify’s existing directors’ and officers’ insurance policies and Signify’s existing fiduciary liability insurance policies, in each case for a claims reporting or discovery period of at least six (6) years from and after the Effective Time with respect to any claim related to any period of time at or prior to the Effective Time (including claims with respect to the adoption of the Merger Agreement and the consummation of the Transactions) with terms, conditions, retentions and limits of liability that are no less favorable in any material respect than the coverage provided under Signify’s existing policies; provided that Signify will give CVS a reasonable opportunity to participate in the selection of such “tail” insurance policy and is required to consider, in good faith, any comments made by CVS with respect thereto; and provided, further, that the premium payable for such “tail” insurance policy may not exceed 300% of the amount per annum Signify paid in its last full fiscal year and if the cost for such “tail” insurance policy exceeds such maximum amount, then Signify or the Surviving Corporation will obtain a policy with the greatest coverage available for a cost not exceeding such maximum amount.

Appraisal Rights

If the Merger is consummated, Signify Stockholders and beneficial owners of shares of Company Stock who continuously hold shares of Company Stock through the Effective Time, who do not vote in favor of the adoption of the Merger Agreement, who properly demand appraisal of their shares in accordance with DGCL, and who otherwise comply with the statutory requirements of Section 262 will be entitled to seek appraisal of their shares in connection with the Merger under Section 262. The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262, which is attached to this proxy statement as Annex D and incorporated herein by reference. The following summary does not constitute any legal or other advice and does not constitute a recommendation that Signify Stockholders or beneficial owners of shares of Company Stock exercise their appraisal rights under

Section 262. All references in Section 262 and in this summary to a “stockholder,” “holder of shares of Company Stock” or “Signify Stockholder” are to the record holder of shares of Company Stock unless otherwise expressly noted herein, and all such references to a “beneficial owner” mean a person who is the beneficial owner of shares of stock held either in voting trust or by a nominee on behalf of such person unless otherwise expressly noted herein (and the word “person” means any individual, corporation, partnership, unincorporated association or other entity).

Under Section 262, if the Merger is completed, holders and beneficial owners of shares of Company Stock who: (i) submit a written demand for appraisal of their shares and do not withdraw their demand, fail to perfect or otherwise lose their appraisal rights, in each case in accordance with Section 262 of the DGCL; (ii) do not vote in favor of the adoption of the Merger Agreement; (iii) continuously are the record holders of such shares through the Effective Time; (iv) who are entitled to demand appraisal rights under Section 262 of the DGCL and (v) otherwise exactly follow the procedures set forth in Section 262 may be entitled to have their shares appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of the shares of Company Stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest to be paid on the amount determined to be fair value, if any, as determined by the court. However, after an appraisal petition has been filed, Section 262 provides that the Delaware Court of Chancery will dismiss appraisal proceedings as to all Signify Stockholders and beneficial owners of shares of Company Stock who have asserted appraisal rights unless (a) the total number of shares for which appraisal rights have been pursued and perfected exceeds 1% of the outstanding shares of Company Stock as measured in accordance with subsection (g) of Section 262; or (b) the value of the aggregate Per Share Consideration in respect of the shares of Company Stock for which appraisal rights have been pursued and perfected exceeds $1 million (conditions (a) and (b) referred to as the “ownership thresholds”). Unless the Delaware Court of Chancery, in its discretion, determines otherwise for good cause shown, interest on an appraisal award will accrue and compound quarterly from the Effective Time through the date the judgment is paid at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during such period. However, at any time before the Delaware Court of Chancery enters judgment in the appraisal proceedings, the Surviving Corporation may voluntarily pay to each Signify Stockholder and beneficial owner of Company Stock entitled to appraisal an amount in cash pursuant to subsection (h) of Section 262, in which case such interest will accrue after the time of such payment only on an amount that equals the difference, if any, between the amount so paid and the “fair value” of the shares as determined by the Delaware Court of Chancery, in addition to any interest accrued prior to the time of such voluntary cash payment, unless paid at such time. The Surviving Corporation is under no obligation to make such voluntary cash payment prior to such entry of judgment.

Under Section 262, where a merger is to be submitted for approval at a meeting of Signify Stockholders, such as the Special Meeting, the corporation, not less than twenty (20) days prior to the meeting, must notify each of the Signify Stockholders who was such on the record date for notice of such meeting with respect to shares for which appraisal rights are available that appraisal rights are available and include in the notice either a copy of Section 262 or information directing the Signify Stockholders to a publicly available electronic resource at which Section 262 may be accessed without subscription or cost. This proxy statement constitutes Signify’s notice to Signify Stockholders that appraisal rights are available in connection with the Merger, and the full text of Section 262 is attached to this proxy statement as Annex D. In connection with the Merger, any holder of shares of Company Stock or any beneficial owner of Company Stock who wishes to exercise appraisal rights, or who wishes to preserve such holder’s or beneficial owner’s right to do so, should review this discussion and Annex D carefully. Failure to strictly comply with the requirements of Section 262 in a timely and proper manner may result in the loss of appraisal rights under the DGCL. A Signify Stockholder or beneficial owner of Company Stock who loses his, her or its appraisal rights will be entitled to receive the Per Share Consideration described in the Merger Agreement. Moreover, the process of dissenting and exercising appraisal rights requires compliance with technical prerequisites, and because of the complexity of the procedures for exercising the right to seek appraisal of shares of Company Stock, Signify believes that if a Signify Stockholder or beneficial owner of Company Stock considers exercising such rights, that Signify Stockholder or beneficial owner of Company Stock should seek the advice of legal counsel.

Signify Stockholders or beneficial owners of shares of Company Stock wishing to exercise the right to seek an appraisal of their shares of Company Stock must do ALL of the following:

•

In the case of a Signify Stockholder, such person must not vote, or abstain from voting, in favor of the proposal to adopt the Merger Agreement. In the case of a beneficial owner of Company Stock, such person must not instruct such person’s broker, bank or other nominee to vote such person’s share, or abstain from voting, in favor of the proposal to adopt the Merger Agreement;

•

the Signify Stockholder or beneficial owner of Company Stock must deliver to Signify a written demand for appraisal before the vote on the Merger Agreement at the Special Meeting, which written demand must reasonably inform Signify of the identity of the Signify Stockholder or beneficial owner of Company Stock and that the Signify Stockholder or beneficial owner of Company Stock intends to demand appraisal of his, her or its shares. This written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or voting against the adoption of the Merger Agreement. Voting “AGAINST” or failing to vote “FOR” the adoption of the Merger Agreement by itself does not constitute a demand for appraisal within the meaning of Section 262 of the DGCL;

•

the Signify Stockholder or beneficial owner of Company Stock must continuously hold or beneficially own, as applicable, the shares of Company Stock from the date of making the demand through the Effective Time (a Signify Stockholder or beneficial owner of Company Stock will lose appraisal rights if the Signify Stockholder or beneficial owner of Company Stock transfers the shares before the Effective Time); and

•

the Signify Stockholder or beneficial owner of Company Stock must otherwise comply with the procedures of Section 262 of the DGCL, including filing a petition in the Delaware Court of Chancery requesting a determination of the fair value of the shares within one hundred twenty (120) days after the Effective Time. The Surviving Corporation is under no obligation to file any petition and has no intention of doing so.

In addition, one of the ownership thresholds articulated in Section 262(g) must be met.

Because a proxy that does not contain voting instructions will, unless revoked, be voted in favor of the adoption of the Merger Agreement, a Signify Stockholder or beneficial owner of Company Stock who votes by proxy and who wishes to exercise appraisal rights must vote against the adoption of the Merger Agreement, abstain or not vote the shares.

Filing Written Demand

Any holder of shares of Company Stock or beneficial owner of Company Stock wishing to exercise appraisal rights must deliver to Signify, before the vote on the adoption of the Merger Agreement at the Special Meeting at which the proposal to adopt the Merger Agreement will be submitted to Signify Stockholders, a written demand for the appraisal of the Signify Stockholder’s or beneficial owner of Company Stock’s shares.

In the case of a Signify Stockholder, that Signify Stockholder must not vote or submit a proxy in favor of the adoption of the Merger Agreement. A proxy that is submitted and does not contain voting instructions will, unless revoked, be voted in favor of the adoption of the Merger Agreement, and it will constitute a waiver of the Signify Stockholder’s appraisal rights. Therefore, a Signify Stockholder who submits a proxy and who wishes to exercise appraisal rights must submit a proxy containing instructions to vote against the adoption of the Merger Agreement or abstain from voting, or otherwise fail to vote, on the adoption of the Merger Agreement.

In the case of a beneficial owner of Company Stock, brokers, banks and other nominees that hold shares of common stock in “street name” for their customers do not have discretionary authority to vote those shares on the proposal to approve and adopt the Merger Agreement without specific voting instructions from the beneficial owner on such proposal, but such brokers, banks or other nominees will vote such shares as instructed if the beneficial owner provides such instructions. If a beneficial owner of shares of Company Stock held in “street name” instructs such person’s broker, bank or other nominee to vote such person’s shares in favor of the proposal to approve and adopt the Merger Agreement, and does not revoke such instruction prior to the vote on the proposal to approve and adopt the Merger Agreement, then such shares will be voted in favor of the approval and adoption of the Merger Agreement, and it will constitute a waiver of such beneficial owner’s right of appraisal and will nullify any previously delivered written demand for appraisal. Therefore, a beneficial owner of Company Stock who wishes to exercise appraisal rights must either not provide any instructions to such person’s broker, bank or other nominee how to vote on the proposal to approve and adopt the Merger Agreement or must instruct such broker, bank or other nominee to vote against the approval and adoption of the Merger Agreement or abstain from voting on such proposal.

Neither voting against the adoption of the Merger Agreement nor abstaining from voting or failing to vote on the proposal to adopt the Merger Agreement will, in and of itself, constitute a written demand for appraisal satisfying the requirements of Section 262. The written demand for appraisal must be in addition to and separate from any proxy or vote on the adoption of the Merger Agreement. A proxy or vote against the adoption of the Merger Agreement will not constitute a demand. A Signify Stockholder’s or beneficial owner of Company Stock’s failure to make the written demand prior to the taking of the vote on the adoption of the Merger Agreement at the Special Meeting will constitute a waiver of appraisal rights.

A demand for appraisal made by a Signify Stockholder or beneficial owner of Company Stock must be executed by or on behalf of the holder of record or beneficial owner, as applicable, and must reasonably inform Signify of the identity of such holder or beneficial owner. In addition, in the case of a demand for appraisal made by a beneficial owner of Company Stock, the demand must also reasonably identify the holder of record of the shares for which the demand is made, be accompanied by documentary evidence of the beneficial owner’s ownership of Company Stock (such as a brokerage or securities account statement containing such information or a letter from the broker or other record holder of such shares confirming such information) and a statement that such documentary evidence is a true and accurate copy of what it purports to be, and provide an address at which such beneficial owner consents to receive notices given by the surviving corporation under Section 262 and to be set forth on the verified list required by subsection (f) of Section 262. Whether made by a Signify Stockholder of beneficial owner of Company Stock, a written demand for appraisal must state that the person intends thereby to demand appraisal of the person’s shares in connection with the Merger. If the shares are owned of record or beneficially owned in a fiduciary or representative capacity, such as by a trustee, guardian or custodian, such demand must be executed by or on behalf of the record owner or beneficial owner, and if the shares are owned of record or beneficially owned by more than one (1) person, as in a joint tenancy and tenancy in common, the demand must be executed by or on behalf of all joint record holders or beneficial owners. An authorized agent, including an authorized agent for two (2) or more joint record holders or beneficial owners, may execute a demand for appraisal on behalf of a holder of record or beneficial owner; however, the agent must identify the record owner or owners or beneficial owner or owners, respectively, and expressly disclose that, in executing the demand, the agent is acting as agent for the record owner or owners or beneficial owner or owners, as applicable.

All demands for appraisal pursuant to Section 262 should be in writing and should be mailed or delivered to:

Signify Health, Inc.

Attention: Adam McAnaney, General Counsel

4055 Valley View Lane

Suite 700

Dallas, TX 75244

with a copy to:

Ropes & Gray LLP

1211 Avenue of the Americas

New York, NY 1036

Attention: Christopher D. Comeau, Esq. and Garrett T. Charon, Esq.

At any time within sixty (60) days after the Effective Time, any holder of shares of Company Stock or beneficial owner who has delivered a written demand to Signify and who has not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw his, her or its demand for appraisal and accept the Per Share Consideration offered pursuant to the Merger Agreement by delivering to Signify a written withdrawal of the demand for appraisal. However, any such attempt to withdraw the demand made more than sixty (60) days after the Effective Time will require written approval of the Surviving Corporation. No appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any Signify Stockholder or beneficial owner without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just; provided, however, that this provision will not affect the right of any Signify Stockholder or beneficial owner who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such Signify Stockholder’s or beneficial owner’s demand for appraisal and to accept the Per Share Consideration within sixty (60) days after the Effective Time.

Notice by the Surviving Corporation

If the Merger is completed, within ten (10) days after the Effective Time, the Surviving Corporation will notify each holder of shares of Company Stock or beneficial owner who has properly made a written demand for appraisal pursuant to Section 262, and who has not voted in favor of the adoption of the Merger Agreement, that the Merger has become effective and the effective date thereof.

Filing a Petition for Appraisal

Within one hundred twenty (120) days after the Effective Time, but not thereafter, the Surviving Corporation or any holder of shares of Company Stock or beneficial owner who has complied with Section 262 and is entitled to seek appraisal under Section 262 may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery, with a copy served on the Surviving Corporation in the case of a petition filed by a Signify Stockholder or beneficial owner, demanding a determination of the fair value of the shares held by all dissenting Signify Stockholders or beneficial owners entitled to appraisal rights who did not vote their shares in favor of the Merger and properly demanded appraisal of such shares. The Surviving Corporation is under no obligation, and has no present intention, to file a petition, and Signify Stockholders and beneficial owners should not assume that the Surviving Corporation will file a petition or initiate any negotiations with respect to the fair value of the shares of Company Stock. Accordingly, any holders of shares of Company Stock or beneficial owners who desire to have their shares appraised should initiate all necessary action to perfect their appraisal rights in respect of their shares of Company Stock within the time and in the manner prescribed in Section 262. The failure of a holder of Company Stock or beneficial owner to file such a petition within the period specified in Section 262 could nullify the Signify Stockholder’s or beneficial owner’s previous written demand for appraisal.

Within one hundred twenty (120) days after the Effective Time, any person who has complied with the requirements of Section 262 and who is entitled to appraisal rights thereunder will be entitled, upon written request, to receive from the Surviving Corporation a statement setting forth the aggregate number of shares of Company Stock not voted in favor of the adoption of the Merger Agreement and with respect to which Signify has received demands for appraisal, and the aggregate number of holders of such shares or beneficial owners holding or owning such shares (provided that, in the case of a demand made by a beneficial owner in such person’s name, the record holder of such shares will not be considered a separate stockholder holding such shares for purposes of such aggregate number). The Surviving Corporation must mail such statement to the requesting

Signify Stockholder or beneficial owner within ten (10) days after receipt by the Surviving Corporation of the written request for such a statement or within ten (10) days after the expiration of the period for delivery of demands for appraisal, whichever is later.

If a petition for an appraisal is duly filed by a holder of shares of Company Stock or a beneficial owner and a copy thereof is served upon the Surviving Corporation, the Surviving Corporation will then be obligated within twenty (20) days after such service to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all Signify Stockholders or beneficial owners of shares of Company Stock who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached. Upon the filing of any such petition, the Delaware Court of Chancery may order that notice of the time and place fixed for the hearing on the petition be mailed to the Surviving Corporation and all of the Signify Stockholders or beneficial owners of shares of Company Stock shown on such verified list at the addresses stated therein. Such notice will also be published at least one (1) week before the day of the hearing in a newspaper of general circulation published in the City of Wilmington, Delaware, or in another publication determined by the Delaware Court of Chancery. The costs of these notices are borne by the Surviving Corporation. After notice to Signify Stockholders or beneficial owners of shares of Company Stock as required by the court, the Delaware Court of Chancery is empowered to conduct a hearing on the petition to determine those Signify Stockholders or beneficial owners of shares of Company Stock who have complied with Section 262 and who have become entitled to appraisal rights thereunder. The Delaware Court of Chancery may require the Signify Stockholders or beneficial owners of shares of Company Stock who demanded appraisal of their shares to submit their stock certificates (if any) to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings and, if any Signify Stockholder or beneficial owner of Company Stock fails to comply with that direction, the Delaware Court of Chancery may dismiss that Signify Stockholder or beneficial owner of Company Stock from the proceedings. The Delaware Court of Chancery will dismiss appraisal proceedings as to all Signify Stockholders and beneficial owners of shares of Company Stock who assert appraisal rights unless one of the ownership thresholds is met.

Determination of Fair Value

After determining the holders and beneficial owners of shares of Company Stock entitled to appraisal and that at least one of the ownership thresholds described above has been satisfied as to Signify Stockholders or beneficial owners of shares of Company Stock seeking appraisal rights, the appraisal proceeding will be conducted in accordance with the rules of the Delaware Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding, the Delaware Court of Chancery will determine the “fair value” of the shares of Company Stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid upon the amount determined to be the fair value (subject, in the case of interest payments, to any voluntary cash payments made by the surviving corporation pursuant to subsection (h) of Section 262 that have the effect of limiting the sum on which interest accrues as described below). In determining fair value, the Delaware Court of Chancery will take into account all relevant factors. Unless the court in its discretion determines otherwise for good cause shown, interest from the Effective Time through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the Effective Time and the date of payment of the judgment. However, at any time before the Delaware Court of Chancery enters judgment in the appraisal proceedings, the Surviving Corporation may pay to each Signify Stockholder and beneficial owner of Company Stock entitled to appraisal an amount in cash, in which case such interest will accrue after the time of such payment only on an amount that equals the difference, if any, between the amount so paid and the “fair value” of the shares as determined by the Delaware Court of Chancery, in addition to any interest accrued prior to the time of such voluntary payment, unless paid at such time.

In Weinberger v. UOP, Inc., the Supreme Court of Delaware discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the Merger that throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the Merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation.

In Weinberger, the Supreme Court of Delaware also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the Merger and not the product of speculation, may be considered.”

Signify Stockholders and beneficial owners of shares of Company Stock considering seeking appraisal should be aware that the fair value of their shares as so determined by the Delaware Court of Chancery could be more than, the same as or less than the Per Share Consideration they would receive pursuant to the Merger if they did not seek appraisal of their shares and that an opinion of an investment banking firm as to the fairness from a financial point of view of the consideration payable in a merger is not an opinion as to, and does not in any manner address, fair value under Section 262. No representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery, and Signify Stockholders and beneficial owners of shares of Company Stock should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the Per Share Consideration. Neither Signify nor CVS anticipates offering more than the Per Share Consideration to any Signify Stockholder or beneficial owner of Company Stock exercising appraisal rights, and each of Signify and CVS reserves the rights to make a voluntary cash payment pursuant to subsection (h) of Section 262 and to assert, in any appraisal proceeding, that for purposes of Section 262, the “fair value” of a share of Company Stock is less than the Per Share Consideration. If a petition for appraisal is not timely filed, or if neither of the ownership thresholds described above has been satisfied as to Signify Stockholders or beneficial owners of shares of Company Stock seeking appraisal rights, then the right to an appraisal will cease. The costs of the appraisal proceedings (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Delaware Court of Chancery and charged upon the parties as the Delaware Court of Chancery deems equitable under the circumstances. Upon application of a Signify Stockholder or beneficial owner of Company Stock, the Delaware Court of Chancery may also order that all or a portion of the expenses incurred by a Signify Stockholder or beneficial owner of Company Stock in connection with an appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all the shares entitled to be appraised. In the absence of such determination or assessment, each party bears its own expenses.

If any Signify Stockholder or beneficial owner of Company Stock who demands appraisal of his, her or its shares of Company Stock under Section 262 fails to perfect, withdraws or otherwise loses, such holder’s right to appraisal, the Signify Stockholder’s or beneficial owner of Company Stock’s shares of Company Stock will be deemed to have been converted at the Effective Time into the right to receive the Per Share Consideration, without interest, upon delivery by such holder of a properly completed and duly executed letter of transmittal to Signify or the Paying Agent and transfer of the shares of Company Stock. A Signify Stockholder or beneficial owner of Company Stock will fail to perfect, or effectively lose or withdraw, the holder’s right to appraisal if no petition for appraisal is filed within one hundred twenty (120) days after the Effective Time, if neither of the ownership thresholds described above is met or if the Signify Stockholder or beneficial owner of Company Stock properly delivers to the Surviving Corporation a written withdrawal of the holder’s or beneficial owner’s demand for appraisal and an acceptance of the Per Share Consideration in accordance with Section 262.

From and after the Effective Time, no Signify Stockholder or beneficial owner of Company Stock who has demanded appraisal rights will be entitled to vote such shares of Company Stock for any purpose or to receive payment of dividends or other distributions on the stock, except dividends or other distributions on the holder’s shares of Company Stock, if any, payable to Signify Stockholders as of a time prior to the Effective Time. If no petition for an appraisal is filed, if neither of the ownership thresholds described above is met, or if the Signify Stockholder or beneficial owner of Company Stock delivers to the Surviving Corporation a written withdrawal of the demand for an appraisal and an acceptance of the Merger, either within sixty (60) days after the Effective Time or thereafter with the written approval of the Surviving Corporation, then the right of such Signify Stockholder or beneficial owner of Company Stock to an appraisal will cease. Once a petition for appraisal is filed with the Delaware Court of Chancery, however, the appraisal proceeding may not be dismissed as to any Signify Stockholder or beneficial owner of Company Stock without the approval of the court, and such approval may be conditioned upon such terms as the court deems just; provided, however, that the foregoing will not affect the right of any Signify Stockholder or beneficial owner of Company Stock who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such Signify Stockholder’s or beneficial owner of Company Stock’s demand for appraisal and to accept the terms offered upon the Merger within sixty (60) days after the Effective Time.

SIGNIFY STOCKHOLDERS WHO VOTE SHARES IN FAVOR OF THE ADOPTION OF THE MERGER AGREEMENT AND BENEFICIAL OWNERS OF SHARES OF COMPANY STOCK WHO INSTRUCT SUCH PERSONS’ BROKERS, BANKS OR OTHER NOMINEES TO VOTE SUCH PERSONS’ SHARES IN FAVOR OF THE ADOPTION OF THE MERGER AGREEMENT WILL NOT BE ENTITLED TO EXERCISE APPRAISAL RIGHTS WITH RESPECT THERETO BUT, RATHER, WILL RECEIVE THE MERGER CONSIDERATION.

Failure to comply strictly with all of the procedures set forth in Section 262 may result in the loss of a Signify Stockholder’s statutory appraisal rights. Consequently, any Signify Stockholder or beneficial owner of Company Stock wishing to exercise appraisal rights is encouraged to consult legal counsel before attempting to exercise those rights.

Accounting Treatment

The Merger will be accounted for as a “purchase transaction” for financial accounting purposes.

Material U.S. Federal Income Tax Consequences of the Merger

The following discussion is a summary of certain material U.S. federal income tax consequences of the Merger that may be relevant to U.S. Holders and Non-U.S. Holders (each as defined in this proxy statement) of shares of Class A Common Stock whose shares are converted into the right to receive cash pursuant to the Merger. This discussion is limited to Signify Stockholders who hold their shares of Class A Common Stock as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment purposes). This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated under the Code, rulings and other published positions of the Internal Revenue Service (the “IRS”) and judicial decisions, all as in effect on the date of this proxy statement and all of which are subject to change or differing interpretations at any time, possibly with retroactive effect. Any such change or differing interpretation could affect the accuracy of the statements and conclusions set forth in this discussion. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax considerations described in this discussion. No advance ruling has been or will be sought from the IRS regarding any matter discussed below.

This discussion is for general information purposes only and does not purport to be a complete analysis of all of the U.S. federal income tax considerations that may be relevant to particular holders in light of their particular facts and circumstances, or to Signify Stockholders subject to special rules under U.S. federal income tax laws, including, for example, but not limited to:

•	banks and other financial institutions;

•	mutual funds;

•	insurance companies;

•	brokers or dealers in securities, currencies or commodities;

•	dealers or traders in securities subject to a mark-to-market method of accounting with respect to shares of Class A Common Stock (by vote or value);

•	regulated investment companies and real estate investment trusts;

•	retirement plans, individual retirement and other deferred accounts;

•	tax-exempt organizations, governmental agencies, instrumentalities or other governmental organizations and pension funds;

•	holders that are holding shares of Class A Common Stock as part of a “straddle,” hedge, constructive sale, or other integrated transaction or conversion transaction or similar transactions;

•	U.S. Holders (as defined in this proxy statement) whose functional currency is not the U.S. dollar;

•

partnerships, other entities classified as partnerships for U.S. federal income tax purposes, “S corporations,” or any other pass-through entities for U.S. federal income tax purposes (or investors in such entities);

•	expatriated entities subject to Section 7874 of the Code;

•	holders that are required to accelerate the recognition of any item of gross income as a result of such income being recognized on an “applicable financial statement”;

•	persons subject to the alternative minimum tax;

•	U.S. expatriates and former citizens or long-term residents of the United States;

•	except as noted below, holders that own or have owned (directly, indirectly or constructively) five percent or more of Class A Common Stock (by vote or value);

•	grantor trusts;

•	controlled foreign corporations, passive foreign investment companies, and corporations that accumulate earnings to avoid U.S. federal income tax;

•	holders that received their shares of Class A Common Stock in a compensatory transaction, through a tax qualified retirement plan or pursuant to the exercise of options or warrants;

•	holders that own a direct or indirect equity interest in Parent following the Merger;

•	holders that hold their Class A Common Stock through a bank, financial institution or other entity, or a branch thereof, located, organized or resident outside the United States; and

•	holders that do not vote in favor of the Merger and that properly demand appraisal of their shares under Section 262 of the DGCL.

This discussion does not address any U.S. federal tax considerations other than those pertaining to the income tax (such as estate, gift or other non-income tax considerations) or any state, local or foreign income or non-income tax considerations. In addition, this discussion does not address any considerations arising under the Medicare contribution tax or any considerations in respect of any withholding required pursuant to the Foreign Account Tax Compliance Act of 2010 (including the Treasury Regulations promulgated thereunder and intergovernmental agreements entered into in connection therewith and any laws, regulations or practices adopted in connection with any such agreement). This summary does not describe any tax consequences relating to the Redemption or the cancellation of Class B Common Stock, both as described the section of this proxy statement captioned “The Merger—Merger Consideration”.

THE U.S. FEDERAL INCOME TAX TREATMENT OF THE TRANSACTIONS DISCUSSED HEREIN TO ANY PARTICULAR SIGNIFY STOCKHOLDER WILL DEPEND ON THE STOCKHOLDER’S PARTICULAR TAX CIRCUMSTANCES. WE URGE YOU TO CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES TO YOU IN CONNECTION WITH THE MERGER IN LIGHT OF YOUR OWN PARTICULAR CIRCUMSTANCES, INCLUDING U.S. FEDERAL, STATE, LOCAL AND NON-U.S. INCOME AND OTHER TAX CONSEQUENCES.

U.S. Holders

This section applies to “U.S. Holders.” For purposes of this discussion, a “U.S. Holder” means a beneficial owner of shares of Class A Common Stock that is for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•

a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust, if (i) a court within the United States is able to exercise primary supervision over the administration of such trust and one (1) or more “United States persons” (within the meaning of the Code) have the authority to control all substantial decisions of the trust or (ii) the trust validly elected to be treated as a United States person for U.S. federal income tax purposes.

The receipt of cash by a U.S. Holder in exchange for shares of Class A Common Stock pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. Holder will recognize gain or loss in an amount equal to the difference, if any, between the amount of cash received and the U.S. Holder’s adjusted tax basis in the shares of Class A Common Stock surrendered pursuant to the Merger. A U.S. Holder’s adjusted tax basis generally will equal the amount that such U.S. Holder paid for the shares of Class A Common Stock. A U.S. Holder’s gain or loss on the disposition of shares of Class A Common Stock generally will be characterized as capital gain or loss. Any such gain or loss will be long-term capital gain or loss if such U.S. Holder’s holding period in such shares is more than one (1) year at the time of the completion of the Merger. A preferential tax rate on capital gain generally will apply to long-term capital gain of a non-corporate U.S. Holder (including individuals). The deductibility of capital losses is subject to limitations. U.S. Holders who hold different blocks of Class A Common Stock (shares of Class A Common Stock purchased or acquired on different dates or at different prices) should consult their tax advisor to determine how the above rules apply to them.

Non-U.S. Holders

This section applies to “Non-U.S. Holders.” For purposes of this discussion, a “Non-U.S. Holder” means a beneficial owner of Class A Common Stock that is not a U.S. Holder.

Subject to the discussion of backup withholding below, a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax in respect of gain recognized in connection with the Merger, unless:

•

the gain is effectively connected with a trade or business of such Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base maintained by such Non-U.S. Holder in the United States), in which case such gain generally will be subject to U.S. federal income tax at rates generally applicable to U.S. persons, and, if the Non-U.S. Holder is a corporation, such gain may also be subject to the branch profits tax at a rate of 30% (or a lower rate under an applicable income tax treaty);

•

such Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition of shares of Class A Common Stock pursuant to the Merger, and certain other specified conditions are met, in which case such gain will be subject to U.S. federal income tax at a rate of 30% (or a lower rate under an applicable income tax treaty), which gain may be offset by certain U.S. source capital losses of such Non-U.S. Holder, provided such Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses; or

•

shares of Class A Common Stock constitute a United States real property interest (a “USRPI”) by reason of Signify’s status as a “United States real property holding corporation” for U.S. federal income tax purposes (“USRPHC”) at any time during the shorter of the five-year period preceding the effective date of the Merger or such Non-U.S. Holder’s holding period with respect to the applicable shares of Class A Common Stock (the “Relevant Period”) and (A) shares of Class A Common Stock are not regularly traded on an established securities market (within the meaning of Section 897(c)(3) of the Code) or (B) shares of Class A Common Stock are regularly traded on an established securities market (within the meaning of Section 897(c)(3) of the Code) and such Non-U.S. Holder owns (directly, indirectly or constructively) more than 5% of the shares of Class A Common Stock at any time during the Relevant Period, in which case such gain will be subject to U.S. federal income tax at rates generally applicable to U.S. persons. Generally, a corporation is a USRPHC if the fair market value of its USRPIs equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. Although there can be no assurances in this regard, we believe that we are not, will not be, and have not been, a USRPHC at any time during the five-year period preceding the Merger. Non-U.S. Holders are encouraged to consult their own tax advisors regarding the possible consequences to them if we are a USRPHC.

Information Reporting and Backup Withholding

Generally, information reporting requirements may apply in connection with payments made to U.S. Holders or Non-U.S. Holders in connection with the Merger.

Backup withholding of tax (currently, at a rate of 24%) generally will apply to the proceeds received by a U.S. Holder pursuant to the Merger, unless the U.S. Holder provides the applicable withholding agent with a properly completed and executed IRS Form W-9 providing such U.S. Holder’s correct taxpayer identification number and certifying that such holder is not subject to backup withholding, or otherwise establishes an exemption, and otherwise complies with the backup withholding rules. Backup withholding of tax may also apply to the proceeds received by a Non-U.S. Holder pursuant to the Merger, unless the Non-U.S. Holder provides the applicable withholding agent with a properly completed and executed IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable IRS Form W-8), attesting to such Non-U.S. Holder’s status as a non-U.S. person and otherwise complies with applicable certification requirements.

Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a U.S. Holder or Non-U.S. Holder generally will be allowed as a credit against such holder’s U.S. federal income tax liability, if any, and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS.

THE DISCUSSION ABOVE IS BASED ON CURRENT LAW. LEGISLATIVE, ADMINISTRATIVE OR JUDICIAL CHANGES OR INTERPRETATIONS, WHICH CAN APPLY RETROACTIVELY, COULD AFFECT THE ACCURACY OF THE STATEMENTS SET FORTH THEREIN. THIS DISCUSSION IS FOR GENERAL INFORMATION PURPOSES ONLY. IT DOES NOT ADDRESS TAX CONSIDERATIONS THAT MAY VARY WITH, OR ARE CONTINGENT ON, YOUR INDIVIDUAL CIRCUMSTANCES OR THE APPLICATION OF ANY U.S. NON-INCOME TAX LAWS OR THE

LAWS OF ANY STATE, LOCAL OR NON-U.S. JURISDICTION AND HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING SUCH MATTERS AND THE TAX CONSEQUENCES OF THE MERGER TO THEM IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES.

Regulatory Approvals Required for the Merger

General

Signify and CVS have agreed to take any and all action necessary to effectuate the Closing and to obtain all regulatory approvals required to consummate the Merger and the Transactions, including taking certain Divestiture Actions (as defined in this proxy statement), except that neither party is required to take any such action if taking such action would result in (i) both the requirement that (A) Signify, CVS or any of their respective Subsidiaries sell or otherwise dispose of any business or assets of either party which generated in excess of $125,000,000 of revenue and (B) the action have a Material Adverse Effect (as defined in this proxy statement) on Signify taken as a whole or (ii) an effect on CVS’s existing business that would be commensurate in magnitude to a Material Adverse Effect (as defined in this proxy statement) on Signify’s business.

HSR Act and Antitrust Matters

Under the HSR Act and the rules promulgated thereunder, the Merger may not be completed until Signify and CVS each files a Notification and Report Form with the Antitrust Division of the U.S. Department of Justice (“DOJ”) and the Federal Trade Commission (“FTC”), and the applicable waiting period has expired or been terminated. A transaction notifiable under the HSR Act may not be completed until the expiration of a 30-calendar-day waiting period following the parties’ filings of their respective HSR Act notification and report forms. If the FTC or DOJ issues a request for additional information and documents (which we refer to as the “Second Request”) prior to the expiration of the initial waiting period, the parties must observe a second 30-day waiting period, which would begin to run only after both parties have substantially complied with the Second Request, unless the waiting period is terminated earlier or the parties otherwise agree to extend the waiting period.

Signify and CVS each filed a Notification and Report Form with respect to the Merger with the FTC and DOJ on September 19, 2022.

At any time before or after consummation of the Merger, notwithstanding the termination or expiration of the waiting period under the HSR Act, the FTC or the DOJ could take such action under the antitrust Laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the Merger, seeking divestiture of substantial assets of the parties, or requiring the parties to license or hold separate assets or terminate existing relationships and contractual rights. At any time before or after the completion of the Merger, any state could take such action under the antitrust Laws as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the completion of the Merger or seeking divestiture of substantial assets of the parties. Private parties may also seek to take legal action under the antitrust Laws under certain circumstances. We cannot be certain that a challenge to the Merger will not be made or that, if a challenge is made, we will prevail.

Legal Proceedings

On September 20, 2022, a purported stockholder of Signify filed a lawsuit in the United States District Court for the Southern District of New York captioned Stein v. Signify Health, Inc., et al., Case No. 1:22-cv-08048. The complaint names Signify and members of the Board of Directors as defendants and alleges that the defendants made materially incomplete and misleading statements in the preliminary proxy statement filed with the SEC on September 19, 2022 (the “Preliminary Proxy”) about the proposed acquisition of Signify by CVS.

Specifically, the complaint alleges that all defendants violated Section 14(a) of the Exchange Act and that each member of the Board of Directors violated Section 20(a) of the Exchange Act, on the basis of allegedly inadequate disclosures in the Preliminary Proxy regarding Signify’s financial projections, Goldman Sachs’s and Deutsche Bank’s respective financial analyses, and the sales process leading up to the proposed transaction. The complaint seeks, among other relief, (i) injunctive relief preventing the parties from proceeding with the Merger until the alleged disclosure deficiencies have been remedied, (ii) rescission in the event the Merger is consummated or alternatively rescissory damages and (iii) an award of costs, including attorneys’ and experts’ fees.

On September 21, 2022, a purported stockholder of Signify filed a lawsuit in the United States District Court for the Southern District of New York captioned O’Dell v. Signify Health, Inc., et al., Case No. 1:22-cv-08074. The complaint names Signify and members of the Board of Directors as defendants and alleges that the defendants made materially incomplete and misleading statements in the Preliminary Proxy about the proposed acquisition of Signify by CVS. Specifically, the complaint alleges that the defendants violated Section 14(a) of the Exchange Act and that each member of the Board of Directors violated Section 20(a) of the Exchange Act, on the basis of allegedly inadequate disclosures in the Preliminary Proxy regarding Signify’s financial projections, Goldman Sachs’s and Deutsche Bank’s respective financial analyses, and the sales process leading up to the proposed transaction. The complaint seeks, among other relief, (i) injunctive relief preventing the parties from proceeding with the Merger until the alleged disclosure deficiencies have been remedied, (ii) rescission in the event the Merger is consummated or alternatively rescissory damages and (iii) an award of costs, including attorneys’ and experts’ fees.

Signify believes that the claims asserted in the complaints are without merit and Signify intends to vigorously defend against the complaints; however, Signify cannot predict the amount of time and expense that will be required to resolve either or both of the complaints. Additional lawsuits may be filed against Signify, members of the Board of Directors or Signify’s officers in connection with the Merger, which could prevent or delay completion of the Merger and result in substantial costs to Signify, including any costs associated with indemnification.

PROPOSAL 1: ADOPTION OF THE MERGER AGREEMENT

The following summary describes the material provisions of the Merger Agreement. The descriptions of the Merger Agreement in this summary and elsewhere in this proxy statement are not complete and are qualified in their entirety by reference to the Merger Agreement, a copy of which is attached to this proxy statement as Annex A and incorporated into this proxy statement by reference. You should carefully read and consider the entire Merger Agreement, which is the legal document that governs the Merger, because this summary may not contain all the information about the Merger Agreement that is important to you. The rights and obligations of the parties are governed by the express terms of the Merger Agreement and not by this summary or any other information contained in this proxy statement.

The representations, warranties, covenants and agreements described below and included in the Merger Agreement (i) were made only for purposes of the Merger Agreement and as of specific dates; (ii) were made solely for the benefit of the parties to the Merger Agreement; and (iii) may be subject to important qualifications, limitations and supplemental information agreed to by Signify, CVS and Merger Subsidiary in connection with negotiating the terms of the Merger Agreement and contained in the confidential disclosure schedules. In addition, the representations and warranties have been included in the Merger Agreement for the purpose of allocating contractual risk between Signify, CVS and Merger Subsidiary rather than to establish matters as facts, and may be subject to standards of materiality applicable to such parties that differ from those applicable to investors. Signify Stockholders are not third-party beneficiaries under the Merger Agreement and should not rely on the representations, warranties, covenants and agreements or any descriptions thereof as characterizations of the actual state of facts or condition of Signify, CVS and Merger Subsidiary or any of their respective affiliates or businesses. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement. In addition, you should not rely on the covenants in the Merger Agreement as actual limitations on the respective businesses of Signify, CVS and Merger Subsidiary, because the parties may take certain actions that are either expressly permitted in the confidential disclosure schedule to the Merger Agreement or as otherwise consented to by the appropriate party, which consent may be given without prior notice to the public. The Merger Agreement is described below, and included as Annex A, only to provide you with information regarding its terms and conditions, and not to provide any other factual information regarding Signify, CVS, Merger Subsidiary or their respective businesses. Accordingly, the representations, warranties, covenants and other agreements in the Merger Agreement should not be read alone, and you should read the information provided elsewhere in this document and in our filings with the SEC regarding Signify and its business.

Effects of the Merger; Certificate of Incorporation; Bylaws; Directors and Officers

The Merger Agreement provides that, on the terms and subject to the satisfaction or, to the extent permissible under applicable Law, waiver of the conditions set forth in the Merger Agreement, and in accordance with the DGCL, at the Effective Time: (i) Merger Subsidiary will be merged with and into Signify, with Signify becoming a wholly-owned Subsidiary of CVS, (ii) the separate corporate existence of Merger Subsidiary will thereupon cease and (iii) Signify will continue as the Surviving Corporation.

From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with Law, (i) the directors of Merger Subsidiary immediately prior to the Effective Time will be the directors of the Surviving Corporation and (ii) the officers of Signify immediately prior to the Effective Time will be the officers of the Surviving Corporation. At the Effective Time, the Certificate of Incorporation will be amended and restated in its entirety to be in the form of the certificate of incorporation of Merger Subsidiary, and, as amended, will be the certificate of incorporation of the Surviving Corporation, and the bylaws of Merger Subsidiary as in effect immediately prior to the Effective Time will become the bylaws of the Surviving Corporation, each until thereafter amended as provided therein or in the certificate of incorporation of the Surviving Corporation or by Law.

Closing and Effective Time

The Merger Agreement requires the Closing to occur as soon as possible, but in any event no later than the third (3rd) Business Day following the satisfaction or waiver of all conditions to closing of the Merger (described below under the caption, “—Conditions to the Closing of the Merger”) (other than those conditions to be satisfied at the Closing (or which are waived by the appropriate party)), or on such other date as agreed to by CVS and Signify consistent with DGCL. On the date of the Closing, the parties will file a certificate of merger with the Secretary of State of the State of Delaware and make all other filings required by DGCL in connection with the Merger. The time at which the Merger will become effective will occur at the Effective Time.

Merger Consideration

Common Stock

As a result of the Merger, at the Effective Time, each share of Class A Common Stock (other than (i) Class A Common Stock owned by Signify, CVS or Merger Subsidiary or any of their respective Subsidiaries and (ii) any shares of Company Stock owned by Signify Stockholders who properly exercise appraisal rights under the DGCL), including each share of Class A Common Stock resulting from the Redemption (described below), will be canceled and converted into the right to receive the Per Share Consideration.

After the Merger is completed, you will have the right to receive the Per Share Consideration in respect of each share of Class A Common Stock that you own (less any applicable withholding taxes), but you will no longer have any rights as a Signify Stockholder (except that Signify Stockholders who properly exercise, and do not withdraw, their appraisal rights will have a right to receive payment of the “fair value” of their shares as determined pursuant to an appraisal proceeding, as contemplated by Section 262). For more information, please see the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—Appraisal Rights.”

Treatment of OpCo Units and Aggregator Units

Pursuant to the Merger Agreement, immediately prior to the Effective Time, in accordance with the OpCo LLC Agreement and the Certificate of Incorporation, (i) Signify will require each OpCo Member (excluding Signify and the Company Holding Subsidiary, but including Cure Aggregator, LLC) to effectuate a redemption of all of such OpCo Units, pursuant to which such OpCo Units will be exchanged for shares of Class A Common Stock on a one-for-one basis in accordance with the provisions of the OpCo LLC Agreement and (ii) each share of Class B Common Stock will automatically be canceled immediately upon the consummation of such redemptions, such that no shares of Class B Common Stock will remain outstanding immediately prior to the Effective Time.

Following the exchange of OpCo Units held by Aggregator LLC for shares of Class A Common Stock, in accordance with the provisions of the OpCo LLC Agreement, as described above, each Aggregator Unit will automatically be exchanged for such shares of Class A Common Stock held by Aggregator LLC on a one-for-one basis in accordance with the provisions of the OpCo LLC Agreement and the Aggregator LLC Agreement.

Treatment of Company Awards

Pursuant to the Merger Agreement:

•

At the Effective Time, each Cash-Out Stock Option will be canceled and converted into the right of the holder thereof to receive, without interest, an amount in cash determined by multiplying (i) the excess of $30.50 (i.e., the Per Share Consideration) over the exercise price of such Cash-Out Stock Option by (ii) the number of shares of Class A Common Stock subject to such Cash-Out Stock Option as of immediately prior to the Effective Time;

•

At the Effective Time, each Company Stock Option that is outstanding as of immediately prior to the Effective Time (whether vested or unvested) that contains solely performance-based conditions that remain unsatisfied after giving effect to all of the Transactions will be canceled for no consideration;

•

At the Effective Time, each Rollover Stock Option will be converted into an option to acquire, on substantially the same terms and conditions as were applicable under such Rollover Stock Option, the number of shares of CVS Health Stock (rounded down to the nearest whole share), determined by multiplying (x) the number of shares of Class A Common Stock subject to such Rollover Stock Option immediately prior to the Effective Time by (y) the Exchange Ratio, at an exercise price per share of CVS Health Stock (rounded up to the nearest whole cent) equal to (A) the exercise price per share of Class A Common Stock subject to such Rollover Stock Option divided by (B) the Exchange Ratio;

•

At the Effective Time, each Cash-Out RSU will be canceled and converted into the right of the holder thereof to receive, without interest, an amount in cash determined by multiplying (x) $30.50 by (y) the number of shares of Class A Common Stock subject to the Cash-Out RSU as of immediately prior to the Effective Time;

•

At the Effective Time, each Rollover RSU will be converted into a restricted stock unit, subject to substantially the same terms and conditions as were applicable under such Rollover RSU, with respect to a number of shares of CVS Health Stock determined by multiplying the number of shares of Class A Common Stock subject to such Rollover RSU immediately prior to the Effective Time by the Exchange Ratio; and

•

Immediately prior to the Effective Time, each Synthetic LLC Unit Award that is then outstanding will become fully vested (to the extent unvested) and will be canceled and converted into the right of the holder thereof to receive, without interest, an amount in cash determined by multiplying (i) the number of units subject to such Synthetic LLC Unit Award by (ii) $30.50.

Each Company Stock Option that is outstanding as of immediately prior to the Effective Time (whether vested or unvested) that contains solely performance-based conditions that remain unsatisfied after giving effect to all of the Transactions will be canceled for no consideration.

CVS has agreed in the Merger Agreement to use reasonable best efforts to cause CVS Health Stock issuable upon the settlement of Rollover RSUs and the exercise of Rollover Stock Options to be registered with the SEC on Form S-8 as promptly as practicable (but within ten (10) Business Days) following the Effective Time.

Treatment of Purchase Rights under Signify’s 2021 Employee Stock Purchase Plan

The Merger Agreement provides that Signify is required to take all actions necessary pursuant to the terms of the Company ESPP to provide that (i) no new offering periods will begin under the Company ESPP (unless the Merger Agreement is terminated), (ii) there will be no increase in the amount of participants’ payroll deduction elections during the current offering period, (iii) except as required by applicable law, no individual participating in the Company ESPP will be permitted to make separate non-payroll contributions to the Company ESPP, (iv) no individuals will commence participation in the Company ESPP during the period between the date of the Merger Agreement and the Effective Time and (v) each purchase right issued pursuant to the Company ESPP must be fully exercised on the earlier of (x) the scheduled purchase date for such offering period and (y) the date that is no later than five (5) Business Days on which the New York Stock Exchange is open for trading prior to the Effective Time. The Company ESPP will terminate effective immediately prior to the Effective Time.

Exchange and Payment Procedures

Prior to the Effective Time, CVS will appoint a U.S. bank or trust, reasonably acceptable to Signify, (the “Paying Agent”) and enter into a paying agent agreement with the Paying Agent for the purpose of acting as agent in exchanging for the applicable portion of the Merger Consideration uncertificated shares of Company Stock (the “Uncertificated Shares”). Promptly following the Effective Time (but in no event later than two (2) Business Days after the Effective Time), Signify will send, or will cause the Paying Agent to send, to each holder of record of shares of Company Stock (other than (i) Company Stock owned by Signify, CVS or Merger Subsidiary or any of their respective Subsidiaries and (ii) any shares of Class A Common Stock issued and outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of adoption of the Merger Agreement and who has properly exercised appraisal rights in accordance with DGCL (the “Appraisal Shares”)) a letter of transmittal in a form that was reasonably acceptable to CVS and instructions (which will specify that the delivery will be effected, and risk of loss and title will pass, only upon receipt of an “agent’s message” from the Paying Agent regarding the book-entry transfer of Uncertificated Shares) for use in the exchange of such shares of Company Stock for such holder’s applicable portion of the Merger Consideration; provided, that if any holder of record of shares of Company Stock or OpCo Units requests in writing to Signify (at least five (5) Business Days prior to the Closing) to receive such letter of transmittal and instructions in advance of the Effective Time, Signify will send, or will cause the Paying Agent to send, to each such requesting holder such letter of transmittal and instructions in advance of the Effective Time. Prior to the Effective Time, CVS will deposit (or cause to be deposited) with the Paying Agent cash in an amount sufficient to pay the Merger Consideration (the “Payment Fund”).

Upon receipt of the letter of transmittal properly completed by the applicable holder and the receipt of an “agent’s message” (or such other evidence, if any, of transfer as the Paying Agent may reasonably request) by Signify or Paying Agent (at least one (1) Business Day prior to the Effective Time), in accordance with the terms of such letter of transmittal, the holder of such certificate or book-entry shares will be entitled to receive the Per Share Consideration for each such share from the Payment Fund.

If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the transferred Uncertificated Share is registered, it will be a condition to such payment that (i) such Uncertificated Share will be properly transferred and (ii) the Person requesting such payment will pay to the Paying Agent any transfer or other taxes or fees required as a result of such payment to a Person other than the registered holder of such Uncertificated Share or establish to the satisfaction of the Paying Agent that such tax has been paid or is not payable. After the Effective Time, there will be no further registration of transfers of shares of Company Stock. If, after the Effective Time, Uncertificated Shares are presented to the Surviving Corporation or the Paying Agent, they will be canceled and exchanged for the portion of the Merger Consideration as set forth in the Merger Agreement.

Any portion of the Payment Fund that remains undistributed to the former holders of shares of Company Stock entitled thereto one (1) year after the Effective Time will be returned to CVS, upon demand, and any such former holder of shares of Company Stock who has not exchanged shares of Company Stock for the Merger Consideration to which they are entitled in accordance with the Merger Agreement prior to that time will thereafter look only to CVS and the Surviving Corporation for payment of the applicable portion of the Merger Consideration, in respect of such shares of Company Stock, without any interest thereon. Any amount made available to the Paying Agent in respect of any Appraisal Shares will be returned to CVS, upon demand.

Withholding

Each of the Paying Agent, Merger Subsidiary, the Surviving Corporation and Parent are entitled to deduct and withhold from the consideration otherwise payable pursuant to the Merger Agreement to any Person such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign tax law. To the extent that any amounts are withheld and properly paid to the appropriate Taxing Authority, such amounts will be treated as having been paid to the Person in respect of which such deduction and withholding was made.

Representations and Warranties

The Merger Agreement contains representations and warranties of Signify, CVS and Merger Subsidiary.

Some of the representations and warranties in the Merger Agreement made by Signify are qualified as to “materiality,” “Material Adverse Effect” or “Material Adverse Effect on the Company.” For purposes of the Merger Agreement, “Material Adverse Effect” or “Material Adverse Effect on the Company” means any event, change, fact, condition, circumstance or occurrence that, when considered either individually or in the aggregate together with all other adverse events, changes, facts, conditions, circumstances or occurrences, has had or would reasonably be expected to have a material adverse effect on (i) the financial condition, business or results of operations of Signify and its Subsidiaries, taken as a whole, or (ii) the ability of Signify to timely consummate the Merger and any of the other Transactions or to comply with its obligations under the Merger Agreement; provided, however, that, for purposes of the forgoing clause (i), none of the following will constitute (either alone or in combination) or will be taken into account in determining whether or not there has been or would reasonably be expected to be a Material Adverse Effect (subject to the limitations set forth below):

(a)

the execution and delivery of the Merger Agreement or the other documents or agreements executed and delivered in connection with the Merger Agreement (the “Transaction Documents”), the consummation of the Transactions, or the announcement of any of the foregoing, the identity of CVS and its affiliates, or the taking of any action specifically required to be taken, or the failure to take any action specifically prohibited, by the Merger Agreement, including, in each case, their impact on relationships with or the volume of business with customers (including Governmental Authority (as defined in this proxy statement) customers), suppliers, vendors or employees or others having relationships with Signify or its Subsidiaries;

(b)	any communications by CVS or its affiliates regarding plans or intentions with respect to Signify or any of its Subsidiaries;

(c)

changes in global, foreign, national or regional economic, financial, regulatory or geopolitical conditions or events, in general, in each case, in the United States or elsewhere in the world, or any escalation or worsening of any of the foregoing, or any action taken by any federal, state or local governmental, regulatory or administrative authority, department, court, agency or official (“Governmental Authority”) in response to any of the foregoing;

(d)	changes in the equity, credit, debt, financial, currency or capital markets or changes in inflation, interest or exchange rates, in each case, in the United States or elsewhere in the world;

(e)	changes in anti-dumping actions, international tariffs, trade policies or any “trade war” or similar actions;

(f)

changes in (i) Law, (ii) regulations or generally applicable industry standards affecting Signify or any of its Subsidiaries or any of its customers, suppliers or vendors, (iii) generally accepted accounting principles in the United States (“GAAP”) or (iv) the authoritative interpretation, application or enforcement of any of the foregoing;

(g)

any hurricane, tornado, tsunami, flood, volcanic eruption, earthquake, nuclear incident, foreign or domestic social protest or social unrest (whether or not violent), weather conditions, power outages, internet service disruptions or electrical black-outs, wildfires or other natural or man-made disaster or other force majeure events affecting Signify or any of its Subsidiaries;

(h)	changes in the general business or economic conditions in any industry or any market in which Signify or any of its Subsidiaries operate;

(i)

any military conflict, military outbreak, war (whether or not declared), act of foreign or domestic terrorism, rebellion or insurrection, act of espionage or cyber-espionage, act of cyber-terrorism, internet- or cyber-attack or escalation of any of the foregoing or any hostilities, including, in each case, any such action carried out in whole or in part through use of the internet or impacting computers, systems, networks or electronic data;

(j)

epidemics, pandemics, other outbreaks of infectious disease (including in each of the foregoing, COVID-19), including in each case any quarantine restrictions (including any shelter in place, stay at home or similar orders or guidelines of any Governmental Authority or the World Health Organization), or any escalation or worsening of any of the foregoing;

(k)	any action taken or omitted to be taken, at the request or with the express written consent of CVS or in compliance with the Merger Agreement;

(l)

any failure by Signify or any of its Subsidiaries to meet internal or published projections, forecasts or estimates of Signify or any of its Subsidiaries (provided, however, that the underlying causes of such failure may, to the extent applicable and not otherwise excluded by the other exceptions in this definition, be considered in determining whether there has been a Material Adverse Effect);

(m)

Signify’s discontinued Bundled Payments for Care Improvements – Advanced Initiative (“BPCI-A”), Episode of Care and Community businesses (the “Discontinued Businesses”) or Signify’s decision to discontinue the Discontinued Businesses, including (i) any impairment or reduction in value of any asset to the extent used in the Discontinued Businesses, (ii) the outcome of the Center for Medicare and Medicaid Services’ (“CMS”) response to Signify’s objection to the most recent BPCI-A reconciliation, (iii) any adjustments or costs related to any reconciliation by CMS, including any reversal of revenue or cash payments owed to CMS as a result thereof, and any costs incurred in connection with the termination of any contracts (as defined in this proxy statement) in connection therewith or related to the Discontinued Businesses, (iv) any failure by Signify to achieve the projected or forecasted cost savings related to or as a result of the discontinuation of the Discontinued Businesses, (v) any facility closure costs related to or as a result of the discontinuation of the Discontinued Businesses and (vi) all other costs resulting from the discontinuation of the Discontinued Businesses;

(n)

any change in the price or trading volume of shares of Class A Common Stock or any other publicly traded securities of Signify (provided, however, that the underlying causes of such change may, to the extent applicable and not otherwise excluded by the other exceptions in the definition of “Material Adverse Effect” be considered in determining whether there has been a Material Adverse Effect);

(o)

any reduction in the credit rating of Signify or any of its Subsidiaries (provided, however, that the underlying causes of such change may, to the extent applicable and not otherwise excluded by the other exceptions in the definition of “Material Adverse Effect”, be considered in determining whether there has been a Material Adverse Effect);

(p)

any term, condition, obligation, requirement, limitation, prohibition, remedy, sanction or other action imposed upon Signify or any of its Subsidiaries in connection with effecting the expiration of any waiting period (and any extension thereof) under any antitrust Law applicable to the consummation of the Transactions or obtaining from a Governmental Authority any consent, approval, permit or authorization, in each case in accordance with and to the extent contemplated by the Merger Agreement; or

(q)

any litigation brought by current or former Signify Stockholders (on their own behalf or on behalf of Signify), whether under the applicable provisions of the DGCL or any other Law, or other litigation, to the extent in respect of the Merger Agreement or the Transactions;

provided that notwithstanding the foregoing, in the cases of clauses (c), (d), (e), (f), (g), (h), (i) and (j) above, to the extent such changes or conditions have had a disproportionately adverse effect on Signify or any of its Subsidiaries as compared to other Persons engaged in the same industry, but only such incremental disproportionate adverse effect may be taken into account in determining whether a Material Adverse Effect has occurred (and then only to the extent such incremental disproportionate adverse effect is not excluded by the other exceptions in this definition).

In the Merger Agreement, Signify has made customary representations and warranties to CVS and Merger Subsidiary that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement. These representations and warranties relate to, among other things:

•	valid corporate existence, due organization, good standing, authority to conduct business and the organizational documents of Signify;

•

Signify’s corporate power and authority to enter into and perform its obligations under the Merger Agreement and the Transactions, and the necessary vote of the Signify Stockholder in connection with the Merger Agreement;

•	the approval of the Board of Directors;

•

the absence of any actions or filings necessary to execute, deliver and perform the Merger Agreement and consummate the Transactions (other than the filing of the certificate of merger, compliance with requirements under the HSR Act, compliance with applicable securities and exchange Laws and any actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Signify);

•

the absence of any conflict, creation or imposition of liens, violation or material alteration of any organizational documents, material contracts, material real property leases or applicable Laws to Signify;

•

the capital structure of Signify, the absence of any undisclosed exchangeable security, option, warrant or other right convertible into capital stock of Signify, the absence of any outstanding Company Stock and OpCo Units issued in violation of foreign, federal or state securities laws and the absence of undisclosed Company Awards;

•	the absence of any undisclosed voting agreement, voting trust, proxy or other contract, accrued but unpaid dividends or any other distributions with respect to Signify securities.

•	Signify’s Subsidiaries;

•

the accuracy and required filings of Signify’s SEC filings and Signify’s compliance with the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”) and the applicable listing and corporate governance rules and regulations of the NYSE;

•	the financial statements of Signify;

•	the truth and accuracy of the information included in this proxy statement;

•	the absence of certain changes or events;

•	the absence of certain liabilities;

•	compliance with certain Laws, orders and permits by Signify and its Subsidiaries;

•	litigation involving Signify;

•	certain business practices related to compliance with anti-corruption Laws;

•	certain real property leased by Signify or its Subsidiaries;

•	trademarks, patents, copyrights and other intellectual property matters;

•	tax matters;

•	employee benefit plans;

•	labor and employment matters;

•	insurance matters;

•	environmental matters;

•	the existence and enforceability of specified categories of Signify’s material contracts;

•	brokers’ and finders’ fees and other expenses payable in connection with the Merger Agreement;

•	the rendering of Goldman Sachs’ and Deutsche Bank’s financial opinions to Signify;

•	the inapplicability of anti-takeover statutes to the Merger; and

•	information systems, privacy and data security.

In the Merger Agreement, CVS and Merger Subsidiary have made customary representations and warranties to Signify that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement. These representations and warranties relate to, among other things:

•	valid corporate existence, due organization, good standing, authority to conduct business and the organizational documents of CVS and Merger Subsidiary;

•	CVS and Merger Subsidiary’s corporate power and authority to enter into and perform its obligations under the Merger Agreement and the Transactions;

•

the absence of any actions or filings necessary to execute, deliver and perform the Merger Agreement and consummate the Transactions (other than the filing of the certificate of merger, compliance with requirements under the HSR Act, compliance with applicable securities and exchange Laws and any actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on CVS);

•	the absence of any conflict, violation or material alteration of any organizational documents, material contracts or applicable Laws to CVS or Merger Subsidiary;

•	the truth and accuracy of information included in this proxy statement;

•	litigation involving CVS or Merger Subsidiary;

•	lack of ownership of Company Stock by CVS or its Subsidiaries or affiliates, subject to certain exceptions;

•	the solvency of CVS and its Subsidiaries following the consummation of the Merger and the Transactions;

•	no vote of the stockholders of CVS being required to consummate the Merger and the Transactions;

•	brokers’ and finders’ fees and other expenses payable in connection with the Merger Agreement;

•	sufficiency of funds possessed by CVS to consummate the Merger;

•	no ownership by CVS or Merger Subsidiary, or any of their respective affiliates, of a business that competes with Signify;

•	certain national security matters related to “foreign persons”; and

•	non-reliance on certain estimates and forecasts of Signify provided to CVS and Merger Subsidiary.

The representations and warranties contained in the Merger Agreement will not survive the consummation of the Merger.

Conduct of Business Pending the Merger

The Merger Agreement provides that, from the date of the Merger Agreement until the earlier of the Effective Time and the valid termination of the Merger Agreement pursuant to the terms of the Merger Agreement (the “Interim Period”), except: (i) as disclosed in the disclosure letter provided by Signify in connection with the Merger Agreement (the “Company Disclosure Letter”), (ii) as required by the express terms of the Merger Agreement and the other Transaction Documents, (iii) as required by Law, (iv) for actions taken in good faith (A) in response to COVID-19 to protect the health and safety of Signify’s or its Subsidiaries’ employees and other individuals having dealings with Signify or its Subsidiaries, (B) in response to business disruptions caused by COVID-19 or (C) pursuant to any Law, directive, pronouncement or guideline issued by a Governmental Authority for restrictions that relate to or arise out of COVID-19, unless otherwise prohibited by certain sections of the Merger Agreement (v) for actions taken in connection with the issuance of shares of Class A Common Stock in exchange for, or redemption of, OpCo Units and Class B Common Stock pursuant to the terms of the OpCo LLC Agreement, (vi) for actions taken in connection with the discontinuation of the Discontinued Businesses; provided, however, that Signify will not take any action that would result in the costs and expenses incurred in connection with the discontinuation of the Discontinued Businesses exceeding, in the aggregate, $50 million without the prior written consent of CVS, (vii) for actions taken to create the Company Holding Subsidiary and contribute OpCo Units representing a one percent (1%) interest in OpCo LLC to the Company Holding Subsidiary, (viii) for payment of certain “Tax Distributions” under the OpCo LLC Agreement, (ix) for payments made under the TRA prior to the termination of the TRA at the Effective Time and (x) for actions taken as approved in writing in advance by CVS (which approval will not be unreasonably withheld, conditioned or delayed), Signify will, and will cause each of its Subsidiaries to, use reasonable best efforts to conduct its business in the ordinary course.

In addition, Signify has also agreed that, subject to the exceptions in the immediately preceding paragraph, during the Interim Period, Signify will not, and will cause each of its Subsidiaries not to, among other things (and subject to certain specified exceptions):

•

amend the (i) Certificate of Incorporation and the Amended and Restated Bylaws of Signify (the “Bylaws”), (ii) amend the OpCo LLC Agreement, or (iii) amend in any material respect the organizational documents of any Subsidiary of Signify;

•	split, combine, subdivide or reclassify any securities of Signify or its Subsidiaries;

•

establish a record date for, declare, set aside or pay any dividend or make any other distributions (whether in cash, stock, property or otherwise) in respect of, or enter into or modify any contract with respect to the voting of, any securities of Signify or its Subsidiaries, other than dividends and distributions by (i) a direct or indirect wholly-owned Subsidiary of Signify to its parent or (ii) by OpCo LLC to Signify or (iii) redeem, repurchase or otherwise acquire any securities of Signify or its Subsidiaries, subject to certain specified exceptions;

•

issue, sell, grant, pledge or transfer any securities of Signify or its Subsidiaries, or amend awards granted under the Signify Health, Inc. 2021 Long-Term Incentive Plan, the Synthetic Equity Plan, the New Remedy Corp. Amended and Restated 2019 Equity Incentive Plan, the New Remedy Corp. Amended and Restated 2012 Equity Incentive Plan or the Company ESPP (together, the “Company Stock Plans”), except for certain specified exceptions;

•

incur capital expenditures or any obligations or liabilities in respect thereof in excess of $2.5 million individually or $5 million in the aggregate, in each case, for each fiscal quarterly period, other than to the extent that such capital expenditures are otherwise reflected in Signify’s capital expenditure budget set forth on the Company Disclosure Letter;

•

adopt a plan or agreement of, or resolutions providing for or authorizing, complete or partial liquidation, dissolution, restructuring, recapitalization, merger consolidation or other reorganization, each with respect to Signify or any of its Subsidiaries (other than the dissolution of any inactive Subsidiary of Signify);

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make any acquisitions by merger, amalgamation, plan of arrangement, consolidation, acquisition of stock or assets or otherwise, directly or indirectly, if the aggregate amount of consideration paid would exceed $10 million for each fiscal quarterly period;

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sell, lease, encumber, dispose of or otherwise transfer any of Signify’s or its Subsidiaries’ assets (other than a sale, lease or transfer from Signify or a wholly-owned Subsidiary of Signify to a wholly-owned Subsidiary of Signify), securities, properties, interests or businesses if the aggregate amount of consideration paid or transferred to Signify would exceed $10 million in connection therewith for each fiscal quarterly period, subject to certain specified exceptions;

•	exclusively license, abandon, dedicate to the public, or contribute as open source software, any material Signify intellectual property;

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incur, create, assume or otherwise become liable for any indebtedness for borrowed money or any material obligation of another Person, including by way of a guarantee or issuance or sale of debt securities;

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issue or sell options, warrants, calls or other rights to acquire any debt securities of Signify or any of its Subsidiaries or enter into any “keep well” or other contract to maintain any financial statement or similar condition of another person, subject to certain specified exceptions;

•	make any loans, advances or capital contribution to, or investments in, any other Person, subject to certain specified exceptions;

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subject to certain specified exceptions, (i) enter into any employment deferred compensation or other similar agreements with any current or former directors, executive officers, employees or Service Providers outside of the ordinary course of business consistent with past practice with any newly hired directors, employees or Service Providers of Signify or any of its Subsidiaries who are neither executive officers nor entitled to earn an annual base salary or annual base fees that exceeds $300,000, (ii) hire any new employee entitled to earn an annual base salary that exceeds $300,000 to whom a written offer of employment has not previously been made prior to the date of the Merger Agreement, (iii) terminate the employment of any participant in the Signify Executive Severance Plan, effective July 27, 2022 and the participation agreements thereunder (the “Executive Severance Plan” and each participant thereunder a “Key Employee”) other than “for cause”, (iv) grant to any current or former director, officer or Key Employee entitled to earn over $300,000 in annual base compensation, any material increase in compensation, bonus or benefits, (v) grant any retention, severance, change in control, or transaction-based pay or benefits in addition to those pursuant to arrangement in effect on the date of the Merger Agreement, (vi) loan or advance any money or other property (or forgive or waive any such loan or advance) to any current or former Service Provider of Signify or any of its Subsidiaries who in each case is entitled to earn an annual base salary or annual base fee that exceeds $300,000, (vii) announce or implement any reduction in force, mass layoff, early retirement program, severance program or other program or effort concerning the group termination of employees, or (viii) establish, adopt, or amend, other than as required by Law or in the ordinary course of business consistent with past practice, or enter into any benefit plan;

•	adopt, enter into, engage in negotiations for, terminate or materially amend any collective bargaining agreement, works council or other similar agreement with an employee representative body;

•	make any changes in financial accounting principles, methods or practices, except for changes required by GAAP or Law;

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except as required by Law, change or amend, in a manner that would reasonably be expected to be materially adverse to Signify or any of its Subsidiaries, any data privacy or information security practices;

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make, change or revoke any material tax election, amend any income or other material tax return, change any material tax accounting period, adopt or change any material method of tax accounting, settle or compromise any proceeding relating to material taxes, agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of taxes, enter into any “closing agreement” described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Law), voluntarily apply for any tax ruling from any Governmental Authority responsible for the imposition or collection of taxes or voluntarily surrender any right to claim a refund of a material amount of taxes;

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compromise or settle any threatened or actual cause of action, claim, investigation, suit, arbitration, indictment, litigation, proceeding or hearing by or before a Governmental Authority or arbitrator (“Action”) or demand, where such compromise or settlement involves payment by Signify or any of its Subsidiaries in excess of $500,000 individually, or $1.5 million in the aggregate (in each case, net of any insurance coverage), subject to certain specified exceptions;

•

enter into or modify any contract between Signify or any of its Subsidiaries, on the one hand, and any current director or officer of Signify or any Person (or any of their affiliates) beneficially owning five percent (5%) or more of the Company Stock or OpCo Units, on the other hand, subject to certain specified exceptions;

•	enter into any new line of business outside its existing business as of the date of the Merger Agreement that would be material to Signify and its Subsidiaries, taken as a whole;

•	enter into or adopt any “poison pill” or similar stockholder rights plan;

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amend or modify in any material respect, waive any material rights under, terminate, replace or release, settle or compromise any material claim, liability or obligation under any material contract or material real property lease, subject to certain specified exceptions; or

•	agree, authorize or commit to do any of the foregoing.

Acquisition Proposals

For purposes of this proxy statement and the Merger Agreement:

“Acquisition Proposal” means, other than the Transactions, any bona fide offer or proposal made or renewed by any third party or “group” (within the meaning of Section 13(d)(3) of the 1934 Act) that would, if consummated, constitute (i) an acquisition, exclusive license, transfer, issuance or purchase, whether direct or indirect, of (A) assets equal to twenty percent (20%) or more of the consolidated assets of Signify and its Subsidiaries or to which twenty percent (20%) or more of the consolidated revenues or EBITDA of Signify and its Subsidiaries are attributable or (B) securities equal to twenty percent (20%) or more of the total outstanding shares or voting power of Company Stock and OpCo Units, taken together, (ii) any tender offer or exchange offer that would result in such third party or group beneficially owning twenty percent (20%) or more of the total outstanding shares or voting power of Company Stock and OpCo Units, taken together, or (iii) any merger, consolidation, statutory share exchange, business combination, sale, liquidation, dissolution, recapitalization, reorganization, joint venture or other similar extraordinary transaction, including any single or multi-step transaction or series of related transactions, involving assets, individually or in the aggregate, which constitute twenty percent (20%) or more of the consolidated assets of Signify and its Subsidiaries or which generate at least twenty percent (20%) or more of the consolidated revenues or EBITDA of Signify and its Subsidiaries or as a result of which the Signify Stockholders or unitholders of OpCo Units immediately prior to such transaction would cease to own more than eighty percent (80%) of the total outstanding shares or voting power of Company Stock and OpCo Units, taken together, immediately following such transaction.

“Superior Proposal” means a bona fide, written Acquisition Proposal (except the references in the definition thereof to “twenty percent (20%)” and “eighty percent (80%)” will be replaced by “fifty percent (50%)”) that did not result from or involve a breach of the Merger Agreement and which the Board of Directors has determined, in its good faith judgment, after consultation with its outside legal counsel and financial advisors, and taking into account all relevant terms and conditions of such Acquisition Proposal and all legal, regulatory and financing aspects (including certainty of closing) of such Acquisition Proposal and the Person making the Acquisition Proposal (including any termination or break-up fees and conditions to consummation) that the Board of Directors deems relevant, and which, if consummated, would result in a transaction more favorable to the Signify Stockholders (solely in their capacity as such) from a financial point of view than the Transactions.

Signify has agreed to, and has agreed to cause its Subsidiaries and their respective directors and officers to, and to direct its other respective Representatives involved in the Transactions to, promptly cease any solicitations, discussions and negotiations with any Person with respect to any Acquisition Proposal or potential Acquisition Proposal and promptly terminate access granted to any Person or its representatives (other than CVS and CVS’s representatives) to any non-public information of Signify or its Subsidiaries. In addition, during the period beginning with the date of the Merger Agreement and continuing until the earlier of (x) the valid termination of the Merger Agreement or (y) the Effective Time, Signify has agreed not to, and has agreed to cause its Subsidiaries not to, and has agreed to instruct its and its Subsidiaries’ Representatives involved in the Transaction not to:

•

initiate, solicit, knowingly induce, knowingly facilitate or knowingly encourage the submission of any Acquisition Proposal or any inquiries that could reasonably be expected to result in an Acquisition Proposal (including by way of furnishing non-public information);

•	enter into or participate in any discussions or negotiations with any third party for the purpose of facilitating, inducing or encouraging an Acquisition Proposal;

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provide any material non-public information relating to Signify or any of its Subsidiaries to any Person (other than CVS or Merger Subsidiary) for the purposes of facilitating, inducing or encouraging an Acquisition Proposal; or

•	enter into any agreement with respect to an Acquisition Proposal.

At any time prior to obtaining the Company Stockholder Approval, if Signify or any of its Representatives has received a written Acquisition Proposal from any third party that did not result from a breach in any material respect of the non-solicitation covenants in the Merger Agreement, Signify and its Representatives may contact the third party making such Acquisition Proposal to clarify the terms and conditions of such Acquisition Proposal or inform such Person of the existence of the non-solicitation provisions of the Merger Agreement.

At any time after the date of the Merger Agreement and prior to the receipt of the Company Stockholder Approval, if Signify receives an Acquisition Proposal that did not result from a breach in any material respect of the non-solicitation covenants in the Merger Agreement and the Board of Directors determines in good faith, after consultation with its financial advisors and outside legal counsel, that such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal and the failure to take the following actions would reasonably be expected to be inconsistent with its fiduciary duties pursuant to DGCL, then Signify may (a) furnish information with respect to Signify to such Person and (b) engage or participate in discussion or negotiations with such Person and its representatives regarding such Acquisition Proposal; provided that (i) Signify will not, and will instruct its representatives not to, disclose any non-public information to such Person unless Signify has entered into a confidentiality agreement with such Person with terms governing confidentiality and related provisions that are no less favorable to Signify in any material respect than those contained in the Confidentiality Agreement, dated July 6, 2022, by and between CVS Health and Signify (the “Confidentiality Agreement”) and (ii) Signify will provide or make available to CVS promptly (and in any event within twenty-four (24) hours) any non-public information concerning Signify or its Subsidiaries provided or made available to such other Person that was not previously provided or made available to CVS and Merger Subsidiary.

Relatedly, from and after the date of the Merger Agreement, and subject to any confidentiality restrictions in effect on the date of the Merger Agreement, Signify will promptly (within twenty-four (24) hours of any Acquisition Proposal received in writing and within forty-eight (48) hours of any Acquisition Proposal received verbally) notify CVS if Signify receives any Acquisition Proposal and will, with any such written notice to CVS, include copies of any written materials relating to such Acquisition Proposal (including materials provided by Signify in response thereto) and indicate the identity of the Person making such Acquisition Proposal and the material terms and conditions of such Acquisition Proposal and thereafter will promptly (within twenty-four (24) hours) keep CVS reasonably informed on a reasonably current basis of any material change to the terms of any such Acquisition Proposal, including by providing a copy of all additional material written documentation relating thereto.

As described below under the caption “Proposal 1: Adoption of the Merger Agreement—Effect of Termination; Termination Fees”, if Signify terminates the Merger Agreement prior to receipt of the Company Stockholder Approval for the purpose of accepting and entering into an agreement in respect of a Superior Proposal, Signify is required to pay the Company Termination Fee to CVS.

Board of Directors’ Recommendation; Signify Adverse Recommendation Change

As described above, and subject to the provisions described below, the Board of Directors has made the recommendation that the Signify Stockholders vote “FOR” the proposal to adopt the Merger Agreement. The Merger Agreement provides that the Board of Directors will not effect an Adverse Recommendation Change except as described below.

For purposes of this proxy statement and the Merger Agreement, “Adverse Recommendation Change” means:

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failing to make, withdrawing, amending, changing, modifying or qualifying or proposing publicly to withdraw, amend, change, modify or qualify, in a manner adverse to CVS or Merger Subsidiary, the recommendation of the Board of Directors that the Signify Stockholders approve the adoption of the Merger Agreement and the Transactions (including the Merger on the terms and subject to the conditions set forth in the Merger Agreement) (such recommendation, the “Company Board Recommendation”), including facility to include the Company Board Recommendation in this proxy statement;

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the Board of Directors failing to recommend against a tender or exchange offer related to an Acquisition Proposal in any position taken in accordance with Rules 14d-9 and 14e-2 promulgated under the Exchange Act;

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adopting, endorsing, approving, recommending or declaring advisable, or proposing publicly to adopt, endorse, approve, recommend or declare advisable, or submitting to the Signify Stockholders for approval or adoption, any Acquisition Proposal; or

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the failure by the Board of Directors to publicly reaffirm the Company Board Recommendation within ten (10) Business Days of receiving a written request from CVS to provide such public reaffirmation following receipt by Signify of a publicly announced Acquisition Proposal, provided, that CVS may deliver only one (1) such request with respect to any Acquisition Proposal.

For purposes of this proxy statement and the Merger Agreement, “Intervening Event” means a change, effect, event, circumstance, occurrence, development or other matter that materially affects the business, assets or operations of Signify and its Subsidiaries, taken as a whole (other than any change, effect, event, circumstance, occurrence, development or other matter primarily resulting from a breach of the Merger Agreement by Signify) occurring or arising after the date of the Merger Agreement that was not known to the Board of Directors or any committee thereof as of the date of the Merger Agreement, nor reasonably foreseeable as of the date of the Merger Agreement, which change, effect, event, circumstance, occurrence, development or other matter becomes known to the Board of Directors or any committee thereof prior to the date on which the Company Stockholder Approval is obtained; provided, however, that in no event will (i) any Acquisition Proposal, (ii) any change in the Company Stock price, in and of itself, or (iii) the fact, in and of itself, that Signify exceeds any internal or published projections, estimates or expectations of Signify’s revenue, earnings or other financial performance or results of operations for any period constitute an Intervening Event (however, the underlying reasons for such changes or events described in clauses (ii) and (iii) above may constitute an Intervening Event).

The Board of Directors will not, subject to the terms and conditions of the Merger Agreement, (i) cause or permit Signify or any of its Subsidiaries to enter into any acquisition agreement, merger agreement, or similar definitive agreement relating to any Acquisition Proposal (an “Alternative Acquisition Agreement”) or (ii) make an Adverse Recommendation Change (subject to certain exceptions set forth in the Merger Agreement). None of the following will constitute an Adverse Recommendation Change:

•	the determination by the Board of Directors that an Acquisition Proposal constitutes a Superior Proposal,

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the disclosure by Signify of such a determination referred to in the bullet above (so long as (i) such disclosure states that no Adverse Recommendation Change or termination of the Merger Agreement will occur until the expiration of the applicable Match Period (as defined in this proxy statement) contemplated by the Merger Agreement has occurred and (ii) promptly after the end of such Match Period Signify either (x) issues a public press release stating that the prior Acquisition Proposal no longer constitutes a Superior Proposal or (y) makes an Adverse Recommendation Change or terminate the Merger Agreement pursuant to its terms), or

•	the delivery by Signify to CVS or Merger Subsidiary of any notices required by the Merger Agreement.

Notwithstanding anything to the contrary in the Merger Agreement:

•	Signify may (1) terminate the Merger Agreement to enter into an Alternative Acquisition Agreement or (2) make an Adverse Recommendation Change if:

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Signify receives an Acquisition Proposal that did not result from a breach in any material respect of the non-solicitation covenants in the Merger Agreement and the Board of Directors determines in good faith, after consultation with its financial advisors and outside legal counsel that (x) such Acquisition Proposal constitutes a Superior Proposal and (y) the failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties under Delaware Law,

•

Signify provides CVS four (4) Business Days’ prior written notice of its intention to take such action, which notice will include the information with respect to such Superior Proposal that is specified in the Merger Agreement (subject to change if there are material amendments to the Acquisition Proposal),

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during the applicable period described in the item directly above (the “Takeover Notice Period”), Signify considers and discusses with CVS in good faith any adjustments or modifications to the terms of the Merger Agreement proposed by CVS, and

•

at the end of the Takeover Notice Period, the Board of Directors again makes the determination in good faith, after consultation with its outside legal counsel and financial advisors (and after taking into account any adjustments or modifications proposed by CVS during the Takeover Notice Period), that the Acquisition Proposal continues to be a Superior Proposal;

•

in response to an Intervening Event, and in the absence of an Acquisition Proposal, the Board of Directors may make an Adverse Recommendation Change if (i) Signify provides CVS four (4) Business Days’ prior written notice of its intention to take such action, which notice will identify and include all material information with respect to such Intervening Event and a description of the Board of Directors rationale for such action, (ii) during such four (4)-Business Day period described in clause (A) (together with the Takeover Notice Period, the “Match Period”), Signify considers and discusses in good faith with CVS any adjustments or modifications to the terms of the Merger Agreement proposed by CVS and (iii) at the end of the four (4)-Business Day period described in clause (i) above, the Board of Directors determines in good faith after consultation with its financial advisors and outside legal counsel (after taking into account any adjustments or modifications to the terms of the Merger Agreement proposed by CVS during the period described in clause (i) above) that the failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties under the DGCL; and

•	nothing contained in the Merger Agreement prohibits the Board of Directors from (1) complying with its disclosure obligations under Law or applicable rules of the NYSE, including taking and disclosing to the Signify Stockholders a position contemplated by Rule 14e 2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, (2) making any “stop-look-and-listen” communication to the Signify Stockholders or (3) making any public statement if the Board of Directors determines that the failure to make such statement would reasonably be expected to be inconsistent with Law or its fiduciary duties; provided, that any such disclosure that constitutes or contains an Adverse Recommendation Change will be subject to the provisions of the Merger Agreement, it being understood that a disclosure that constitutes only a “stop-look-and-listen” statement or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act will not be deemed to be an Adverse Recommendation Change if it reaffirms the Company Board Recommendation.

Indemnification and Insurance

CVS and the Surviving Corporation have agreed that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time, all rights to advancement of expenses relating thereto now existing in favor of any Indemnified Person as provided in the Certificate of Incorporation and Bylaws, the organizational documents of any Subsidiary of Signify or any indemnification agreement or other agreement containing any indemnification provisions set forth in the Company Disclosure Letter. Such obligations will survive the Merger and will not be amended, repealed or otherwise modified in any manner that would adversely affect any right to indemnification, exculpation or advancement of expenses thereunder of any such Indemnified Person.

Prior to the Effective Time, Signify has agreed to, or if Signify is unable to, CVS will cause the Surviving Corporation as of the Effective Time to, obtain and fully pay the premium for the non-cancellable extension of the directors’ and officers’ liability coverage of Signify’s existing directors’ and officers’ insurance policies and Signify’s existing fiduciary liability insurance policies, in each case for a claims reporting or discovery period of at least six (6) years from and after the Effective Time with respect to any claim related to any period of time at or prior to the Effective Time (including claims with respect to the adoption of the Merger Agreement and the consummation of the Transactions) with terms, conditions, retentions and limits of liability that are no less favorable in any material respect than the coverage provided under Signify’s existing policies; provided that Signify will give CVS a reasonable opportunity to participate in the selection of such “tail” insurance policy and is required to consider, in good faith, any comments made by CVS with respect thereto; and provided, further, that the premium payable for such “tail” insurance policy will not exceed 300% of the amount per annum Signify paid in its last full fiscal year and if the cost for such “tail” insurance policy exceeds such maximum amount, then Signify or the Surviving Corporation will obtain a policy with the greatest coverage available for a cost not exceeding such maximum amount.

Employee Benefits

With respect to each employee of Signify or its Subsidiaries who is employed as of immediately prior to the Effective Time and continues as an employee of the Surviving Corporation or its Subsidiaries, for a period of twelve (12) months following the Closing (or, if earlier, until the applicable continuing employee terminates employment), CVS will provide, or cause one of its Subsidiaries to provide, to each employee of the Surviving Corporation or its Subsidiaries (a “Company Employee”), (i) base salary or wage level, target cash bonus, opportunity and target equity incentive opportunity that, in each case, is not less favorable than that in effect immediately prior to the Effective Time, and (ii) employee benefits (excluding equity-based compensation, defined benefit pension plan benefits, change in control, retention or severance benefits or awards or any similar compensation or benefit) that are substantially comparable in the aggregate to the employee benefits (excluding equity-based compensation, defined benefit pension plan benefits, change in control, retention or severance benefits or awards or any similar compensation or benefit) provided to the Company Employee immediately prior to the Closing; provided, that in all events the compensation, benefits and other terms and conditions of employment provided by CVS or the Surviving Corporation will be no less than those required under Law. For a period of twenty-four (24) months following the Closing, the failure or refusal by any Company Employee, other than specified executives, to enter into a restrictive covenant agreement with CVS or its Subsidiaries (including the Surviving Corporation), whether as a condition to continued employment or otherwise, will not constitute a basis for terminating such Company Employee for “cause” with respect to any determination relating to a Rollover RSU or Rollover Stock Option.

For a period of twenty-four (24) months following the Closing, CVS will, or will cause the Surviving Corporation to, provide to each Company Employee who is a Key Employee who experiences a Change in Control Termination (as such term is defined in the Executive Severance Plan) severance payments and benefits no less favorable than those that would have been provided to such Key Employee under the Executive Severance Plan.

With respect to any employee who is a participant in the Severance Plan, for a period of twenty-four (24) months following the Closing, CVS will provide to each such participant in the Severance Plan who experiences a termination without “cause” or a resignation for “good reason” severance payments and benefits no less favorable than those that would have been provided under the Severance Plan.

If the Effective Time occurs prior to the payment of Signify’s annual bonuses with respect to the 2022 calendar year, CVS will, or will cause its Subsidiaries, including the Surviving Corporation to, pay to each Company Employee who participates in Signify’s Annual Cash Incentive Plan and the Signify Health Leadership Plan a bonus, calculated based on the greater of target performance and actual performance achieved, at the same time and in the same manner as bonuses are normally paid in the ordinary course of business in calendar year 2023 (and subject to any normal conditions, including continued employment).

With respect to any employee benefit plan maintained by CVS or any of its Subsidiaries, including the Surviving Corporation (“Parent Plans”), for vesting, eligibility and level of benefits purposes only (and not for any accrual purposes), each Company Employee’s service with Signify or any of its Subsidiaries prior to the Effective Time (as well as service with any predecessor employer, to the extent recognized under the comparable employee plans of Signify and its Subsidiaries) will be treated as service with CVS, the Surviving Corporation or their affiliates, as applicable, provided that such service need not be recognized to the extent it would result in any duplication of benefits.

With respect to any Parent Plan in which any Company Employee first becomes eligible to participate upon or after the Effective Time, CVS will (i) waive, and will cause its Subsidiaries, including the Surviving Corporation to waive, any pre-existing condition limitations, exclusions, waiting periods or similar limitations with respect to participation and coverage requirements applicable to such Company Employee (and his or her dependents) under any Parent Plan that is a health and welfare plan and (ii) if applicable, in any Parent Plan that is a health and welfare plan in which any Company Employees participates, recognize or credit, or will cause its Subsidiaries, including the Surviving Corporation, to recognize or credit, in the manner determined by CVS in its discretion, including through adjustments to health savings accounts, deductibles or out of pocket expenses incurred by such Company Employee (and his or her eligible dependents) under the comparable employee plan during the portion of the year in which the Effective Time occurs prior to their participation in CVS’s health plans with the objective that there be no double counting during the year in which the Effective Time occurs of such deductibles or out of pocket expenses.

Prior to the Effective Time, if requested by CVS, in writing no later than fifteen (15) days prior to the Effective Time, Signify will not less than five (5) days prior to the Closing, cause, Signify’s 401(k) Plan (the “Signify 401(k) Plan”) to be terminated effective immediately prior to the Effective Time, Signify will provide CVS with evidence of such termination not later than seven (7) days prior to the Effective Time. If CVS requests that Signify terminate the Signify 401(k) Plan as described above, prior to the Effective Time and thereafter (as applicable), Signify and CVS will take any and all actions as may be required, including amendments to the Signify 401(k) Plan and/or the tax-qualified defined contribution retirement plan designated by CVS (the “Parent

401(k) Plan”), to permit each Company Employee who is eligible to participate in the Signify 401(k) Plan immediately prior to the Effective Time (i) to participate in the Parent 401(k) Plan effective as soon as possible after the Effective Time, but in no case later than the first day of the month following the Effective Time, and (ii) to make rollover contributions of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code, including of loans) in the form of cash, notes (in the case of loans) or a combination thereof, in an amount equal to the account balance distributed or distributable to such continuing employee from the Signify 401(k) Plan to the Parent 401(k) Plan, provided that all such rollovers are in a single plan to plan transfer.

Efforts to Close the Merger

Under the Merger Agreement, CVS and Signify have agreed to cooperate with each other and use reasonable best efforts to take all actions and to do, or cause to be done, all things necessary, proper or advisable under Law to consummate the Merger and the Transactions as promptly as practicable, including (i) preparing and filing as promptly as practicable after the date of the Merger Agreement with any Governmental Authority all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, consolidated financial statements, records, applications and other documents, in each case, to the extent applicable, (ii) obtaining and maintaining all approvals, consents, registrations, permits, authorizations, licenses, waivers and other confirmations required to be obtained from any Governmental Authority that are necessary to consummate the Transactions, (iii) defending or contesting any Action, suit or proceeding challenging the Merger Agreement or the Transactions and (iv) executing and delivering any additional instruments necessary to consummate the Transactions.

CVS and Signify have further agreed to, and to cause their respective affiliates to, take any and all action necessary to eliminate each and every impediment under any antitrust, competition or trade regulation Law that is asserted by any Governmental Authority or any other party so as to enable the parties to the Merger Agreement to effectuate the Closing as promptly as possible following the date of the Merger Agreement, and in any event prior to the End Date (as defined in this proxy statement), including but not limited to:

•

opposing, and causing its affiliates to oppose, through and including action on the merits (and all appeals with respect thereto), any Action asserted in court or other form by any Governmental Authority or other person in order to avoid entry of, or to have vacated or terminated, any decree, order or judgment (whether temporary, preliminary or permanent) that would restrain or prevent the Closing by the End Date;

•

selling or otherwise disposing of, or holding separate and agreeing to sell or otherwise dispose of, assets, categories of assets or businesses of Signify or any of its Subsidiaries or CVS or CVS’s affiliates;

•	terminating existing relationships, contractual rights or obligations of Signify or any of its Subsidiaries or CVS or CVS’s affiliates;

•	terminating any venture or other arrangement;

•	creating any relationship, contractual rights or obligations of Signify or any of its Subsidiaries or CVS or CVS’s affiliates; or

•	effectuating any other change or restructuring of Signify or any of its Subsidiaries or CVS or CVS’s affiliates;

and in each case, to enter into agreements or stipulate to the entry of an order or decree or file appropriate applications with the FTC, the DOJ, any attorney general of any state of the United States, the European Commission or any other competition authority of any jurisdiction or any other Governmental Authority in connection with any of the foregoing and in the case of actions by or with respect to Signify or its Subsidiaries or its or their businesses or assets, by consenting to such action by Signify; provided, however, that any of the actions set forth above may be conditioned upon consummation of the Merger (each, a “Divestiture Action”).

In the event that any action is threatened or instituted challenging the Merger as violative of the HSR Act, CVS and Signify have agreed to take all reasonable action necessary, including but not limited to litigation on the merits and/or any Divestiture Action, to resist, avoid or resolve such action. In the event that any permanent or preliminary injunction or other order is entered or becomes reasonably foreseeable to be entered in any proceeding that would make consummation of the Transactions unlawful or that would restrain, enjoin or otherwise prevent or materially delay the consummation of the Transactions, CVS and Signify have agreed to take promptly any and all reasonable steps necessary to vacate, modify or suspend such injunction or order so as to permit such consummation prior to the End Date.

Notwithstanding the foregoing, none of Signify or any of its Subsidiaries or affiliates and none of CVS or any of its Subsidiaries or affiliates will be required to take any action set forth in this “Efforts to Close the Merger” section if taking such action would result in (i) both the requirement that (A) Signify, CVS or any of their respective Subsidiaries sell or otherwise dispose of any business or assets of either party which generated in excess of $125,000,000 of revenue and (B) the action have a Material Adverse Effect (as defined in this proxy statement) on Signify taken as a whole or (ii) an effect on CVS’s existing business that would be commensurate in magnitude to a Material Adverse Effect (as defined in this proxy statement) on Signify’s business.

In furtherance and not in limitation of the covenants described above, CVS and Signify have agreed to (and CVS will cause Merger Subsidiary to), as necessary:

•

make an appropriate filing of a Notification and Report Form pursuant to the HSR Act as promptly as practicable and in any event within ten (10) Business Days after the date of the Merger Agreement; and

•

cooperate with each other in connection with any such filing (including, to the extent permitted by Law, providing copies of all such documents to the non-filing parties prior to filing and considering all reasonable additions, deletions or changes suggested in connection therewith) and in connection with resolving any investigation or other inquiry of any Governmental Authority under the HSR Act with respect to any such filing or any such transaction.

In addition, CVS will, after consultation with Signify and consideration of Signify’s views in good faith, have principal responsibility for directing, devising, and implementing the strategy for obtaining any necessary approval of, for responding to any request from, inquiry by, or investigation by, and for leading all meetings and communications with, any Governmental Authority that has authority to enforce any antitrust Law and CVS will not commit to or agree with any Governmental Authority to not consummate the Merger for any period of time, or to stay, toll or extend, directly or indirectly, any applicable waiting period under the HSR Act or other applicable antitrust Law without the prior written consent of Signify. However, CVS may, without the consent of Signify, voluntarily withdraw its notification under the HSR Act on one occasion; provided, further, that CVS will refile its HSR Act notification within two (2) Business Days after withdrawal unless otherwise agreed by the parties to the Merger Agreement.

Except as specifically required by the Merger Agreement, CVS and Signify have agreed not to (and each will cause its affiliates not to) take any action, or refrain from taking any action, the effect of which would be to materially delay or materially impede the ability of the parties to consummate the Transactions. CVS and Signify have agreed not to (and each will cause its affiliates not to) (i) acquire or agree to acquire any Person or portion thereof, or otherwise acquire or agree to acquire any assets, in the same line of business as Signify or its Subsidiaries (in the case of CVS) or any assets in the same line of business as CVS (in the case of Signify), or (ii) assign any of its rights hereunder to any co-investor or permit any co-investor to acquire a direct or indirect interest in CVS, in each case, if the entering into an agreement relating to, or the consummation of, such acquisition, merger or consolidation or co-investor relationship could reasonably be expected to (A) impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any permits, orders or other approvals of any Governmental Authority necessary to consummate the Transactions or the expiration or termination of any applicable waiting period, (B) materially increase the risk of any Governmental Authority asserting jurisdiction over the Transactions entering an order prohibiting the consummation of the Transactions,

(C) materially increase the risk of not being able to remove any such order on appeal or otherwise, or (D) materially delay or prevent the consummation of the Transactions.

Other Covenants

The Merger Agreement contains other covenants relating to access to information, publicity and notices of certain events.

Company Stockholders Meeting

Signify will take all actions necessary and desirable to cause the Special Meeting to be duly called and held within thirty-five (35) days following clearance of this proxy statement by the SEC, for the purpose of voting on the approval and adoption of the Merger Agreement, the Merger and the other Transactions. Signify will conduct a “broker search” in accordance with Rule 14a-13(a)(1) of the 1934 Act and establish a record date for the Special Meeting in a manner to enable the record date for the Special Meeting to be set so that such Special Meeting will be duly called and held within the time frame set forth above. In certain circumstances specified in the Merger Agreement, Signify may adjourn or postpone the Special Meeting. Signify will keep CVS informed with respect to proxy solicitation results as reasonably requested by CVS and will provide such information and reasonable cooperation as CVS may reasonably request in connection therewith.

Transaction Litigation

Prior to the earlier of the Effective Time or the termination of the Merger Agreement, Signify will as promptly as reasonably practicable notify CVS in writing of, and give CVS a reasonable opportunity to participate in the defense and settlement of, any claim, demand or Action on behalf of or in the name of, against or otherwise involving Signify or the Board of Directors relating to the Merger Agreement, the Merger or the other Transactions (“Transaction Litigation”). Signify will not settle or agree to settle any Transaction Litigation without CVS’s prior written consent (which consent will not be unreasonably withheld, conditioned or delayed).

Conditions to the Closing of the Merger

The obligations of CVS and Merger Subsidiary, on the one hand, and Signify, on the other hand, to consummate the Merger are subject to the satisfaction or waiver (where permitted by Law) at or prior to the Effective Time of each of the following conditions:

•	the obtaining of the Company Stockholder Approval by Signify;

•

the absence of any temporary restraining order, preliminary or permanent injunction issued by any Governmental Authority or court of competent jurisdiction is in effect enjoining or otherwise prohibiting the consummation of the Merger; and

•	the expiration or termination of the applicable waiting period under the HSR Act.

In addition, the obligations of CVS and Merger Subsidiary to consummate the Merger are subject to the satisfaction or waiver (where permitted by Law) at or prior to the Effective Time of each of the following additional conditions:

•

Signify having performed and complied in all material respects with all of its obligations under the Merger Agreement required to be performed or complied by it at or prior to the Effective Time (or any such failure to perform or comply will have been cured);

•

the representations and warranties of Signify relating to corporate existence and power, authorization, none of the outstanding shares of Company Stock and OpCo Units having been issued in violation of any foreign, federal or state securities laws, outstanding Company Stock Options, Company RSUs and

Synthetic LLC Unit Awards as of August 31, 2022, no shares of capital stock of Signify or Signify securities being owned by any Subsidiary of Signify, absence of certain changes, finders’ fees and antitakeover statutes being true in all material respects both as of the date of the Merger Agreement and at and as of the Effective Time as if made at and as of such time (other than representations and warranties as of a specified time, which must be true in all material respects only as of such time);

•

the representations and warranties of Signify relating to authorized capital stock of Signify and outstanding shares of capital stock of Signify and OpCo Units being duly authorized, validly issued, fully paid and nonassessable being true in all respects at and as of the Effective Time as if made at and as of such time (other than representations and warranties as of a specified time, which must be true in all respects only as of such time), except for inaccuracies that are de minimis;

•

the other representations and warranties of Signify set forth elsewhere in the Merger Agreement (disregarding all materiality and Material Adverse Effect qualifications contained therein) being true both as of the date of the Merger Agreement and at and as of the Effective Time as if made at and as of such time (other than representations and warranties as of a specified time, which must be true only as of such time), with only such exceptions as have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company;

•	since the date of the Merger Agreement, no Material Adverse Effect having occurred;

•	the TRA Amendment (as defined in this proxy statement) being in full force and effect in accordance with its terms and having not been amended, repudiated, revoked or withdrawn; and

•	CVS having received a certificate executed by an executive officer of Signify to the effect that the conditions in the preceding six (6) bullets have been satisfied.

In addition, the obligation of Signify to consummate the Merger is subject to the satisfaction or waiver (where permitted by Law) at or prior to the Effective Time of each of the following additional conditions:

•

each of CVS and Merger Subsidiary having performed and complied in all material respects with all of its obligations under the Merger Agreement required to be performed or complied by it at or prior to the Effective Time (or any such failure to perform or comply will have been cured), with only such exceptions as have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect (as defined in this proxy statement);

•

the representations and warranties of CVS relating to authorization being true in all material respects both as of the date of the Merger Agreement and at and as of the Effective Time as if made at and as of such time (other than representations and warranties as of a specified time, which must be true in all material respects only as of such time);

•

the other representations and warranties of CVS set forth elsewhere in the Merger Agreement (disregarding all materiality and Parent Material Adverse Effect qualifications contained therein) being true both as of the date of the Merger Agreement and at and as of the Effective Time as if made at and as of such time (other than representations and warranties as of a specified time, which must be true only as of such time), with only such exceptions as have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect; and

•	Signify having received a certificate executed by an executive officer of CVS to the effect that the conditions in the preceding three (3) bullets have been satisfied.

The Merger Agreement defines “Parent Material Adverse Effect” as any change, effect, event or occurrence that prevents or materially impedes, interferes with, hinders or delays or would reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation by CVS or Merger Subsidiary of the Merger or any of the other Transactions on a timely basis or the compliance by CVS or Merger Subsidiary of its obligations under the Merger Agreement in any material respect. However, the taking of any action specifically required to be taken, or the failure to take any action specifically prohibited, by the Merger Agreement will not be taken into account in determining whether or not there has been a Parent Material Adverse Effect.

Termination of the Merger Agreement

The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding prior receipt of Company Stockholder Approval):

•	by mutual written agreement of Signify and CVS; or

•	by either Signify or CVS, subject to certain limitations, if:

•

the Merger has not been consummated on or before March 2, 2023 (as such date may be extended pursuant to the Merger Agreement, the “End Date”); however, (A) if on such date all of the closing conditions (other than the mutual conditions set forth in bullets 2 through 3 in the section labeled “Conditions to the Closing of the Merger” immediately above this section) have been satisfied or waived (or would be reasonably capable of being satisfied if the Closing had occurred on such date), then the End Date will automatically extended until September 2, 2023, (B) the End Date may be further extended by Signify in its sole discretion or CVS (in its sole discretion) until September 2, 2024, if on the End Date (as initially extended pursuant to clause (A)), the mutual conditions set forth in bullets 2 through 3 in the section labeled “Conditions to the Closing of the Merger” immediately above this section have not been satisfied, and (C) if the date on which the End Date, as it may be extended, would occur is not a Business Day, then the End Date will be further extended to the next following Business Day;

•	any temporary restraining order, preliminary or permanent injunction issued by any court of competent jurisdiction is in effect enjoining or otherwise prohibiting the consummation of the Merger; or

•	at the Special Meeting, the Signify Stockholders failed to adopt the Merger Agreement; or

•	by CVS, if:

•	prior to the adoption of the Merger Agreement by the Signify Stockholders, an Adverse Recommendation Change has occurred; or

•

subject to certain limitations, a breach of any representation or warranty or failure to perform any covenant on the part of Signify has occurred that would cause certain of the conditions to CVS and Merger Subsidiary’s obligation to consummate the Merger not to be satisfied, and (A) such breach has not been cured within thirty (30) days following notice by CVS or (B) such breach is not reasonably capable of being cured by the End Date; or

•	by Signify, if:

•

prior to the approval of the Merger Agreement by the Signify Stockholders, Signify has accepted a Superior Proposal in compliance with the Merger Agreement, and, concurrently with the consummation of the definitive transaction underlying such termination, Signify pays the Company Termination Fee; or

•

subject to certain limitations, a breach of any representation or warranty or failure to perform any covenant on the part of CVS or Merger Subsidiary has occurred that would cause certain of the conditions to Signify’s obligation to consummate the Merger not to be satisfied, and (A) such breach has not been cured within thirty (30) days following notice by Signify or (B) such breach is not reasonably capable of being cured by the End Date.

In the event that the Merger Agreement is terminated pursuant to the termination rights above, the Merger Agreement will be of no further force or effect without liability of any party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other parties; provided, that:

•	certain provisions of the Merger Agreement (including but not limited to those relating to and the Confidentiality Agreement) will survive any termination of the Merger Agreement; and

•	neither Signify nor CVS or Merger Subsidiary will be relived or released for many liabilities or damages arising out of its fraud or willful breach of any provision of the Merger Agreement.

Effect of Termination; Termination Fees

Signify, OpCo LLC or one of Signify’s Subsidiaries will be required to pay the Company Termination Fee to CVS or its designee if the Merger Agreement is validly terminated:

•

by CVS, in circumstances where, prior to the approval of the Merger Agreement by the Signify Stockholders, an Adverse Recommendation Change has occurred, such Company Termination Fee to be paid within two (2) Business Days of such valid termination;

•

by Signify, in circumstances where, prior to the approval of the Merger Agreement by the Signify Stockholders, Signify has accepted a Superior Proposal in compliance with the Merger Agreement, such Company Termination Fee to be paid substantially currently with such valid termination; or

•

(A) (x) by CVS or Signify, in circumstances where the Special Meeting is held but the Signify Stockholders do not approve the Merger Agreement or (y) by CVS, in circumstances where, subject to certain limitations, a breach of any representation or warranty or failure to perform any covenant on the part of Signify has occurred that would cause certain of the conditions to CVS and Merger Subsidiary’s obligation to consummate the Merger not to be satisfied, and (i) such breach has not been cured within thirty (30) days following notice by CVS or (ii) such breach is not reasonably capable of being cured by the End Date, (B) after the date of the Merger Agreement, any Person has publicly disclosed a bona fide Acquisition Proposal (and has not withdrawn such Acquisition Proposal) and (C) within twelve (12) months after such termination, Signify has entered into a definitive agreement with respect to an Acquisition Proposal (which Acquisition Proposal is subsequently consummated, whether during or following such twelve (12) month period) or consummated an Acquisition Proposal (provided that for purposes of clause (C), the references to “20%” and “80%” in the definition of “Acquisition Proposal” shall be deemed to be references to “50%”), such Company Termination Fee to be paid prior to or concurrently with the consummation of such Acquisition Proposal.

CVS will be required to pay the Parent Termination Fee to OpCo LLC if the Merger Agreement is validly terminated:

•

by CVS or Signify, in circumstances where (i) the Merger has not been consummated on or before the End Date (as it may be extended) or (ii) any temporary restraining order, preliminary or permanent injunction issued by any court of competent jurisdiction is in effect enjoining or otherwise prohibiting the consummation of the Merger, and, at the time of such valid termination, (A) the Signify Stockholders had approved the Merger Agreement and (B) certain of CVS’s and Merger Subsidiary’s closing conditions were reasonably capable of being satisfied as if the Closing were to occur on such date, such Parent Termination Fee to be paid within two (2) Business Days of such valid termination;

•

by Signify, in circumstances where Signify terminates the Merger Agreement due to, subject to certain limitations, a breach of or failure to perform any covenant on the part of CVS or Merger Subsidiary described in the section labeled “Efforts to Close the Merger” above that would cause certain of the conditions to Signify’s obligation to consummate the Merger not to be satisfied, and (A) such breach has not been cured within thirty (30) days following notice by Signify or (B) such breach is not reasonably capable of being cured by the End Date, such Parent Termination Fee to be paid within two (2) Business Days of such valid termination; or

•

by CVS or Signify, in circumstances where (x) the Merger has not been consummated on or before the End Date (as it may be extended) or (y) any temporary restraining order, preliminary or permanent injunction issued by any court of competent jurisdiction is in effect enjoining or otherwise prohibiting the consummation of the Merger, and, at the time of either of the circumstances in clauses (x) or (y), Signify would have been entitled to terminate the Merger Agreement due to, subject to certain limitations, a breach of or failure to perform any covenant on the part of CVS or Merger Subsidiary described in the section labeled “Efforts to Close the Merger” above that would cause certain of the conditions to Signify’s obligation to consummate the Merger not to be satisfied, and (A) such breach has not been cured within thirty (30) days following notice by Signify or (B) such breach is not reasonably capable of being cured by the End Date, such Parent Termination Fee to be paid within two (2) Business Days of such valid termination.

Specific Performance

The parties have agreed that irreparable damage for which money damages, even if available, would not be an adequate remedy would occur in the event that the parties do not timely perform the provisions of the Merger Agreement. The parties have acknowledged and agreed that the parties will be entitled, in addition to any other right or remedy to which they are entitled at Law or in equity, to an injunction and specific performance to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions thereof.

CVS, Merger Subsidiary and Signify have agreed not to raise any objections to the availability of the equitable remedy of specific performance to specifically enforce the terms and provisions of the Merger Agreement, or to prevent breaches of, or to enforce compliance with, the covenants and obligations of Signify, CVS or Merger Subsidiary, as applicable, under the Merger Agreement on the basis that (x) there is adequate remedy at law or (y) an award of specific performance is not an appropriate remedy for any reason at law or in equity. Any party seeking an injunction or injunctions to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement will not be required to provide any bond or other security in connection with such injunction or enforcement.

Limitations of Liability; Costs and Expenses

If Signify or CVS, as the case may be, fails to timely pay the Company Termination Fee or the Parent Termination Fee, as applicable, and, in order to obtain such payment, either CVS or Signify, as the case may be, commences a suit that results in a judgment against the other party for the payment of the Company Termination Fee or Parent Termination Fee, such paying party is required to pay the other party its reasonable and documented out-of-pocket costs and expenses in connection with such suit, together with interest on such amount at the annual rate of the prime rate (not to exceed $5.0 million) as published in The Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received, or such lesser rate as is the maximum permitted by applicable Law (collectively, the “Enforcement Expenses”). Except as provided otherwise in the Merger Agreement, all costs and expenses incurred in connection with the Merger Agreement will be paid by the party incurring such cost or expense.

CVS and Merger Subsidiary have agreed that, upon any valid termination of the Merger Agreement under circumstances where the Company Termination Fee is payable by Signify or by OpCo LLC or one of its Subsidiaries and such Company Termination Fee is paid in full, (i) CVS, Merger Subsidiary and any of their respective former, current or future directors, officers, employees, partners, managers, members, stockholders or affiliates or any of their respective representatives (collectively, the “Parent Related Parties”) will be precluded from and has waived any other remedy against Signify, at Law or in equity or otherwise, except for the Enforcement Expenses, (ii) none of CVS or Merger Subsidiary will seek to obtain any recovery, judgment or damages of any kind, including consequential, indirect or punitive damages, against Signify or any of Signify’s Subsidiaries or any of their respective former, current or future directors, officers, employees, partners, managers, members, stockholders or affiliates or their respective representatives (collectively, the “Company Related Parties”) in connection with the Merger Agreement or the Transactions, except for Enforcement Expenses, (iii) CVS’s right to receive payment of the Company Termination Fee pursuant to the terms of the Merger Agreement will, except for the Enforcement Expenses, constitute the sole and exclusive remedy of the Parent Related Parties for all losses and damages suffered as a result of the failure of the Transactions to be consummated or for a breach or failure to perform thereunder or otherwise, and (iv) upon payment of such amount and the Enforcement Expenses, none of the Company Related Parties will have any further liability or obligation relating to or arising out of the Merger Agreement or the Transactions.

Signify has agreed that, upon any valid termination of the Merger Agreement under circumstances where the Parent Termination Fee is payable by CVS and such Parent Termination Fee is paid in full, (i) the Company Related Parties will be precluded from any other monetary remedy against the Parent Related Parties, at Law or in equity or otherwise, except for the Enforcement Expenses, (ii) Signify will not seek to obtain any recovery, judgement or damages of any kind, including consequential, indirect or punitive damages, against the Parent Related Parties in connection with the Merger Agreement or the Transactions, except for the Enforcement Expenses, (iii) Signify’s right to receive payment of the Parent Termination Fee pursuant to the Merger Agreement will constitute the sole and exclusive monetary remedy of the Company Related Parties for all losses and damages suffered as a result of the failure of the Transactions to be consummated or for a breach or failure to perform thereunder or otherwise, and (iv) upon payment of the Parent Termination Fee and the Enforcement Expenses, none of the Parent Related Parties will have any further liability or obligation relating to or arising out of the Merger Agreement or the Transactions; provided, that (a) nothing in this paragraph will impair Signify’s right to seek specific performance pursuant to the terms of the Merger Agreement, and (b) the parties to the Confidentiality Agreement will remain obligated for, and Signify and CVS will be entitled to remedies with respect to, breaches of the Confidentiality Agreement.

Additionally, in no event will Signify be required to pay (or cause OpCo LLC or any of its Subsidiaries to pay) the Company Termination Fee on more than one (1) occasion, or CVS be required to pay the Parent Termination Fee on more than one (1) occasion.

Amendment and Waiver

Any provision of the Merger Agreement may be amended or waived by the parties in writing if, but only if, such amendment or waiver is in writing and is executed, in the case of an amendment, by each party to the Merger Agreement, or, in the case of a waiver, by each party against whom the waiver is to be effective. However, after adoption of the Merger Agreement by the Signify Stockholders, no amendment or waiver that requires further approval by such Signify Stockholders pursuant to applicable Law may be made without such approval.

Governing Law and Venue, Waiver of Jury Trial

The parties agreed that the Merger Agreement and any disputes relating to or arising from the Merger Agreement, the Merger, the other Transaction Documents, the Transactions or the negotiation or performance of any of the foregoing (whether based in contract, tort or otherwise) will be governed by DGCL, without regard to the conflicts of law rules of the State of Delaware that would result in the application of the Law of any other jurisdiction. Each party agreed to irrevocably submit to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, the United States District Court in Wilmington, Delaware and any other State court located in the State of Delaware, New Castle County for purposes of any suit, Action or proceeding arising out of the Merger Agreement, the Transaction Documents, the Transactions or the negotiation or performance of any of the foregoing. Each party agreed to commence any action, suit or proceeding relating to the Merger Agreement either in the Court of Chancery for the State of Delaware, New Castle County or, if such suit, action or other proceeding may not be brought in such court for jurisdictional reasons, in the United States District Court in Wilmington, Delaware, or, if such suit, Action or other proceeding may not be brought in such court for jurisdictional reasons, in any other State court located in the State of Delaware, New Castle County. Each party further irrevocably waived any right such party may have to a trial by jury with respect to any legal proceeding arising out of or relating to the Merger Agreement or the Transactions.

Voting Agreement

In connection with the Merger Agreement, certain affiliates of New Mountain entered into the Voting Agreement with Signify and CVS pursuant to which, among other things, New Mountain has agreed to vote its shares in favor of obtaining the Company Stockholder Approval and the Transactions, including the approval and adoption of the Merger, the Merger Agreement or any related action reasonably required in furtherance thereof, and against any Acquisition Proposal or any action that would reasonably be expected to prevent, materially delay or materially impair the consummation of the Merger or the Transactions. New Mountain collectively owns approximately 54.2% of the total outstanding Class A Common Stock and 74.7% of the total outstanding Class B Common Stock, or approximately 59.2% of the total voting power of the Company Stock as of the Record Date.

New Mountain’s obligations under the Voting Agreement terminate upon the earliest to occur of (i) an Adverse Recommendation Change, (ii) termination of the Merger Agreement and (iii) the Effective Time.

Amendment to Tax Receivable Agreement and OpCo LLC Agreement

Signify, OpCo LLC and certain other parties thereto have entered into a Tax Receivable Agreement and LLC Agreement Amendment, dated as of September 2, 2022 (the “TRA Amendment”) which (i) amends (x) the TRA and (y) the OpCo LLC Agreement and (ii) provides for certain covenants regarding tax reporting and tax-related actions.

The TRA Amendment provides for (i) the termination of all payments under the TRA from and after the Effective Time, (ii) the payment of any amounts due and payable under the TRA prior to the Effective Time (other than payments resulting from an action taken by any party to the TRA after the date of the TRA Amendment, which will be suspended), in accordance with the terms of the TRA, which payments with respect to any taxable year shall be considered due and payable no earlier than 185 days following the filing of the U.S. federal income tax return of Signify for such taxable year, (iii) a prohibition on Signify terminating the TRA or accelerating obligations under the TRA after the date of the TRA Amendment and (iv) the termination of the TRA effective as of and contingent upon the occurrence of the Effective Time (including termination of all of Signify’s obligations thereunder and the obligation to make any of the foregoing suspended payments). The TRA Amendment also includes agreements among the parties thereto, including with respect to the preparation of tax returns and limitations on actions that may be taken by Signify, OpCo LLC and certain of their controlled affiliates after the Effective Time.

The TRA Amendment also (i) terminates all tax distributions under the OpCo LLC Agreement from and after the Effective Time, and (ii) provides that from and after the Effective Time, no person or entity will have any further payment or other obligation under the TRA or any obligation to make or pay tax distributions under the OpCo LLC Agreement. The TRA Amendment will also eliminate any obligation of Signify to make a payment under the TRA as a result of a change of control of Signify, which payment would be substantial.

In the event the Merger Agreement is terminated in accordance with its terms, (i) the TRA Amendment will become null and void ab initio (provided that any payments not made as a result of the TRA Amendment would be required to be made), (ii) the TRA and the OpCo LLC Agreement will continue in full force and effect as if the TRA Amendment had never been executed (provided that any payments not made as a result of the TRA Amendment would be required to be made), and (iii) all of Signify’s obligations under the OpCo LLC Agreement will continue in full force and effect as if the TRA Amendment had never been executed.

THE BOARD OF DIRECTORS, UNANIMOUSLY AMONG THE DIRECTORS VOTING, RECOMMENDS, ON BEHALF OF SIGNIFY, THAT YOU VOTE “FOR” THIS PROPOSAL.

PROPOSAL 2: ADJOURNMENT OF THE SPECIAL MEETING

We are asking you to approve a proposal to adjourn the Special Meeting to a later date or dates if the Board of Directors determines that it is necessary or appropriate, including to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting. If the Board of Directors determines that it is necessary or appropriate, we will ask the Signify Stockholders to vote only on this Adjournment Proposal and not to vote on the proposal to adopt the Merger Agreement.

If the Signify Stockholders approve the Adjournment Proposal, we could adjourn the Special Meeting and any adjourned session of the Special Meeting and use the additional time to solicit additional proxies, including soliciting proxies from Signify Stockholders that have previously returned properly executed proxies voting against adoption of the Merger Agreement. Among other things, approval of the Adjournment Proposal could mean that, even if we had received proxies representing a sufficient number of votes against adoption of the Merger Agreement such that the proposal to adopt the Merger Agreement would be defeated, we could adjourn the Special Meeting without a vote on the adoption of the Merger Agreement and seek to convince the holders of those shares to change their votes to votes in favor of adoption of the Merger Agreement. Additionally, we may seek to adjourn the Special Meeting if a quorum is not present or otherwise at the discretion of the chairman of the Special Meeting.

Approval of the Adjournment Proposal to adjourn the Special Meeting, whether or not a quorum is present, requires the affirmative vote of the Signify Stockholders holding a majority of the voting power of the outstanding shares of Company Stock present virtually or represented by proxy and entitled to vote at the Special Meeting and entitled to vote on the subject matter.

THE BOARD OF DIRECTORS, UNANIMOUSLY AMONG THE DIRECTORS VOTING, RECOMMENDS, ON BEHALF OF SIGNIFY, THAT YOU VOTE “FOR” APPROVAL OF THIS PROPOSAL.

MARKET PRICES AND DIVIDEND DATA

Our Class A Common Stock is listed on the NYSE under the symbol “SGFY.” As of the Record Date, there were 178,330,908 shares of Class A Common Stock outstanding held by approximately 155 Signify Stockholders of record. The actual number of Signify Stockholders is greater than this number of record holders and includes Signify Stockholders who are beneficial owners, but whose shares are held in street name by brokers and other nominees.

We do not currently intend to pay, nor under the Merger Agreement may we pay without the prior written consent of CVS, any cash dividends to holders of our Class A Common Stock in the foreseeable future.

On September 2, 2022, the last trading day before we publicly announced the execution of the Merger Agreement, the high and low sale prices for our Class A Common Stock as reported on the NYSE were $29.04 and $28.43 per share, respectively. The closing price of our Class A Common Stock on the NYSE on September 2, 2022 was $28.77 per share.

On September 29, 2022, the latest practicable trading day before the filing of this proxy statement, the closing price for our Class A Common Stock on NYSE was $29.21 per share. You are encouraged to obtain current market quotations for our Class A Common Stock.

Following the Merger, there will be no further market for our Class A Common Stock and it will be delisted from the NYSE and deregistered under the Exchange Act. As a result, following the Merger we will no longer file periodic reports with the SEC. In the event that the Merger is not consummated, our payment of any future dividends would be at the discretion of our Board of Directors and will depend on then-existing conditions, including our financial condition, operating results, contractual restrictions, capital requirements, business prospects, and other factors our Board of Directors may deem relevant.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of Company Stock as of the Record Date for:

•	each person or group whom we know to own beneficially more than 5% of our Company Stock;

•	each of the directors and named executive officers individually; and

•	all directors and executive officers as a group.

In accordance with the rules of the SEC, beneficial ownership includes voting or investment power with respect to securities and includes the shares issuable pursuant to restricted stock units that will vest and settle and stock options that are exercisable, in each case within sixty (60) days of the Record Date. Unless otherwise indicated, the address for each listed Signify Stockholder is c/o Signify Health, Inc., 4055 Valley View Ln, Suite 700, Dallas, TX 75244. To our knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property Laws, the persons named in the table have sole voting and investment power with respect to all shares of Company Stock.

Subject to the terms of the OpCo LLC Agreement, OpCo Units are redeemable or exchangeable for shares of our Class A Common Stock on a one-for-one basis. Corresponding shares of Class B Common Stock will be canceled on a one-for-one basis as OpCo Units are redeemed or exchanged. Unless otherwise indicated, beneficial ownership of shares of our Class A Common Stock reflected in this table does not include beneficial ownership of shares of our Class A Common Stock for which such OpCo Units may be redeemed or exchanged.

	Class A Common Stock Beneficially Owned(1)		Class B Common Stock Beneficially Owned(2)		Percentage of Combined Voting Power(3)
Name of Beneficial Owner	Number	Percentage	Number	Percentage
5% stockholders
Entities affiliated with New Mountain Capital(4)	96,733,441	54.2%	42,905,113	74.7%	59.2%
ARK Investment Management LLC(5)	21,882,411	12.3%	—	*	9.3%
Directors and executive officers
Kyle Armbrester(6)	22,220	*	4,230,584	7.4%	1.8%
Steven Senneff(7)	347,112	*	190,116	*	*
Adam McAnaney(8)	101,750	*	6,042	*	*
Marc Rothman, MD(9)	17,666	*	30,208	*	*
Peter Boumenot	54,601	*	—	*	*
David Pierre	13,200	*	334,912	*	*
Josh Builder(10)	50,000	*	36,252	*	*
Laurel Douty(11)	60,000	*	36,260	*	*
Taj J. Clayton(12)	10,229	*	6,042	*	*
Heather Dixon	15,002	*	—	*	*
Arnold Goldberg(13)	16,817	*	—	*	*
Matthew S. Holt	—	*	—	*	*
Brandon H. Hull(14)	21,816	*	412,200	*	*
Kevin M. McNamara(15)	7,916	*	616,787	1.1%	*
Albert A. Notini	—	*	—	*	*
Kyle B. Peterson	—	*	—	*	*
Vivian E. Riefberg	21,816	*	6,042	*	*
All Directors and Officers as a group	887,963	*	5,905,445	10.3%	2.9%

*	Less than one percent (1%).

(1)	Calculated as the number of shares of Class A Common Stock owned, divided by the amount of Class A Common Stock outstanding of 178,330,908 as of the Record Date.
(2)	Calculated as the number of shares of Class B Common Stock owned, divided by the amount of Class B Common Stock outstanding of 57,421,276 as of the Record Date.
(3)	Calculated as the sum of the number of shares of Company Stock owned, divided by the amount of Company Stock outstanding of 235,752,184 as of the Record Date.
(4)

Reflects securities beneficially owned by New Mountain Partners V (AIV-C), L.P., New Mountain Partners V (AIV-C2), LP, Remedy Acquisition, L.P. and New Mountain Capital L.L.C. The general partner of New Mountain Partners V (AIV-C), L.P. and New Mountain Partners V (AIV-C2) LP is New Mountain Investments V, L.L.C. and the manager of New Mountain Partners V (AIV-C), L.P. is New Mountain Capital, L.L.C. The general partner of Remedy Acquisition, L.P. is Remedy Investment GP, L.L.C. Steven B. Klinsky is the managing member of New Mountain Investments V, L.L.C. Matthew S. Holt, Albert A. Notini and Kyle B. Peterson, each members of our Board of Directors, are members of New Mountain Investments V, L.L.C. New Mountain Investments V, L.L.C. has decision-making power over the disposition and voting of shares of portfolio investments of New Mountain Partners V (AIV-C), L.P., New Mountain Partners V (AIV-C2) LP and Remedy Acquisition, L.P. New Mountain Capital, L.L.C. also has voting power over the shares of portfolio investments of New Mountain Partners V (AIV-C), L.P., New Mountain Partners V (AIV-C2) LP and Remedy Acquisition, L.P. Steven B. Klinsky, as the managing member of New Mountain Investments V, L.L.C., has voting and investment power over the shares held by New Mountain Investments V, L.L.C. The managing member of New Mountain Capital, L.L.C. is New Mountain Capital Group, L.P. The general partner of New Mountain Capital Group, L.P. is NM Holdings GP, L.L.C. Steven B. Klinsky is the managing member of NM Holdings GP, L.L.C. Since (a) New Mountain Investments V, L.L.C. has decision-making power over New Mountain Partners V (AIV-C), L.P., New Mountain Partners V (AIV-C2), L.P. and Remedy Acquisition, L.P. and (b) New Mountain Capital, L.L.C. has voting power over the shares of portfolio investments of New Mountain Partners V (AIV-C), L.P., New Mountain Partners V (AIV-C2) LP and Remedy Acquisition, L.P., Mr. Klinsky may be deemed to beneficially own the shares that New Mountain Partners V (AIV-C), L.P., New Mountain Partners V (AIV-C2), L.P. and Remedy Acquisition, L.P. holds of record or may be deemed to beneficially own. Messrs. Klinsky, Holt, Notini and Peterson, New Mountain Investments V, L.L.C. and New Mountain Capital, L.L.C. expressly disclaim beneficial ownership over the shares held by New Mountain Partners V (AIV-C), L.P., New Mountain Partners V (AIV-C2) LP and Remedy Acquisition, L.P. The address of each of the foregoing is c/o New Mountain Capital, L.L.C., 1633 Broadway, 48th Floor, New York, New York 10019.

(5)

Based on information reported by ARK Investment Management LLC on Form 13F filed with the SEC on July 11, 2022, ARK Investment Management LLC reported that it has sole dispositive power with respect to all shares and sole voting power with respect to 20,997,938 shares. ARK Investment Management LLC listed its address as 3 East 28th Street, 7th Floor, New York, New York 10016.

(6)

Includes the equivalent shares of Class B Common Stock for 1,260,625 Class C LLC Units in Cure Aggregator, LLC owned by Philippa Armbrester 2020 Irrevocable Trust and 97,887 Class C LLC Units and 945,967 Class B LLC Units in Cure Aggregator, LLC owned by the Kyle and Philippa Armbrester Family Trust. Mr. Armbrester is the trustee of the Philippa Armbrester 2020 Irrevocable Trust and the Kyle and Philippa Armbrester Family Trust. Includes 118,132 shares of Class B Common Stock underlying LLC Units in Cure Aggregator which will vest within 60 days of the Record Date, held by Mr. Armbrester directly.

(7)	Includes 196,429 shares of Class A Common Stock underlying stock options which are currently exercisable or will become exercisable within 60 days of the Record Date, held by Mr. Senneff directly.
(8)	Includes 64,122 shares of Class A Common Stock underlying stock options which are currently exercisable or will become exercisable within 60 days of the Record Date, held by Mr. McAnaney directly.
(9)	Includes 16,666 shares of Class A Common Stock underlying stock options which are currently exercisable or will become exercisable within 60 days of the Record Date, held by Mr. Rothman directly.
(10)	Includes 50,000 shares of Class A Common Stock underlying stock options which are currently exercisable or will become exercisable within 60 days of the Record Date, held by Mr. Builder directly.

(11)	Includes 50,000 shares of Class A Common Stock underlying stock options which are currently exercisable or will become exercisable within 60 days of the Record Date, held by Ms. Douty directly.
(12)

In accordance with Signify’s Non-Employee Director Compensation Policy, Mr. Clayton has elected to receive a portion of his annual cash retainer in the form of a number of fully vested shares of Class A Common Stock. As such, Mr. Clayton will be issued, with respect to his quarterly retainer, a number of shares of Class A Common Stock on September 30, 2022 determined by dividing (x) $18,125.00 by (y) the closing price of the Class A Common Stock on September 30, 2022.

(13)

In accordance with Signify’s Non-Employee Director Compensation Policy, Mr. Goldberg has elected to receive a portion of his annual cash retainer in the form of a number of fully vested shares of Class A Common Stock. As such, Mr. Goldberg will be issued, with respect to his quarterly retainer, a number of shares of Class A Common Stock on September 30, 2022 determined by dividing (x) $18,125.00 by (y) the closing price of the Class A Common Stock on September 30, 2022.

(14)

Includes the equivalent shares of Class B Common Stock for 309,150 and 103,050 Class B LLC Units in Cure Aggregator, LLC owned by the Brandon H. Hull Dynasty Trust and Mr. Hull’s spouse, Lynette Hull, respectively. Lynette Hull is the trustee of the Brandon H. Hull Dynasty Trust, and the sole beneficiaries of the Brandon H. Hull Dynasty Trust are Lynette Hull and Brandon Hull’s issue. Mr. Hull may be deemed to share voting and investment power over the securities held by his spouse. Mr. Hull disclaims beneficial ownership over the securities held by his spouse.

(15)

Includes the equivalent shares of Class B Common Stock for 616,787 Class B LLC Units in Cure Aggregator, LLC owned by Long Dog, LLC. Kevin McNamara is the sole voting member and manager of Long Dog, LLC. Includes 7,916 Class A shares underlying restricted stock units that are vested as of the Record Date in which receipt of shares has been deferred by Mr. McNamara until his service with the Board of Directors ends.

FUTURE STOCKHOLDER PROPOSALS

If the Merger is completed, we will have no public Signify Stockholders and there will be no public participation in any future meetings of Signify Stockholders. However, if the Merger is not completed, Signify Stockholders will continue to be entitled to attend and participate in Signify Stockholder meetings.

Signify will hold the regular annual meeting of Signify Stockholders in 2023 only if the Merger is not completed.

Stockholder Proposals for 2023 Annual Meeting of Signify Stockholders

To be considered for inclusion in our proxy statement for next year’s annual meeting, stockholder proposals must be in writing, addressed to our Secretary, and be received at our executive offices at 4055 Valley View Lane, Suite 700, Dallas, TX 75244, no later than December 6, 2022. If you wish to submit a proposal (including a director nomination) that is not to be included in our proxy materials for next year’s annual meeting, notice of any such proposal must be received at our executive offices no earlier than January 18, 2023, and no later than February 17, 2023; provided, however, that, in the event that the date of the annual meeting is advanced more than thirty (30) days prior to or delayed by more than sixty (60) days after the first anniversary of the initial mailing of definitive proxy materials with respect to the preceding year’s annual meeting, for your notice to be timely, it must be so received by the Secretary not earlier than the one hundred and twentieth (120th) day prior to such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made. The above dates in this section may change under circumstances set forth in our Bylaws or if we amend the relevant provisions in our Bylaws. If we amend our Bylaws, we will file the amended Bylaws with the SEC. Signify Stockholders may request a copy of the bylaw provisions relating to Signify Stockholder proposals from our Secretary at the same address. You are also advised to review our Bylaws, which contain additional requirements for advance notice of Signify Stockholder proposals.

Notices of intention to present proposals at the 2023 annual meeting of Signify Stockholders should be addressed to our Secretary, Signify Health, Inc., 4055 Valley View Lane, Suite 700, Dallas, TX 75244. We reserve the right to reject, rule out of order, or take appropriate action with respect to any proposal that does not comply with these and any other applicable requirements.

OTHER MATTERS

Other Matters

Our Board of Directors knows of no other business that will be presented for consideration at the Special Meeting. If other matters are properly brought before the Special Meeting, however, it is the intention of the persons named in the proxy to vote the shares represented thereby on such matters in accordance with their best judgment.

Householding of Special Meeting Materials

The SEC has adopted rules to permit companies and intermediaries (such as brokers) to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials or other proxy materials with respect to two (2) or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or other proxy materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially results in a reduced usage of natural resources and cost savings for companies. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards.

A number of brokers with account holders who are our stockholders will be “householding” our proxy materials. A single Notice of Internet Availability of Proxy Materials or other proxy materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from one or more of the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. Any stockholder at a shared address to which a single copy of the documents or Internet Notice was delivered and who wishes to receive a separate copy of the documents or Internet Notice can request a copy of such documents or notice by sending a written request to General Counsel-Proxy, Signify Health, Inc., 4055 Valley View Lane, Suite 700, Dallas, TX 75244, or by contacting our Secretary at (972) 715-3800 and Signify will promptly deliver the requested documents or notice. Also, if, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice of Internet Availability of Proxy Materials or other proxy materials in the future, please notify your broker or direct your written request to Secretary, Signify Health, Inc., 4055 Valley View Lane, Suite 700, Dallas, TX 75244, or contact our Secretary at (972) 715-3800. Signify Stockholders who currently receive multiple copies of the proxy statement or Internet Notice at their address and would like to request “householding” of their communications should contact their brokers.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public at the SEC website at www.sec.gov. You also may obtain free copies of the documents we file with the SEC, including this proxy statement, by going to the investor relations page of our website at https://investors.signifyhealth.com. Our website address is provided as an inactive textual reference only. The information provided on our website is not part of this proxy statement, and therefore is not incorporated herein by reference.

The SEC allows us to “incorporate by reference” information into this proxy statement, which means that we can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement, except for any information superseded by information in this proxy statement or incorporated by reference subsequent to the date of this proxy statement. This proxy statement incorporates by reference the documents set forth below that we have previously filed with the SEC and any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (in each case, other than those documents or the portions of those documents not deemed to be filed) after the date of this proxy statement and before the date of the Special Meeting.

•

Signify’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021 (the “Annual Report”), filed with the SEC on March 3, 2022 (as amended by Amendment No. 1 to such Annual Report filed with the SEC on May 31, 2022), including the information specifically incorporated by reference into the Annual Report on Form 10-K from Signify’s definitive proxy statement on Schedule 14A filed with the SEC on April 5, 2022;

•

Signify’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2022, filed with the SEC on May 5, 2022 (as amended by Amendment No. 1 to such Quarterly Report filed with the SEC on May 31, 2022);

•	Signify’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2022, filed with the SEC on August 4, 2022; and

•

Signify’s Current Reports on Form 8-K, filed with the SEC on January 6, 2022, February  10, 2022, March  1, 2022, March  2, 2022, May  4, 2022, May  23, 2022, June  22, 2022, July  8, 2022, August  1, 2022, August  3, 2022, August  30, 2022 and September 6, 2022.

We also incorporate by reference into this proxy statement additional documents that we may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (in each case, other than those documents or the portions of those documents not deemed to be filed) between the date of this proxy statement and the earlier of the date of the Special Meeting or the termination of the Merger Agreement. These documents include periodic reports, such as Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, as well as Current Reports on Form 8-K and proxy soliciting materials. The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference herein.

Notwithstanding the foregoing, we will not incorporate by reference in this proxy statement any documents or portions thereof that are not deemed “filed” with the SEC, including information furnished under Item 2.02 or Item 7.01 or otherwise of any Current Report on Form 8-K, including related exhibits, after the date of this proxy statement unless, and except to the extent, specified in such Current Report.

Any person, including any beneficial owner of shares of Company Stock, to whom this proxy statement is delivered may request copies of proxy statements and any of the documents incorporated by reference in this document or other information concerning us by written or telephonic request directed to Signify’s address below. If you would like to request documents from us, please do so as soon as possible, to receive them before the Special Meeting. If you request any documents from us, we will mail them to you by first class mail, or another equally prompt method, within one (1) Business Day after we receive your request. Documents incorporated by reference are available without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference into those documents:

Signify Health, Inc.

Attention: Investor Relations

4055 Valley View Lane,

Suite 700, Dallas, TX 75244

(972) 715-3800

Email: investor.relations@signifyhealth.com

If you have any questions concerning the Merger, the Special Meeting or this proxy statement, would like additional copies of this proxy statement or need help voting your shares of Company Stock, please contact our information agent:

MacKenzie Partners, Inc.

1407 Broadway, 27th Floor

New York, New York 10018

proxy@mackenziepartners.com

Call: (800) 322-2885

MISCELLANEOUS

You should rely only on the information contained in this proxy statement, the annexes to this proxy statement and the documents that we incorporate by reference in this proxy statement in voting on the Merger. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated September 30, 2022. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date (or as of an earlier date if so indicated in this proxy statement), and the mailing of this proxy statement to Signify Stockholders does not create any implication to the contrary. This proxy statement does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make a proxy solicitation.

Annex A

Execution Version

AGREEMENT AND PLAN OF MERGER

dated as of

September 2, 2022

by and among

CVS PHARMACY, INC.,

NOAH MERGER SUB, INC.

and

SIGNIFY HEALTH, INC.

A-i

(continued)

A-ii

(continued)

A-iii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of September 2, 2022, by and among Signify Health, Inc., a Delaware corporation (the “Company”), CVS Pharmacy, Inc., a Rhode Island corporation (“Parent”), and Noah Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Subsidiary”).

W I T N E S S E T H:

WHEREAS, the parties hereto intend to effect a merger in which Merger Subsidiary will be merged with and into the Company (the “Merger”), in accordance with the applicable provisions of the General Corporation Law of the State of Delaware (“Delaware Law”), with the Company surviving the Merger, on the terms and subject to the conditions set forth herein;

WHEREAS, the board of directors of the Company has unanimously among the directors voting (i) determined that the Merger and the other transactions contemplated by this Agreement and the other Transaction Documents (as defined below) (collectively, the “Transactions”) are advisable, fair to and in the best interests of the Company and the Company’s stockholders, (ii) approved and declared it advisable to enter into this Agreement, (iii) directed that the adoption of this Agreement be submitted to a vote of the Company’s stockholders at the Company Stockholder Meeting (as defined below) and (iv) subject to the terms and conditions of this Agreement (including Section 6.02), resolved to recommend that the Company’s stockholders approve the adoption of this Agreement and the Transactions (including the Merger on the terms and subject to the conditions set forth in this Agreement) (such recommendation, the “Company Board Recommendation”);

WHEREAS, the board of directors of Merger Subsidiary has adopted a resolution approving and declaring advisable this Agreement and the Transactions (including the Merger on the terms and subject to the conditions set forth in this Agreement);

WHEREAS, the board of directors of Parent has adopted a resolution approving and declaring advisable this Agreement and the Transactions (including the Merger on the terms and subject to the conditions set forth in this Agreement);

WHEREAS, Parent, as the sole stockholder of Merger Subsidiary, shall adopt a resolution approving and declaring advisable this Agreement and the Transactions (including the Merger on the terms and subject to the conditions set forth in this Agreement);

WHEREAS, concurrently with the execution and delivery of this Agreement, Parent is entering into a voting agreement with New Mountain Capital, L.L.C. and certain affiliates thereof (the “Voting Agreement”), pursuant to which, among other things, such Persons have agreed to vote such Persons’ shares of Company Stock in favor of the adoption and approval of this Agreement and the Merger, on the terms and subject to the conditions set forth therein; and

WHEREAS, concurrently with the execution and delivery of this Agreement, the Company, OpCo LLC, Aggregator LLC and the TRA Party Representative (as defined in the Tax Receivable Agreement) are entering into an agreement providing for, among other things, the termination of the Tax Receivable Agreement effective upon the Effective Time.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE 1

Definitions

Section 1.01.    Definitions.

As used herein, the following terms have the following meanings:

“1933 Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“1934 Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Acquisition Proposal” means, other than the Transactions, any bona fide offer or proposal made or renewed by any Third Party or “group” (within the meaning of Section 13(d)(3) of the 1934 Act) that would, if consummated, constitute (i) an acquisition, exclusive license, transfer, issuance or purchase, whether direct or indirect, of (A) assets equal to twenty percent (20%) or more of the consolidated assets of the Company and its Subsidiaries or to which twenty percent (20%) or more of the consolidated revenues or EBITDA of the Company and its Subsidiaries are attributable or (B) securities equal to twenty percent (20%) or more of the total outstanding shares or voting power of Company Stock and OpCo Units, taken together, (ii) any tender offer or exchange offer that would result in such Third Party or group beneficially owning twenty percent (20%) or more of the total outstanding shares or voting power of Company Stock and OpCo Units, taken together, or (iii) any merger, consolidation, statutory share exchange, business combination, sale, liquidation, dissolution, recapitalization, reorganization, joint venture or other similar extraordinary transaction, including any single or multi-step transaction or series of related transactions, involving assets, individually or in the aggregate, which constitute twenty percent (20%) or more of the consolidated assets of the Company and its Subsidiaries or which generate at least twenty percent (20%) or more of the consolidated revenues or EBITDA of the Company and its Subsidiaries or as a result of which the stockholders of the Company or unitholders of OpCo Units immediately prior to such transaction would cease to own more than eighty percent (80%) of the total outstanding shares or voting power of Company Stock and OpCo Units, taken together, immediately following such transaction.

“Action” means any threatened or actual action, cause of action, claim, investigation, suit, arbitration, indictment, litigation, proceeding or hearing by or before a Governmental Authority or arbitrator.

“Adverse Recommendation Change” means (a) failing to make, withdrawing, amending, changing, modifying or qualifying or proposing publicly not to make or to withdraw, amend, change, modify or qualify, in a manner adverse to Parent or Merger Subsidiary, the Company Board Recommendation, including failing to include the Company Board Recommendation in the Proxy Statement, (b) the board of directors of the Company failing to recommend against a tender or exchange offer related to an Acquisition Proposal in any position taken in accordance with Rules 14d-9 and 14e-2 promulgated under the Exchange Act, (c) adopting, endorsing, approving, recommending or declaring advisable, or proposing publicly to adopt, endorse, approve, recommend or declare advisable, or submitting to the Company’s stockholders for approval or adoption, any Acquisition Proposal, or (d) the failure by the board of directors of the Company to publicly reaffirm the Company Board Recommendation within ten (10) Business Days of receiving a written request from Parent to provide such public reaffirmation following receipt by the Company of a publicly announced Acquisition Proposal; provided, that Parent may deliver only one (1) such request with respect to any Acquisition Proposal.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person, excluding, in the case of the Company, New Mountain Capital,

L.L.C. and its Affiliates and direct or indirect portfolio companies of investment funds advised, sub-advised or managed by New Mountain Capital, L.L.C. or any of its Affiliates. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

“Affiliated Practices” means professional medical organizations, professional corporations or associations, service corporations or companies, and professional limited liability companies and other entities and any and all of their Subsidiaries, to which the Company or any Subsidiary of the Company provides comprehensive administrative and business support services under a management services or other similar agreement.

“Affiliated Practice Documents” means any and all: (i) management services, administrative services or business support services agreements between an Affiliated Practice and the Company or a Subsidiary of the Company pursuant to which the Company or a Subsidiary of the Company provides administrative and business support services to the Affiliated Practice; (ii) membership interest transfer restriction agreements, stock or securities transfer restriction agreements, transfer cooperation agreements, or other similar agreements among the Affiliated Practice, the Company or Subsidiary of the Company, and the Persons that hold the equity interests in the Affiliated Practice, and any other agreements such as option agreements between an Affiliated Practice and applicable Persons holding the equity interests in the Affiliated Practice; (iii) any other affiliated or associated agreements between an Affiliated Practice or Persons that hold equity interests in the Affiliated Practice and the Company or a Subsidiary of the Company; (iv) the governing documents for any Affiliated Practice; and (v) any intercompany agreements between or among any Affiliated Practices.

“Aggregator LLC” means Cure Aggregator, LLC, a Delaware limited liability company.

“Agreement” has the meaning set forth in the Preamble.

“Alternative Acquisition Agreement” has the meaning set forth in Section 6.03(d).

“Amended and Restated Bylaws” means the Amended and Restated Bylaws of the Company adopted on February 12, 2021.

“Amended and Restated Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of the Company, filed with the Secretary of State of the State of Delaware on February 12, 2021.

“Anti-Corruption Laws” has the meaning set forth in Section 4.14.

“Appraisal Shares” has the meaning set forth in Section 2.04.

“Benefit Plan” means any “employee benefit plan,” as defined in Section 3(3) of ERISA (whether or not subject to ERISA), any employment, consulting, severance, change in control, retention, transaction bonus or similar plan, practice, agreement, arrangement or policy, and any plan, practice, agreement, arrangement or policy providing for compensation, bonuses, profit-sharing, equity or equity-based compensation or other forms of incentive or deferred compensation, vacation benefits, health and welfare (including medical, dental, vision, prescription or fringe benefits), life, sick leave or disability insurance (including any self-insured arrangements), employee assistance program, relocation, and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits), in each case whether or not written.

“BPCI-A” means the CMS Bundled Payments for Care Improvement – Advanced Initiative.

“BPCI-A Business” means the segment of the Company’s business that participates in and manages the episode of care program under the BPCI-A model including, but not limited to, (i) holding contracts directly with

CMS pursuant to which the Company or a Subsidiary of the Company is responsible for developing, implementing and monitoring an episode of care program under the BPCI-A model in partnership with healthcare providers, (ii) entering into back-to-back contracts with providers participating in the BPCI-A model, whereby the Company or a Subsidiary of the Company facilitates coordination among providers and shares financial risk, and (iii) enabling the Company’s and its Subsidiaries’ provider partners to successfully participate in BPCI-A by providing a suite of analytic, technology and post-acute management services.

“Burdensome Condition” means any term, condition, obligation, requirement, limitation, prohibition, remedy, sanction or other action imposed upon Parent, the Company or any of their respective Subsidiaries in connection with effecting the expiration of any waiting period (and any extension thereof) under any antitrust Law applicable to the consummation of the transactions contemplated by this Agreement or obtaining from a Regulatory Authority any consent, approval, permit or authorization, in each case necessary in order to consummate the transactions contemplated by this Agreement, that would either (A) both (i) impose any requirement to sell, license, assign, transfer, divest, hold separate or otherwise dispose of, before or after the Closing, any business or assets of Parent, the Company or any of their respective Affiliates which generated in excess of $125,000,000 of revenue and (ii) result in a Material Adverse Effect on the Company and its Subsidiaries taken as a whole, or (B) result in an effect on Parent or Parent’s Affiliates’ existing business that would be commensurate in magnitude to a Material Adverse Effect on the Company’s business (other than a prior notice or prior approval commitment to a Regulatory Authority in connection with a Divestiture Action as set forth in Section 8.01(c)).

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in the state of New York or the state of Rhode Island are authorized or required by Law to close.

“Cash-Out RSU” means (i) any Company RSU that is outstanding immediately prior to the Effective Time to the extent vested by the terms of the applicable award agreement (and not by virtue of the discretion of the board of directors of the Company) and unsettled as of immediately prior to the Effective Time and (ii) any Company RSU (whether vested or unvested) that is outstanding immediately prior to the Effective Time and is held by any Person who, as of immediately prior to the Effective Time, is a Service Provider.

“Cash-Out Stock Option” means (i) any Company Stock Option that is outstanding immediately prior to the Effective Time to the extent vested by the terms of the applicable award agreement (and not by virtue of the discretion of the board of directors of the Company, but after giving effect to any cash to be received by the Company’s shareholders as a result of the Transactions) and unexercised as of immediately prior to the Effective Time (but not, for the avoidance of doubt, (x) any unvested Company Stock Option that is outstanding immediately prior to the Effective Time that is not an In-the-Money Company Stock Option or (y) any Company Stock Option that forfeited due to failure to satisfy performance-based conditions), and (ii) any Company Stock Option (whether vested or unvested) that is outstanding immediately prior to the Effective Time and is held by any Person who, as of immediately prior to the Effective Time, is a Service Provider.

“Class A Common Stock” means the Class A common stock, $0.01 par value per share, of the Company.

“Class B Common Stock” means the Class B common stock, $0.01 par value per share, of the Company.

“Closing” has the meaning set forth in Section 2.01(b).

“Closing Date” has the meaning set forth in Section 2.01(b).

“CMS” means the Centers for Medicare and Medicaid Services.

“Code” means the Internal Revenue Code of 1986.

“Community Business” means the Company’s business that operates a customized software platform and electronic database that enables the coordination and delivery of social services by curated networks of community based organizations.

“Company” has the meaning set forth in the Preamble.

“Company 401(k) Plan” has the meaning set forth in Section 7.04(f).

“Company Award” means a Company Stock Option, Company RSU or Synthetic LLC Unit Award.

“Company Balance Sheet” means the consolidated balance sheets of the Company and its Subsidiaries as of December 31, 2021 and December 31, 2020 and the notes thereto set forth in the Company’s Form 10-K filed with the SEC for the fiscal year ended December 31, 2021.

“Company Balance Sheet Date” means June 30, 2022.

“Company Benefit Plan” means any Benefit Plan sponsored, maintained, administered or contributed to or entered into by the Company or any of its Subsidiaries or with respect to which the Company or any of its Subsidiaries has any direct or indirect liability (contingent or otherwise) other than (i) any Multiemployer Plan and (ii) any plan, policy, program, arrangement or understanding maintained or sponsored by any Governmental Authority.

“Company Board Recommendation” has the meaning set forth in the Recitals.

“Company Disclosure Letter” means the disclosure letter dated the date of this Agreement regarding this Agreement that has been provided by the Company to Parent and Merger Subsidiary.

“Company Employees” has the meaning set forth in Section 7.04(a).

“Company ESPP” means the Signify Health, Inc. 2021 Employee Stock Purchase Plan, as from time to time amended and/or restated.

“Company Holding Subsidiary” means the Delaware corporation to be formed as a wholly-owned Subsidiary of the Company prior to Closing.

“Company Information Systems” has the meaning set forth in Section 4.26(a).

“Company Intellectual Property” means any Intellectual Property that is owned or purported to be owned by the Company or any of its Subsidiaries, other than any Intellectual Property related solely to the Discontinued Businesses.

“Company Preferred Stock” has the meaning set forth in Section 4.05(a).

“Company Registered IP” means all of the Registered IP owned or purported to be owned by the Company or any of its Subsidiaries, other than Registered IP related solely to the Discontinued Businesses.

“Company Related Parties” has the meaning set forth in Section 11.04(e).

“Company RSUs” means restricted stock units with respect to shares of Company Stock granted under a Company Stock Plan.

“Company SEC Documents” has the meaning set forth in Section 4.07(a).

“Company Securities” has the meaning set forth in Section 4.05(e).

“Company Stock” means the shares of Class A Common Stock of the Company and Class B Common Stock of the Company.

“Company Stock Option” means each option to purchase shares of Company Stock outstanding under any Company Stock Plan.

“Company Stock Plans” means the Signify Health, Inc. 2021 Long-Term Incentive Plan, the Cure TopCo, LLC Amended and Restated Synthetic Equity Plan, the New Remedy Corp. Amended and Restated 2019 Equity Incentive Plan, the New Remedy Corp. Amended and Restated 2012 Equity Incentive Plan and the Company ESPP, in each case, as from time to time amended and restated.

“Company Stockholder Approval” has the meaning set forth in Section 4.02.

“Company Stockholder Meeting” has the meaning set forth in Section 6.02.

“Company Subsidiary Securities” has the meaning set forth in Section 4.06(c).

“Company Termination Fee” means $228,000,000.

“Confidentiality Agreement” means the letter agreement between an Affiliate of Parent and the Company, dated July 6, 2022.

“Continuation Period” has the meaning set forth in Section 7.04(a).

“Contract” means any contract, agreement, note, bond, indenture, lease, license, or other legally binding agreement that is in force and effect as of the date of this Agreement.

“Contracting Party” has the meaning set forth in Section 11.14(a).

“COVID-19” means the novel coronavirus, SARS-CoV-2 or COVID-19 (and all related strains and sequences), including any intensification, resurgence or any variants, evolutions or mutations thereof, and/or related or associated epidemics, pandemics, disease outbreaks or public health emergencies.

“COVID-19 Actions” means any actions taken (or not taken) by the Company or its Subsidiaries (a) in response to COVID-19 to protect the health and safety of the Company’s or its Subsidiaries’ employees and other individuals having dealings with the Company or its Subsidiaries or in response to business disruptions caused by COVID-19 or (b) pursuant to any law, directive, pronouncement or guideline issued by a Governmental Authority, the World Health Organization or an industry group providing for restrictions that relate to, or arise out of, COVID-19 (including any shelter in place, stay at home or similar orders or guidelines), including the Coronavirus Aid, Relief, and Economic Security (CARES) Act.

“Credit Agreement” means that certain Credit Agreement, dated as of June 22, 2021 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time), among Signify Health, LLC, Cure Intermediate 3, LLC, Barclays Bank PLC, as administrative agent and collateral agent, the guarantors party thereto from time to time and the lenders party thereto from time to time.

“Credit Agreement Termination” has the meaning set forth in Section 6.05.

“Data Privacy/Security Requirements” means (i) all applicable Privacy Laws to which the Company and its Subsidiaries are subject or by which they are otherwise bound, (ii) the internal and external privacy and data security policies of the Company and its Subsidiaries and (iii) all contractual obligations of the Company and its Subsidiaries concerning information security and data privacy (including the Processing of Personal Data).

“De-Identified Data” has the meaning set forth in Section 4.26(h).

“Deferred Payroll Taxes” means (i) any “applicable employment taxes” the payment of which has been deferred pursuant to Section 2302 of the CARES Act and (ii) any payroll Tax liability deferred from a taxable period (or portion thereof) prior to the Closing and payable following the Closing.

“Delaware Law” has the meaning set forth in the Recitals.

“Designated Forums” has the meaning set forth in Section 11.08.

“Discontinued Businesses” means, collectively, the Company’s (a) BPCI-A Business, (b) Episodes of Care Business and (c) Community Business.

“Disposition Event” has the meaning set forth in the OpCo LLC Agreement.

“Divestiture Action” has the meaning set forth in Section 8.01(c).

“Effective Time” has the meaning set forth in Section 2.01(c).

“End Date” has the meaning set forth in Section 10.01(b)(i).

“Enforcement Expenses” has the meaning set forth in Section 11.04(d).

“Environmental Laws” means any Laws governing pollution, contamination, or protection of the environment, or otherwise relating to the manufacture, import, use, management, handling, storage, processing, release or disposal of substances or wastes deemed to be dangerous or injurious to the environment and natural resources or, solely as it relates to exposure to Hazardous Substances, human health and safety.

“Environmental Release” means any release, spill, emission, leaking, dumping, injection, pouring, disposal, discharge, spill, pumping, emptying, escaping, dispersing, leaching or migrating of Hazardous Substances into or through the indoor or outdoor environment.

“Episodes of Care Business” means the segment of the Company’s business that develops provider networks to share risk, builds software and delivers services that support the organization and financing of healthcare around a patient’s episode of care for third party payers.

“ERISA” means the Employee Retirement Income Security Act of 1974, as may be amended from time to time.

“ERISA Affiliate” of any entity means any other entity that, together with such entity, would be treated as a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Exchange Ratio” means a fraction, the numerator of which is the Per Share Consideration and the denominator of which is the volume weighted average trading price (rounded to the nearest $0.01) of one share of Parent Common Stock on the NYSE as reported on Bloomberg L.P. under the function “VWAP” (or, if not reported therein, in another authoritative source mutually selected by the parties) for the ten (10) consecutive trading days ending on (and including) the trading day that is three (3) trading days prior to the date of the Closing.

“Executive Severance Plan” means the Company’s Executive Severance Plan, effective as of July 27, 2022 and the participation agreements thereunder.

“Fraud” means a Contracting Party’s knowing and intentional common law fraud under the laws of the State of Delaware, as determined by a court of competent jurisdiction, in the making of the representations and warranties contained in Article 4 or Article 5. “Fraud” does not and shall not include equitable fraud, constructive fraud, promissory fraud, unfair dealings fraud, or any torts (including fraud) based on negligence or recklessness.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any federal, state or local governmental, regulatory or administrative authority, department, court, agency or official, including any political subdivision thereof.

“Hazardous Substance” means (i) any toxic, radioactive or otherwise hazardous (or words of similar import) substance, waste or material that is listed, classified or regulated under any Environmental Law; (ii) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, per- and polyfluoroalkyl substances, radioactive material, toxic molds, or radon; or (iii) any other substance that is the subject of regulatory action, or that could give rise to liability, under any Environmental Laws.

“Healthcare Laws” means all healthcare Laws applicable to the business, products or operations of the Company and its Subsidiaries, including: (a) federal, state, and local fraud and abuse and patient inducement Laws, including the U.S. Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), the U.S. Civil False Claims Act (31 U.S.C. §§ 3729 et seq.), the Stark Law (42 U.S.C. § 1395nn), the Beneficiary Inducement Statute (42 U.S.C. § 1320a-7a(a)(5)), the Exclusion Laws (42 U.S.C. § 1320a-7), the Program Fraud Civil Remedies Act (31 U.S.C. §§ 3801-3812); the Administrative False Claims Law (42 U.S.C. § 1320a-7b(a)); the Federal Criminal False Claims Act (18 U.S.C. § 287), the False Statements Relating to Health Care Matters law (18 U.S.C. § 1035), the Federal Health Care Fraud Law (18 U.S.C. § 1347) and other federal and state Laws regarding financial relationships with referral sources; (b) HIPAA; (c) the Patient Protection and Affordable Care Act (Pub. L. 111-148), as amended by the Health Care and Education Reconciliation Act of 2010 (Pub. L. 111-152); (d) 42 U.S.C. § 290dd-2; (e) any applicable state or federal Laws concerning licensure, permits, or authorization for individuals and entities including the Clinical Laboratory Improvement Amendments of 1988 (42 U.S.C. § 263a et seq.), the splitting of professional fees or the corporate practice of healthcare professions, and collaborative or supervisory agreements required by Law; (f) Medicare Shared Savings Program requirements (42 U.S.C. § 1395jjj); (g) Laws relating to the Medicare Advantage and Part D programs under Parts C and D of Title XVIII of the Social Security Act; (h) state laws relating to assumption of financial risk by Medicare Shared Savings Programs Accountable Care Organizations; and (i) the regulations promulgated pursuant to all of the Laws listed or referenced above.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, the Health Information Technology for Economic and Clinical Health Act (Title XIII of the American Recovery and Reinvestment Act of 2009), and any and all rules, regulations, implementing guidance and interpretive decisions of a Governmental Authority issued from time to time thereunder including, but not limited to, the Privacy Standards (45 C.F.R. Parts 160 and 164, Subparts A and E), the Electronic Transactions Standards (45 C.F.R. Parts 160 and 162), the Security Standards (45 C.F.R. Parts 160 and 164, Subparts A and C), and the Notification in the Case of Breach of Unsecured Protected Health Information Standards (45 C.F.R. Part 164, Subpart D).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as may be amended from time to time.

“In-the-Money Company Stock Option” means a Company Stock Option that has an Option Exercise Price that is less than the Per Share Consideration.

“Indemnified Person” has the meaning set forth in Section 7.03(a).

“Information Systems” means all computers and devices, systems, networks, servers, switches, endpoints, software (including APIs), policy as code, platforms, electronics, websites, modules, communication systems, storage, firmware, middleware, routers, hubs, hardware, and other information technology and infrastructure, whether owned, licensed, leased or outsourced (including cloud computing arrangements), and all electronic connections between them.

“Intellectual Property” means (a) all United States, international and foreign patents and applications therefor and all reissues, divisions, divisionals, renewals, re-examinations, extensions, provisionals, continuations and continuations-in-part thereof; (b) all inventions (whether or not patentable), trade secrets, know how, data and databases, business methods, technical data and customer lists and other proprietary information; (c) all copyrights and copyright registrations, including in computer software, throughout the world, mask works and mask work registrations; (d) all industrial designs and any registrations and applications therefor throughout the world; and (e) all trade names, logos, common law trademarks and service marks, domain names, URLs, social media accounts, and trademark and service mark registrations and applications therefor and the goodwill associated therewith throughout the world.

“Internal Controls” has the meaning set forth in Section 4.07(d).

“Intervening Event” means a change, effect, event, circumstance, occurrence, development or other matter that materially affects the business, assets or operations of the Company and its Subsidiaries, taken as a whole (other than any change, effect, event, circumstance, occurrence, development or other matter primarily resulting from a breach of this Agreement by the Company) occurring or arising after the date of this Agreement that was not known to the board of directors of the Company or any committee thereof as of the date of this Agreement, nor reasonably foreseeable as of the date of this Agreement, which change, effect, event, circumstance, occurrence, development or other matter becomes known to the board of directors of the Company or any committee thereof prior to the date on which the Company Stockholder Approval is obtained; provided, however, that in no event will (i) any Acquisition Proposal, (ii) any change in the Company Stock price, in and of itself, or (iii) the fact, in and of itself, that the Company exceeds any internal or published projections, estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period constitute an Intervening Event (however, the underlying reasons for such changes or events described in clauses (ii) and (iii) may constitute an Intervening Event).

“Key Employee” means a participant in the Executive Severance Plan.

“knowledge” of any Person that is not an individual means the actual knowledge of such Person’s executive officers; provided, however, that “knowledge” of the Company means the actual knowledge, after due inquiry, of the individuals listed in Section 1.01(a) of the Company Disclosure Letter.

“Law” means, with respect to any Person, any federal, state or local statute, law (including common law), ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is legally binding upon and applicable to such Person.

“Leased Real Property” has the meaning set forth in Section 4.15(c).

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset, other than a Permitted Lien.

“Malicious Code” means (i) any virus, malware, ransomware, Trojan horse, worm, back door, time bomb, drop dead device, spyware or adware and (ii) any similar program, routine, instruction, device, code, contaminant, logic or effect designed or intended to disable, disrupt, erase, harm, or otherwise impede the operation of, or enable any Person to access without authorization, or otherwise materially and adversely affect the functionality of, any Information System (or portion thereof).

“Match Period” has the meaning set forth in Section 6.03(e)(ii).

“Material Adverse Effect” or “Material Adverse Effect on the Company” means any event, change, fact, condition, circumstance or occurrence that, when considered either individually or in the aggregate together with all other adverse events, changes, facts, conditions, circumstances or occurrences, has had or would reasonably be expected to have a material adverse effect on (i) the financial condition, business or results of operations of the Company and its Subsidiaries, taken as a whole, or (ii) the ability of the Company to timely consummate the Merger and any of the other Transactions or to comply with its obligations under this Agreement; provided, however, that, for purposes of the forgoing clause (i), none of the following shall constitute (either alone or in combination) or shall be taken into account in determining whether or not there has been or would reasonably be expected to be a Material Adverse Effect (subject to the limitations set forth below): (a) the execution and delivery of this Agreement or the other Transaction Documents, the consummation of the Transactions or the announcement of any of the foregoing, the identity of Parent and its Affiliates or the taking of any action specifically required to be taken, or the failure to take any action specifically prohibited, by this Agreement, including, in each case, their impact on relationships with or the volume of business with customers (including Governmental Authority customers), suppliers, vendors or employees or others having relationships with the Company or its Subsidiaries, (b) any communications by Parent or its Affiliates regarding plans or intentions with respect to the Company or any of its Subsidiaries, (c) changes in global, foreign, national or regional economic, financial, regulatory or geopolitical conditions or events in general, in each case, in the United States or elsewhere in the world, or any escalation or worsening of any of the foregoing, or any action taken by any Governmental Authority in response to any of the foregoing, (d) changes in the equity, credit, debt, financial, currency or capital markets or changes in inflation, interest or exchange rates, in each case, in the United States or elsewhere in the world, (e) changes in anti-dumping actions, international tariffs, trade policies or any “trade war” or similar actions, (f) changes in (i) Law, (ii) regulations or generally applicable industry standards affecting the Company or any of its Subsidiaries or any of its customers, suppliers or vendors, (iii) GAAP or (iv) the authoritative interpretation, application or enforcement of any of the foregoing, (g) any hurricane, tornado, tsunami, flood, volcanic eruption, earthquake, nuclear incident, foreign or domestic social protest or social unrest (whether or not violent), weather conditions, power outages, internet service disruptions or electrical black-outs, wild fires or other natural or man-made disaster or other force majeure events affecting the Company or any of its Subsidiaries, (h) changes in the general business or economic conditions in any industry or any market in which the Company or any of its Subsidiaries operate, (i) any military conflict, military outbreak, war (whether or not declared), act of foreign or domestic terrorism, rebellion or insurrection, act of espionage or cyber-espionage, act of cyber-terrorism, internet- or cyber-attack or escalation of any of the foregoing or any hostilities, including, in each case, any such action carried out in whole or in part through use of the internet or impacting computers, systems, networks or electronic data, (j) epidemics, pandemics, other outbreaks of infectious disease (including in each of the foregoing, COVID-19), including in each case any quarantine restrictions (including any shelter in place, stay at home or similar orders or guidelines of any Governmental Authority or the World Health Organization), or any escalation or worsening of any of the foregoing, (k) any action taken or omitted to be taken, at the request or with the express written consent of Parent or in compliance with this Agreement, (l) any failure by the Company or any of its Subsidiaries to meet internal or published projections, forecasts or estimates of the Company or any of its Subsidiaries (provided, however, that the underlying causes of such failure may, to the extent applicable and not otherwise excluded by the other exceptions in this definition, be considered in determining whether there has been a Material Adverse Effect), (m) the Discontinued Businesses or the Company’s decision to discontinue the Discontinued Businesses, including (i) any impairment or reduction in value of any asset to the extent used in the Discontinued Businesses, (ii) the outcome of the CMS’s response to the Company’s objection to the most recent BPCI-A reconciliation, (iii) any adjustments or costs related to any reconciliation by CMS, including any reversal of revenue or cash payments owed to CMS as a result thereof, and any costs incurred in connection with the termination of any Contracts in connection therewith or related to the Discontinued Businesses, (iv) any failure by the Company to achieve the projected or forecasted cost savings related to or as a result of the discontinuation of the Discontinued Businesses, (v) any facility closure costs related to or as a result of the discontinuation of the Discontinued Businesses and (vi) all other costs resulting from the discontinuation of the Discontinued Businesses, (n) any change in the price or trading volume of shares of Class A Common Stock or any other publicly traded securities of the Company (provided, however, that the underlying causes of such change may, to the extent applicable and not otherwise excluded by the other exceptions in this definition, be considered in determining whether there has been a Material Adverse Effect), (o) any reduction in the credit rating of the Company or any of its Subsidiaries (provided, however, that the underlying causes of such change may, to the extent applicable and not otherwise excluded by the other exceptions in this definition, be considered in determining whether there has been a Material Adverse Effect), (p) any term, condition, obligation, requirement, limitation, prohibition, remedy, sanction or other action imposed upon the Company or any of its Subsidiaries in connection with effecting the expiration of any waiting period (and any extension thereof) under any antitrust Law applicable to the consummation of the Transactions or obtaining from a Governmental Authority any consent, approval, permit or authorization, in each case in accordance with and to the extent contemplated by this Agreement or (q) any litigation brought by current or former stockholders of the Company (on their own behalf or on behalf of the Company), whether under Delaware Law or any other Law, or other litigation, in the case of each of the foregoing in this clause (q) to the extent in respect of this Agreement or the Transactions; provided that notwithstanding the foregoing, in the cases of clauses (c), (d), (e), (f), (g), (h), (i) and (j), to the extent such changes or conditions have had a disproportionately adverse effect on the Company or any of its Subsidiaries as compared to other Persons engaged in the same industry, but only such incremental disproportionate adverse effect may be taken into account in determining whether a Material Adverse Effect has occurred (and then only to the extent such incremental disproportionate adverse effect is not excluded by the other exceptions in this definition).

“Material Contract” has the meaning set forth in Section 4.22(b).

“Material Real Property Lease” has the meaning set forth in Section 4.15(c).

“Merger” has the meaning set forth in the Recitals.

“Merger Consideration” has the meaning set forth in Section 2.02(a)(i).

“Merger Subsidiary” has the meaning set forth in the Preamble.

“Multiemployer Plan” has the meaning set forth in Section 4.18(c).

“Non-Recourse Party” has the meaning set forth in Section 11.14(a).

“NYSE” means the New York Stock Exchange and any successor stock exchange.

“OIG” has the meaning set forth in Section 4.12(b)(iv).

“OpCo LLC” means Cure TopCo, LLC, a Delaware limited liability company.

“OpCo LLC Agreement” means the Third Amended and Restated Limited Liability Company Agreement of OpCo LLC, dated as of February 12, 2021.

“OpCo Member” means each Member (as that term is defined the OpCo LLC Agreement).

“OpCo Units” means LLC Units (as that term is defined in the OpCo LLC Agreement) of OpCo LLC.

“Option Exercise Price” means the exercise price per share of Class A Common Stock underlying a Company Stock Option.

“Orders” means any judgment, order, award or decree of a Governmental Authority or arbitrator and any agreement resolving a pending or actual Action.

“Parent” has the meaning set forth in the Preamble.

“Parent 401(k) Plan” has the meaning set forth in Section 7.04(f).

“Parent Common Stock” has the meaning set forth in Section 2.05(b).

“Parent Disclosure Letter” means the disclosure letter dated the date of this Agreement regarding this Agreement that has been provided by Parent to the Company.

“Parent Material Adverse Effect” means any change, effect, event or occurrence that prevents or materially impedes, interferes with, hinders or delays or would reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation by Parent or Merger Subsidiary of the Merger or any of the other Transactions on a timely basis or the compliance by Parent or Merger Subsidiary of its obligations under this Agreement in any material respect; provided, however, that the taking of any action specifically required to be taken, or the failure to take any action specifically prohibited, by this Agreement shall not be taken into account in determining whether or not there has been a Parent Material Adverse Effect.

“Parent Plans” has the meaning set forth in Section 7.04(d).

“Parent Related Parties” has the meaning set forth in Section 11.04(e).

“Parent Releasers” has the meaning set forth in Section 11.14(b).

“Parent Termination Fee” has the meaning set forth in Section 11.04(c).

“Patent Rights” means patents and patent applications (including provisional, continuation, divisional, continuation-in-part, renewal, reexamination, and reissue patent applications and any patents issuing therefrom), utility models, design patents and other governmental grants for the protection of inventions or industrial designs.

“Paying Agent” has the meaning set forth in Section 2.03(a).

“Payment Fund” has the meaning set forth in Section 2.03(b).

“Per Share Consideration” has the meaning set forth in Section 2.02(a)(i).

“Permits” means all approvals, authorizations, registrations, licenses, exemptions, permits and consents of Governmental Authorities.

“Permitted Liens” means (a) Liens for Taxes that are not due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in the Company’s financial statements in accordance with GAAP, (b) mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business for amounts not delinquent or that are being contested in good faith by appropriate proceedings and for which a reserve has been established in accordance with GAAP, (c) Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government Contracts, performance and return of money bonds and similar obligations not imposed as a result of defaults thereunder, (d) zoning, building and other similar codes and regulations which are not violated by the current use or occupancy of the affected property, (e) Liens the existence of which are disclosed in the notes to the consolidated financial statements of the Company included in the Company SEC Documents, (f) Liens, easements, rights-of-way, covenants and other similar restrictions that have been placed by any developer, landlord or other Person on property over which the Company or any of its Subsidiaries has easement rights or on any property leased by the Company or any of its Subsidiaries and subordination or similar agreements relating thereto, in each case (i) not violated by the use or structure of such leased property or any property in which the leased property is located and (ii) which do not, individually or in the aggregate, materially impair the continued use or operation or the value of the affected property, (g) non-exclusive licenses granted under Intellectual Property in the ordinary course of business, consistent with past practice, (h) Liens (other than Liens securing indebtedness for borrowed money that will be released in full upon the Closing), defects or irregularities in title, and other similar matters that do not, individually or in the aggregate, materially impair the continued use and operation of the assets to which they relate in the business of the Company and its Subsidiaries, (i) any purchase money security interests, equipment leases or similar financing arrangements and (j) Liens that would not otherwise be material to the Company and its Subsidiaries, taken as a whole.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Personal Data” means any data or information that either directly or indirectly identifies or, alone or in combination with any other information, could reasonably be used to identify a natural person, and any other data or information that constitutes “personal data,” “personal information,” “personally identifiable information,” “nonpublic personal information,” or “protected health information” or which is included under another similarly-defined term under any applicable Privacy Laws.

“Pre-Closing Contribution” means the transactions set forth in Section 1.01(b) of the Company Disclosure Letter.

“Privacy Laws” means all Laws that are related to privacy, security, data protection or Processing of Personal Data including, as applicable, data breach notification Laws, consumer protection Laws, Laws concerning requirements for website and mobile application privacy policies and practices, Social Security Number protection Laws, data security Laws, and Laws concerning email, text, mobile, or instant message, or telephone communications. Without limiting the foregoing, Privacy Laws include: the Federal Trade Commission Act, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, the Controlling the Assault of Non-Solicited Pornography and Marketing Act of 2003, the Telephone Robocall Abuse Criminal Enforcement and Deterrence Act, HIPAA, the European Union General Data Protection Regulation, the California Consumer Privacy Act of 2018, as amended by the California Privacy Rights Act of 2020, and all other similar international, federal, state, provincial, and local Laws.

“Process” or “Processing” means any operation or set of operations which is performed on Personal Data, whether or not by automated means, such as the receipt, access, analysis, consultation, de-identification, re-identification, acquisition, collection, recording, organization, compilation, structuring, storage, retention, adaptation or alteration, retrieval, consultation, use, sale, disclosure by transfer, transmission, dissemination or otherwise making available, alignment or combination, restriction, disposal, erasure or destruction.

“Proprietary Software” means software owned, or purported to be owned, by the Company and its Subsidiaries.

“Proxy Statement” has the meaning set forth in Section 4.09(a).

“RADV” has the meaning set forth in Section 4.12(b)(ii).

“Redemption” has the meaning set forth in the OpCo LLC Agreement.

“Registered IP” means all Patent Rights, registered trademarks, registered copyrights, and applications for any of the foregoing.

“Regulatory Authority” has the meaning set forth in Section 8.01(c).

“Representative” means, with respect to any Person, such Person’s directors, officers, employees, Affiliates, investment bankers, attorneys, accountants and other advisors or representatives.

“Restraints” has the meaning set forth in Section 9.01(b).

“Rollover RSU” means any Company RSU, other than a Cash-Out RSU, that is outstanding immediately prior to the Effective Time.

“Rollover Stock Option” means any Company Stock Option, other than a Cash-Out Stock Option, that is outstanding immediately prior to the Effective Time.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as may be amended from time to time, and the related rules and regulations promulgated thereunder.

“SEC” means the United States Securities and Exchange Commission.

“Security Incident” means any “Security Incident” as defined under HIPAA, “Breach” of “Unsecured Protected Health Information” as defined under HIPAA, unauthorized “Use” or “Disclosure” of “Protected Health Information” as defined under HIPAA, or any other (i) Processing of Personal Data not permitted under applicable Privacy Laws, or (ii) occurrence that jeopardizes the confidentiality, security, integrity, or availability of the Information Systems.

“Security Plan” has the meaning set forth in Section 4.26(d).

“Service Provider” means any individual non-employee director, consultant or independent contractor engaged by the Company or any of its Subsidiaries.

“Share Settlement” has the meaning set forth in the OpCo LLC Agreement.

“Solvent” has the meaning set forth in Section 5.07.

“Specified Executives” means the employees of the Company set forth on Section 1.01(c) of the Company Disclosure Letter.

“Stockholders Agreement” means that certain Stockholders Agreement, dated as of February 12, 2021, by and between the Company and New Mountain Partners V (AIV-C), L.P.

“Subsidiary” means, with respect to any Person, (i) any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are at any time directly or indirectly owned by such Person or (ii) any entity of which more than fifty percent (50%) of the securities or other ownership interests are at any time directly or indirectly owned by such Person.

“Superior Proposal” means a bona fide, written Acquisition Proposal (except the references in the definition thereof to “twenty percent (20%)” and “eighty percent (80%)” will be replaced by “fifty percent (50%)”) that did not result from or involve a breach of Section 6.03 and which the board of directors of the Company has determined, in its good faith judgment, after consultation with its outside legal counsel and financial advisors and taking into account all relevant terms and conditions of such Acquisition Proposal and all legal, regulatory and financing aspects (including certainty of closing) of such Acquisition Proposal and the Person making the Acquisition Proposal (including any termination or break-up fees and conditions to consummation) that the board of directors of the Company deems relevant, and which, if consummated, would result in a transaction more favorable to the Company’s stockholders (solely in their capacity as such) from a financial point of view than the Transactions.

“Surviving Corporation” has the meaning set forth in Section 2.01(a).

“Synthetic LLC Unit Award” means an award of notional incentive units granted under the Cure TopCo, LLC Amended and Restated Synthetic Equity Plan.

“Takeover Notice Period” has the meaning set forth in Section 6.03(e)(i).

“Takeover Statute” has the meaning set forth in Section 4.25.

“Tax” means all taxes, levies, imposts, duties, and other like charges or assessments, in each case, in the nature of a tax, including any income, alternative minimum or add-on tax, estimated, gross income, gross receipts, sales, use, transfer, transactions, intangibles, ad valorem, value-added, franchise, license, capital, paid-up capital, profits, withholding, employee withholding, payroll, worker’s compensation, unemployment insurance, social security, employment, excise, severance, stamp, transfer occupation, premium, recording, real property, personal property, windfall profit or other tax, together with any interest, penalties, fines or additions to tax in respect of the foregoing imposed by any Taxing Authority, whether disputed or not.

“Tax Receivable Agreement” means the Tax Receivable Agreement, dated as of February 12, 2021, by and among the Company, OpCo LLC and the TRA Parties (as defined therein), as amended (including, for the avoidance of doubt, by the TRA/LLCA Amendment).

“Tax Return” means any report, form, return, document, declaration or other information or filing (including any attachments thereto) supplied to or required to be supplied to any Governmental Authority with respect to Taxes, including any information return, claim for refund, amended return or declaration of estimates Taxes.

“Taxing Authority” means any Governmental Authority (domestic or foreign) responsible for the imposition or collection of any Tax.

“Third Party” means any Person, including any “group” as defined in Section 13(d) of the 1934 Act, other than Parent or any of its Affiliates.

“Transaction Documents” means this Agreement (and all Annexes, Exhibits and Schedules hereto), including the Company Disclosure Letter, the Voting Agreement, the Confidentiality Agreement and any other documents or agreements executed and delivered in connection with this Agreement.

“Transaction Litigation” means any claim, demand or Action (including any class action or derivative litigation) asserted, commenced or threatened in writing by, on behalf of or in the name of, against or otherwise involving the Company, the Company’s board of directors or any committee thereof and/or any of the Company’s directors or officers, in each case to the extent relating to this Agreement, the Merger or the other Transactions (including any such claim, demand or Action based on allegations that the Company’s entry into this Agreement or the terms and conditions of this Agreement or any related transaction constituted a breach of the fiduciary duties of any member of the Company’s board of directors, any member of the board of directors of any of the Company’s Subsidiaries or any officer of the Company or any of its Subsidiaries).

“TRA/LLCA Amendment” means that Tax Receivable Agreement and LLC Agreement Amendment, dated as of September 2, 2022, by and among the Company, OpCo LLC, Aggregator LLC and the TRA Party Representative (as defined in the Tax Receivable Agreement).

“Transactions” has the meaning set forth in the Preamble.

“Uncertificated Shares” has the meaning set forth in Section 2.03(a).

“Voting Agreement” has the meaning set forth in the Recitals.

“WCAG” has the meaning set forth in Section 4.16(i).

“Willful Breach” means an intentional and material breach that is a consequence of an act undertaken or a failure to act by the breaching party with the knowledge that the taking of such act or such failure to act would, or would reasonably be expected to, constitute or result in a material breach of this Agreement.

Section 1.02.    Other Definitional and Interpretative Provisions. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The preamble and recitals to this Agreement are incorporated into and made a part of this Agreement. The table of contents, and the article and section and other titles, headings and captions herein, are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Annexes, Exhibits and Schedules are to Articles, Sections, Annexes, Exhibits and Schedules of this Agreement unless otherwise specified. All Annexes, Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any terms used in any Annex, Exhibit or Schedule or in any certificate or other document made or delivered pursuant hereto but not otherwise defined therein shall have the meaning as defined in this Agreement. The definition of terms herein shall apply equally to the singular and the plural. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The word “will” shall be construed to have the same meaning as the word “shall”. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or thing extends, and such shall not mean simply “if”. The word “or” shall not be exclusive (i.e., “or” shall be deemed to mean “and/or”). “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. Unless otherwise specified, references to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder. References to any agreement or Contract are to that agreement or Contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted. References to “ordinary course” or “ordinary course of business” refers to the ordinary course of business of the Company and the Subsidiaries of the Company, taken as a whole, as well as reasonable actions or omissions taken or to be taken by the Company or any of its Subsidiaries in good faith from time to time in response to COVID-19 or COVID-19 Actions and the results thereof. The phrase “date hereof” or “date of this Agreement” shall be deemed to refer to the date set forth in the preamble of this Agreement. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. The measure of a period of one (1) month or year for purposes of this Agreement will be the date of the following month or year corresponding to the starting date; and, if no corresponding date exists, then the end date of such period being measured will be the next actual date of the following month or year (for example, one (1) month following February 18 is March 18 and one month following March 31 is May 1). Except as otherwise specifically indicated, for purposes of measuring the beginning and ending of time periods in this Agreement (including for purposes of “Business Day” and for hours in a day or Business Day), the time at which a thing, occurrence or event shall begin or end shall be deemed to occur in the time zone in which New York, New York is located. References to “law”, “laws” or to a particular statute or law shall be deemed also to include any Law. Any references in this Agreement to “dollars” or “$” shall be to U.S. dollars. As used herein, references to information or documents being “made available by the Company” means that the information or documents referred to have been posted in the “virtual data room” established by the Company or its Representatives prior to 12:00 p.m., Eastern Time, on the date hereof.

ARTICLE 2

The Merger

Section 2.01.    The Merger.

(a)    On the terms and subject to the satisfaction or, to the extent permissible under applicable Law, waiver of the conditions set forth in this Agreement, and in accordance with Delaware Law, at the Effective Time, Merger Subsidiary shall be merged with and into the Company, whereupon the separate existence of Merger Subsidiary shall cease, and the Company shall be the surviving corporation (the “Surviving Corporation”) and shall continue its corporate existence under the laws of the State of Delaware as a wholly-owned Subsidiary of Parent.

(b)    The closing of the Merger (the “Closing”) shall take place at the offices of Ropes & Gray LLP, 1211 Avenue of the Americas, New York, New York, as soon as possible, but in any event no later than three (3) Business Days after the date all of the conditions set forth in Article 9 (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permissible under applicable Law, waiver by the appropriate party of those conditions at the Closing) have been satisfied or, to the extent permissible under applicable Law, waived by the party or parties entitled to the benefit of such conditions, or at such other place, at such other time or on such other date as Parent and the Company may mutually agree consistent with Delaware Law (the date on which the Closing occurs, the “Closing Date”).

(c)    On the Closing Date, Parent, the Company and Merger Subsidiary shall cause a certificate of merger to be duly executed and filed with the Secretary of State of the State of Delaware and make all other filings or recordings required by Delaware Law in connection with the Merger. The Merger shall become effective at such time and date (the “Effective Time”) on which the certificate of merger is duly filed with the Secretary of State of the State of Delaware (or at such later time and date as may be agreed by the parties and specified in the certificate of merger).

(d)    From and after the Effective Time, the Merger shall have the effects set forth in this Agreement and Section  259 of Delaware Law.

Section 2.02.    Conversion of Shares; Redemption of OpCo Units.

(a)    At the Effective Time, by virtue of the Merger and without any action on the part of any party hereto or any other Person:

(i)    except for Appraisal Shares and shares of Company Stock cancelled or converted pursuant to Section 2.02(a)(ii) or Section 2.02(a)(iii), each share of Class A Common Stock (including, for the avoidance of doubt, each share of Class A Common Stock resulting from the exchange of OpCo Units for Class A Common Stock in accordance with the OpCo LLC Agreement and pursuant to Section 2.02(b) below) issued and outstanding immediately prior to the Effective Time shall be automatically cancelled and converted into the right to receive $30.50 in cash, without interest (the per-share consideration, the “Per Share Consideration” and the aggregate consideration, the “Merger Consideration”). As of the Effective Time, all such shares of Company Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each share shall thereafter represent only the right to receive the Per Share Consideration to be paid in accordance with Section 2.03, without interest;

(ii)    each share of Company Stock issued and held by the Company as treasury stock or owned by Parent or Merger Subsidiary immediately prior to the Effective Time shall be automatically canceled and retired and shall cease to exist, and no payment shall be made with respect thereto;

(iii)    each share of Company Stock issued and outstanding and held by any Subsidiary of either the Company or Parent (other than Merger Subsidiary) immediately prior to the Effective Time shall be automatically converted into such number of fully paid and nonassessable shares of common stock, par value $0.01 per share, of the Surviving Corporation such that each such Subsidiary owns the same percentage of the Surviving Corporation immediately following the Effective Time as such Subsidiary owned of the Company immediately prior to the Effective Time; and

(iv)    each share of common stock, par value $0.01 per share, of Merger Subsidiary issued and outstanding immediately prior to the Effective Time shall be converted into and become one (1) share of common stock, par value $0.01 per share, of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and, together with the shares described in Section 2.02(a)(iii), shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

(b)    Within five (5) Business Days following the execution and delivery of this Agreement, the Company shall provide written notice of this Agreement and the Transactions to each OpCo Member. Such notice shall include such information as may reasonably be required to describe the Merger and the other Transactions (including this Section 2.02(b)) in accordance with the OpCo LLC Agreement. Immediately prior to the Effective Time, in accordance with the OpCo LLC Agreement and the Amended and Restated Certificate of Incorporation of the Company:

(i)    the Company shall require each OpCo Member (excluding the Company and the Company Holding Subsidiary but including, for the avoidance of doubt, Aggregator LLC) to effect a Redemption of all of such OpCo Member’s OpCo Units, pursuant to which such OpCo Units will be exchanged for shares of Class A Common Stock, one-for-one and mutatis mutandis, in accordance with the provisions of Article 10 of the OpCo LLC Agreement (applied for this purpose as if the Company had required the OpCo Members to exchange such OpCo Member’s OpCo Units in connection with a Disposition Event), with such Redemption payments made by means of a Share Settlement, which Redemption will be consummated by way of (A) first, an automatic surrender of such OpCo Units not held by the Company or the Company Holding Subsidiary to OpCo LLC; (B) second, a contribution by the Company to OpCo LLC of a number of Shares of Class A Common Stock equal to the number of OpCo Units surrendered to OpCo LLC as described in clause (A) above in exchange for the issuance by OpCo LLC to the Company of an equal number of OpCo Units; and (C) third, a distribution to each member of OpCo LLC that surrendered any number of OpCo Units to OpCo LLC pursuant to Section 10.04(b) of the OpCo LLC Agreement and the Transactions of a number of shares of Class A Common Stock equal to the number of OpCo Units so surrendered, in a transaction treated as a “disguised sale” of partnership interests for U.S. federal income Tax purposes between such OpCo Member and the Company;

(ii)    the Company shall take such other actions as are reasonably necessary or desirable to effect the Redemption described in Section 2.02(b)(i) in accordance with the OpCo LLC Agreement; and

(iii)    each share of Class B Common Stock shall automatically be canceled and retired and shall cease to exist immediately upon the consummation of the Redemption, such that no shares of Class B Common Stock remain outstanding immediately prior to the Effective Time.

Section 2.03.    Transfer and Payment.

(a)    Prior to the Effective Time, Parent shall appoint a paying agent reasonably acceptable to the Company (the “Paying Agent”) and enter into a paying agent agreement with the Paying Agent reasonably acceptable to the Company for the purpose of exchanging for the applicable portion of the Merger Consideration uncertificated shares of Company Stock (the “Uncertificated Shares”). Promptly after the Effective Time (but in no event later than two (2) Business Days after the Effective Time), the Company shall send, or shall cause the Paying Agent to send, to each holder of record of shares of Company Stock (other than shares of Company Stock cancelled or converted pursuant to Section 2.02(a)(ii) or Section 2.02(a)(iii)) as of immediately following the Redemption and immediately prior to the Effective Time a letter of transmittal (in a form that was reasonably acceptable to Parent prior to the Effective Time) and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon receipt of an “agent’s message” from the Paying Agent regarding the book-entry transfer of Uncertificated Shares) for use in the exchange of such shares of Company Stock for such holder’s applicable portion of the Merger Consideration; provided, that if any holder of record of shares of Company Stock or OpCo Units requests in writing to the Company (at least five (5) Business Days prior to the Closing) to receive such letter of transmittal and instructions in advance of the Effective Time, the Company shall send, or shall cause the Paying Agent to send, to each such requesting holder such letter of transmittal and instructions in advance of the Effective Time.

(b)    Each holder of shares of Company Stock that have been converted into the right to receive the applicable portion of the Merger Consideration shall be entitled to receive, upon receipt of an “agent’s message” by the Paying Agent (or such other evidence, if any, of transfer as the Paying Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, the Per Share Consideration in respect of each share of Company Stock represented by such holder’s Uncertificated Shares. Notwithstanding anything to the contrary herein, to the extent any properly completed and duly executed letter of transmittal completed by a holder of Company Stock as of immediately following the Redemption and immediately prior to the Effective Time is sent to the Company or the Paying Agent at least one (1) Business Day prior to the Effective Time, subject to Section 2.03(c), Parent shall cause to be paid out of the Payment Fund (as defined below) the applicable portion of the Merger Consideration to which such holder of Company Stock is entitled as promptly as practicable following the occurrence of the Effective Time. Until so transferred, each such Uncertificated Share shall represent after the Effective Time for all purposes only the right to receive such applicable portion of the Merger Consideration. At or promptly following the Effective Time, Parent shall deposit, or cause to be deposited, with the Paying Agent, for the benefit of the holders of Company Stock entitled thereto, cash in an amount sufficient to pay the aggregate Merger Consideration (such cash being hereinafter referred to as the “Payment Fund”). The Payment Fund shall, pending its disbursement to the holders of Company Stock entitled thereto, be invested by the Paying Agent as directed by Parent or, after the Effective Time, the Surviving Corporation in (i) short-term direct obligations of the United States of America, (ii) short-term obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest, (iii) short-term commercial paper rated the highest quality by either Moody’s Investors Service, Inc. or Standard and Poor’s Ratings Services, or (iv) certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks reasonably acceptable to the Company; provided, that no such investment or losses shall affect the amounts payable to such holders of Company Stock entitled thereto and Parent shall promptly replace or cause to be replaced any funds deposited with the Paying Agent that are lost through any investment so as to ensure that the Payment Fund is at all times maintained at a level sufficient for the Paying Agent to pay the aggregate unpaid Merger Consideration. Earnings from investments, subject to the immediately preceding proviso, shall be paid to and shall be the sole and exclusive property of Parent and the Surviving Corporation, and no interest will be paid or accrued for the benefit of any holders of Company Stock entitled to a portion of the Merger Consideration. Except as contemplated by Section 2.03(e) hereof, the Payment Fund shall not be used for any other purpose.

(c)    If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the transferred Uncertificated Share is registered, it shall be a condition to such payment that (i) such Uncertificated Share shall be properly transferred and (ii) the Person requesting such payment shall pay to the Paying Agent any transfer or other Taxes or fees required as a result of such payment to a Person other than the registered holder of such Uncertificated Share or establish to the satisfaction of the Paying Agent that such Tax has been paid or is not payable.

(d)    After the Effective Time, there shall be no further registration of transfers of shares of Company Stock. If, after the Effective Time, Uncertificated Shares are presented to the Surviving Corporation or the Paying Agent, they shall be canceled and exchanged for the portion of the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article 2.

(e)    Any portion of the Payment Fund that remains undistributed to the former holders of shares of Company Stock entitled thereto one (1) year after the Effective Time shall be returned to Parent, upon demand, and any such former holder of shares of Company Stock who has not exchanged shares of Company Stock for the Merger Consideration to which they are entitled in accordance with this Section 2.03 prior to that time shall thereafter look only to Parent and the Surviving Corporation for payment of the applicable portion of the Merger Consideration, in respect of such shares of Company Stock without any interest thereon. Notwithstanding the foregoing, Parent and the Surviving Corporation shall not be liable to any holder of shares of Company Stock for any amounts properly paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Any amounts remaining unclaimed by holders of shares of Company Stock immediately prior to such time when such amounts would otherwise escheat to or become property of any Governmental Authority shall become, to the extent permitted by Law, the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

(f)    Any amount made available to the Paying Agent pursuant to Section  2.04 in respect of any Appraisal Shares shall be returned to Parent, upon demand.

Section 2.04.     Appraisal Shares. Notwithstanding Section 2.02, shares of Company Stock issued and outstanding immediately prior to the Effective Time (other than shares of Company Stock canceled in accordance with Section 2.02(a)(ii) or Section 2.02(a)(iii)) and held by a holder who has not voted in favor of adoption of this Agreement or consented thereto in writing and who has properly exercised appraisal rights in respect of such shares in accordance with Delaware Law (such shares being referred to collectively as the “Appraisal Shares” until such time as such holder fails to perfect, withdraws or otherwise loses such holder’s appraisal rights under Delaware Law with respect to such shares) shall not be converted into a right to receive the applicable portion of the Merger Consideration but instead shall be cancelled and the holders thereof shall cease to have any rights with respect thereto other than the right to payment of the appraised value of such shares in accordance with Delaware Law; provided, that if, after the Effective Time, such holder fails to perfect, withdraws or otherwise loses such holder’s right to appraisal pursuant to Delaware Law, such shares of Company Stock shall be deemed to have been converted as of the Effective Time into the right to receive the applicable portion of the Merger Consideration in accordance with Section 2.02(a)(i), without interest thereon, upon delivery by such holder of a properly completed and duly executed letter of transmittal to the Company or the Paying Agent and transfer of such Uncertificated Share, as the case may be. The Company shall provide Parent prompt notice of any demands received by the Company for appraisal of shares of Company Stock, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to Delaware Law that relates to such demand, and Parent shall have the opportunity and right to participate in all negotiations and proceedings with respect to such demands under Delaware Law consistent with the obligations of the Company thereunder. Except with the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed), the Company shall not voluntarily make any payment with respect to, or voluntarily offer to settle or settle, any such demands prior to the Effective Time.

Section 2.05.    Company Equity Awards.

(a)    Cash-Out Stock Options. At the Effective Time, each Cash-Out Stock Option shall be canceled and converted into the right of the holder thereof to receive, without interest, an amount in cash determined by multiplying (i) the excess of the Per Share Consideration over the Option Exercise Price of such Cash-Out Stock Option by (ii) the number of shares of Class A Common Stock subject to such Cash-Out Stock Option as of immediately prior to the Effective Time. Parent shall cause the Surviving Corporation to pay such amount, through its (or one of its Subsidiaries’) payroll system and subject to Section 2.06, to the holder of the applicable Cash-Out Stock Option reasonably promptly after the Effective Time (but in no event later than seven (7) Business Days after the Effective Time). Each Company Stock Option that is outstanding as of immediately prior to the Effective Time (whether vested or unvested) that contains solely performance-based conditions that remain unsatisfied after giving effect to all of the Transactions shall be canceled for no consideration.

(b)    Rollover Stock Options. At the Effective Time, each Rollover Stock Option shall be converted into an option to acquire, on substantially the same terms and conditions as were applicable under such Rollover Stock Option, the number of shares of common stock, par value $0.01 per share, of the ultimate parent company of

Parent (“Parent Common Stock”) (rounded down to the nearest whole share), determined by multiplying the number of shares of Class A Common Stock subject to such Rollover Stock Option immediately prior to the Effective Time by the Exchange Ratio, at an exercise price per share of Parent Common Stock (rounded up to the nearest whole cent) equal to the Option Exercise Price of such Rollover Stock Option divided by the Exchange Ratio.

(c)    Cash-Out RSUs. At the Effective Time, each Cash-Out RSU that is then outstanding shall be canceled and converted into the right of the holder thereof to receive, without interest, an amount in cash determined by multiplying (i) the Per Share Consideration by (ii) the number of shares of Class A Common Stock subject to the Cash-Out RSUs as of immediately prior to the Effective Time. Parent shall cause the Surviving Corporation to pay such amount, through, if applicable, its (or one of its Subsidiaries’) payroll system and subject to Section 2.06, to the holder of the applicable Cash-Out RSU at or reasonably promptly after the Effective Time (but in no event later than seven (7) Business Days after the Effective Time).

(d)    Rollover RSUs. At the Effective Time, each Rollover RSU shall be converted into a restricted stock unit, subject to substantially the same terms and conditions as were applicable under such Rollover RSU, with respect to a number of shares of Parent Common Stock determined by multiplying the number of shares of Class A Common Stock subject to such Rollover RSU immediately prior to the Effective Time by the Exchange Ratio (rounded up to the nearest whole share).

(e)    Synthetic LLC Unit Awards. Immediately prior to the Effective Time, each Synthetic LLC Unit Award that is then outstanding shall become fully vested (to the extent unvested) and shall be canceled and converted into the right of the holder thereof to receive, without interest, an amount in cash determined by multiplying (i) the number of units subject to such Synthetic LLC Unit Award by (ii) the Per Share Consideration. Parent shall cause the Surviving Corporation to pay such amount, through its (or one of its Subsidiaries’) payroll system and subject to Section 2.06, to the holder of the applicable Synthetic LLC Unit Award at or reasonably promptly after the Effective Time (but in no event later than seven (7) Business Days after the Effective Time).

(f)    Corporate Actions. Prior to the Effective Time, the board of directors of the Company (or, if appropriate, any committee thereof administering the applicable Company Stock Plan) shall adopt such resolutions or take actions as are reasonably necessary to effectuate the actions contemplated by this Section 2.05.

(g)    Company ESPP. The Company shall take all actions necessary pursuant to the terms of the Company ESPP to (i) provide that (A) the commencement of any future offering period will be suspended following the date of this Agreement under the Company ESPP unless and until this Agreement is terminated, (B) there will be no increase in the amount of participants’ payroll deduction elections under the Company ESPP during the current offering period from those in effect as of the date of this Agreement, (C) except to the extent required by applicable Law, no individual participating in the Company ESPP shall be permitted to make separate non-payroll contributions to the Company ESPP, (D) no individuals shall commence participation in the Company ESPP during the period from the date of this Agreement through the Effective Time, and (E) each purchase right issued pursuant to the Company ESPP shall be fully exercised on the earlier of (x) the scheduled purchase date for such offering period and (y) the date that is no later than five (5) Business Days on which the New York Stock Exchange is open for trading prior to the Effective Time (with any participant payroll deductions not applied to the purchase of shares of Company Stock returned to the participant), and (ii) terminate the Company ESPP effective immediately prior to the Effective Time.

(h)    Form S-8. Parent will use reasonable best efforts to cause Parent Common Stock issuable upon the settlement of Rollover RSUs and the exercise of Rollover Stock Options to be registered with the SEC on Form S-8 as promptly as practicable following the Effective Time but in any event within ten (10) Business Days following the Effective Time (assuming Form S-8 is available for such registration and timely receipt by Parent of any information or data requested from the Company and all documentation relating to the Rollover RSUs and

Rollover Stock Options outstanding immediately prior to the Effective Time, which registration shall also cover reoffers and resales of Parent Common Stock received upon such settlement or exercise, as applicable (excluding any individuals subject to Rule 144)), will exercise reasonable best efforts to maintain the effectiveness of such registration statement for so long as such Rollover RSUs and Rollover Stock Options remain outstanding and will reserve a sufficient number of shares of Parent Common Stock for issuance upon settlement or exercise, as applicable, thereof.

Section 2.06.    Withholding Rights. Each of the Paying Agent, Merger Subsidiary, the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign Tax law. The Paying Agent, Merger Subsidiary, the Surviving Corporation and Parent shall consider in good faith any forms or documentation timely provided by any such Person to obtain exemptions from, or reductions of, any Taxes required to be withheld from payments under this Agreement. If the Paying Agent, Merger Subsidiary, the Surviving Corporation or Parent, as the case may be, withholds any such amounts and properly pays such amounts over to the appropriate Taxing Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such withholding was made.

ARTICLE 3

The Surviving Corporation

Section 3.01.    Certificate of Incorporation. Subject to Section 7.03, at the Effective Time, as a result of the Merger and without any further action on the part of the Company or Merger Subsidiary, the certificate of incorporation of the Company shall be amended and restated in its entirety to be in the form of the certificate of incorporation of Merger Subsidiary (except with respect to the name of the Surviving Corporation, which from and after the Effective Time shall be the name of the Company and except with respect to provisions naming the initial board of directors or the incorporator, which shall be omitted), and, as amended, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided therein or by Law.

Section 3.02.    Bylaws. Subject to Section 7.03, at the Effective Time, as a result of the Merger and without any further action on the part of the Company or Merger Subsidiary, the bylaws of Merger Subsidiary, as in effect immediately prior to the Effective Time, shall become the bylaws of the Surviving Corporation until thereafter amended as provided therein or in the certificate of incorporation of the Surviving Corporation or by Law.

Section 3.03.    Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with Law, (i) the directors of Merger Subsidiary immediately prior to the Effective Time shall be the directors of the Surviving Corporation and (ii)  the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation.

ARTICLE 4

Representations and Warranties of the Company

Subject to Section 11.05, except as (a) disclosed in the Company SEC Documents filed or furnished before the date of this Agreement (so long as such documents are publicly available via the Electronic Data Gathering, Analysis, and Retrieval (EDGAR) system or made available to Parent by 5:00 p.m., Eastern Time, on the date prior to the date of this Agreement), but excluding any “risk factors” or “forward-looking statements” or any other disclosure therein that is cautionary, forward-looking or predictive in nature, it being understood that any matter disclosed in such Company SEC Documents shall not be deemed disclosed for purposes of Section 4.05, Section 4.23 and Section 4.24, or (b) set forth in the Company Disclosure Letter (which disclosures shall be deemed to be a disclosure with respect to such other applicable sections of this Agreement or sections of the Company Disclosure Letter to the extent the applicability thereof is reasonably apparent on the face of such disclosure), the Company represents and warrants to Parent and Merger Subsidiary that:

Section 4.01.    Corporate Existence and Power.

(a)    The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

(b)    The Company has all corporate powers and all governmental licenses, authorizations, Permits, consents and approvals required to carry on its business as currently conducted, except for those powers, licenses, authorizations, Permits, consents and approvals the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(c)    The Company is duly qualified to do business as a foreign corporation and (where applicable and recognized) is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(d)    Complete and correct copies of the certificate of incorporation and bylaws of the Company, each as amended to the date of this Agreement, have been made available through filings with the SEC. Each of the foregoing documents is in full force and effect, and the Company is not in violation of any of the foregoing documents in any material respect.

Section 4.02.    Corporate Authorization.

(a)    The execution, delivery and performance by the Company of this Agreement and the other Transaction Documents and the consummation by the Company of the Transactions are within the Company’s corporate powers and authority and, except for the Company Stockholder Approval, have been duly and validly authorized by all necessary corporate action on the part of the Company. The affirmative vote of the holders of a majority of the outstanding shares of Company Stock is the only vote of the holders of any of the Company’s capital stock necessary in connection with the approval and adoption of this Agreement and the consummation of the Merger and the other Transactions (the “Company Stockholder Approval”) and (other than the filing of the certificate of merger with respect to the Merger) no other corporate action is necessary to approve or adopt this Agreement or any other Transaction Document or consummate the Merger or the other Transactions contemplated hereby or thereby. This Agreement and each other Transaction Document has been duly and validly executed and delivered by the Company and assuming due authorization, execution and delivery by Parent and Merger Subsidiary, this Agreement and each such other Transaction Document constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms (subject to such enforceability being limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).

(b)    At a meeting duly called and held, the board of directors of the Company has unanimously among the directors voting (i) determined that the Merger and the Transactions are advisable, fair to and in the best interests of the Company and the Company’s stockholders, (ii) approved and declared it advisable to enter into this Agreement, (iii) directed that the adoption of this Agreement be submitted to a vote of the Company’s stockholders at the Company Stockholder Meeting (as defined below) and (iv) subject to the terms and conditions of this Agreement (including Section 6.02), resolved to make the Company Board Recommendation.

Section 4.03.    Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the other Transaction Documents and the consummation by the Company of the Transactions require no action by or in respect of, or filing with, any Governmental Authority, other than (a) the filing of a certificate of merger with respect to the Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (b) compliance with any applicable requirements of the HSR Act, (c) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other applicable state or federal securities laws (including, without limitation, the filing with the SEC of the Proxy Statement), (d) compliance with any applicable rules of the NYSE and (e) any actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

Section 4.04.     Non-contravention. The execution, delivery and performance by the Company of this Agreement and the other Transaction Documents and the consummation of the Transactions contemplated hereby and thereby do not and will not (a) contravene, conflict with, or result in any violation or breach of any provision of the Amended and Restated Certificate of Incorporation or the Amended and Restated Bylaws or similar organizational documents of any of the Company’s Subsidiaries, (b) assuming compliance with the matters referred to in Section 4.03 and assuming the representations and warranties in Section 5.07 are true and correct, contravene, conflict with or result in a violation or breach of any provision of any Law, (c) assuming compliance with the matters referred to in Section 4.03, require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of or under any Material Contract or Material Real Property Lease or (d) result in the creation or imposition of any Lien (other than Permitted Liens) on any asset of the Company or any of its Subsidiaries, with only such exceptions, in the case of each of clauses (b) through (d), as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

Section 4.05.    Capitalization.

(a)    The authorized capital stock of the Company consists of 1,000,000,000 shares of Class A Common Stock, 75,000,000 shares of Class B Common Stock, and 50,000,000 shares of preferred stock, $0.01 par value per share, of the Company (“Company Preferred Stock”). As of 5:00 p.m., Eastern Time, on August 31, 2022 (the “Reference Time”), there were (i) 177,756,230 shares of Class A Common Stock outstanding, (ii) 62,885,074 total shares of Class B Common Stock outstanding, (iii) an aggregate of 8,410,793 shares of Class A Common Stock subject to outstanding Company Stock Options, (iv) an aggregate of 3,508,289 shares of Class A Common Stock subject to outstanding Company RSUs and (v) no shares of Company Preferred Stock outstanding. From the Reference Time to the date of this Agreement, neither the Company nor OpCo LLC has issued any securities (including derivative or convertible securities) except for (A) shares of Class A Common Stock issued in exchange for OpCo Units pursuant to the OpCo LLC Agreement, and (B) shares of Class A Common Stock issued upon exercise of Company Stock Options or settlement of Company RSUs in accordance with the terms thereof and the Company Stock Plans.

(b)    All outstanding shares of capital stock of the Company and all OpCo Units have been, and all shares that may be issued pursuant to any Company Stock Plan will be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right or any similar right pursuant to any provision of Law or Contract to which the Company or any of its Subsidiaries is a party or otherwise bound.

(c)    None of the outstanding shares of Company Stock and OpCo Units have been issued in violation of any foreign, federal or state securities laws.

(d)    Section 4.05(d) of the Company Disclosure Letter sets forth a complete and correct list of the outstanding Company Awards as of the Reference Time, including (i) the name of the holder of each such Company Award, (ii) the number of shares of Company Stock, subject to the Redemption, issuable in respect of each grant of a Company Award, (iii) the date on which such Company Awards were granted, and (iv) the extent to which such Company Awards are vested and the times and extent to which such Company Awards (assuming target level performance to the extent applicable for Company Awards subject to performance-vesting conditions) are scheduled to become vested thereafter.

(e)    Except as set forth in this Section 4.05 and for changes since the Reference Time resulting solely from (i) the exercise of Company Stock Options or settlement of Company RSUs outstanding at the Reference Time or (ii) the issuance of shares of Class A Common Stock in exchange for OpCo Units pursuant to the OpCo LLC Agreement, as of the date of this Agreement there are no issued, reserved for issuance or outstanding: (A) shares of capital stock or other securities of or ownership interests in the Company or OpCo LLC, (B) securities of the Company, any Subsidiary of the Company or OpCo LLC convertible into or exchangeable for shares of capital stock or other securities of or ownership interests in the Company or OpCo LLC, (C) warrants, calls, commitments, options or other rights to acquire from the Company, any Subsidiary of the Company or OpCo LLC, or other obligation of the Company, any Subsidiary of the Company or OpCo LLC to issue or sell, any capital stock, securities or securities convertible into or exchangeable for capital stock or securities of the Company or OpCo LLC, or (D) restricted shares, stock appreciation rights, performance units, profits interests, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or securities of the Company or OpCo LLC (the items in clauses (A) through (D) being referred to collectively as the “Company Securities”). Other than the Stockholders Agreement, neither the Company nor any of its Subsidiaries is a party to any voting agreement, voting trust, proxy or other Contract with respect to any Company Securities. As of the date of this Agreement, there are no accrued but unpaid dividends or any other distributions with respect to any Company Securities.

(f)    Except as set forth in this Section 4.05, no (i) shares of capital stock of the Company, or (ii)  Company Securities, are owned by any Subsidiary of the Company.

Section 4.06.     Subsidiaries.

(a)    Section 4.06(a) of the Company Disclosure Letter sets forth a complete and correct list, as of the date of this Agreement, of each Subsidiary of the Company and its place and form of organization.

(b)    Each Subsidiary of the Company has been duly organized, is validly existing and (where applicable) in good standing under the laws of its jurisdiction of organization and has all organizational powers and all governmental licenses, authorizations, Permits, consents and approvals required to carry on its business as currently conducted, except for those powers, licenses, authorizations, Permits, consents and approvals the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Each such Subsidiary of the Company is duly qualified to do business as a foreign entity and (where applicable) is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(c)    All of the outstanding capital stock of or other securities of, or ownership interests in, each Subsidiary of the Company, is owned by the Company, directly or indirectly, free and clear of any Lien (other than Permitted Liens) and free of any transfer restriction (other than transfer restrictions of general applicability as may be provided under the 1933 Act or other applicable securities laws), including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other securities or ownership interests. Except as set forth on Section 4.06 of the Company Disclosure Letter, there are no issued, reserved for issuance or outstanding (i) securities of the Company or any of the Company’s Subsidiaries convertible into, or exchangeable for, shares of capital stock or other securities of, or ownership interests in, any Subsidiary of the Company, (ii) warrants, calls, options or other rights to acquire from the Company or any of the Company’s Subsidiaries, or other obligations of the Company or any of the Company’s Subsidiaries to issue, any capital stock or other securities of, or ownership interests in, or any securities convertible into, or exchangeable for, any capital stock or other securities of, or ownership interests in, any Subsidiary of the Company or (iii) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or other securities of, or ownership interests in, any Subsidiary of the Company (the items in clauses (i) through (iii) being referred to collectively as the “Company Subsidiary Securities”).

(d)    There is no Contract that grants any Person any option to purchase, subscribe for or otherwise acquire any material portion of the capital stock of any Affiliated Practice (other than as set forth in the applicable Affiliated Practice Documents). Each Person who currently holds equity interests in an Affiliated Practice satisfies in all material respects any applicable licensure qualifications for ownership of a professional corporation, professional association or professional limited liability company in the state of incorporation or organization of the Affiliated Practice. Except as would not reasonably be expected to have a Material Adverse Effect on the Company, the Affiliated Practices are in compliance with their obligations under their respective management services agreements. To the knowledge of the Company, each Affiliated Practice Document is in full force and effect and complies in all material respects with all applicable Laws.

Section 4.07.    SEC Filings and the Sarbanes-Oxley Act.

(a)    The Company has filed with or furnished to the SEC on a timely basis all reports, schedules, forms, statements, prospectuses, registration statements and other documents required to be filed with or furnished to the SEC by the Company since February 11, 2021 (collectively, together with any annexes, exhibits and schedules thereto and other information incorporated therein, the “Company SEC Documents”), each of which complied as to form and substance in all material respects with the published rules and regulations of the SEC with respect thereto, the 1933 Act, the 1934 Act and the Sarbanes-Oxley Act.

(b)    No Subsidiary of the Company is required to file or furnish any report, statement, schedule, form or other document with, or make any other filing with, or furnish any other material to, the SEC.

(c)    As of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such filing or, as of the date each such filing became effective), each Company SEC Document did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Since February 11, 2021, there has been no material correspondence between the SEC and the Company that is not reflected in the Company SEC Documents. As of the date hereof, to the knowledge of the Company, no Company SEC Document is the subject of ongoing SEC review.

(d)    Since February 11, 2021, the Company has been in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act. The management of the Company has, in compliance in all material respects with Rule 13a-15 under the 1934 Act, designed disclosure controls and procedures to ensure reliability of the Company’s financial reporting, including that material information relating to the Company, including its consolidated Subsidiaries, is made known to the management of the Company by others within those entities, and disclosed to the Company’s auditors and the audit committee of the board of directors of the Company. The Company, based on its most recent evaluations of internal controls prior to the date of this Agreement, (i) has not identified any significant deficiencies in the design or operation of internal control over financial reporting (“Internal Controls”) which would adversely affect the Company’s ability to record, process, summarize and report financial data, (ii) has identified for the Company’s auditors any material weaknesses in Internal Controls and (iii) has not identified any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s Internal Controls.

(e)    Since February 11, 2021, the Company and its Subsidiaries have established and maintained a system of disclosure controls and procedures sufficient to ensure that information required to be disclosed by the Company in the reports that it files or submits under the 1934 Act is recorded, processed, summarized and reported, within the time periods specified in the SEC’s rules and forms.

(f)    Since February 11, 2021, the Company has complied in all material respects with the applicable listing and corporate governance rules and regulations of the NYSE.

Section 4.08.    Financial Statements. The audited consolidated financial statements and unaudited consolidated quarterly financial statements (in each case, including the related notes) of the Company included or incorporated by reference in the Company SEC Documents in all material respects (a) have been prepared in conformity with GAAP applied on a consistent basis for the periods then ended (except as may be indicated in the notes thereto) and (b) fairly present the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (except, in the case of any unaudited quarterly financial statements with respect to clause (a) or (b), as permitted by Form 10-Q of the SEC or other rules and regulations of the SEC and subject to normal year-end audit adjustments, none of which would be material individually or in aggregate).

Section 4.09.    Disclosure Documents.

(a)    The information supplied by the Company for inclusion in the preliminary proxy statement, or any amendment thereof or supplement thereto, in connection with the Merger and the other Transactions (together with any amendments thereof or supplements thereto, the “Proxy Statement”), at the time of any distribution or dissemination thereof and at the time of the Company Stockholder Approval, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The representations and warranties contained in this Section 4.09 will not apply to statements or omissions included or incorporated by reference in the Proxy Statement based upon information supplied by Parent, Merger Subsidiary or any of their Representatives or advisors (in their capacities as such) specifically for use or incorporation by reference therein.

(b)    The representations and warranties contained in this Section 4.09 will not apply to statements or omissions included or incorporated by reference in the Proxy Statement based upon information supplied by Parent and Merger Subsidiary or any of their Representatives or advisors (in their capacities as such) specifically for use or incorporation by reference therein.

Section 4.10.    Absence of Certain Changes.

(a)    From the Company Balance Sheet Date until the date of this Agreement, (i) except for events giving rise to and the discussion and negotiation of this Agreement, for COVID-19 Actions taken reasonably and in good faith and for actions taken in connection with the discontinuation of the Discontinued Businesses, the business of the Company and its Subsidiaries has been conducted in all material respects in the ordinary course of business, and (ii) there has not been any event, occurrence, development of a state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(b)    From the Company Balance Sheet Date until the date of this Agreement, except for events giving rise to and the discussion and negotiation of this Agreement or for COVID-19 Actions taken reasonably and in good faith, there has not been any action taken by the Company or any of its Subsidiaries that, if taken during the period from the date of this Agreement through the Effective Time without Parent’s consent, would constitute a breach of Section 6.01(a), Section 6.01(b), Section 6.01(c), Section 6.01(e), Section 6.01(f), Section 6.01(g), Section 6.01(h), Section 6.01(i), Section 6.01(l), Section 6.01(m) or Section 6.01(n).

Section 4.11.    No Undisclosed Material Liabilities. As of the date of this Agreement, there are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than: (i) liabilities or obligations specifically disclosed, reflected or reserved against in the Company Balance Sheet; (ii) liabilities or obligations incurred in the ordinary course of business since the Company Balance Sheet Date, other than as incurred in connection with the discontinuation of the Discontinued Businesses; (iii) liabilities or obligations incurred in connection with the Transactions; (iv) liabilities or obligations that would not be required to be reflected or reserved against in the Company Balance Sheet under GAAP; and (v) liabilities or obligations that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

Section 4.12.    Compliance with Laws and Court Orders; Permits.

(a)    Except as set forth on Section 4.12 of the Company Disclosure Letter, the Company and each of its Subsidiaries and, to the knowledge of the Company, each of its Affiliated Practices, is, and since January 1, 2020 have been, in compliance with Law, except for failures to comply that would not reasonably be expected, individually or in the aggregate, to be material to the Company and its Subsidiaries, taken as a whole. Since January 1, 2020, to the knowledge of the Company, none of the Company or any its Subsidiaries or Affiliated Practices have been under investigation by any Governmental Authority with respect to violation of Law, except for any investigation that would not reasonably be expected, individually or in the aggregate, to be material to the Company and its Subsidiaries, taken as a whole. The Company and each of its Subsidiaries and, to the knowledge of the Company, each of its Affiliated Practices, has in effect all Permits which are material to such Person taken as a whole, and necessary for such Person to conduct its business as presently conducted, except for such Permits the absence of which have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. The Company is not an “investment company” under the Investment Company Act of 1940.

(b)    Since January 1, 2020, the Company and its Subsidiaries and, to the knowledge of the Company, each of its Affiliated Practices, have complied in all material respects with all applicable Healthcare Laws. Without limitation of the foregoing:

(i)    None of the Company nor any Subsidiary of the Company nor, to the knowledge of the Company, any Affiliated Practices, is or has been since January 1, 2020, with respect to any Governmental Authority, a party to any corporate integrity agreement, judgment, order, deferred prosecution agreement, monitoring agreement, consent decree or settlement agreement that (i) requires the payment of money by the Company or any Subsidiary of the Company or any Affiliated Practice to any Governmental Authority (other than as relates to a Discontinued Business), (ii) requires any recoupment of money from the Company or any Subsidiary of the Company or, to the knowledge of the Company, any Affiliated Practice, by any Governmental Authority (other than as relates to a Discontinued Business) or (iii) prohibits or materially limits any activity currently conducted by such Person under any Healthcare Law. To the knowledge of the Company, neither the Company nor any Subsidiary of the Company nor any Affiliated Practice is a defendant or named party in any current or pending qui tam or False Claims Act litigation.

(ii)    Since January 1, 2020, the Company and its Subsidiaries and, to the knowledge of the Company, the Affiliated Practices, have complied in all material respects with all applicable requirements under the Medicare Advantage and Part D risk adjustment programs. Since January 1, 2020, the Company and its Subsidiaries and, to the knowledge of the Company, any Affiliated Practices, have not been the subject of any Actions by CMS or any other Governmental Authority under the Medicare Risk Adjustment Data Validation (“RADV”) Program or any other audit or review by a Governmental Authority of risk adjustment coding, nor does the Company or any of its Subsidiaries nor, to the knowledge of the Company, any Affiliated Practices, have any material liabilities in connection with (i) any risk adjustment audit or review by a customer of the Company, except where such audits or reviews would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect or (ii) any RADV audits or any other audit or review by a Governmental Authority of risk adjustment coding.

(iii)    Except as would not reasonably be expected to have a Material Adverse Effect, each physician, nurse practitioner, physician’s assistant, or other allied health professional currently employed or engaged by or on behalf of the Company or any Subsidiary of the Company or, to the knowledge of the Company, any Affiliated Practice, to provide healthcare services who requires a Permit to provide any such services is duly licensed, certified or credentialed, as applicable, pursuant to applicable Healthcare Laws.

(iv)    The Company and its Subsidiaries and, to the knowledge of the Company, the Affiliated Practices, as applicable, have and maintain procedures to screen all directors, officers, employees, independent contractors and agents against the U.S. Department of Health & Human Services Office of Inspector General’s (“OIG”) List of Excluded Individuals/Entities database, applicable state exclusion and debarment lists, and the General Services Administration’s System for Award Management database no less frequently than once per month. Neither the Company nor any of its Subsidiaries, nor any of their respective directors or officers, nor, to the knowledge of the Company, any Affiliated Practices or any employees, independent contractors or agents of the Company or any Subsidiary of the Company or any Affiliated Practice: (i) is currently debarred, excluded, or suspended from contracting with the federal or state government or from participating in any federal payment program, (ii) is currently subject to or, to the Company’s knowledge, has been threatened in writing with, an investigation or proceeding that could reasonably be expected to result in such debarment, exclusion or suspension, or (iii) has been assessed or, to the knowledge of the Company, threatened in writing with assessment of civil monetary penalties pursuant to 42 C.F.R. Part 1003.

(v)    Since January 1, 2020, neither the Company nor any Subsidiary of the Company, nor any of their respective directors, officers or, to the knowledge of the Company, any Affiliated Practices, or any employees, independent contractors or agents of the Company, any Subsidiary or, to the knowledge of the Company, Affiliated Practice has offered or paid any remuneration (including any kickback, bribe, rebate, payoff, influence payment or inducement), directly or indirectly, overtly or covertly, in cash or in kind, to any Person to induce such Person (i) to refer an individual to a Person for the furnishing or arranging for the furnishing of any item or service in violation of any Healthcare Law; or (ii) to purchase, lease, order, arrange for or recommend purchasing, leasing or ordering any good, facility, service or item in violation of any Healthcare Law or to obtain or maintain favorable treatment in securing business in violation of any applicable Healthcare Law.

(c)    The Company and its Subsidiaries, and their directors, officers and employees, and to the knowledge of the Company, any agents acting on their behalf, are and have been in compliance with U.S. and any applicable foreign economic sanctions laws and regulations, including economic sanctions administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control and U.S. and applicable foreign laws and regulations pertaining to export and import controls, including those administered by the U.S. Departments of Commerce and State, and applicable anti-money laundering laws and regulations.

Section 4.13.    Litigation. Except as set forth on Section 4.13 of the Company Disclosure Letter, as of the date of this Agreement, there is no, and since January 1, 2020 there has been no, Action pending or, to the knowledge of the Company, threatened against the Company, any of its Subsidiaries or any present or former officer, director or employee of the Company or any of its Subsidiaries in their capacity as such by or before any Governmental Authority or arbitrator, in each case, that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. As of the date of this Agreement, there are no, and from January 1, 2020 to the date of this Agreement there have been no, Actions pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries or Affiliates that would, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the Merger by the Company. As of the date of this Agreement, none of the Company or any of its Subsidiaries or Affiliates is a party to or subject to any Order which would reasonably be expected to prevent or materially delay the consummation of the Merger by the Company.

Section 4.14.    Certain Business Practices. Since January 1, 2020, none of the Company nor any of its Subsidiaries, and to the knowledge of the Company, none of their directors, officers, employees or agents (in their capacity as such) has: (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns; or (c) violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, the U.K. Bribery Act or any other Law prohibiting corruption or bribery applicable to the jurisdictions in which the Company and its Subsidiaries operate (collectively, “Anti-Corruption Laws”). The Company has implemented and enforced written policies and procedures that are reasonably designed to ensure compliance with all applicable Anti-Corruption Laws. To the knowledge of the Company, since January 1, 2020, none of the Company or any of its Subsidiaries have been the subject of any Action relating to compliance with Anti-Corruption Laws.

Section 4.15.    Properties.

(a)    Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, the Company or its Subsidiaries have good title to, or valid leasehold interests in, all property and assets reflected on the Company Balance Sheet or acquired after the Company Balance Sheet Date, free and clear of all Liens except Permitted Liens, except as have been disposed of since the Company Balance Sheet Date in the ordinary course of business.

(b)    The Company does not, nor do any of its Subsidiaries, own any real property.

(c)    The Company has disclosed in the Company SEC Documents a list of all leases, subleases, licenses and other use and occupancy arrangements of real property for which the Company or a Subsidiary of the Company is a tenant or subtenant, licensee or occupant as required to be disclosed therein (such real property, the “Leased Real Property”). Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, (i) each lease or sublease (each, a “Material Real Property Lease”) under which the Company or any of its Subsidiaries leases or subleases any such Leased Real Property is valid and in full force and effect and (ii) neither the Company nor any of its Subsidiaries, nor to the Company’s knowledge any other party to a Material Real Property Lease, has violated any provision of, or taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a default under the provisions of such Material Real Property Lease, and neither the Company nor any of its Subsidiaries has received or given any notice in writing that there is a breach, violation or default under any Material Real Property Lease where such breach, violation or default remains uncured. Neither the Company nor any of its Subsidiaries has subleased or otherwise granted any Person the right to use or occupy any Leased Real Property. There is no condemnation proceeding pending or, to the knowledge of the Company, threatened as to any Material Real Property Lease nor any material casualty which has not been fully restored.

Section 4.16.    Intellectual Property.

(a)    To the knowledge of the Company, the Company and its Subsidiaries own, have a valid license or sublicense to, or otherwise possess the valid and enforceable right to use all Intellectual Property (other than Intellectual Property used solely in connection with the Discontinued Businesses) necessary to conduct the business of the Company and its Subsidiaries as currently conducted and material to the business of the Company and its Subsidiaries. The Company and its Subsidiaries will continue to own, license or have the right to use such Intellectual Property immediately following the Closing to the same extent as prior to the Closing. Except as would not reasonably be expected to be material, individually or in the aggregate, to the Company and its Subsidiaries, taken as a whole, the Company or one of its Subsidiaries exclusively owns, free and clear of all Liens, all material Company Intellectual Property.

(b)    As of the date of this Agreement, there is no Action pending alleging infringement, misappropriation or violation of any Intellectual Property rights of any Third Party by the Company or any of its Subsidiaries that, if adjudicated against the Company or any of its Subsidiaries, would reasonably be expected to be material to its or their business, individually or in the aggregate.

(c)    The business of the Company and its Subsidiaries as currently conducted does not infringe, violate, or misappropriate any Intellectual Property of any Third Party, and has not done so since January 1, 2020, except for such infringements, misappropriations or violations that would not reasonably be expected to be, individually or in the aggregate, material to such business. Except as disclosed in Section 4.16(c) of the Company Disclosure Letter, since January 1, 2020, neither the Company nor any of its Subsidiaries has received any written notice or Action alleging any such infringement, violation, or misappropriation, except for such infringements, misappropriations or violations that would not reasonably be expected to be, individually or in the aggregate, material to the business of the Company or any of its Subsidiaries. Notwithstanding any provision of this Agreement to the contrary or otherwise, this Section 4.16(c) contains the sole and exclusive representation and warranty with respect to the non-infringement, non-violation or non-misappropriation by the Company and its Subsidiaries of any Intellectual Property of any Third Party.

(d)    To the knowledge of the Company, no Third Party is infringing, violating, or misappropriating any Company Intellectual Property, except for such infringements, misappropriations or violations that would not reasonably be expected to be material, individually or in the aggregate, to the Company or any of its Subsidiaries or those related solely to the Discontinued Businesses.

(e)    Section 4.16(e) of the Company Disclosure Letter contains a complete and correct list, as of the date of this Agreement, of all material Company Registered IP and material internet domain names owned or used by the Company or any of its Subsidiaries. Except as would not reasonably be expected to have a Material Adverse Effect on the Company, (i) the Company and its Subsidiaries have paid all maintenance fees and filed all statements of use reasonably necessary to maintain the Company Registered IP and such domain names (except for items that are abandoned in the ordinary course of business), (ii) the Company Registered IP is, to the knowledge of the Company, valid and enforceable, (iii) none of the Company Registered IP has been adjudged invalid, and (iv) none of Intellectual Property listed in Section 4.16(e) of the Company Disclosure Letter is the subject of any proceeding before any governmental, registration or other authority in any jurisdiction that challenges its validity or enforceability (other than in connection with the ordinary course prosecution of such Company Registered IP).

(f)    Except as would not be reasonably expected to be material, individually or in the aggregate, to the Company and its Subsidiaries, the Company and its Subsidiaries have maintained and currently maintain commercially reasonable practices to protect the confidentiality of the trade secrets and material confidential information included in the Company Intellectual Property and trade secrets and material confidential information otherwise disclosed to the Company or any of its Subsidiaries by Third Parties. To the knowledge of the Company, such trade secrets and confidential information have not been disclosed to any Third Party, except to the extent that such Third Party is under an obligation of confidentiality or for such disclosures that would not reasonably be expected to be material, individually or in the aggregate, to the Company and its Subsidiaries. Except as would not reasonably be expected to be material, individually or in the aggregate, to the Company and its Subsidiaries, none of the Companies or its Subsidiaries have exclusively licensed, transferred ownership of or abandoned or dedicated to the public any Intellectual Property that, as of the time of such exclusive license, transfer, abandonment or dedication, was material to the businesses of the Companies or its Subsidiaries, as conducted at the time of such transfer.

(g)    To the knowledge of the Company, each employee of the Company and its Subsidiaries who has developed material Intellectual Property for the Company or any of its Subsidiaries within the scope of their employment has signed a written agreement pursuant to which the employee irrevocably assigns all right, title and interest in and to any Intellectual Property therein to the Company or any of its Subsidiaries, or all such right, title and interest vests in the Company or its Subsidiaries by operation of law, except as would not reasonably be expected to be material, individually or in the aggregate, to the Company and its Subsidiaries. To the knowledge of the Company, except as disclosed in Section 4.16(g) of the Company Disclosure Letter, no present or former employee, officer or director of the Company and its Subsidiaries holds any right, title or interest, directly or indirectly, in whole or in part, in or to any Intellectual Property used in the Company’s or any of its Subsidiaries’ business, except as would not reasonably be expected to be material, individually or in the aggregate, to the Company and its Subsidiaries.

(h)    Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, to the knowledge of the Company, (i) neither the Company, its Subsidiaries, nor any other Person acting on behalf of the Company and its Subsidiaries, have licensed, disclosed or delivered to any other Person, or permitted the disclosure or delivery from any escrow agent or other Person, of any source code of the Proprietary Software, and (ii) no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time or both) will, or would reasonably be expected to, result in the licensing, disclosure or delivery by the Company or its Subsidiaries, or any Person acting on behalf of the Company or its Subsidiaries, of any source code of the Proprietary Software.

(i)    Except as would not reasonably be expected to be material, individually or in the aggregate, to the Company and its Subsidiaries, the Company or one of its Subsidiaries maintains (i) machine readable copies of the Proprietary Software, (ii) reasonably complete technical documentation or user manuals for material releases or versions thereof currently in use by the Company and its Subsidiaries, currently made available to the Company’s and its Subsidiaries’ customers, or currently supported by the Company and its Subsidiaries with respect to Proprietary Software that is used or accessed by customers, Service Providers, or physicians, nurse practitioners, physician’s assistants, or other allied health professionals and (iii) at least one copy of the source code of the Proprietary Software. Except as would not reasonably be expected to be material, individually or in the aggregate, to the Company and its Subsidiaries, all Proprietary Software and all content (as defined in the Web Content Accessibility Guidelines (“WCAG”)) that is delivered over the internet by the Company or its Subsidiaries, or that is otherwise made accessible over the internet by the Company or its Subsidiaries, meets or exceeds the applicable guidelines and requirements set forth in the latest edition of the WCAG, including the WCAG 2.1 AA guidelines.

(j)    Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, no Proprietary Software incorporates, comprises, or is distributed with, any “open source software” or is otherwise subject to the provisions of any “open source” or third party license agreement that requires the licensing, disclosure or distribution of any source code or Company Intellectual Property to licensees or any other Person, (A) prohibits or limits the receipt of consideration in connection with licensing or otherwise distributing any Proprietary Software, (B) except as specifically permitted by Law, allows any Person to decompile, disassemble or otherwise reverse-engineer any Proprietary Software, or (C) requires the licensing or other distribution of any Proprietary Software to any other Person for the purpose of making derivative works.

(k)    Consummation of the Transactions will not, except as would not reasonably be expected to be material, individually or in the aggregate, to the Company or any of its Subsidiaries, (i) alter or impair the rights of the Company or any of its Subsidiaries in or to any material Company Intellectual Property or material Company Information Systems, or (ii) pursuant to any Contract to which the Company or any of its Subsidiaries is a party or which bind their respective properties or assets, impose on Parent or any of its Affiliates any non-compete obligation or any obligation to license any Intellectual Property of Parent or its Affiliates.

Section 4.17.    Taxes. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(a)    The Company, each of its Subsidiaries and, to the knowledge of the Company, each Affiliated Practice has timely filed (or had filed on its behalf) all Tax Returns required to be filed by any of them under Law, and each such Tax Return (taking into account all amendments thereto) is true, correct and complete and has been prepared in substantial compliance with all Laws.

(b)    The Company, each of its Subsidiaries and, to the knowledge of the Company, each Affiliated Practice has (i) paid all Taxes that have become due and payable by each of them, other than Taxes that have been reserved against on the Company SEC Documents (whether or not shown on any Tax Return) and (ii) withheld and paid all Taxes required to have been withheld and paid by each of them, including in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

(c)    There is no (i) dispute, investigation or claim concerning any Tax liability being asserted, assessed or threatened in writing against the Company, any of its Subsidiaries or, to the knowledge of the Company, any Affiliated Practice by any Governmental Authority that has not been fully paid or otherwise fully resolved, (ii) audit of any Tax Return of the Company, any of its Subsidiaries or, to the knowledge of the Company, any Affiliated Practice pending or being conducted by a Governmental Authority, (iii) extension of any statute of limitations on the assessment of any Taxes granted by the Company or any of its Subsidiaries currently in effect, (iv) agreement with a Governmental Authority to any extension of time for filing any Tax Return of the Company or any of its Subsidiaries which has not been filed (other than automatic extensions obtained in connection with automatically granted extensions of time to file Tax Returns), or (v) Lien for Taxes on any of the assets of the Company or any of its Subsidiaries other than any Permitted Liens. No written claim has been received by the Company or any of its Subsidiaries from any Governmental Authority in a jurisdiction where neither the Company nor any of its Subsidiaries files Tax Returns asserting that the Company or any of its Subsidiaries is required to file a Tax Return with that jurisdiction or that the Company or any of its Subsidiaries is liable for any Tax or is required to collect and withhold any Tax, in each case, that has not been resolved.

(d)    Neither the Company nor any of its Subsidiaries (i) is a party to or bound by any Tax sharing, Tax indemnity, or Tax allocation agreement or (ii) has any liability or potential liability to another party under any such agreement, in each case other than (x) agreements entered into in the ordinary course of business, the primary purpose of each of which is not related to Taxes, and (y) agreements the only parties of which are the Company and/or one or more of its Subsidiaries.

(e)     Neither the Company nor any of its Subsidiaries has participated in, or is currently participating in, any “listed transaction” within the meaning of Section 6707A(c) of the Code or Treasury Regulation Section 1.6011-4(b)(2), or under a corresponding or similar provision of state, local, or foreign Law.

(f)    Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intending to be qualified for Tax-free treatment under Section 355 of the Code in the two (2) years prior to the date of this Agreement.

(g)    Neither the Company, any of its Subsidiaries nor, to the knowledge of the Company, any Affiliated Practice (i) has been a member of a consolidated, combined, unitary or aggregate group of which the Company (or any Subsidiary of the Company) was not the ultimate parent or (ii) has any unpaid liability for the Taxes of any Person (other than the Company or its Subsidiary) under Section 1.1502-6 of the Treasury Regulations (or any corresponding or similar provision of state, local or foreign Law) as a transferee or successor, or otherwise.

(h)    Neither the Company nor any of its Subsidiaries (i) is a party to or bound by any “closing agreement” described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or foreign Law) or other written agreement with a Taxing Authority regarding Taxes or Tax matters or (ii) has requested or received any Tax ruling, in either case that would have continuing effect after the Closing Date.

(i)    Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of any: (i) change in method of accounting or use of an improper method of accounting for a taxable period ending on or prior to the Closing Date pursuant to Section 481 of the Code (or any corresponding or similar provision of state, local, or foreign Law), in each case, prior to the Closing; (ii) installment sale or open transaction disposition made prior to the Closing; (iii) prepaid or deposit amount received, or deferred revenue accrued, prior to the Closing; (iv) intercompany transaction entered into prior to the Closing or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or foreign Law) relating to transactions occurring prior to the Closing; (v) gain recognition agreement under Section 367 of the Code (or any corresponding or similar provision of state, local, or foreign Law); or (vi) election under Section 965(h) of the Code (or any corresponding or similar provision of state, local, or foreign Law) made in a period or portion thereof ending on or prior to the Closing Date.

(j)    Neither the Company nor any of its Subsidiaries (i) has ever had a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has had an office or fixed place of business in a country outside of the jurisdiction of its incorporation or organization, (ii) is resident for Tax purposes in a country outside of its jurisdiction of incorporation or organization; (iii) has engaged in a trade or business in any country other than its jurisdiction of incorporation or organization or (iv) is, or has ever been, subject to income Tax in a country outside of its jurisdiction of incorporation or organization.

(k)    The Company and each of its Subsidiaries is in compliance with all applicable transfer pricing Laws and regulations (including, for the avoidance of doubt, Section 482 of the Code and the Treasury Regulations promulgated thereunder (and any corresponding or similar provision of state, local or foreign Law)) including (i) the execution and maintenance of any required contemporaneous documentation substantiating the transfer pricing practices and methodology of the Company and each of its Subsidiaries and (ii) conducting affiliated transactions at arm’s length.

(l)    Either (i) 50% or more of the value of the gross assets of OpCo LLC does not consist of U.S. real property interests within the meaning of Section 897 of the Code and the Treasury Regulations thereunder or (ii) 90% or more of the value of the gross assets of OpCo LLC does not consist of U.S. real property interests plus cash or cash equivalents, within the meaning of Treasury Regulations Section 1.1445-11T(d)(2).

(m)    Neither the Company nor any of its Subsidiaries has (i) any Deferred Payroll Taxes, (ii) received any credits under Sections 7001 through 7005 of the Families First Coronavirus Response Act (FFCRA) or Section 2301 of the CARES Act or (iii) otherwise availed itself of any COVID-19 relief measures that would reasonably be expected to impact the Tax payment and/or reporting obligations of the Company or any of its Subsidiaries.

(n)    None of the Company’s Subsidiaries (i) is a “controlled foreign corporation” as defined in Section 957 of the Code or (ii) is a “passive foreign investment company” within the meaning of Section 1297 of the Code.

(o)    Section 4.17(o) of the Company Disclosure Letter sets forth the U.S. federal income tax classification of the Company and each of its Subsidiaries.

(p)    The Company, each of its Subsidiaries and, to the knowledge of the Company, each Affiliated Practice has complied with all Laws relating to escheat or unclaimed property, including filing all reports, returns, documents, declarations, elections or other information or filings supplied or required to be supplied to any Governmental Authority with respect to escheat or unclaimed property matters, and remitting all amounts required to be remitted to such Governmental Authorities (whether or not shown on such filings).

Notwithstanding anything herein to the contrary, the representations and warranties contained in this Section 4.17 and, to the extent expressly referring to Code sections, Section 4.18 are the sole and exclusive representations of the Company with respect to Taxes and Tax matters. Nothing in this Agreement shall be construed as providing a representation or warranty with respect to the availability of any Tax attribute of the Company or any of its Subsidiaries with respect to any Tax period or portion thereof beginning after the Closing Date.

Section 4.18.    Employee Benefit Plans.

(a)    Section 4.18(a) of the Company Disclosure Letter contains a complete and correct list, as of the date of this Agreement, of each material Company Benefit Plan; provided, however, that in each case, to the extent there exist a form of agreement or arrangement that would constitute a Company Benefit Plan, the Company shall be required to list only the forms of such agreements or arrangements.

(b)    The Company has delivered or made available to Parent true and complete copies of the following with respect to each material Company Benefit Plan, to the extent applicable: (i) a copy (or, to the extent that the

Company Benefit Plan is not written, a written summary of material terms) of the current plan document, any related adoption agreements, insurance contracts, policies, certificates of coverages, trust documents or other funding arrangements, and any material amendments thereto; (ii) the most recent summary plan description and summary of material modifications; (iii) to the extent not otherwise made available publicly, the most recently filed Internal Revenue Service Form 5500 (and all attachments thereto), including audited financial statements; (iv) the most recent favorable determination letter or opinion letter from the Internal Revenue Service; (v) the most recently prepared actuarial reports and financial statements; and (vi) all material documents and material correspondence concerning audits or investigations by, the Department of Labor, the Internal Revenue Service or any other Governmental Authority since January 1, 2020. There has been no amendment, written interpretation or announcement (whether or not written) by the Company or any of its Affiliates relating to any Company Benefit Plan that would materially increase the expense of maintaining such plan above the level of expense incurred in respect thereof for the fiscal year ended on the Company Balance Sheet date, except as required to comply with applicable Law.

(c)    Neither the Company nor any of its ERISA Affiliates (nor any predecessor of any such entity) sponsors, maintains administers or contributes to, or has any obligation or liability with respect to, or has in the past six (6) years sponsored, maintained or contributed to, or had any obligation or liability with respect to, (i) any plan that is subject to Title IV of ERISA, (ii) any multiemployer plan, as defined in Section 3(37) of ERISA (a “Multiemployer Plan”), (iii) any “multiple employer plan” as described in Section 413(c) of the Code, (iv) any plan maintained in connection with a trust described in Section 501(c)(9) of the Code, or (v) any “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA).

(d)    Each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code is the subject of a favorable determination letter, is established on a pre-approved form of plan document that is the subject of a favorable advisory or opinion letter, or has pending or has time remaining in which to file an application for such determination from the Internal Revenue Service, and, to the knowledge of the Company, no revocation of any such determination, advisory, or opinion letter has been threatened by any Governmental Authority and nothing has occurred that could reasonably be expected to result in any such letter being revoked or not being issued or reissued or the loss of such qualification or a penalty or excise tax. The Company has made available to Parent copies of the most recent Internal Revenue Service determination, advisory, or opinion letter with respect to each Company Benefit Plan. Each trust created under any such Company Benefit Plan is exempt from tax under Section 501(a) of the Code and has been so exempt since its creation.

(e)    Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, each Company Benefit Plan has been maintained in compliance with its terms and with the requirements prescribed by Law, including ERISA and the Code, that are applicable to such Company Benefit Plan.

(f)    Except as required by Law, set forth in Section 4.18(f) of the Company Disclosure Letter, or expressly provided in this Agreement, the consummation of the Transactions will not (either alone or together with any other event): (i) entitle any employee or Service Provider (including any former employee or Service Provider) of the Company or any of its Subsidiaries to any payment or benefit, including any bonus, retention, severance or retirement payment or benefit, (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, or increase the amount payable or trigger any other obligation under, any Company Benefit Plan, (iii) limit or restrict the right of the Company or any of its Subsidiaries or, after the Closing, Parent to merge, amend or terminate any Company Benefit Plan, or (iv) result in the loss of a deduction to the Company under Section 280G of the Code. No Person is entitled to receive any tax gross-up, indemnity or reimbursement from the Company or any of its Subsidiaries for any tax incurred by such Person, including under Section 409A or Section 4999 of the Code. Each Company Benefit Plan, and any award thereunder, that is or forms part of a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code is in a form, and to the knowledge of the Company, has been operated and administered in compliance with all applicable requirements of Section 409A of the Code in all material respects.

(g)    Neither the Company nor any of its Subsidiaries has any current or anticipated material liability in respect of, and no Company Benefit Plan provides or promises, any post-employment or post-retirement health, medical, hospitalization, disability, life insurance or similar benefits (whether insured or self-insured) to any employee or Service Provider (including any former employee or Service Provider) of the Company or any of its Subsidiaries except as required under Section 4980B of the Code or any other Law.

(h)    Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, (i) there is no Action pending against or, to the knowledge of the Company, threatened against, any Company Benefit Plan before any arbitrator or any Governmental Authority, including the Department of Labor, the Internal Revenue Service or the PBGC, other than routine claims for benefits and (ii) with respect to any Company Benefit Plan covered by Subtitle B, Part 4 of Title I of ERISA or Section 4975 of the Code, no non-exempt prohibited transaction has occurred that has caused or would reasonably be expected to cause the Company or any of its Subsidiaries to incur any liability under ERISA or the Code.

Section 4.19.    Labor and Employment Matters.

(a)    Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement with a labor union, works council or other labor organization with respect to employees, other than as set forth on Section 4.18(a) of the Company Disclosure Letter and other than collective bargaining or similar agreements entered into or applicable on the national and/or sector level including with the applicable joint committee.

(b)    Except as set forth in Section 4.19(b) of the Company Disclosure Letter and except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company and its Subsidiaries, to the knowledge of the Company, as of the date of this Agreement there is no (i) activity or proceeding by a labor union or labor organization or representative thereof to organize any employees of the Company or any of its Subsidiaries, (ii) lockout, strike, work slowdown, work stoppage or threat thereof by employees of the Company or any of its Subsidiaries, or (iii) unfair labor practice charge pending before any Governmental Authority or other material grievance, arbitration or collective bargaining dispute.

(c)    Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, the Company and its Subsidiaries are in compliance with all Laws respecting employment, discrimination in employment, harassment or abuse in employment, terms and conditions of employment, worker classification (including the proper classification of workers as independent contractors and consultants as well as eligibility of employees for overtime pay), wages, hours, occupational safety and health, and employment practices, and no Person has been improperly excluded from participation in any Company Benefit Plan or is entitled to any compensation or benefits in any material amount from the Company or its Subsidiaries under any applicable Law or a Company Benefit Plan that he or she has not received.

(d)    There is no, and since January 1, 2020 there has not been any, litigation pending or, to the Company’s knowledge, threatened against the Company or any of its Subsidiaries (or any current or former employee or Service Provider), in each case, involving allegations of sexual harassment, sex-based discrimination, or sexual misconduct. Since January 1, 2020, the Company and its Subsidiaries have taken appropriate action with respect to any allegations of sex-based discrimination, sexual harassment, or sexual misconduct, or breach of any policy of the Company and its Subsidiaries relating to the foregoing, in each case (i) involving any current or former employee or Service Provider in relation to his or her work at the Company and its Subsidiaries and (ii) about which the Company has knowledge, in accordance with any written policies related thereto.

Section 4.20.    Insurance. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, (i) the Company and its Subsidiaries maintain insurance in such amounts and against such risks as is sufficient to comply with Law and all applicable Contracts, (ii) all insurance policies of the Company and its Subsidiaries are in full force and effect, except for any expiration thereof in accordance with the terms thereof, (iii) neither the Company nor any of its Subsidiaries is in breach of, or default under, any such insurance policy and (iv) no written notice of cancelation or termination has been received with respect to any such insurance policy, other than in connection with ordinary renewals.

Section 4.21.    Environmental Matters.

(a)    Except as would not reasonably be expected to, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole:

(i)    (x) no Action, suit or proceeding is pending or, to the knowledge of the Company, threatened by any Governmental Authority or other Person, in each case that alleges that the Company or any of its Subsidiaries has violated or has any liability under any Environmental Law, and (y) neither the Company nor any of its Subsidiaries has any continuing obligations under any judgment, decree, injunction or order of any Governmental Authority resolving or settling any alleged violation of or liability under any Environmental Law;

(ii)    the Company and its Subsidiaries are and, since January 1, 2020, have been in compliance with all Environmental Laws, which compliance includes possessing and complying with all Permits required for their operations; and

(iii)    there has been no Environmental Release of, or exposure to, any Hazardous Substance on any real property now or, or to the knowledge of the Company, formerly owned or leased by (or otherwise resulting from the operations of) the Company or any of its Subsidiaries (or any of their predecessors), which such Environmental Release or exposure has resulted in any unresolved obligation to conduct any investigatory or remedial action under any Environmental Law or would otherwise reasonably be expected to result in liabilities or obligations to the Company or any of its Subsidiaries.

(b)    Notwithstanding anything herein to the contrary, the representations and warranties contained in this Section 4.21 are the sole and exclusive representations and warranties of the Company regarding matters arising solely under Environmental Laws.

Section 4.22.    Material Contracts.

(a)    Except for this Agreement, any Company Benefit Plans, any Contracts related solely to the Discontinued Businesses and the Contracts filed as exhibits to the Company SEC Documents that are available as of the date prior to the date of this Agreement, Section 4.22(a) of the Company Disclosure Letter contains a complete and correct list, as of the date of this Agreement, of each of the following Contracts to which the Company or any of its Subsidiaries is a party and which remains in effect:

(i)    each Contract that involves performance of services or delivery of goods, products or developmental, consulting or other services commitments by the Company or any of its Subsidiaries, and pursuant to which payments to the Company or any of its Subsidiaries of $6,500,000 or more were made in the Company’s fiscal year ended December 31, 2021, other than Contracts terminable by the Company or one of its Subsidiaries on no more than sixty (60) days’ notice or in connection with an annual renewal without liability, payment or ongoing obligation on the part of the Company or any of its Subsidiaries;

(ii)    each Contract that involves performance of services or delivery of goods, materials, supplies or equipment or developmental, consulting or other services commitments to the Company or any of its Subsidiaries, pursuant to which payments by the Company or any of its Subsidiaries of $1,600,000 or more were made in the Company’s fiscal year ended December 31, 2021, other than Contracts terminable by the Company or one of its Subsidiaries on no more than sixty (60) days’ notice or in connection with an annual renewal without liability, payment or ongoing obligation on the part of the Company or any of its Subsidiaries;

(iii)    each Contract that contains any provisions restricting the Company or any of its Subsidiaries from competing or engaging in any activity or line of business or with any Person or in any area or pursuant to which any benefit or right is required to be given or lost as a result of so competing or engaging or which, pursuant to its terms, could have such effect after the Closing solely as a result of the consummation of the Transactions, except for such restrictions that, individually or in the aggregate, are not material to the Company and its Subsidiaries, taken as a whole;

(iv)    each Contract that (A) grants any exclusive rights to any Third Party, including any exclusive license or supply or distribution agreement or other exclusive rights or which, pursuant to its terms, could have such effect after the Closing as a result of the consummation of the Transactions, (B) grants any rights of first refusal or rights of first negotiation with respect to any product, service or Company Intellectual Property, (C) contains any provision that requires the purchase of all or any portion of the Company’s or any of its Subsidiaries’ requirements from any Third Party or (D) grants “most favored nation” rights, except in the case of each of clauses (A), (B), (C) and (D) for such rights and provisions that, individually or in the aggregate, are not material to the Company and its Subsidiaries, taken as a whole;

(v)    each Contract pursuant to which the Company or any of its Subsidiaries is granting or is granted any license to Intellectual Property (other than nonexclusive licenses granted in the ordinary course of business), except for (A) Contracts with current and former employees, contractors, or consultants of the Company entered into in connection with their engagement by the Company or any of its Subsidiaries, (B) nondisclosure agreements, (C) licenses for open source software, (D) non-exclusive licenses to available commercial software and (E) any other agreements that, individually or in the aggregate, are not material to the Company and its Subsidiaries, taken as a whole;

(vi)    each Contract relating to indebtedness for borrowed money (whether incurred, assumed, guaranteed or secured by any asset), except any such agreement (A) with an aggregate available principal amount (whether or not such available principal amount is outstanding) not exceeding $5,000,000 or (B) between or among any of the Company and its Subsidiaries;

(vii)    each Contract under which the Company or any of its Subsidiaries has, directly or indirectly, made any loan, capital contribution to, or other investment in, any Person (except for the Company or any of its Subsidiaries), other than (A) extensions of credit in the ordinary course of business and (B) investments in marketable securities in the ordinary course of business;

(viii)    each Contract under which the Company or any of its Subsidiaries has any obligations (including indemnification obligations) which have not been satisfied or performed (other than confidentiality obligations) relating to the acquisition or disposition of all or any portion of any business or the assets or properties of any business (whether by merger, sale of shares, sale of assets or otherwise) for consideration in excess of $10,000,000, except for acquisitions or dispositions of inventory, properties and other assets in the ordinary course of business;

(ix)    each partnership, joint venture or other similar Contract or arrangement that is material to the Company and its Subsidiaries, taken as a whole;

(x)    each Contract between the Company or any of its Subsidiaries, on the one hand, and any current director or officer of the Company or any Person (or any of their Affiliates) beneficially owning five percent (5%) or more of the Company Stock or OpCo Units, on the other hand, except for any commercial Contracts entered into on arm’s length terms in the ordinary course of business and Benefit Plans;

(xi)    each Contract entered into in connection with the settlement or other resolution of any threatened or actual Action under which the Company or any of its Subsidiaries have any continuing or outstanding obligations, liabilities or restrictions that, individually or in the aggregate, are material to the Company and its Subsidiaries, taken as a whole;

(xii)    each distribution or partnership agreement relating to the Company and its Subsidiaries’ referral relationships that is material to the Company and its Subsidiaries, taken as a whole;

(xiii)    each Contract with a Governmental Authority under which the Company or any of its Subsidiaries received payments in excess of $2,000,000 in the Company’s fiscal year ended December 31, 2021, or is reasonably expected to result in such payments in the Company’s current fiscal year; and

(xiv)    each Contract that commits the Company or its Subsidiaries to enter into any Contracts of the types described in the foregoing clauses (i) through (xiii).

(b)    Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, as of the date of this Agreement, each Contract filed as an exhibit to the Company SEC Documents or required to be disclosed in Section 4.22(a) of the Company Disclosure Letter (each, a “Material Contract”) (unless it has terminated or expired (in each case according to its terms)) is in full force and effect and is a legal, valid and binding agreement of the Company or its Subsidiary, as the case may be, and, to the knowledge of the Company, of each other party thereto, enforceable against the Company or such Subsidiary, as the case may be, and, to the knowledge of the Company, against the other party or parties thereto, in each case, in accordance with its terms except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar Law affecting creditors’ rights generally and by general principles of equity. Neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any other party is in breach of or in default under any Material Contract, and no event has occurred that, with or without the lapse of time or the giving of notice or both, would constitute a default thereunder by the Company or any of its Subsidiaries party thereto, except for such breaches and defaults which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company has made available to Parent a true and correct copy of each Material Contract, including all amendments and supplements thereto.

Section 4.23.    Finders’ Fees. Except for Goldman Sachs & Co. LLC and Deutsche Bank Securities Inc., there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Affiliates who is entitled to any financial advisor’s, broker’s, finder’s or other similar fee or commission from the Company or any of its Affiliates in connection with the Transactions. On the date hereof, following the execution and delivery of this Agreement, the Company has made available to Parent a true, correct and complete copy of each of the engagement letters between the Company, on the one hand, and Goldman Sachs & Co. LLC or Deutsche Bank Securities Inc., on the other hand, relating to the Transactions.

Section 4.24.    Opinion of Financial Advisor. As of the date hereof, the board of directors of the Company (in such capacity) has received the separate opinions of each of Goldman Sachs & Co. LLC and Deutsche Bank Securities Inc., financial advisors to the Company, to the effect that, as of the date of such opinion and based upon and subject to the various qualifications, assumptions, limitations and other matters set forth therein, the Merger Consideration to be received pursuant to, and in accordance with, the terms of this Agreement by the holders of shares of Company Stock in the Merger is fair, from a financial point of view, to such holders (other than Parent, New Mountain Capital, L.L.C. and their respective Affiliates). A signed copy of each such opinion will be made available to Parent for information purposes only following the date of this Agreement (it being understood and agreed that each such opinion is for the benefit of the board of directors of the Company and may not be relied upon by Parent or Merger Subsidiary or any other Person).

Section 4.25.    Antitakeover Statutes. Assuming the representations and warranties in Section 5.07 are complete and correct, the board of directors of the Company has adopted all such resolutions, and the Company has taken all action, necessary to exempt this Agreement, the Transaction Documents, the Merger and the other Transactions contemplated hereby and thereby from any “business combination,” “fair price,” “moratorium,” “control share acquisition” or other anti-takeover provision set forth in Delaware Law or other Law (each, a “Takeover Statute”).

Section 4.26.    Information Systems, Privacy and Data Security. Except (i) as would not reasonably be expected to be material, individually or in the aggregate, to the Company or any of its Subsidiaries or (ii) as related solely to the Discontinued Businesses (except with respect to subsections (b) and (e)):

(a)    The Company, its Subsidiaries and, to the knowledge of the Company, the Affiliated Practices lawfully own(s), lease(s) or license(s) all Information Systems (the “Company Information Systems”) material to the conduct of the business of the Company and its Subsidiaries. To the knowledge of the Company, since January 1, 2020, there has been no failure, malfunction, crash, or other substandard performance of any such Information System (including any Proprietary Software) that has caused a material disruption to the Company or its Subsidiaries. The Company Information Systems (including the Proprietary Software) (i) are adequate for, and operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required in connection with, the operation of the business of the Company and its Subsidiaries, (ii) are free from material bugs, errors and other defects, and (iii) to the knowledge of the Company, do not contain any Malicious Code. The Company and its Subsidiaries maintain commercially reasonable anti-malware, anti-virus, backup, security, business continuity, and disaster recovery measures and technology.

(b)    The Company, its Subsidiaries and, to the knowledge of the Company, the Affiliated Practices are, and, since January 1, 2020, have been (including with respect to the Discontinued Businesses as they had been conducted), in compliance in all material respects with applicable Data Privacy/Security Requirements. To the knowledge of the Company, all vendors, processors, subcontractors and other Persons acting for or on behalf of the Company and its Subsidiaries in connection with the Processing of Personal Data or that otherwise have been authorized to have access to the Company Information Systems or the Personal Data in the possession or control of the Company or its Subsidiaries comply, and have since January 1, 2020, complied in all material respects with the Data Privacy/Security Requirements. To the knowledge of the Company, neither the negotiation nor consummation of the Transactions, nor any disclosure or transfer of information in connection therewith, will breach or otherwise cause any violation of any Data Privacy/Security Requirement or require the consent, waiver or authorization of, or declaration, filing or notification to, any Person under any such Data Privacy/Security Requirements.

(c)    Since January 1, 2020, the Company and its Subsidiaries have posted a privacy policy governing their collection and use of information and data in a clear and conspicuous location on applicable user-facing pages on each of their websites and mobile applications. Except as would not reasonably be expected to be material, individually or in the aggregate, to the Company, any of its Subsidiaries or any of the Affiliated Practices, no disclosure or representation made or contained in any such privacy policy has been inaccurate, misleading, deceptive or in violation of any applicable Laws (including by containing any material omission).

(d)    Since January 1, 2020, the Company, its Subsidiaries and, to the knowledge of the Company, the Affiliated Practices, as applicable, have implemented and maintain an information security program (the “Security Plan”) comprising administrative, physical and technical safeguards that are designed to protect the security, confidentiality, integrity and availability of the Personal Data Processed by the Company, its Subsidiaries and the Affiliated Practices and the Company Information Systems in a manner reasonably appropriate to the size and scope of the Company, its Subsidiaries and the Affiliated Practices and the Personal Data they Process from loss, damage, misuse or unauthorized use, access, modification, destruction, or disclosure, including cybersecurity and malicious insider risks. Except as set forth in Section 4.26(d) of the Company Disclosure Letter, the Security Plan conforms, and since January 1, 2020 has conformed, in all material respects, to the Data Privacy/Security Requirements and any public statements made by the Company or its Subsidiaries regarding the Security Plan.

(e)    Except as would not reasonably be expected to be material, individually or in the aggregate, to the Company, its Subsidiaries, to the knowledge of the Company, the Affiliated Practices, to the knowledge of the Company, their subcontractors (with respect to Personal Data Processed for or on behalf of the Company or any of its Subsidiaries) have not, since January 1, 2020, experienced any material Security Incident. There are no actions, suits or proceedings pending or, to the knowledge of the Company, overtly threatened since January 1, 2020 against the Company, its Subsidiaries (including with respect to the Discontinued Businesses), to the knowledge of the Company, the Affiliated Practices or, to the knowledge of the Company, their subcontractors (with respect to Personal Data Processed for or on behalf of the Company, any of its Subsidiaries or any of the Affiliated Practices), with respect to the Company’s, its Subsidiaries’, the Affiliated Practices’ or their subcontractors’ compliance with its privacy, security or data protection practices, including any violations of

Privacy Laws. Since January 1, 2020, the Company has not received any written or, to the knowledge of the Company, oral request to make available to the Secretary of the U.S. Department of Health & Human Services or any other Governmental Authority any of its internal practices, books and records relating to the Processing of Personal Data.

(f)    The Company, each of its Subsidiaries and, to the knowledge of the Company, each of the Affiliated Practices, as applicable, has executed (1) a “business associate contract” (as described in 45 C.F.R. §§ 164.502(e) and 164.504(e)) that complies in all material respects with HIPAA requirements for business associate contracts with each: (i) “business associate” (as defined at 45 C.F.R. § 160.103) of the Company, such Subsidiary or such Affiliated Practice, (ii) “subcontractor” (as defined at 45 C.F.R. § 160.103) of the Company, such Subsidiary or such Affiliated Practice, and (iii) “covered entity” (as defined at 45 C.F.R. § 160.103) for which the Company, such Subsidiary or such Affiliated Practice provides a function or service or performs an activity that renders the Company, such Subsidiary or such Affiliated Practice a “business associate” (as defined at 45 C.F.R. § 160.103) and (2) any other contract required to enable the Company, such Subsidiary or such Affiliated Practice to Process Personal Data. The Company and each of its Subsidiaries are, and have been, in material compliance with all such business associate contracts.

(g)    The Company, its Subsidiaries and, to the knowledge of the Company, the Affiliated Practices have all rights, authority, consents and authorizations necessary to receive, access, use, disclose and otherwise Process the Personal Data in their possession or under their control in connection with the operation of their business as presently conducted. The Company, its Subsidiaries and, to the knowledge of the Company, the Affiliated Practices have made all disclosures regarding, and obtained consent or authorization for, the Processing of Personal Data as required by the Data Privacy/Security Requirements and any privacy statement published by the Company, its Subsidiaries and the Affiliated Practices.

(h)    To the extent that the Company, any of its Subsidiaries or, to the knowledge of the Company, any of the Affiliated Practices (or any third party on its or their behalf) has de-identified, anonymized, or pseudonymized any Personal Data (the “De-Identified Data”): (i) the Personal Data has in all material respects been de-identified, anonymized, or pseudonymized in accordance with the requirements of all applicable Data Privacy/Security Requirements; and (ii) the Company, its Subsidiaries or, to the knowledge of the Company, the Affiliated Practices (or a third party on their behalf) has in all material respects obtained, or confirmed that others have obtained, any and all required consents, authorizations, permissions, licenses, and other approvals, or permitted waivers of the same, and has provided any and all required notifications, under the Data Privacy/Security Requirements to Process the Personal Data to create De-Identified Data and to Process the De-Identified Data for any lawful purpose.

ARTICLE 5

Representations and Warranties of Parent and Merger Subsidiary

Parent and Merger Subsidiary jointly and severally represent and warrant to the Company that, except as set forth in the Parent Disclosure Letter:

Section 5.01.    Corporate Existence and Power.

(a)    Each of Parent and Merger Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers and all governmental licenses, authorizations, Permits, consents and approvals required to carry on its business as currently conducted, except for those powers, licenses, authorizations, Permits, consents and approvals the absence of which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Since the date of its incorporation, Merger Subsidiary has not engaged in any activities other than in connection with or as contemplated by this Agreement. Parent owns beneficially and of record all of the outstanding capital stock of Merger Subsidiary.

(b)    Parent has heretofore made available to the Company complete and correct copies of the certificates of incorporation and bylaws of Parent and Merger Subsidiary as currently in effect.

Section 5.02.    Corporate Authorization. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the Transactions are within the corporate powers of Parent and Merger Subsidiary and, except for the required approval of Parent, as the sole stockholder of Merger Subsidiary, have been duly authorized by all necessary corporate action. Assuming due authorization, execution and delivery by the Company, this Agreement constitutes a valid and binding agreement of each of Parent and Merger Subsidiary, enforceable against each of Parent and Merger Subsidiary in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).

Section 5.03.    Governmental Authorization. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the Transactions require no action by or in respect of, or filing with, any Governmental Authority, other than (a) the filing of a certificate of merger with respect to the Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which Parent is qualified to do business, (b) compliance with any applicable requirements of the HSR Act, (c) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other applicable state or federal securities laws, (d) compliance with any applicable rules of the NYSE and (e) any actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.04.     Non-contravention. The execution, delivery and performance by Parent, and Merger Subsidiary of this Agreement, as applicable, and the consummation by Parent and Merger Subsidiary of the Transactions do not and will not (a) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of Parent or Merger Subsidiary, (b) assuming compliance with the matters referred to in Section 5.03, contravene, conflict with or result in a violation or breach of any provision of any Law or (c) assuming compliance with the matters referred to in Section 5.03, require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Parent or any of its Subsidiaries is entitled under any provision of any agreement or other instrument binding upon Parent or any of its Subsidiaries, with only such exceptions, in the case of each of clauses (b) through (c), as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.05.    Disclosure Documents. The information supplied by Parent or Merger Subsidiary for inclusion in the Proxy Statement and any amendments or supplements thereto, at the time of any distribution or dissemination thereof and at the time of the Company Stockholder Approval, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The representations and warranties contained in this Section 5.05 will not apply to statements or omissions included or incorporated by reference in the Proxy Statement based upon information supplied by the Company or any of its Representatives or advisors (in their capacities as such) specifically for use or incorporation by reference therein.

Section 5.06.    Litigation. As of the date of this Agreement, there are no actions pending or, to the knowledge of Parent and Merger Subsidiary, threatened against Parent, Merger Subsidiary or any of their respective Affiliates, other than any such action that would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the Merger by Parent or Merger Subsidiary, and none of Parent, Merger Subsidiary nor any of their respective Affiliates is a party to or subject to the provisions of any order which would reasonably be expected to prevent or materially delay the consummation of the Merger by Parent or Merger Subsidiary.

Section 5.07.    Ownership of Company Securities; Delaware Law Section 203. Parent and its Subsidiaries do not “own” (as defined in Section 203 of Delaware Law), or “beneficially own” (within the meaning of Regulation 13D promulgated under the 1934 Act), any shares of Company Stock, Company Securities or other securities of the Company or any options, warrants or other rights to acquire Company Stock, Company Securities or other securities of, or any other economic interest (through derivative securities or otherwise) in, the Company. Neither Parent nor any of its “affiliates” or “associates” (each as defined in Section 203 of Delaware Law) is, or has been at any time with the last three (3) years, an “interested stockholder” as defined in Section 203 of Delaware Law. Neither Parent nor any of its subsidiaries has taken, or authorized or permitted any its Representatives to take, any action that would cause Parent or any of its “affiliates” or “associates” (each as defined in Section 203 of Delaware Law) thereof to be deemed an “interested stockholder” as defined in Section 203 of Delaware Law or otherwise render Section 251 of Delaware Law inapplicable to the Merger.

Section 5.08.    Solvency. Neither of Parent and Merger Subsidiary is entering into the Transactions with the actual intent to hinder, delay or defraud either present or future creditors of the Company or any of its Subsidiaries. Assuming the accuracy of the representations and warranties set forth in Article 4, Parent and the Surviving Corporation will, after giving effect to all of the Transactions, including the Merger and the payment of the aggregate Merger Consideration, the payment of all other amounts required to be paid in connection with the consummation of the Transactions and the payment of all related fees and expenses, be Solvent at the Effective Time. As used in this Section 5.08, the term “Solvent” means, as of the Effective Time, (a) the sum of the assets, at a fair valuation, of Parent and Merger Subsidiary (and, after the Merger, the Surviving Corporation) (on a consolidated basis) will exceed their debts, (b) each of Parent and Merger Subsidiary (and, after the Merger, the Surviving Corporation) (on a consolidated basis) has not incurred debts beyond its ability to pay such debts as such debts mature, and (c) each of Parent and Merger Subsidiary (and, after the Merger, the Surviving Corporation) (on a consolidated basis) does not have unreasonably small capital with which to conduct its business.

Section 5.09.    No Vote of Parent Stockholders. No vote of the stockholders of Parent or the holders of any other securities of Parent (equity or otherwise) is required by any Law, the certificate of incorporation or bylaws or other equivalent organizational documents of Parent or the applicable rules of any exchange on which securities of Parent are traded, in order for Parent to consummate the Transactions. For purposes of this Section 5.09, “Parent” also includes the equity holders of, or parent company of, Parent.

Section 5.10.    Finders’ Fees. Except for BoA Securities, Inc., there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Parent, Merger Subsidiary or any of their respective Subsidiaries who is entitled to any fee or commission from Parent, Merger Subsidiary or any of their respective Affiliates in connection with the Transactions.

Section 5.11.    Sufficient Funds. As of the date of this Agreement Parent has, and as of the Closing Parent shall have, cash and other available funds in an amount sufficient to consummate the Merger and to satisfy Parent’s other financial obligations under this Agreement. The obligations of Parent and Merger Subsidiary hereunder are not subject to any condition with respect to Parent’s or Merger Subsidiary’s ability to obtain financing for the Merger.

Section 5.12.    Competing Business. None of Parent, Merger Subsidiary or any of their respective Affiliates derives or owns any interest in any Person that derives a portion of its revenues from a line of business in which the Company or its Subsidiaries operates that would reasonably be expected to have an adverse effect on the ability of Parent and Merger Subsidiary to consummate the Merger and the other Transactions in a timely manner in accordance with the terms of this Agreement.

Section 5.13.    National Security Matters. None of Parent, Merger Subsidiary or any of their respective Affiliates is a “foreign person” within the meaning of 31 C.F.R. § 800.244, and the Transactions are accordingly not “covered transactions” within the meaning of 31 C.F.R. § 800.213.

Section 5.14.    Non-Reliance. Each of Parent and Merger Subsidiary acknowledges that neither Parent nor Merger Subsidiary is relying or has relied on any representations or warranties whatsoever in connection with the Transactions, express or implied, except as set forth in Article 4 (or in the certificate delivered pursuant to Section 9.02(a)(iii)) or any other Transaction Document. The Company has made available to Parent and Merger Subsidiary, and may continue to make available, certain estimates, projections and other forecasts for the business of the Company and its Subsidiaries (other than the Discontinued Businesses) and certain plan and budget information. Each of Parent and Merger Subsidiary acknowledges that these estimates, projections, forecasts, plans and budgets and the assumptions on which they are based were prepared for specific purposes and may vary significantly from each other. Further, each of Parent and Merger Subsidiary acknowledges that there are uncertainties inherent in attempting to make such estimates, projections, forecasts, plans and budgets, that Parent and Merger Subsidiary are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts, plans and budgets so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans and budgets), and that, except as set forth in Article 4 (or in the certificate delivered pursuant to Section 9.02(a)(iii)) or any other Transaction Document, none of Parent or Merger Subsidiary is relying on any estimates, projections, forecasts, plans or budgets furnished by the Company, its Subsidiaries or their respective Affiliates and Representatives, and none of Parent or Merger Subsidiary shall, and shall cause its Affiliates and their respective Representatives not to, hold any such Person liable with respect thereto.

ARTICLE 6

Covenants of the Company

Section 6.01.    Conduct of the Company. During the period from the date of this Agreement until the earlier of the Effective Time and the valid termination of this Agreement pursuant to Section 10.01, except (i) for matters set forth in Section 6.01 of the Company Disclosure Letter, (ii) as required by the express terms of this Agreement and the other Transaction Documents (including, for the avoidance of doubt, the Redemptions set forth in Section 2.02(b)), (iii) as required by Law, (iv) for actions taken in good faith as COVID-19 Actions, unless otherwise prohibited by Section 6.01(a), Section 6.01(b), Section 6.01(e), Section 6.01(k) or Section 6.01(s), (v) for actions taken in connection with the issuance of shares of Class A Common Stock in exchange for, or redemption of, OpCo Units and Class B Common Stock pursuant to the terms of the OpCo LLC Agreement, (vi) for actions taken in connection with the discontinuation of the Discontinued Businesses; provided, however, that notwithstanding anything to the contrary herein, the Company shall not, directly or indirectly, take any action or cause any action to be taken that would result in the costs and expenses incurred in connection with the discontinuation of the Discontinued Businesses (inclusive of any costs and expenses incurred prior to the date hereof) exceeding, in the aggregate, the dollar amount set forth in Section 6.01 of the Company Disclosure Letter without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), (vii) for actions taken to effect the Pre-Closing Contribution, (viii) for payment of “Tax Distributions” under the OpCo LLC Agreement, (ix) for payments made under the Tax Receivable Agreement prior to the termination of the Tax Receivable Agreement at the Effective Time and (x) for actions taken with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), (x) the Company shall, and shall cause each of its Subsidiaries to, use reasonable best efforts to conduct its business in the ordinary course and (y) the Company shall not, nor shall it permit any of its Subsidiaries to:

(a)    (i) amend the Amended and Restated Certificate of Incorporation or Amended and Restated Bylaws, (ii) amend the OpCo LLC Agreement, or (iii) amend in any material respect the comparable organizational documents of any Subsidiary of the Company;

(b)    (i) split, combine, subdivide or reclassify any Company Securities or Company Subsidiary Securities, (ii) establish a record date for, declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock, property or otherwise) in respect of, or enter into or modify any Contract with respect to the voting of, any Company Securities or Company Subsidiary Securities, other than dividends and distributions

(x) by a direct or indirect wholly-owned Subsidiary of the Company to its parent or (y) by OpCo LLC to the Company, or (iii) redeem, repurchase or otherwise acquire or offer to redeem, repurchase or otherwise acquire any Company Securities or any Company Subsidiary Securities, other than (A) the acquisition by the Company of shares of Company Stock in connection with the surrender of shares of Company Stock by holders of Company Stock Options in order to pay the exercise price thereof, (B) the withholding of shares of Company Stock to satisfy Tax obligations with respect to awards granted pursuant to the Company Stock Plans, (C) the acquisition by the Company of Company RSUs in connection with the forfeiture of Company Awards and (D) as required by any Company Benefit Plan as in effect on the date of this Agreement;

(c)    issue, sell, grant or transfer any Company Securities or Company Subsidiary Securities, or amend awards granted under the Company Stock Plans, other than the issuance of (i) any shares of Company Stock upon the exercise of Company Stock Options or settlement of Company RSUs that are outstanding on the date of this Agreement or otherwise permitted to be granted pursuant to clause (iii) or clause (iv) below, (ii) the issuance of shares of Company Stock as required by any Company Benefit Plan as in effect on the date of this Agreement, (iii) awards that do not exceed the cap set forth on Section 6.01 of the Company Disclosure Letter for any single individual, granted under the Company Stock Plans in the ordinary course of business consistent with past practice in connection with new hires, which grants shall contain a vesting schedule and vesting terms that are consistent in all material respects with Company Stock Options or Company RSUs issued by the Company as of the date of this Agreement, (iv) awards granted under the Company Stock Plans in connection with promotions, retentions, and periodic performance reviews for employees other than the Specified Executives, and/or annual grant cycles, in each case, in the ordinary course of business consistent with past practice, which grants shall contain a vesting schedule and vesting terms that are consistent in all material respects with similar Company Stock Options or Company RSUs issued by the Company as of the date of this Agreement, with the exception that such awards will provide that upon a termination of employment by the Company without “cause” or by the applicable grantee for “good reason,” in each case, following the Effective Time (such terms to be defined consistently with current award agreements), acceleration of vesting shall be limited to the portion of the award that would have become vested during the twenty-four (24) month period following the date of the termination of such grantee’s employment); provided that for grants in accordance with this subclause (iv) for any individual employee, such grants do not exceed 14,000 shares of Company Stock, (v) any Company Subsidiary Securities to the Company or any other Subsidiary of the Company and (vi) any shares of Company Stock in exchange for OpCo Units in accordance with the terms of the OpCo LLC Agreement;

(d)    incur any capital expenditures or any obligations or liabilities in respect thereof, except for (i) those contemplated by the capital expenditure budget as set forth in Section 6.01(d) of the Company Disclosure Letter and (ii) any unbudgeted capital expenditures not to exceed $2,500,000 individually or $5,000,000 in the aggregate, in each case, for each fiscal quarterly period;

(e)    adopt a plan or agreement of, or resolutions providing for or authorizing, complete or partial liquidation, dissolution, restructuring, recapitalization, merger consolidation or other reorganization, each with respect to the Company or any of its Subsidiaries (other than the dissolution of any inactive Subsidiary of the Company);

(f)    acquire (by merger, amalgamation, plan of arrangement, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any businesses, or any assets or securities in connection with the acquisition of any portion of any businesses, if the aggregate amount of consideration paid or transferred by the Company and its Subsidiaries in connection therewith would exceed $10,000,000 for each fiscal quarterly period;

(g)    sell, lease, encumber, dispose of or otherwise transfer any of the Company’s or its Subsidiaries’ assets (other than a sale, lease or transfer from the Company or a wholly-owned Subsidiary of the Company to a wholly-owned Subsidiary of the Company), securities, properties, interests or businesses if the aggregate amount of consideration paid or transferred to the Company and its Subsidiaries would exceed $10,000,000 in connection therewith for each fiscal quarterly period, other than (i) pursuant to existing Contracts or commitments that have been disclosed in Section 6.01(g) of the Company Disclosure Letter or (ii) sales of Company products and services, inventory or used equipment in the ordinary course of business;

(h)    exclusively license, abandon, dedicate to the public, or contribute as open source software, any material Company Intellectual Property;

(i)    (i) incur, create, assume or otherwise become liable for any indebtedness for borrowed money or any material obligation of another Person, including by way of a guarantee or an issuance or sale of debt securities, or issue or sell options, warrants, calls or other rights to acquire any debt securities of the Company or any of its Subsidiaries, enter into any “keep well” or other Contract to maintain any financial statement or similar condition of another Person, or enter into any arrangement having the economic effect of any of the foregoing (other than (A) indebtedness in connection with the financing of ordinary course trade payables in the ordinary course of business, (B) accounts payable in the ordinary course of business or (C) indebtedness under the Credit Agreement in the amounts available thereunder as of the date hereof) or (ii) make any loans, advances, capital contributions to, or investments in, any other Person (other than (A) to the Company or any of its Subsidiaries in the ordinary course of business or (B) accounts receivable and extensions of credit in the ordinary course of business and advances of expenses to employees in the ordinary course of business);

(j)    except as required by the terms of any Company Benefit Plan as in effect on the date of this Agreement or as otherwise expressly permitted pursuant to this Section 6.01, or as otherwise required by Law, (i) enter into any employment, deferred compensation or other similar agreements (or, except as contemplated in this Agreement, any amendment to any such existing agreement) with any current or former directors, executive officers, employees or Service Providers, other than offer letters or independent contractor agreements (and related compensation arrangements set forth in such offer letters or independent contractor agreements) entered into in the ordinary course of business consistent with past practice with any newly hired directors, employees or Service Providers of the Company or any of its Subsidiaries who are neither executive officers nor entitled to earn an annual base salary or annual base fee that exceeds $300,000, (ii) hire any new employee entitled to earn an annual base salary that exceeds $300,000 to whom a written offer of employment has not previously been made prior to the date of this Agreement, (iii) terminate the employment of any Key Employee other than for “cause”, (iv) grant to any current or former director, officer or Key Employee entitled to earn over $300,000 in annual base compensation, any material increase in compensation, bonus or benefits, (v) grant any retention, severance, change in control, or transaction-based pay or benefits in addition to those pursuant to arrangements in effect on the date of this Agreement, (vi) loan or advance any money or other property (or forgive or waive any such loan or advance) to any current or former director, officer, employee or Service Provider of the Company or any of its Subsidiaries who in each case is entitled to earn an annual base salary or annual base fee that exceeds $300,000, (vii) announce or implement any reduction in force, mass layoff, early retirement program, severance program or other program or effort concerning the group termination of employees, or (viii) establish, adopt, or amend, other than is required by Law or in the ordinary course of business consistent with past practice, or enter into any Company Benefit Plan (other than entering into offer letters that contemplate “at will” employment, where permitted by Law, or employment agreements consistent with the Company’s practices in the applicable jurisdiction, or to substantially replicate any existing Company Benefit Plan in effect on the date of this Agreement in order to allow the continuation of the benefits provided thereunder under an Company Benefit Plan); provided, however, that none of the foregoing in this paragraph shall restrict the Company or any of its Subsidiaries from entering into or making available to newly hired employees, or to employees in the context of promotions and periodic performance reviews based on job performance or workplace requirements, Company Benefit Plans that have a value that is consistent with those provided to similarly situated employees or newly hired employees or past practice;

(k)    adopt, enter into, engage in negotiations for, terminate or materially amend any collective bargaining agreement, works council or other similar agreement with an employee representative body;

(l)    make any change in any financial accounting principles, methods or practices, in each case except for any such change required by GAAP or Law, including Regulation S-X under the 1934 Act;

(m)    except as required by Law, change or amend, in a manner that would reasonably be expected to be materially adverse to the Company or any of its Subsidiaries, any data privacy or information security practices;

(n)    make change or revoke any material Tax election, amend any income or other material Tax Return, change any material Tax accounting period, adopt or change any material method of Tax accounting, settle or compromise any proceeding relating to material Taxes, agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of Taxes, enter into any “closing agreement” described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Law), voluntarily apply for any Tax ruling from any Taxing Authority or voluntarily surrender any right to claim a refund of a material amount of Taxes;

(o)    compromise or settle (or agree to do any of the preceding with respect to) any threatened or actual Action, claim or demand, where such compromise or settlement involves payment by the Company or any of its Subsidiaries in excess of $500,000 individually, or $1,500,000 in the aggregate (in each case, net of any insurance coverage), other than as required by their terms as in effect on the date of this Agreement; provided that no such compromise or settlement involves material non-monetary relief or any admissions or liability or responsibility;

(p)    enter into or modify any Contract (other than to the extent permitted pursuant to Section 6.01(c) or Section 6.01(j) above) between the Company or any of its Subsidiaries, on the one hand, and any current director or officer of the Company or any Person (or any of their Affiliates) beneficially owning five percent (5%) or more of the Company Stock or OpCo Units, on the other hand;

(q)    enter into any new line of business outside its existing business as of the date of this Agreement that would be material to the Company and its Subsidiaries, taken as a whole;

(r)    enter into or adopt any “poison pill” or similar stockholder rights plan;

(s)    amend or modify in any material respect, waive any material rights under, terminate (other than any termination in accordance with the terms of an existing Material Contract or Material Real Property Lease that occurs automatically or any termination as a result of a counterparty’s material breach), replace or release, settle or compromise any material claim, liability or obligation under any Material Contract or Material Real Property Lease; or

(t)    agree, authorize or commit to do any of the foregoing.

For the avoidance of doubt, if any action taken or refrained from being taken by the Company or any of its Subsidiaries is permitted or addressed by one sentence or subsection of this Section 6.01 and not prohibited thereunder, the taking or refraining from being taken of such action by the Company or any of its Subsidiaries shall be deemed not to be in violation of any other sentence or subsection of this Section 6.01.

Section 6.02.    Company Stockholder Meeting. The Company shall take all actions necessary or desirable to cause a meeting of its stockholders (the “Company Stockholder Meeting”) to be duly called and held within thirty-five (35) days following clearance of the Proxy Statement by the SEC for the purpose of voting on the approval and adoption of this Agreement, the Merger and the other Transactions. The Company will conduct a “broker search” in accordance with Rule 14a-13(a)(1) of the 1934 Act and establish a record date for the Company Stockholder Meeting in a manner to enable the record date for the Company Stockholder Meeting to be set so that such Company Stockholder Meeting will be duly called and held within the time frame set forth above. Notwithstanding the immediately preceding sentences, the Company may adjourn or postpone the Company Stockholder Meeting (a) after consultation with Parent, to the extent necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to the Company’s stockholders within a reasonable amount of time in advance of the Company Stockholder Meeting, (b) as otherwise required by Law,

(c) if as of the time for which the Company Stockholder Meeting is scheduled as set forth in the Proxy Statement, there are insufficient shares of Company Stock represented (in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholder Meeting or (d) if there are insufficient proxies in favor of adoption of this Agreement or to otherwise obtain the Company Stockholder Approval; provided that, notwithstanding the foregoing, in no event shall the Company Stockholder Meeting be postponed or adjourned by more than twenty (20) days in the aggregate. Unless there has been an Adverse Recommendation Change, the board of directors of the Company shall (i) recommend approval and adoption of this Agreement, the Merger and the other Transactions by the Company’s stockholders, (ii) use its reasonable best efforts to obtain the Company Stockholder Approval and (iii) otherwise comply in all material respects with all legal requirements applicable to such meeting. The Company shall keep Parent informed with respect to proxy solicitation results as reasonably requested by Parent and shall provide such information and reasonable cooperation as Parent may reasonably request in connection therewith. Notwithstanding anything to the contrary in this Agreement, unless this Agreement is terminated in accordance with its terms, the Company shall remain obligated to provide the information and cooperation described in the immediately preceding sentence and duly call, give notice of, convene and hold the Company Stockholder Meeting and mail the Proxy Statement (and any amendment or supplement thereto that maybe required by Law) to the Company’s stockholders in accordance with Section 8.02 and this Section 6.02, notwithstanding any Adverse Recommendation Change.

Section 6.03.    Acquisition Proposals.

(a)    The Company shall, and shall cause its Subsidiaries and their respective directors and officers to, and shall direct their other respective Representatives involved in the Transactions to, promptly cease any solicitations, discussions and negotiations with any Person (other than Parent and Parent’s Representatives) with respect to any Acquisition Proposal or potential Acquisition Proposal and promptly terminate access granted to any Person or its Representatives (other than Parent and Parent’s Representatives) to any non-public information of the Company or its Subsidiaries within the control of the Company or its Subsidiaries or electronic data room maintained by the Company or its Subsidiaries with respect to the Transactions or an Acquisition Proposal and request that all non-public information previously provided be returned or destroyed in accordance with the applicable confidentiality agreement. Subject to Section 6.03(b), during the period commencing with the execution and delivery of this Agreement and continuing until the earlier of (x) the valid termination of this Agreement or (y) the Effective Time, neither the Company nor any of its Subsidiaries shall, and the Company shall instruct its and its Subsidiaries’ Representatives involved in the Transactions not to, directly or indirectly: (i) initiate, solicit, knowingly induce, knowingly facilitate, or knowingly encourage the submission of any Acquisition Proposal or any inquiries that could reasonably be expected to result in an Acquisition Proposal (including by way of furnishing non-public information), (ii) enter into or participate in any discussions or negotiations with any Third Party for the purpose of facilitating, inducing or encouraging an Acquisition Proposal, (iii) provide any material non-public information relating to the Company or any of its Subsidiaries to any Person (other than Parent, Merger Subsidiary, or any designees of Parent or Merger Subsidiary) for the purpose of facilitating, inducing or encouraging an Acquisition Proposal or (iv) enter into any agreement with respect to an Acquisition Proposal. At any time prior to obtaining the Company Stockholder Approval, if the Company or any of the Representatives of the Company or its Subsidiaries has received a written Acquisition Proposal from any Third Party that did not result from a breach in any material respect of this Section 6.03, the Company and its Representatives may contact the Third Party making such Acquisition Proposal to clarify the terms and conditions of such Acquisition Proposal or inform such Person of the existence of the provisions of this Section 6.03.

(b)    Notwithstanding anything to the contrary contained in this Agreement, if at any time following the execution and delivery of this Agreement and prior to the time at which the Company Stockholder Approval is obtained, (i) if the Company or its Representatives has received an Acquisition Proposal that did not result from a breach in any material respect of this Section 6.03 and (ii) the board of directors of the Company determines in good faith, after consultation with its financial advisor and outside legal counsel, that such Acquisition Proposal constitutes or is reasonably likely to lead to or result in a Superior Proposal and the failure to take the following actions would reasonably be expected to be inconsistent with its fiduciary duties pursuant to Delaware Law, then the Company may (A) furnish information with respect to the Company and its Subsidiaries to the Person making such Acquisition Proposal and its Representatives and (B) engage or participate in discussions or negotiations with such Person and its Representatives regarding such Acquisition Proposal; provided, that (1) the Company shall not, and shall instruct its Representatives not to, disclose any non-public information to such Person unless the Company has entered into, or first enters into, a confidentiality agreement with such Person with terms governing confidentiality and related provisions that are no less favorable to the Company in any material respect than those contained in the Confidentiality Agreement; provided, that such confidentiality agreement may contain a less restrictive or no standstill restriction, in which case the Confidentiality Agreement shall be deemed to be amended to contain only such less restrictive provision, or to omit such provision, as applicable, and (2) the Company shall provide or make available to Parent promptly (and in any event within twenty-four (24) hours) any non-public information concerning the Company or its Subsidiaries provided or made available to such other Person that was not previously provided or made available to Parent and Merger Subsidiary.

(c)    From and after the date of this Agreement, and subject to any confidentiality restrictions in effect on the date of this Agreement, the Company shall promptly (within twenty-four (24) hours of any Acquisition Proposal received in writing and within forty-eight (48) hours of any Acquisition Proposal received verbally) notify Parent of the receipt by the Company of any Acquisition Proposal and shall, with any such written notice to Parent, include copies of any written materials relating to such Acquisition Proposal (including materials provided by the Company in response thereto) and indicate the identity of the Person making such Acquisition Proposal and the material terms and conditions of such Acquisition Proposal and thereafter shall promptly (within twenty-four (24) hours) keep Parent reasonably informed on a reasonably current basis of any material change to the terms of any such Acquisition Proposal, including by providing a copy of all additional material written documentation relating thereto. The Company shall not, and shall cause its Subsidiaries not to, enter into any agreement with any Person subsequent to the date of this Agreement which prohibits the Company from providing any information to Parent in accordance with this Section 6.03.

(d)    The board of directors of the Company and each committee thereof shall not, subject to the terms and conditions of this Agreement, (i) cause or permit the Company or any of its Subsidiaries to enter into any acquisition agreement, merger agreement, or similar definitive agreement (other than a confidentiality agreement referred to and entered into in compliance with Section 6.03(b)) relating to any Acquisition Proposal (an “Alternative Acquisition Agreement”) or (ii) make an Adverse Recommendation Change; provided that, for the avoidance of doubt, (x) any determination or action by the board of directors of the Company to the extent permitted by Section 6.03(b) or Section 6.03(e) shall not be, and shall not be deemed to be, in and of itself, a breach or violation of this Section 6.03(d), or, in the case of Section 6.03(e), unless an Adverse Recommendation Change has occurred, give Parent a right to terminate this Agreement pursuant to Section 10.01 and (y) none of (1) the private determination by the board of directors of the Company that an Acquisition Proposal constitutes a Superior Proposal, (2) the disclosure by the Company of such determination, so long as such disclosure also states that no Adverse Recommendation Change or termination of this Agreement shall occur until the expiration of the applicable Match Period contemplated by Section 6.03(e) has occurred and promptly after the end of such Match Period the Company shall either (x) issue a public press release stating that the prior Acquisition Proposal no longer constitutes a Superior Proposal or (y) make an Adverse Recommendation Change or terminate this Agreement pursuant to Section 10.01 or (3) the delivery by the Company to Parent, Merger Subsidiary or their respective Representatives of any notices required by this Section 6.03, shall constitute an Adverse Recommendation Change.

(e)    Notwithstanding anything to the contrary contained in this Agreement, at any time prior to receipt of the Company Stockholder Approval:

(i)    the Company may (1) terminate this Agreement to enter into an Alternative Acquisition Agreement or (2) make an Adverse Recommendation Change if (A) the Company receives an Acquisition Proposal that did not result from a breach in any material respect of this Section 6.03 and the board of directors of the Company determines in good faith, after consultation with its financial advisors and outside legal counsel that (x) such Acquisition Proposal constitutes a Superior Proposal and (y) the failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties under Delaware Law; (B) the Company provides Parent four (4) Business Days’ prior written notice of its intention to take such action, which notice shall include the information with respect to such Superior Proposal that is specified in Section 6.03(c) (it being understood that each time any material revision or amendment to the terms of the Acquisition Proposal determined to be a Superior Proposal is made, including any revision or amendment to the financial terms, written notice to Parent shall be required and the four (4)-Business Day period shall be extended for an additional two (2) Business Days after notification of such change in accordance with Section 6.03(c) and this Section 6.03(e) to Parent); (C) during the applicable period described in clause (B) (the “Takeover Notice Period”), the Company considers and discusses with Parent in good faith any adjustments or modifications to the terms of this Agreement proposed by Parent; and (D) at the end of the Takeover Notice Period, the board of directors of the Company again makes the determination in good faith, after consultation with its outside legal counsel and financial advisors (and after taking into account any adjustments or modifications proposed by Parent during the Takeover Notice Period), that the Acquisition Proposal continues to be a Superior Proposal; provided, that it is understood and agreed that the actions of the board of directors of the Company in making such determination, providing such notice and notice shall not in itself constitute an Adverse Recommendation Change or a basis for Parent to terminate this Agreement;

(ii)    the board of directors of the Company may make an Adverse Recommendation Change pursuant to clause (a) of the definition thereof in the absence of an Acquisition Proposal in response to an Intervening Event if (A) the Company provides Parent four (4) Business Days’ prior written notice of its intention to take such action, which notice shall identify and include all material information with respect to such Intervening Event and a description of the board of directors of the Company’s rationale for such action, (B) during such four (4)-Business Day period described in clause (A) (together with the Takeover Notice Period, the “Match Period”), the Company considers and discusses in good faith with Parent any adjustments or modifications to the terms of this Agreement proposed by Parent and (C) at the end of the four (4)-Business Day period described in clause (A), the board of directors of the Company determines in good faith after consultation with its financial advisors and outside legal counsel (after taking into account any adjustments or modifications to the terms of this Agreement proposed by Parent during the period described in clause (A)) that the failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties under Delaware Law.

(f)    Nothing contained in this Agreement shall prohibit the board of directors of the Company from (1) complying with its disclosure obligations under Law or applicable rules of the NYSE, including taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, (2) making any “stop-look-and-listen” communication to stockholders of the Company or (3) making any public statement if the board of directors of the Company determines that the failure to make such statement would reasonably be expected to be inconsistent with Law or its fiduciary duties; provided, that any such disclosure that constitutes or contains an Adverse Recommendation Change shall be subject to the provisions of Section 6.03(d), it being understood that a disclosure that constitutes only a “stop-look-and-listen” statement or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act shall not be deemed to be an Adverse Recommendation Change if it reaffirms the Company Board Recommendation. For the avoidance of doubt, a public statement that describes the Company’s receipt of an Acquisition Proposal, that the board of directors of the Company is considering the Acquisition Proposal, that no position has been taken by the board of directors of the Company as to the advisability or desirability of such Acquisition Proposal and the operation of this Agreement with respect thereto will not be deemed an Adverse Recommendation Change.

Section 6.04.    Access to Information.

(a)    From the date of this Agreement until the earlier of the valid termination of this Agreement or the Effective Time and subject to Law (including COVID-19 Actions) and the Confidentiality Agreement, the Company shall during normal business hours and upon reasonable prior written notice, and solely for purposes of furthering the Merger or integration planning relating thereto, (a) give to Parent, its counsel, financial advisors, auditors and other authorized Representatives reasonable access during normal business hours to the officers, employees, offices, properties, Contracts, books and records of the Company and its Subsidiaries and (b) instruct its and their employees, counsel, financial advisors, auditors and other authorized Representatives to reasonably cooperate with Parent in such access; provided, however, that (i) the foregoing shall not require the Company or any of its Subsidiaries to permit access to (A) any information that would give rise to the waiver of any attorney-client privilege or other privilege or trade secret protection or the work product doctrine (provided that the Company shall use reasonable efforts to provide any such information pursuant to a common interest agreement or in any other alternative fashion that would not reasonably be expected to result in the waiver of any applicable protection or privilege), (B) any information that in the good faith reasonable opinion of the Company would violate any Law, (C) such documents or information that are reasonably pertinent to any pending litigation, suit, action or proceeding between the Company and its Affiliates, on the one hand, and Parent and its Affiliates, on the other hand (provided that the foregoing clause shall not restrict any Person’s rights to seek discovery pursuant to Law), (D) subject to, and without limiting, the requirements of Section 6.03 and Section 8.02, any information related to the negotiation and execution of this Agreement or to transactions potentially competing with or alternative to the Transactions or proposals from other third parties relating to any competing or alternative transactions (including Acquisition Proposals) and the actions of the board of directors of the Company (or any committee thereof) with respect to any of the foregoing, whether prior to or after execution of this Agreement, or (E) subject to, and without limiting, the requirements of Section 6.03, any information related to an Adverse Recommendation Change or the actions of the board of directors of the Company (or any committee thereof) with respect thereto, (ii) any such investigation shall be conducted under reasonable supervision of appropriate personnel of the Company and in such a manner as not to unreasonably interfere with the normal business or operations of the Company or its Subsidiaries or otherwise result in any unreasonable burden with respect to the prompt and timely discharge by employees of the Company or its Subsidiaries of their normal duties and Parent shall use its commercially reasonable efforts to minimize to the extent reasonably practicable any disruption to the businesses of the Company that may result from any such requests for access and (iii) any access to the properties of the Company and its Subsidiaries will be subject to the Company’s reasonable security measures, policies and insurance requirements and will not include the right to sample soil, sediment, groundwater, surface water, air or building materials or conduct any other intrusive environmental sampling or testing. For the avoidance of doubt, nothing in this Section 6.04 will be construed to require the Company, any of its Subsidiaries or any of their respective Representatives to prepare any reports, analyses, appraisals, opinions or other information that create an unreasonable burden on the employees of the Company or its Subsidiaries. In addition, the Company, its Subsidiaries and Parent shall cooperate in good faith to arrange for, as reasonably agreed by Parent and the Company, communication strategies for, and joint meetings of the Company and Parent with, the Company’s customers, suppliers, and employees; provided, that such meetings do not unreasonably interfere with the operations of the Company and its Subsidiaries and comply with Law. The Company may, as it deems advisable and necessary, reasonably designate commercially sensitive material provided to the other as “Outside Counsel Only Material” or with similar restrictions, and such materials and the information contained therein shall be given only to the outside counsel of the recipient, or otherwise as the restriction indicates, and be subject to any additional confidentiality or joint defense agreement between the parties. Notwithstanding anything to the contrary herein, with the consent of Parent (which shall not be unreasonably withheld), the Company may satisfy its obligations set forth above by electronic means if physical access is not reasonably feasible or would not be permitted under Law (including as a result of any COVID-19 Actions).

(b)    From the date of this Agreement until the earlier of the valid termination of this Agreement or the Effective Time, the Company shall, upon Parent’s reasonable request, provide Parent with (i) quarterly financial reporting (including, without limitation, any management accounts) promptly following the delivery of such quarterly financial reporting to the board of directors of the Company and (ii) any information reasonably requested by Parent regarding the status of any litigation or other Action commenced or, to the Company’s knowledge, threatened to be commenced against the Company or any of its Subsidiaries related thereto.

(c)    From the date of this Agreement until the earlier of the valid termination of this Agreement or the Effective Time, the Company shall use reasonable best efforts to provide Parent advance notice and a draft copy of, to the extent reasonably possible, prior to filing with or furnishing to the SEC, any reports, schedules, forms, statements, prospectuses, registration statements or other documents.

Section 6.05.     Treatment of Credit Agreement Debt. The Company shall use its reasonable best efforts to, and shall cause its Subsidiaries to use their reasonable best efforts to, deliver all notices and take all other actions that are required to facilitate in accordance with the terms thereof the termination of all commitments outstanding under the Credit Agreement, the repayment in full by Parent (or the Company, only as of or after the Effective Time and only to the extent cash on hand is available for such purpose) of all obligations outstanding thereunder, the release of all liens securing such obligations, and the release of all guarantees provided in connection therewith, in each case, as of the Effective Time (collectively, the “Credit Agreement Termination”). In furtherance of the foregoing, the Company shall use its reasonable best efforts to, and shall cause its Subsidiaries to use their reasonable best efforts to, (x) obtain a draft payoff letter for the Credit Agreement in form and substance reasonably satisfactory to Parent no less than three (3) Business Days prior to the Closing Date and (y) obtain an executed payoff letter for the Credit Agreement no less than one (1) Business Day prior to the Closing Date, which payoff letter shall (a) include the payoff amount in reasonable detail, including principal, interest, fees and the amount required to cash collateralize (or, if applicable, backstop) any letters of credit that will remain outstanding after the Effective Time and (b) provide for, upon receipt of such payoff amount, the termination of all commitments outstanding under the Credit Agreement, the repayment in full of all obligations outstanding thereunder (other than those obligations that customarily survive the termination thereof), the automatic release of all liens securing such obligations, and the release of all guarantees provided in connection therewith. Notwithstanding anything herein to the contrary, in no event shall this Section 6.05 require the Company or any of its Subsidiaries to cause the Credit Agreement Termination to be effective unless and until the Effective Time has occurred.

Section 6.06.    Stock Exchange De-listing. Prior to the Effective Time, the Company shall cooperate with Parent and use reasonable efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper, or advisable on its part under Laws and rules and policies of the NYSE to enable the de-listing by the Company of the shares of Company Stock from the NYSE as promptly as practicable after the Effective Time and the de-registration of the shares of Company Stock under the 1934 Act as promptly as practicable after such de-listing.

ARTICLE 7

Covenants of Parent and Merger Subsidiary

Section 7.01.    Obligations of Merger Subsidiary. Parent (including in its capacity as the sole stockholder of Merger Subsidiary) shall take all action necessary to cause Merger Subsidiary to perform its obligations under this Agreement and to consummate the Merger on the terms and subject to the conditions set forth in this Agreement.

Section 7.02.    Parent Owned Shares. Parent shall vote or cause to be voted all shares of Company Stock beneficially owned by it or any of its Affiliates in favor of approval of this Agreement at the Company Stockholder Meeting.

Section 7.03.    Indemnification and Insurance. Parent shall cause the Surviving Corporation, and the Surviving Corporation hereby agrees, to do the following:

(a)    honor all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time and rights to advancement of expenses relating thereto now existing in favor of any Person who is or prior to the Effective Time becomes, or has been at any time prior to the date of this Agreement, a present or former director, manager or officer (or as a fiduciary with respect to an employee benefit plan) of the Company, any of its Subsidiaries or any of their respective predecessors (each, an “Indemnified Person”) as provided in the Amended and Restated Certificate of Incorporation of the Company, the Amended and Restated Bylaws of the Company, the organizational documents of any Subsidiary of the Company or any indemnification agreement or other agreement containing any indemnification provisions set forth on Section 7.03 of the Company Disclosure Letter (so long as the Company has provided Parent with copies of such indemnification agreement or other agreement containing any indemnification provisions at least two (2) Business Days prior to the date hereof). Such obligations shall survive the Merger and shall not be amended, repealed or otherwise modified in any manner that would adversely affect any right to indemnification, exculpation or advancement of expenses thereunder of any such Indemnified Person.

(b)    Prior to the Effective Time, the Company shall, or if the Company is unable to, Parent shall cause the Surviving Corporation as of the Effective Time to, obtain and fully pay the premium for the non-cancellable extension of the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies and the Company’s existing fiduciary liability insurance policies, in each case for a claims reporting or discovery period of at least six (6) years from and after the Effective Time with respect to any claim related to any period of time at or prior to the Effective Time (including claims with respect to the adoption of this Agreement and the consummation of the Transactions) with terms, conditions, retentions and limits of liability that are no less favorable in any material respect than the coverage provided under the Company’s existing policies; provided, that the Company shall give Parent a reasonable opportunity to participate in the selection of such “tail” insurance policy and the Company shall give good faith consideration to any comments made by Parent with respect thereto; and provided, further, that the premium payable for such “tail” insurance policy shall not exceed 300% of the amount per annum the Company paid in its last full fiscal year and if the cost for such “tail” insurance policy exceeds such maximum amount, then the Company or the Surviving Corporation shall obtain a policy with the greatest coverage available for a cost not exceeding such maximum amount.

(c)    If Parent or the Surviving Corporation (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its property and assets to any Person, then, and in each such case, proper provision shall be made so that the applicable successor, assign or transferee shall assume the obligations set forth in this Section 7.03 (including this Section 7.03(c)).

(d)    The rights of each Indemnified Person under this Section 7.03 shall be in addition to any rights such Person may have under the governing and organizational documents of the Company or any of its Subsidiaries, under Delaware Law or any other Law, under any agreement of any Indemnified Person with the Company or any of its Subsidiaries or otherwise. These rights shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Person. The obligations of Parent and the Surviving Corporation under this Section 7.03 shall not be terminated or modified in such a manner as to adversely affect the rights of any Indemnified Person without the consent of such Indemnified Person.

Section 7.04.    Employee Matters.

(a)    With respect to each employee of the Company or its Subsidiaries who is employed by the Company or any of its Subsidiaries as of immediately prior to the Effective Time and continues as an employee of the Surviving Corporation or its Subsidiaries (“Company Employees”), for a period of twelve (12) months following the Closing (or, if earlier, the termination of the applicable Company Employee’s employment with

Parent, the Surviving Corporation and their Affiliates) (the “Continuation Period”), Parent shall, or shall cause one of Parent’s Subsidiaries, including the Surviving Corporation to, provide (i) a base salary or wage level, target cash bonus opportunity, and target equity incentive opportunity, as set forth on Section 4.18 of the Company Disclosure Letter, to such Company Employee that, in each case, is not less favorable than the base salary or wage level, target cash bonus opportunity, and target equity incentive opportunity, as set forth on Section 4.18 of the Company Disclosure Letter, provided to the Company Employee immediately prior to the Effective Time and (ii) employee benefits (excluding equity-based compensation, defined benefit pension plan benefits, change in control, retention or severance benefits or awards or any similar compensation or benefit) that are substantially comparable, in the aggregate, to the benefits (excluding equity-based compensation, defined benefit pension plan benefits, change in control, retention or severance benefits or awards or any similar compensation or benefit) provided to such Company Employee under the Company Benefit Plans immediately prior to the Effective Time. Parent agrees that for a period of twenty-four (24) months following the Closing, the failure or refusal by any Company Employee, other than the Specified Executives, to enter into a restrictive covenant agreement with Parent or its Subsidiaries (including the Surviving Corporation), whether as a condition to continued employment or otherwise, shall not constitute a basis for terminating such Company Employee for “cause” with respect to any determination relating to a Rollover RSU or Rollover Stock Option.

(b)    For a period of twenty-four (24) months following the Closing, Parent shall, or shall cause the Surviving Corporation to, provide to each Company Employee who is a Key Employee who experiences a Change in Control Termination (as such term is defined in the Executive Severance Plan) severance payments and benefits no less favorable than those that would have been provided to such Key Employee under the Executive Severance Plan.

(c)    If the Effective Time occurs prior to the payment of the Company’s annual bonuses with respect to the 2022 calendar year, Parent shall, or shall cause its Subsidiaries, including the Surviving Corporation to, pay to each Company Employee who participates in the Company’s Annual Cash Incentive Plan and the Signify Health Leadership Plan a bonus, calculated based on the greater of target performance and actual performance achieved, at the same time and in the same manner as bonuses are normally paid in the ordinary course of business in calendar year 2023 (and subject to any normal conditions, including continued employment).

(d)    With respect to any employee benefit plan maintained by Parent or any of its Subsidiaries, including the Surviving Corporation, including any vacation, paid time-off and severance plans (the “Parent Plans”), for vesting, eligibility and level of benefits purposes only (and not for any accrual purposes), each Company Employee’s service with the Company or any of its Subsidiaries prior to the Effective Time (as well as service with any predecessor employer of the Company or any such Subsidiary, to the extent service with the such predecessor employer is recognized by the Company or such Subsidiary under the comparable Company Benefit Plans) shall be treated as service with Parent, the Surviving Corporation or their Affiliates, as applicable; provided, however, that such service need not be recognized to the extent that such recognition would result in any duplication of benefits.

(e)    With respect to any Parent Plan in which any Company Employee first becomes eligible to participate upon or after the Effective Time, Parent shall (i) waive, or shall cause its Subsidiaries, including the Surviving Corporation to waive, any pre-existing condition limitations, exclusions, waiting periods or similar limitations with respect to participation and coverage requirements applicable to such Company Employee (and his or her eligible dependents) under any Parent Plan that is a health and welfare plan and (ii) if applicable, in any Parent Plan that is a health and welfare plan in which any Company Employees participates, recognize or credit, or shall cause its Subsidiaries, including the Surviving Corporation, to recognize or credit, in the manner determined by Parent in its discretion, including through adjustments to health savings accounts, deductibles or out of pocket expenses incurred by such Company Employee (and his or her eligible dependents) under the comparable Company Benefit Plan during the portion of the year in which the Effective Time occurs prior to their participation in Parent’s health plans with the objective that there be no double counting during the year in which the Effective Time occurs of such deductibles or out of pocket expenses.

(f)    Prior to the Effective Time, if requested by Parent in writing no later than fifteen (15) days prior to the Effective Time, the Company shall not less than five (5) days prior to the Closing, to the extent permitted by Law, cause the Company’s 401(k) Plan (the “Company 401(k) Plan”) to be terminated effective immediately prior to the Effective Time. In the event that Parent requests that the Company 401(k) Plan be terminated, the Company shall provide Parent with evidence that the Company 401(k) Plan has been terminated (the form and substance of which shall be subject to review and approval by Parent) not later than seven (7) days preceding the Effective Time. If Parent requests the Company to terminate the Company 401(k) Plan as described above, prior to the Effective Time and thereafter (as applicable), the Company and Parent shall take any and all actions as may be required, including amendments to the Company 401(k) Plan and/or the tax-qualified defined contribution retirement plan designated by Parent (the “Parent 401(k) Plan”) to permit each Company Employee who is eligible to participate in the Company 401(k) plan immediately prior to the Effective Time (i) to participate in the Parent 401(k) Plan effective as soon as possible after the Effective Time, but in no case later than the first day of the month following the Effective Time, and (ii) to make rollover contributions of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code, including of loans) in the form of cash, notes (in the case of loans) or a combination thereof, in an amount equal to the account balance distributed or distributable to such continuing employee from the Company 401(k) Plan to the Parent 401(k) Plan, provided that all such rollovers are in a single plan to plan transfer.

(g)    The parties hereto acknowledge and agree that all provisions contained in this Section 7.04 with respect to Company Employees are included for the sole benefit of the respective parties and shall not create any right (i) in any other Person, including any employee, officer, independent contractor, former employee or any participant or any beneficiary thereof in any Company Benefit Plan or Parent Plan, or (ii) to continued employment with the Company, Parent, Surviving Corporation, or any of their Subsidiaries. After the Effective Time, nothing contained in this Section 7.04 is intended to be or shall be considered to be an amendment or adoption of any plan, program, agreement, arrangement or policy of Parent or Surviving Corporation nor shall it interfere with Parent’s, or any of its Subsidiaries’, right to amend, modify or terminate any Company Benefit Plan or to terminate the employment of any employee of Parent or its Subsidiaries for any reason.

Section 7.05.    No Impeding Actions. Each of Parent and Merger Subsidiary agrees that, from the date of this Agreement to the Effective Time, it shall not, and it shall cause its Subsidiaries not to: (a) take any action that is intended to or would reasonably be likely to result in any of the conditions to consummating the Merger becoming incapable of being satisfied or (b) take any action or fail to take any action which would, or would be reasonably likely to, individually or in the aggregate, prevent, materially delay or otherwise materially impede the ability of Parent or Merger Subsidiary to consummate the Merger or the other transactions contemplated under this Agreement. The Company agrees that, from the date of this Agreement to the Effective Time, it shall not, and it shall cause its Subsidiaries not to: (x) take any action that is intended to or would reasonably be likely to result in any of the conditions to consummating the Merger becoming incapable of being satisfied or (y) take any action or fail to take any action which would, or would be reasonably likely to, individually or in the aggregate, prevent, materially delay or otherwise materially impede the ability of the Company to consummate the Merger or the other transactions contemplated under this Agreement.

ARTICLE 8

Covenants of Parent, Merger Subsidiary and the Company

Section 8.01.    Efforts.

(a)    Subject to the terms and conditions of this Agreement, the Company and Parent shall cooperate with each other and use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under Law to consummate the Merger and the other Transactions as promptly as practicable, including (i) preparing and filing as promptly as practicable after the date of this Agreement with any Governmental Authority all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, financial statements, records, applications and other documents, in each case, to the extent applicable, (ii) obtaining and maintaining all approvals, consents, registrations, Permits, authorizations, licenses, waivers and other confirmations required to be obtained from any Governmental Authority that are necessary to consummate the Transactions, (iii) defending or contesting any Action, suit or proceeding challenging this Agreement or the Transactions and (iv) executing and delivering any additional instruments necessary to consummate the Transactions.

(b)    In furtherance and not in limitation of the foregoing, each of Parent and the Company shall (and Parent shall cause Merger Subsidiary to), as necessary, (i) make an appropriate filing of a Notification and Report Form pursuant to the HSR Act as promptly as practicable (and in any event within ten (10) Business Days after the date of this Agreement) and (ii) cooperate with each other in connection with any such filing (including, to the extent permitted by Law, providing copies of all such documents to the non-filing parties prior to filing and considering all reasonable additions, deletions or changes suggested in connection therewith), and in connection with resolving any investigation or other inquiry of any Governmental Authority under the HSR Act with respect to any such filing or any such transaction. Each such party shall use its reasonable best efforts to furnish to each other all information required for any application or other filing to be made pursuant to any Law in connection with the Transactions. Each such party shall promptly inform the other parties hereto of any oral communication with, and provide copies of written communications with, any Governmental Authority regarding any such filings or any such transaction. No party hereto shall independently participate in any meeting with any Governmental Authority in respect of any such filings, investigation, or other inquiry without giving the other parties hereto prior notice of the meeting and, to the extent permitted by such Governmental Authority, the opportunity to attend and/or participate. Subject to Law, the parties hereto will consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto relating to proceedings under the HSR Act. Notwithstanding anything to the contrary contained in this Agreement, (i) Parent shall, after consultation with the Company and consideration of the Company’s views in good faith, have principal responsibility for directing, devising, and implementing the strategy for obtaining any necessary approval of, for responding to any request from, inquiry by, or investigation by (including directing the timing, nature, and substance of all such filings or responses), for the determination of any actions to be taken under this Section 8.01 with respect to, and for leading all meetings and communications with, any Governmental Authority that has authority to enforce any antitrust Law and (ii) Parent shall not commit to or agree with any Governmental Authority to not consummate the Merger for any period of time, or to stay, toll or extend, directly or indirectly, any applicable waiting period under the HSR Act or other applicable antitrust Law without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed); provided, that Parent may, without the consent of the Company, voluntarily withdraw its notification under the HSR Act on one occasion; provided, further, that Parent will refile its HSR Act notification within two (2) Business Days after withdrawal unless otherwise agreed by the parties. Any party may, as it deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other parties under this Section 8.01 as “outside counsel only”. Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient, unless express written permission is obtained in advance from the source of the materials. The parties shall take reasonable best efforts to share information protected from disclosure under the attorney-client privilege, work product doctrine, joint defense privilege or any other privilege pursuant to this section in a manner so as to preserve any applicable privilege. All filing fees payable in connection with the notifications, filings, registrations and other materials and actions contemplated by this Section 8.01(b) shall be paid or reimbursed, as applicable, entirely by Parent.

(c)    Parent and the Company shall (and each shall cause its Affiliates to) take any and all action necessary to eliminate each and every impediment under any antitrust, competition or trade regulation Law that is asserted by any Governmental Authority or any other party so as to enable the parties to this Agreement to effectuate the Closing as promptly as possible following the date of this Agreement, and in any event prior to the End Date, including but not limited to: (i) opposing, and causing its Affiliates to oppose, through and including Action on the merits (and all appeals with respect thereto), any Action asserted in court or other forum by any

Governmental Authority or other Person in order to avoid entry of, or to have vacated or terminated, any decree, Order or judgment (whether temporary, preliminary or permanent) that would restrain or prevent the Closing by the End Date, (ii) selling or otherwise disposing of, or holding separate and agreeing to sell or otherwise dispose of, assets, categories of assets or businesses of the Company or any of its Subsidiaries or Parent or Parent’s Affiliates, (iii) terminating existing relationships, contractual rights or obligations of the Company or any of its Subsidiaries or Parent or Parent’s Affiliates, (iv) terminating any venture or other arrangement, (v) creating any relationship, contractual rights or obligations of the Company or any of its Subsidiaries or Parent or Parent’s Affiliates or (vi) effectuating any other change or restructuring of the Company or any of its Subsidiaries or Parent or Parent’s Affiliates (and, in each case, to enter into agreements or stipulate to the entry of an order or decree or file appropriate applications with the Federal Trade Commission, the Department of Justice, any attorney general of any state of the United States, the European Commission, any other competition authority of any jurisdiction or any other Governmental Authority (collectively, “Regulatory Authority”) in connection with any of the foregoing and in the case of actions by or with respect to the Company or its Subsidiaries or its or their businesses or assets, by consenting to such action by the Company; provided, that any such action may be conditioned upon consummation of the Merger) (each of the foregoing clauses (ii) through (vi) in this Section 8.01(c), a “Divestiture Action”), to ensure (x) that no Governmental Authority enters any order, decision, judgment, decree, ruling, injunction (preliminary or permanent), or establishes any Law, rule, regulation or other Action preliminarily or permanently restraining, enjoining or prohibiting the consummation of the Merger and (y) that no Regulatory Authority with the authority to clear, authorize or otherwise approve the consummation of the Merger, fails to do so by the End Date. In the event that any Action is threatened or instituted challenging the Merger as violative of the HSR Act, Parent and the Company shall take all reasonable action necessary, including but not limited to litigation on the merits and/or any Divestiture Action, to resist, avoid or resolve such Action. In the event that any permanent or preliminary injunction or other order is entered or becomes reasonably foreseeable to be entered in any proceeding that would make consummation of the Transactions in accordance with the terms of this Agreement unlawful or that would restrain, enjoin or otherwise prevent or materially delay the consummation of the Transactions, Parent and the Company shall take promptly any and all reasonable steps necessary to vacate, modify or suspend such injunction or order so as to permit such consummation prior to the End Date. Notwithstanding anything to the contrary, for the avoidance of doubt, none of the Company or any of its Subsidiaries or Affiliates and none of Parent or any of its Subsidiaries or Affiliates shall be required to take any action set forth in Section 8.01(c) or Section 8.01(d) to satisfy the efforts standard set forth in this Section 8.01 (or elsewhere in this Agreement) if taking such action would result in a Burdensome Condition.

(d)    Except as specifically required by this Agreement, Parent and the Company shall not (and each shall cause its Affiliates not to) take any action, or refrain from taking any action, the effect of which would be to materially delay or materially impede the ability of the parties to consummate the Transactions. Without limiting the generality of the foregoing, Parent and the Company shall not (and each shall cause its Affiliates not to) (i) acquire or agree to acquire (by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner), any Person or portion thereof, or otherwise acquire or agree to acquire any assets in the same line of business as the Company or its Subsidiaries (in the case of Parent) or any assets in the same line of business as Parent (in the case of the Company), or (ii) assign any of its rights hereunder to any co-investor or permit any co-investor to acquire a direct or indirect interest in Parent, in each case, if the entering into an agreement relating to, or the consummation of, such acquisition, merger or consolidation or co-investor relationship could reasonably be expected to (A) impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any Permits, Orders or other approvals of any Governmental Authority necessary to consummate the Transactions or the expiration or termination of any applicable waiting period, (B) materially increase the risk of any Governmental Authority asserting jurisdiction over the Transactions entering an Order prohibiting the consummation of the Transactions, (C) materially increase the risk of not being able to remove any such Order on appeal or otherwise, or (D) materially delay or prevent the consummation of the Transactions.

Section 8.02.    Proxy Statement.

(a)    As promptly as practicable after the execution of this Agreement (but in no event later than ten (10) Business Days after the date of this Agreement), the Company shall prepare and file the Proxy Statement in preliminary form with the SEC; provided that the Company shall provide Parent and its counsel a reasonable opportunity to review and comment on the Company’s proposed preliminary Proxy Statement and any other filing under the 1934 Act in connection with the Transactions in advance of filing and consider in good faith any comments reasonably proposed by Parent and its counsel. Subject to Section 6.03, the Proxy Statement shall include the Company Board Recommendation in favor of approval and adoption of this Agreement and the Merger. The Company shall cause the Proxy Statement to be mailed to its stockholders as promptly as practicable following the earliest to occur of (i) clearance of the Proxy Statement by the SEC, (ii) confirmation by the SEC that it will not review the Proxy Statement, or (iii) the tenth (10th) calendar day after the filing of the preliminary Proxy Statement if the SEC fails to notify the Company of its intent to review the Proxy Statement. Each of Parent and Merger Subsidiary shall furnish all information concerning the Company, Parent and Merger Subsidiary, as applicable, as may be reasonably required by the Company in connection with the preparation and filing of the Proxy Statement. Each of the Company, Parent and Merger Subsidiary shall promptly correct or supplement any information provided by it for use in the Proxy Statement necessary to prevent the Proxy Statement from including any untrue statement of a material fact or omitting to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and the Company shall take all steps necessary to amend or supplement the Proxy Statement and to cause the Proxy Statement, as so amended or supplemented, to be filed with the SEC and mailed to its stockholders, in each case as and to the extent required by Law. The Company shall (i) as promptly as practicable after receipt thereof, provide Parent and its counsel with copies of any written comments, notice or request for additional information, and advise Parent and its counsel of any oral comments, notice or request for additional information, with respect to the Proxy Statement or any other filing under the 1934 Act made in connection with the Transactions (or, in each case, any amendment or supplement thereto) received from the SEC or its staff, (ii) provide Parent and its counsel a reasonable opportunity to review and comment on the Company’s proposed response to such comments, notices or requests or on any other written communication with the SEC or its staff arising out of or relating to the Merger or the Proxy Statement, and (iii) consider in good faith any comments reasonably proposed by Parent and its counsel.

(b)    All documents that the Company is responsible for filing with the SEC in connection with the Merger will comply as to form and substance in all material respects with the applicable requirements of the 1934 Act and the rules of the SEC and NYSE. The Company shall include in the Proxy Statement (i) the fairness opinions contemplated by Section 4.24, in their entirety, together with a summary thereof, and (ii) the information required by Section 262(d)(2) of the Delaware Law such that the Proxy Statement constitutes a notice of appraisal rights under Section 262(d)(2) of the Delaware Law.

(c)    Promptly following the execution of this Agreement, Parent, as sole stockholder of Merger Subsidiary, shall adopt this Agreement by written consent and deliver a copy thereof to the Company.

Section 8.03.    Public Announcements. The initial press release by each of Parent and the Company with respect to the execution of this Agreement shall be a joint press release by Parent and the Company and shall be acceptable to Parent and the Company. Thereafter, subject to Section 6.03, and except if related to an Adverse Recommendation Change or after an Adverse Recommendation Change has occurred, Parent and the Company shall consult with each other before issuing any press release, having any communication with the press (whether or not for attribution), making any other public statement or scheduling any press conference or conference call with investors or analysts with respect to this Agreement or the Transactions and, except to the extent not reasonably possible in respect of any such press release, communication, other public statement, press conference or conference call as may be required by Law or any listing agreement with or rule of any national securities exchange or association, shall not issue any such press release, have any such communication, make any such other public statement or schedule any such press conference or conference call prior to such consultation.

Section 8.04.    Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Subsidiary, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Subsidiary, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

Section 8.05.    Notices of Certain Events.

(a)    Each of the Company and Parent shall promptly notify the other (and will subsequently keep the other informed on a reasonably current basis of any material developments related to such notice) of:

(i)    any material written notice from any Governmental Authority in connection with the Transactions;

(ii)    any litigation or other Action commenced or, to its knowledge, threatened to be commenced against the Company or any of its Subsidiaries or Parent and any of its Subsidiaries, as the case may be, that relate to the consummation of the Transactions or the discontinuation of the Discontinued Businesses; and

(iii)    the occurrence of (A) in the case of the Company, a Material Adverse Effect or (B) in the case of Parent, a Parent Material Adverse Effect.

(b)    Notwithstanding the foregoing in this Section 8.05, in no event shall any breach of any covenant set forth in this Section 8.05 constitute a Material Adverse Effect on the Company or a Parent Material Adverse Effect, as applicable, hereunder or constitute a covenant breach hereunder for purposes of the closing conditions set forth in Section 9.02(a)(i) or Section 9.03(a), as applicable; provided, however, that the underlying cause(s) of such breach may be taken into consideration for purposes of the closing conditions set forth in Section 9.02(a)(i) or Section 9.03(a), as applicable.

Section 8.06.    Section 16 Matters. Prior to the Effective Time, the Company shall take all reasonable steps intended to cause any dispositions of Company Stock (including derivative securities with respect to Company Stock) resulting from the transactions contemplated by Article 2 of this Agreement by each director and officer with respect to the Company to be exempt under Rule 16b-3 promulgated under the 1934 Act.

Section 8.07.    Transaction Litigation. Prior to the earlier of the Effective Time or the valid termination of this Agreement, the Company shall as promptly as reasonably practicable notify Parent in writing of, and shall give Parent a reasonable opportunity to participate in the defense and settlement of, any Transaction Litigation. For purposes of this Section 8.07, “participate” means that the Company shall keep Parent reasonably apprised of any material development and the proposed strategy and other significant decisions with respect to any Transaction Litigation and provide Parent with copies of any proposed litigation papers at least forty-eight (48) hours prior to the Company filing any such papers (to the extent that the attorney-client privilege between the Company and its counsel is not undermined or otherwise affected), and promptly provide Parent with copies of all litigation papers filed in any Transaction Litigation, and Parent may offer advice, comments or suggestions with respect to such Transaction Litigation which the Company shall consider in good faith, but Parent shall not be afforded decision-making power or other authority, except for the consent right set forth below. The Company shall not settle or agree to settle any Transaction Litigation without Parent’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

Section 8.08.    No Control of Other Party’s Business. Nothing contained in this Agreement shall give Parent or Merger Subsidiary, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ operations.

Section 8.09.    State Takeover Statutes. The Company and the board of directors of the Company shall (a) take all reasonable action in furtherance of avoiding that a Takeover Statute is or becomes applicable to the Merger, and (b) if any Takeover Statute becomes applicable to the Merger, take all reasonable action necessary in furtherance of the Merger being consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Takeover Statute on the Merger.

ARTICLE 9

Conditions to the Merger

Section 9.01.    Conditions to the Obligations of Each Party. The respective obligations of Parent, Merger Subsidiary and the Company to consummate the Merger is subject to the satisfaction or (to the extent permitted by Law) waiver in writing by each such party at or prior to the Effective Time of the following conditions:

(a)    the Company Stockholder Approval shall have been obtained by the Company;

(b)    no temporary restraining order, preliminary injunction or permanent injunction issued by any Governmental Authority or court of competent jurisdiction in the United States enjoining or otherwise prohibiting the consummation of the Merger (collectively, “Restraints”) shall be in effect; and

(c)    any applicable waiting period under the HSR Act relating to the Merger shall have expired or been terminated.

Section 9.02.    Conditions to the Obligations of Parent and Merger Subsidiary. The respective obligation of Parent and Merger Subsidiary to consummate the Merger is subject to the satisfaction or (to the extent permitted by Law) waiver in writing by Parent at or prior to the Effective Time of the following further conditions:

(a)    (i) the Company shall have performed and complied in all material respects with all of its obligations hereunder required to be performed by it or complied with at or prior to the Effective Time (or any such failure to perform or comply shall have been cured), (ii) (A) the representations and warranties of the Company contained in Section 4.01, Section 4.02, Section 4.05(c), Section 4.05(d), Section 4.05(e), Section 4.05(f), Section 4.10(a)(ii), Section 4.23 and Section 4.25 shall be true in all material respects both as of the date of this Agreement and at and as of the Effective Time as if made at and as of such time (other than such representations and warranties that by their terms address matters only as of another specified time, which shall be true only as of such time), (B) the representations and warranties of the Company contained in Section 4.05(a) and Section 4.05(b) shall be true in all respects both as of the date of this Agreement and at and as of Effective Time as if made at and as of such time (other than representations and warranties that by their terms address matters only as of another specified time, which shall be true only as of such time), except for inaccuracies that are de minimis, and (C) the other representations and warranties of the Company contained in Article 4 (disregarding all materiality and Material Adverse Effect qualifications contained therein) shall be true both as of the date of this Agreement and at and as of the Effective Time as if made at and as of such time (other than representations and warranties that by their terms address matters only as of another specified time, which shall be true only as of such time), with, in the case of this clause (C) only, only such exceptions as have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, and (iii) Parent shall have received a certificate executed by an executive officer of the Company to the foregoing effect and with respect to the satisfaction of the conditions set forth in Section 9.02(b) and Section 9.02(c).

(b)    since the date of this Agreement, there shall not have been or occurred any Material Adverse Effect on the Company; and

(c)    the TRA/LLCA Amendment shall be in full force and effect in accordance with its terms and otherwise shall not have been amended, repudiated, revoked or withdrawn.

Section 9.03.    Conditions to the Obligations of the Company. The obligation of the Company to consummate the Merger is subject to the satisfaction or (to the extent permitted by Law) waiver at or prior to the Effective Time of the following further conditions:

(a)    each of Parent and Merger Subsidiary shall have performed and complied in all material respects with all of its obligations hereunder required to be performed by it or complied with at or prior to the Effective Time (or any such failure to perform or comply shall have been cured), except to the extent that any failure to perform, individually or in the aggregate, has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect;

(b)    (A) the representations and warranties of Parent contained in Section 5.02 shall be true in all material respects both as of the date of this Agreement and at and as of the Effective Time as if made at and as of such time (other than such representations and warranties that by their terms address matters only as of another specified time, which shall be true only as of such time) and (B) the other representations and warranties of Parent contained in Article 5 (disregarding all materiality and Parent Material Adverse Effect qualifications contained therein) shall be true both as of the date of this Agreement and at and as of the Effective Time as if made at and as of such time (other than representations and warranties that by their terms address matters only as of another specified time, which shall be true only as of such time), with, in the case of this clause (B) only, only such exceptions as have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect; and

(c)     the Company shall have received a certificate executed by an executive officer of Parent to the foregoing effect.

Section 9.04.    Frustration of Closing Conditions. None of Parent or Merger Subsidiary, on the one hand, nor the Company, on the other hand, may rely on the failure of any condition set forth in this Article 9 to be satisfied if such failure was primarily caused by the failure of Parent or Merger Subsidiary, on the one hand, or the Company, on the other hand, to perform any of its obligations under this Agreement in any material respect.

ARTICLE 10

Termination

Section 10.01.    Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding prior receipt of the Company Stockholder Approval):

(a)    by mutual written agreement of the Company and Parent; or

(b)    by either the Company or Parent, if:

(i)    the Effective Time has not occurred on or prior to March 2, 2023 (as such date may be extended pursuant to Section 11.13 or the immediately following proviso, the “End Date”); provided, however, that (A) if on such date all of the conditions in Article 9 (other than Section 9.01(b) and Section 9.01(c)) shall have been satisfied or waived (or would be reasonably capable of being satisfied if the Closing had occurred on such date), then the End Date shall be automatically extended until September 2, 2023; (B) the End Date may be further extended by the Company (in its sole discretion) or Parent (in its sole discretion) until September 2, 2024 if on the End Date (as initially extended pursuant to Section 10.01(b)(i)(A)), the conditions set forth in Section 9.01(b) and/or Section 9.01(c) have not been satisfied (and such date, as so extended, shall be the “End Date” for all purposes of this Agreement); and (C) if the date on which the End Date, as it may be extended, would occur is not a Business Day, then the End Date shall be further extended to be the next following Business Day; provided, further, that the right to terminate this Agreement pursuant to this Section 10.01(b)(i) shall not be available to any party whose material breach of any provision of this

Agreement primarily results in the failure of the Effective Time to occur by such date (it being understood that Parent and Merger Subsidiary shall be deemed a single party for purposes of the foregoing proviso); or

(ii)    if any Restraint shall be in effect permanently enjoining or otherwise permanently prohibiting the consummation of the Merger, and such Restraint shall have become final and nonappealable; provided, that the right to terminate this Agreement pursuant to this Section 10.01(b)(ii) shall not be available to any party whose material breach of any provision of this Agreement primarily results in such Restraint; or

(iii)    if at the Company Stockholder Meeting (including any adjournment or postponement thereof) at which a vote on the adoption of the Agreement was taken, the Company Stockholder Approval shall not have been obtained; or

(c)    by Parent, if:

(i)    prior to obtaining the Company Stockholder Approval, an Adverse Recommendation Change shall have occurred; or

(ii)    a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Company set forth in this Agreement shall have occurred that would cause the condition set forth in Section 9.02(a) not to be satisfied, and such breach has not been cured within thirty (30) days following notice by Parent thereof or such breach is not reasonably capable of being cured by the End Date; provided, that the right to terminate this Agreement pursuant to this Section 10.01(c)(ii) shall not be available to Parent if Parent is then in breach of any representation, warranty, covenant or agreement, which breach results in the condition set forth in Section 9.03(a) not to be satisfied; or

(d)    by the Company, if:

(i)    at any time prior to the receipt of the Company Stockholder Approval, in order to accept a Superior Proposal in compliance with Section 6.03; provided, that the Company causes OpCo LLC or one of its Subsidiaries to pay the Company Termination Fee payable pursuant to Section 11.04(b)(ii); or

(ii)    a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Parent or Merger Subsidiary set forth in this Agreement shall have occurred that would cause the condition set forth in Section 9.03(a) not to be satisfied, and such breach has not been cured within thirty (30) days following notice by the Company thereof or such breach is not reasonably capable of being cured by the End Date; provided, that the right to terminate this Agreement pursuant to this Section 10.01(d)(ii) shall not be available to the Company if the Company is then in breach of any representation, warranty, covenant or agreement, which breach results in the condition set forth in Section 9.02(a) not to be satisfied.

The party desiring to terminate this Agreement pursuant to this Section 10.01 (other than pursuant to Section 10.01(a)) shall give written notice of such termination to the other party setting forth in reasonable detail the provision of this Section 10.01 pursuant to which this Agreement is being terminated.

Section 10.02.    Effect of Termination. If this Agreement is terminated pursuant to Section 10.01, this Agreement shall become void and of no effect without liability of any party (or any stockholder, director, officer, employee, agent, consultant or Representative of such party) to the other party hereto; provided, that (a) the provisions of the last sentence of Section 8.01(b), this Section 10.02, Article 11 and the Confidentiality Agreement shall survive any termination hereof pursuant to Section 10.01 and (b) neither the Company nor Parent or Merger Subsidiary shall be relieved or released from any liabilities or damages arising out of its Fraud or Willful Breach of any provision of this Agreement.

ARTICLE 11

Miscellaneous

Section 11.01.    Notices. All notices, requests, claims, demands and other communications to any party hereunder shall be in writing (including email and facsimile transmission (provided, that such email or facsimile transmission states that it is a notice delivered pursuant to this Section 11.01)) and shall be deemed given and effective (a) three (3) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, (b) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service, (c) immediately upon delivery by hand on a Business Day during regular business hours or (d) upon transmission, if sent via email or facsimile transmission, so long as such email communication or facsimile transmission is also sent via reputable nationwide overnight courier service, fees prepaid, one (1) Business Day after such email transmission or facsimile transmission, in each case, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

if to Parent or Merger Subsidiary, to:

CVS Pharmacy, Inc.

One CVS Drive

Woonsocket, Rhode Island 02895

Attention: General Counsel

Facsimile: (401) 257-6675

with a copy to (which shall not constitute notice):

Fried, Frank, Harris, Shriver & Jacobson LLP

One New York Plaza

New York, NY 10004

Attention: Steven Scheinfeld, Matthew Soran and Andrea Gede-Lange

Email:   steven.scheinfeld@friedfrank.com, matthew.soran@friedfrank.com and

  andrea.gede-lange@friedfrank.com

if to the Company, to:

Signify Health, Inc.

800 Connecticut Avenue

Norwalk, Connecticut 06854

Attention: Kyle Armbrester; Adam McAnaney

Email: karmbrester@signifyhealth.com; amcananey@signifyhealth.com with a copy to (which shall not constitute notice):

Ropes & Gray LLP

1211 Avenue of the Americas

New York, NY 10036

Attention: Christopher Comeau; Garrett Charon

Email: christopher.comeau@ropesgray.com; garrett.charon@ropesgray.com or to such other address or email address as such party may hereafter specify for the purpose by notice to the other parties to this Agreement.

Section 11.02.     Non-Survival. The representations, warranties, covenants and agreements contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time, and no claims (whether sounding in contract, in tort or otherwise) with respect to any of the foregoing (including with respect to any breach of any of the foregoing) may be made or asserted after the Effective Time; provided, that this Section 11.02 shall not limit any covenant or agreement by the parties that by its terms contemplates performance at or after the Closing or the Effective Time. Notwithstanding anything to the contrary set forth in this Agreement, no party to this Agreement shall be precluded from bringing a claim for Fraud.

Section 11.03.    Amendments and Waivers.

(a)    Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is executed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided, however, that after the Company Stockholder Approval has been obtained, there shall be no amendment or waiver that by Law requires further approval by the stockholders of the Company without such approval having been obtained.

(b)    No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

Section 11.04.    Expenses.

(a)    General. Except as otherwise provided in this Section 11.04, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

(b)    Company Termination Fee.

(i)    If this Agreement is validly terminated by Parent pursuant to Section 10.01(c)(i), then the Company shall cause OpCo LLC or one of its Subsidiaries to pay the Company Termination Fee to Parent or its designee in immediately available funds within two (2) Business Days after such valid termination.

(ii)    If this Agreement is validly terminated by the Company pursuant to Section 10.01(d)(i), then the Company shall cause OpCo LLC or one of its Subsidiaries to pay the Company Termination Fee to Parent or its designee in immediately available funds substantially concurrently with such valid termination.

(iii)    If (A) this Agreement is validly terminated (x) by Parent or the Company pursuant to Section 10.01(b)(iii) or (y) by Parent pursuant to Section 10.01(c)(ii) by reason of a breach or failure to perform a covenant or agreement set forth in this Agreement by the Company, (B) any Person shall have publicly disclosed a bona fide Acquisition Proposal after the date of this Agreement and prior to such termination, and such Acquisition Proposal has not been publicly withdrawn prior to such termination, and (C) within twelve (12) months after such termination the Company shall have entered into a definitive agreement with respect to an Acquisition Proposal (which Acquisition Proposal is subsequently consummated, whether during or following such twelve (12) month period) or consummated an Acquisition Proposal; provided that for purposes of this clause (C) the references to “twenty percent (20%)” and “eighty percent (80%)” in the definition of “Acquisition Proposal” shall be deemed to be references to “fifty percent (50%)”; then the Company shall pay or cause OpCo LLC or one of its Subsidiaries to pay the Company Termination Fee to Parent or its designee by wire transfer of same day funds prior to or concurrently with the consummation of such Acquisition Proposal.

(c)    Parent Termination Fee. If this Agreement is validly terminated: (i) by Parent or the Company pursuant to Section 10.01(b)(i) or Section 10.01(b)(ii) and, at the time of such valid termination, (A) the condition set forth in Section 9.01(a) had been satisfied and (B) all of the conditions set forth in Section 9.02 were reasonably capable of being satisfied as if the Closing were to occur on such date or (ii) by the Company pursuant to Section 10.01(d)(ii) (or by Parent or the Company pursuant to Section 10.01(b)(i) or Section 10.01(b)(ii) at a time when the Company would have been entitled to terminate this Agreement pursuant to Section 10.01(d)(ii)) by reason of a breach or failure to perform a covenant or agreement set forth in Section 8.01 of this Agreement by Parent or Merger Subsidiary, then, in each such case, Parent shall pay, or cause to be paid, to OpCo LLC an amount equal to $380,000,000 (the “Parent Termination Fee”) not later than the second (2nd) Business Day following such valid termination.

(d)    Each of the Company, Parent and Merger Subsidiary acknowledges that (i) the agreements contained in this Section 11.04 are an integral part of the Transactions, (ii) without these agreements, the Company, Parent and Merger Subsidiary would not enter into this Agreement and (iii) each of the Company Termination Fee and the Parent Termination Fee is not a penalty, but is liquidated damages, in a reasonable amount that will compensate the Company or Parent, as the case may be, in the circumstances in which such fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions, which amount would otherwise be impossible to calculate with precision. Accordingly, if the Company or Parent, as the case may be, fails to timely pay any amount due pursuant to this Section 11.04 and, in order to obtain such payment, either Parent or the Company, as the case may be, commences a suit that results in a judgment against the other party for the payment of any amount set forth in this Section 11.04, such paying party shall pay the other party its reasonable and documented out-of-pocket costs and expenses in connection with such suit, together with interest on such amount at the annual rate of the prime rate (not to exceed $5,000,000) as published in The Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received, or such lesser rate as is the maximum permitted by Law (collectively, the “Enforcement Expenses”).

(e)    Parent and Merger Subsidiary agree that, upon any valid termination of this Agreement under circumstances where the Company Termination Fee is payable by the Company, OpCo LLC or one of its Subsidiaries pursuant to this Section 11.04 and such Company Termination Fee is paid in full, Parent, Merger Subsidiary and any of their respective former, current or future directors, officers, employees, partners, managers, members, stockholders or Affiliates or their respective Representatives (collectively, the “Parent Related Parties”) shall be precluded from, and each hereby waives, any other remedy against the Company, at law or in equity or otherwise, except for the Enforcement Expenses, and none of Parent or Merger Subsidiary shall seek to obtain any recovery, judgment, or damages of any kind, including consequential, indirect, or punitive damages, against the Company or any of the Company’s Subsidiaries or any of their respective former, current or future directors, officers, employees, partners, managers, members, stockholders or Affiliates or their respective Representatives (collectively, the “Company Related Parties”) in connection with this Agreement or the Transactions, except for the Enforcement Expenses, and that Parent’s right to receive payment of the Company Termination Fee pursuant to Section 11.04 shall, except for the Enforcement Expenses, constitute the sole and exclusive remedy of the Parent Related Parties for all losses and damages suffered as a result of the failure of the Transactions to be consummated or for a breach or failure to perform hereunder or otherwise, and upon payment of such amount and the Enforcement Expenses, none of the Company Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions. Notwithstanding the foregoing, it is explicitly agreed that nothing in this Section 11.04 shall impair Parent’s rights under Section 11.13 (including the right to compel specific performance pursuant to Section 11.13).

(f)    The Company agrees that, upon any valid termination of this Agreement under circumstances where the Parent Termination Fee is payable by Parent to OpCo LLC or one of OpCo LLC’s Subsidiaries pursuant to this Section 11.04 and such Parent Termination Fee is paid in full, (i) the Company Related Parties shall be precluded from any other monetary remedy against the Parent Related Parties, at law or in equity or otherwise, except for the Enforcement Expenses, (ii) the Company shall not seek to obtain any monetary damages of any kind, including consequential, indirect, or punitive damages, against the Parent Related Parties in connection with this Agreement or the Transactions, except for the Enforcement Expenses, (iii) the Company’s right to receive payment of the Parent Termination Fee pursuant to this Section 11.04, shall, except for the Enforcement Expenses, constitute the sole and exclusive monetary remedy of the Company Related Parties for all losses and damages suffered as a result of the failure of the Transactions to be consummated or for a breach or failure to perform hereunder or otherwise, and (iv) upon payment of the Parent Termination Fee and the Enforcement Expenses, none of the Parent Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions. Notwithstanding the foregoing, it is explicitly agreed that (A) nothing in this Section 11.04 shall impair the Company’s rights under Section 11.13 (including the right to compel specific performance pursuant to Section 11.13) and (B) the parties to the Confidentiality Agreement shall remain obligated for, and Parent and the Company shall be entitled to remedies with respect to, breaches of the Confidentiality Agreement. For the avoidance of doubt, while the Company may pursue a grant of specific performance, the payment of the Parent Termination Fee under Section 11.04, under no circumstances shall the

Company be permitted or entitled to receive both a grant of specific performance to cause the Closing to occur and monetary damages, including all or any portion of the Parent Termination Fee or the Enforcement Expenses.

(g)    In no event shall (i) the Company be required to pay (or cause OpCo LLC or one of its Subsidiaries to pay) the Company Termination Fee on more than one occasion or (ii) Parent be required to pay the Parent Termination Fee on more than one occasion.

Section 11.05.    Disclosure Letter References. The Company Disclosure Letter has been arranged, for purposes of convenience only, as separate parts corresponding to the subsections of Article 1, Article 4 and Article 6 of this Agreement. Notwithstanding anything to the contrary herein, the parties hereto agree that any reference in a particular Section of the Company Disclosure Letter shall be deemed to be an exception to (or, as applicable, a disclosure for purposes of) the representations, warranties, covenants, agreements or other provisions hereof of the relevant party that are contained in the corresponding Section of this Agreement, and any other representations, warranties, covenants, agreements or other provisions hereof of such party that are contained in this Agreement, but only if the relevance of that reference as an exception to (or a disclosure for purposes of) such representations, warranties, covenants, agreements and other provisions hereof would be reasonably apparent on its face. The Company Disclosure Letter is incorporated by reference into and made a part of this Agreement and is disclosed solely for the purposes of this Agreement. The mere inclusion of an item in the Company Disclosure Letter as an exception to a representation, warranty, covenant, agreement or other provision hereof shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would reasonably be expected to have a Material Adverse Effect on the Company, and no information set forth in the Company Disclosure Letter shall be deemed to be an admission by any party hereto to any third party of any matter whatsoever, including of any violation of Law or breach of any agreement. Nothing in the Company Disclosure Letter is intended to broaden the scope of any representation or warranty contained in this Agreement or create any covenant. Matters reflected in the Company Disclosure Letter are not necessarily limited to matters required by the Agreement to be reflected in the Company Disclosure Letter. Such additional matters are set forth for informational purposes and do not necessarily include other matters of a similar nature. No disclosure in the Company Disclosure Letter shall be deemed to create any rights in any third party.

Section 11.06.    Binding Effect; Benefit; Assignment.

(a)    The provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the parties hereto and their respective successors and permitted assigns. Except for (or as provided in) Article 2, Section 7.03, Section 11.04, Section 11.14, Section 11.15 and Section 11.16, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and permitted assigns.

(b)    No party may assign, delegate or otherwise transfer, by operation of law or otherwise, any of its rights or obligations under this Agreement without the consent of each other party hereto. Any purported assignment not permitted under this Section 11.06(b) shall be null and void.

Section 11.07.    Governing Law. This Agreement and any disputes relating to or arising from this Agreement, the Merger, the other Transaction Documents, the Transactions or the negotiation or performance of any of the foregoing (whether based on contract, tort or otherwise) shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such State that would result in the application of the law of any other jurisdiction.

Section 11.08.    Consent to Jurisdiction. Each of Parent, Merger Subsidiary and the Company irrevocably submits to the exclusive jurisdiction of (a) the Court of Chancery of the State of Delaware, New Castle County, (b) the United States District Court in Wilmington, Delaware, and (c) any other State court located in the State of Delaware, New Castle County (collectively, “Designated Forums”), for the purposes of any suit, Action or other proceeding arising out of this Agreement, the Transaction Documents or the Transactions or the negotiation or performance of any of the foregoing. Each of Parent, Merger Subsidiary and the Company agrees to commence any Action, suit or proceeding relating hereto in the Court of Chancery of the State of Delaware, New Castle County or, if such suit, Action or other proceeding may not be brought in such court for jurisdictional reasons, in the United States District Court in Wilmington, Delaware or, if such suit, Action or other proceeding may not be brought in such court for jurisdictional reasons, in any other State court located in the State of Delaware, New Castle County. Each of Parent, Merger Subsidiary and the Company further agrees that service of any process, summons, notice or document by U.S. registered mail to such party’s respective address set forth above in Section 11.01 shall be effective service of process for any Action, suit or proceeding in Delaware with respect to any matters to which it has submitted to jurisdiction in this Section 11.08. Each of Parent, Merger Subsidiary and the Company irrevocably and unconditionally waives any objection to the laying of venue of any Action, suit or proceeding arising out of this Agreement or the Transactions in the Designated Forums, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Action, suit or proceeding brought in any such court has been brought in an inconvenient forum. Each of Parent, Merger Subsidiary and the Company irrevocably waives any objections or immunities to jurisdiction to which it may otherwise be entitled or become entitled (including sovereign immunity, immunity to pre-judgment attachment, post-judgment attachment and execution) in any litigation, suit, Action or proceeding against it arising out of or relating to this Agreement or the Transactions which is instituted in any such court. The parties agree that a final trial court judgment in any such suit, Action or other proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law; provided, however, that nothing in the foregoing shall restrict any party’s rights to seek any post-judgment relief regarding, or any appeal from, such final trial court judgment. Each of the parties hereto agrees that service of process, summons, notice or document by registered mail addressed to it at the addresses set forth in Section 11.01 shall be effective service of process for any litigation, suit, Action or proceeding brought in any such court. The parties agree that service of process may also be effected by certified or registered mail, return receipt requested, or by reputable overnight courier service, directed to the other party at the addresses set forth herein in Section 11.01, and service so made shall be completed when received.

Section 11.09.    WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT (INCLUDING ANY EXHIBITS) BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.09.

Section 11.10.    Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof executed by all of the other parties hereto. Until and unless each party has received a counterpart hereof executed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). Delivery of an executed counterpart of a signature page to this Agreement by facsimile, “.pdf” format, scanned pages or DocuSign shall be effective as delivery of a manually executed counterpart to this Agreement.

Section 11.11.    Entire Agreement. This Agreement (and the Annexes, Exhibits and Schedules hereto), including the Company Disclosure Letter, together with the Voting Agreement and the other Transaction

Documents, constitutes the entire agreement among the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

Section 11.12.    Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

Section 11.13.    Specific Performance.

(a)    The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached, and that money damages or other legal remedies would not be an adequate remedy for any such failure to perform or breach. Accordingly, subject to the limitations set forth herein, the parties acknowledge and hereby agree that in the event of any breach by Parent, Merger Subsidiary or the Company of any of their respective covenants or obligations set forth in this Agreement, Parent, Merger Subsidiary or the Company, as applicable, shall be entitled to an injunction or injunctions to prevent or restrain breaches of this Agreement by the other parties (as applicable), and to specific performance by the other parties (as applicable) of the terms and provisions of this Agreement to prevent breaches of, or to enforce compliance with, the covenants and obligations of the other parties (as applicable) under this Agreement, without proof of actual harm or the inadequacy of a legal remedy and without bond or other security being required. The pursuit of specific enforcement or other equitable remedies by any party will not be deemed an election of remedies or waiver of the right to pursue any other right or remedy (whether at law or in equity) to which such party may be entitled at any time, subject to the limitations on remedies set forth in this Agreement.

(b)    Subject to the limitations on remedies set forth in this Agreement, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred by this Agreement, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise at any time of any other remedy.

(c)    The Company, on the one hand, and Parent and Merger Subsidiary, on the other hand, hereby agrees not to raise any objections to the availability of the equitable remedy of specific performance in accordance with and subject to the limitations of this Section 11.13 or otherwise set forth in this Agreement to prevent or restrain breaches of this Agreement by the Company, Parent or Merger Subsidiary, as applicable, and to specifically enforce the terms and provisions of this Agreement to prevent breaches of, or to enforce compliance with, the covenants and obligations of the Company, Parent or Merger Subsidiary, as applicable, under this Agreement on the basis that (x) there is adequate remedy at law or (y) an award of specific performance is not an appropriate remedy for any reason at law or in equity. The parties further agree that (i) by seeking the remedies provided for in this Section 11.13, a party shall not in any respect waive its right to seek at any time any other form of relief that may be available to a party under this Agreement and (ii) nothing set forth in this Section 11.13 shall require any party to institute any proceeding for (or limit any party’s right to institute any proceeding for) specific performance under this Section 11.13 prior to or as a condition to exercising any termination right under Article 10, nor shall the commencement of any legal proceeding pursuant to this Section 11.13 or anything set forth in this Section 11.13 restrict or limit any party’s right to terminate this Agreement in accordance with the terms of Article 10 or pursue any other remedies under this Agreement that may be available then or thereafter (subject the terms and conditions set forth herein and therein); provided that the parties acknowledge and agree that, while the Company may pursue a grant of specific performance prior to the termination of this Agreement, following a valid termination of this Agreement in accordance with its terms, under no circumstances shall the Company be permitted or entitled to seek a grant of specific performance to cause the Closing to occur; provided that the Company may continue any ongoing Action for specific performance filed prior to a purported termination of this Agreement subject to the limitations set forth in this Agreement.

Section 11.14.     Non-Recourse; Release.

(a)    Except for the liabilities and obligations of the parties to the Confidentiality Agreement, the Voting Agreement and the other Transaction Documents under any of the foregoing Contracts to which they are expressly identified as parties and for claims for Fraud, all claims, obligations, liabilities or Actions (whether in contract or in tort, in law or in equity, or granted by statute) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement or the Transactions, or the negotiation, execution, or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), may be made only against (and such representations and warranties are those solely of) the Persons that are expressly identified as parties in the preamble to this Agreement (the “Contracting Parties”). No Person who is not a Contracting Party, including any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, equityholder, Affiliate, agent, attorney, representative or assignee of, and any financial advisor or lender to, any Contracting Party, or any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, equityholder, Affiliate, agent, attorney, representative or assignee of any of the foregoing (collectively, the “Non-Recourse Party”), shall have any liability (whether in contract or in tort, in law or in equity, or granted by statute) for any claims, Actions, obligations or liabilities arising under, out of, in connection with, or related in any manner to this Agreement or the Transactions or based on, in respect of, or by reason of this Agreement or the Transactions or the negotiation, execution, performance, or breach of this Agreement (other than, in each case, the liabilities and obligations of the parties to the Confidentiality Agreement and the other Transaction Documents under any of the foregoing Contracts to which they are expressly identified as parties), and, to the maximum extent permitted by Law, each Contracting Party, on behalf of itself and its Affiliates, hereby waives and releases all such liabilities, claims, Actions and obligations against any such Non-Recourse Party. Without limiting the foregoing, to the maximum extent permitted by Law, except as provided in the Confidentiality Agreement, the Voting Agreement and the other Transaction Documents, (i) each Contracting Party hereby waives and releases any and all rights, claims, demands or Actions that may otherwise be available at law or in equity, or granted by statute, to avoid or disregard the entity form of a Contracting Party or otherwise impute or extend the liability of a Contracting Party to any Non-Recourse Party, whether based on statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization, or otherwise; and (ii) each Contracting Party disclaims any reliance upon any Non-Recourse Party with respect to the performance of this Agreement or any representation or warranty made in, in connection with, or as an inducement to this Agreement.

(b)    Effective upon the Closing, Parent and its controlled Affiliates (including the Company and its Subsidiaries), in each case on behalf of itself and their respective successors and assigns (collectively, the “Parent Releasers”), hereby irrevocably waive, acquit, remise, discharge and forever release the respective directors, officers, direct and indirect equityholders and Affiliates of the Company and its Subsidiaries from any and all liabilities, claims, Actions and obligations to the extent related to the Transactions and arising at or prior to the Closing, in each case whether absolute or contingent, liquidated or unliquidated, known or unknown, matured or unmatured or determined or determinable, and whether arising under any Law, Contract, agreement, arrangement, commitment, undertaking or understanding, whether written or oral, or otherwise at law or in equity, and each of the Parent Releasers hereby agrees that it shall not seek any remedy or relief of any kind in connection therewith or thereunder from the respective directors, officers, direct or indirect equityholders, Subsidiaries and Affiliates of the Company and its Subsidiaries; provided that the foregoing release shall not prohibit any claim for Fraud. The Parent Releasers expressly acknowledge and agree that this release is intended to extinguish all types of claims to the extent such claims are related to the Transactions, including those known and unknown and those suspected and unsuspected, without regard to whether they are now known or suspected, even if those claims may materially affect such Parent Releaser’s decision to enter into this release. This is a full and final release, and each Parent Releaser expressly waives any right under California Civil Code section 1542, which provides: A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

Section 11.15.    DISCLAIMER. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN OR OTHERWISE: (A) THE REPRESENTATIONS AND WARRANTIES OF THE COMPANY EXPRESSLY SET FORTH IN ARTICLE 4 HEREOF, IN THE OTHER TRANSACTION DOCUMENTS AND IN THE CERTIFICATE DELIVERED PURSUANT TO SECTION 9.02(A)(III) ARE AND SHALL CONSTITUTE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES TO PARENT AND MERGER SUBSIDIARY IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AND (B) EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES REFERRED TO IN CLAUSE (A) ABOVE, NEITHER THE COMPANY, THE SUBSIDIARIES NOR ANY NON-RECOURSE PARTY HAS MADE OR IS MAKING ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, STATUTORY OR OTHERWISE, OF ANY NATURE, INCLUDING WITH RESPECT TO ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY AS TO THE MERCHANTABILITY, QUALITY, QUANTITY, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OF THE BUSINESS OR THE ASSETS OF THE COMPANY AND THE SUBSIDIARIES. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN OR OTHERWISE, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE 4 HEREOF, IN THE OTHER TRANSACTION DOCUMENTS AND IN THE CERTIFICATE DELIVERED PURSUANT TO SECTION 9.02(A)(III), ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, OF ANY NATURE, INCLUDING WITH RESPECT TO ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY AS TO THE MERCHANTABILITY, QUALITY, QUANTITY, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OF THE BUSINESS OR THE ASSETS OF THE COMPANY AND THE SUBSIDIARIES, ARE HEREBY EXPRESSLY DISCLAIMED. PARENT AND MERGER SUBSIDIARY REPRESENT, WARRANT, COVENANT AND AGREE, ON BEHALF OF THEMSELVES, THEIR RESPECTIVE AFFILIATES AND THE PARENT RELATED PARTIES, THAT IN DETERMINING TO ENTER INTO AND CONSUMMATE THE TRANSACTIONS, THEY ARE NOT RELYING UPON ANY REPRESENTATION OR WARRANTY MADE OR PURPORTEDLY MADE BY OR ON BEHALF OF ANY PERSON, OTHER THAN THOSE EXPRESSLY MADE BY THE COMPANY AS SET FORTH IN ARTICLE 4 HEREOF AND IN THE CERTIFICATE DELIVERED PURSUANT TO SECTION 9.02(A)(III), AND THAT PARENT AND MERGER SUBSIDIARY SHALL ACQUIRE THE COMPANY AND THE SUBSIDIARIES AND THEIR RESPECTIVE ASSETS WITHOUT ANY REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, IN AN “AS IS” CONDITION AND ON A “WHERE IS” BASIS AND “WITH ALL FAULTS”, SUBJECT TO THE REPRESENTATIONS AND WARRANTIES MADE BY THE COMPANY AS SET FORTH IN ARTICLE 4 HEREOF, WHICH SHALL NOT SURVIVE THE CLOSING, AND IN THE CERTIFICATE DELIVERED PURSUANT TO SECTION 9.02(A)(III) AS A REPRESENTATION AND WARRANTY BY (AND ONLY BY) THE COMPANY, WHICH SHALL NOT SURVIVE THE CLOSING.

Without limiting the generality of the immediately preceding paragraph, it is understood and agreed by Parent and Merger Subsidiary, on behalf of themselves, their respective Affiliates and Parent Related Parties, that any cost estimate, projection or other prediction, any data, any financial information or any memoranda or offering materials or presentations, including, without limitation, any memoranda and materials provided by the Company, any direct or indirect holder of Company Stock or OpCo Units or any of their respective Representatives, are not and shall not be deemed to be or to include representations or warranties, except to the extent explicitly set forth in Article 4 hereof and in the certificate delivered pursuant to Section 9.02(a)(iii) as a representation and warranty by (and only by) the Company.

Section 11.16.    Due Diligence Review. Each of Parent and Merger Subsidiary acknowledges, covenants and agrees, on behalf of itself, its Affiliates and the Parent Related Parties: (a) that it has completed to its satisfaction its own due diligence investigation, and based thereon, formed its own independent judgment with respect to the Company and its Subsidiaries; (b) that it has been furnished with or given full access to such documents and information about the Company and its Subsidiaries and their respective businesses and operations as it and its Representatives and advisors have deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement and the Transactions; (c) that in entering into this Agreement, it has relied solely upon its own investigation and analysis and the representations and warranties of the Company expressly contained in Article 4 hereof and in the certificate delivered pursuant to Section 9.02(a)(iii); and (d) that (x) no representation or warranty has been or is being made by the Company or any other Person as to the accuracy or completeness of any of the information provided or made available to Parent, Merger Subsidiary, the Parent Related Parties or any of their respective Representatives and advisors and (y) there are uncertainties inherent in attempting to make estimates, projections, forecasts, plans, budgets and similar materials and information, each of Parent, Merger Subsidiary and the Parent Related Parties is familiar with such uncertainties, each of Parent, Merger Subsidiary and the Parent Related Parties is taking full responsibility for making its own evaluations of the adequacy and accuracy of any and all estimates, projections, forecasts, plans, budgets and other materials or information that may have been delivered or made available to it or any of its respective agents or Representatives, none of Parent, Merger Subsidiary or any Parent Related Parties has relied or will rely on such information, and neither Parent nor Merger Subsidiary will assert, and each will cause their respective Affiliates and the Parent Related Parties not to assert, any Actions against the Company (or against the Subsidiaries or the Non-Recourse Parties) with respect thereto.

[The remainder of this page has been intentionally left blank; the next page is the signature page.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date set forth on the cover page of this Agreement.

SIGNIFY HEALTH, INC.

By:	/s/ Kyle Armbrester
Name:	Kyle Armbrester
Title:	Chief Executive Officer

[Signature Page to Merger Agreement]

CVS PHARMACY, INC.

By:	/s/ Carol A. DeNale
Name:	Carol A. DeNale
Title:	President and Treasurer

NOAH MERGER SUB, INC.

By:	/s/ Colleen M. McIntosh
Name:	Colleen M. McIntosh
Title:	President

[Signature Page to Merger Agreement]

Annex B

200 West Street | New York, NY 10282-2198

Tel: 212-902-1000 | Fax: 212-902-3000

PERSONAL AND CONFIDENTIAL

September 2, 2022

The Board of Directors

Signify Health, Inc.

800 Connecticut Avenue

Norwalk, CT 06854

Ladies and Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to the holders (other than CVS Pharmacy, Inc. (“Parent”), New Mountain Capital, L.L.C. (“New Mountain”), a significant shareholder of Signify Health, Inc. (the “Company”), and their respective affiliates) of the outstanding shares of Class A common stock, par value $0.01 per share (the “Shares”), of the Company of the $30.50 in cash per Share to be paid to such holders pursuant to the Agreement and Plan of Merger, dated as of September 2, 2022 (the “Agreement”), by and among Parent, Noah Merger Sub, Inc., a wholly owned subsidiary of Parent (“Merger Sub”), and the Company.

Goldman Sachs & Co. LLC and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs & Co. LLC and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of the Company, Parent, any of their respective affiliates and third parties, including New Mountain and ARK Investment Management LLC (“ARK Invest”), each a significant shareholder of the Company, and any of their respective affiliates and, as applicable, portfolio companies, or any currency or commodity that may be involved in the transaction contemplated by the Agreement (the “Transaction”). We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the Transaction. We expect to receive fees for our services in connection with the Transaction, the principal portion of which is contingent upon consummation of the Transaction, and the Company has agreed to reimburse certain of our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement. We have provided certain financial advisory and/or underwriting services to the Company and/or its affiliates from time to time for which our Investment Banking Division has received, and may receive, compensation, including having acted as joint lead arranger and joint bookrunner with respect to the Company’s senior secured first lien term loan facility (aggregate principal amount $350,000,000) in June 2021, and senior secured revolving credit facility (aggregate principal amount of $185,000,000) in June 2021. We also have provided certain financial advisory and/or underwriting services to Parent and/or its affiliates from time to time for which our Investment Banking Division has received, and may receive, compensation, including having acted as dealer manager with respect to each of Parent’s tender offers for outstanding debt securities of Parent (aggregate principal amount $6,000,000,000) in August 2020, outstanding debt securities of Parent (aggregate principal amount $4,000,000,000) in December 2020, and outstanding debt securities of Parent (aggregate principal amount

The Board of Directors

Signify Health, Inc.

September 2, 2022

$2,000,000,000) in August 2021; as bookrunner with respect to each of Parent’s 1.300% Senior Notes due 2027 (aggregate principal amount $1,500,000,000), 1.750% Senior Notes due 2030 (aggregate principal amount $1,250,000,000) and 2.700% Senior Notes due 2040 (aggregate principal amount $1,250,000,000) in August 2020, 1.300% Senior Notes due 2027 (aggregate principal amount $750,000,000) and 1.875% Senior Notes due 2031 (aggregate principal amount $1,250,000,000) in December 2020, and 2.125% Senior Notes due 2031 (aggregate principal amount $1,000,000,000) in August 2021; as sole bookrunner with respect to the catastrophe bonds (aggregate principal amount $200,000,000) of Aetna Life Insurance Company, an affiliate of Parent, in February 2021, and the catastrophe bonds (aggregate principal amount of $200,000,000) of Aetna Inc., an affiliate of Parent, in January 2022; as a participant in each of Parent’s revolving credit facility due May 2025 (aggregate principal amount $2,000,000,000) in May 2019, revolving credit facility due May 2026 (aggregate principal amount $2,000,000,000) in May 2021, and revolving credit facility due May 2027 (aggregate principal amount $2,000,000,000) in May 2022. We also have provided certain financial advisory and/or underwriting services to New Mountain and/or its affiliates and portfolio companies from time to time for which our Investment Banking Division has received, and may receive, compensation, including having acted as financial advisor to CIOX Health LLC, a portfolio company of New Mountain, with respect to its merger with Datavant Holdings, Inc. in July 2021, and to Blue Yonder Holding, Inc. (“Blue Yonder”), a portfolio company of New Mountain, with respect to its sale in September 2021; as bookrunner with respect to the 4.250% Senior Secured Notes due 2026 (aggregate principal amount $750,000,000) issued by subsidiaries of Blue Yonder in July 2020; as bookrunner to Revint Solutions, LLC, a portfolio company of New Mountain, with respect to its term loan B due 2027 (aggregate principal amount $640,000,000) in October 2020; and as bookrunner to Avantor, Inc. (“Avantor”), a portfolio company of New Mountain, with respect to its 4.625% Senior Notes due 2028 (aggregate principal amount $1,550,000,000) in July 2020, 3.875% Senior Notes due 2028 (aggregate principal amount €400,000,000) in July 2020, 2.625% Senior Secured Notes due 2025 (aggregate principal amount €650,000,000) in November 2020, follow-on public offering of 78,726,740 shares of Avantor’s common stock in November 2020, follow-on public offering of 23,809,524 shares of Avantor’s common stock in September 2021, and 3.875% Senior Notes due 2029 (aggregate principal amount $800,000,000) in October 2021. We may also in the future provide financial advisory and/or underwriting services to the Company, Parent, New Mountain, or ARK Invest or their respective affiliates and, as applicable, portfolio companies, for which our Investment Banking Division may receive compensation. Affiliates of Goldman Sachs & Co. LLC also may have co-invested with New Mountain, ARK Invest and their respective affiliates from time to time and may have invested in limited partnership units of affiliates of New Mountain and/or ARK Invest from time to time and may do so in the future.

In connection with this opinion, we have reviewed, among other things, the Agreement; annual reports to stockholders and Annual Reports on Form 10-K of the Company for the two fiscal years ended December 31, 2021 and 2020; the Company’s Registration Statement on Form S-1, including the prospectus contained therein dated February 10, 2021 relating to the Company’s initial public offering; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company; certain other communications from the Company to its stockholders; certain publicly available research analyst reports for the Company; and certain internal financial analyses and forecasts for the Company prepared by its management, as approved for our use by the Company (the “Forecasts”). We have also held discussions with members of the senior management of the Company regarding their assessment of the past and current business operations, financial condition and future prospects of the Company; reviewed the reported price and trading activity for the Shares; compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the healthcare

Securities and Investment Services Provided by Goldman Sachs & Co. LLC

The Board of Directors

Signify Health, Inc.

September 2, 2022

and healthcare information technology industries and in other industries; and performed such other studies and analyses, and considered such other factors, as we deemed appropriate.

For purposes of rendering this opinion, we have, with your consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, us, without assuming any responsibility for independent verification thereof. In that regard, we have assumed with your consent that the Forecasts have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company. We have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Company or any of its subsidiaries and we have not been furnished with any such evaluation or appraisal. We have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the expected benefits of the Transaction in any way meaningful to our analysis. We have assumed that the Transaction will be consummated on the terms set forth in the Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to our analysis.

Our opinion does not address the underlying business decision of the Company to engage in the Transaction, or the relative merits of the Transaction as compared to any strategic alternatives that may be available to the Company; nor does it address any legal, regulatory, tax or accounting matters. This opinion addresses only the fairness from a financial point of view to the holders (other than Parent, New Mountain and their respective affiliates) of Shares, as of the date hereof, of the $30.50 in cash per Share to be paid to such holders pursuant to the Agreement. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement or Transaction or any term or aspect of any other agreement or instrument contemplated by the Agreement or entered into or amended in connection with the Transaction, including any payments (and any waiver of rights to receive any such payments) under the Tax Receivable Agreement (as defined in the Agreement) and any amendments thereto, the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or class of such persons, in connection with the Transaction, whether relative to the $30.50 in cash per Share to be paid to the holders (other than Parent, New Mountain and their respective affiliates) of Shares pursuant to the Agreement or otherwise. We are not expressing any opinion as to the prices at which the Shares will trade at any time, as to the potential effects of volatility in the credit, financial and stock markets on the Company, Parent or the Transaction, or as to the impact of the Transaction on the solvency or viability of the Company or Parent or the ability of the Company or Parent to pay their respective obligations when they come due. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof and we assume no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events occurring after the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to such Transaction or any other matter. This opinion has been approved by a fairness committee of Goldman Sachs & Co. LLC.

Securities and Investment Services Provided by Goldman Sachs & Co. LLC

The Board of Directors

Signify Health, Inc.

September 2, 2022

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the $30.50 in cash per Share to be paid to the holders (other than Parent, New Mountain and their respective affiliates) of Shares pursuant to the Agreement is fair from a financial point of view to such holders.

Very truly yours,

(GOLDMAN SACHS & CO. LLC)

Securities and Investment Services Provided by Goldman Sachs & Co. LLC

Annex C

September 2, 2022

Board of Directors

Signify Health, Inc.

800 Connecticut Avenue

Norwalk, CT 06854

Ladies and Gentlemen:

Deutsche Bank Securities Inc. (“Deutsche Bank”) has acted as financial advisor to Signify Health, Inc. (the “Company”) in connection with the Agreement and Plan of Merger, dated as of September 2, 2022 (the “Merger Agreement”), among the Company, CVS Pharmacy, Inc. (“Parent”), and Noah Merger Sub, Inc., a subsidiary of Parent (“Merger Sub”), which provides, among other things, for the merger of Merger Sub with and into the Company, as a result of which the Company will become a wholly owned subsidiary of Parent (the “Transaction”). As set forth more fully in the Merger Agreement, as a result of the Transaction, (i) each unit of membership interest (the “LLC Units”) of Cure TopCo, LLC (“OpCo LLC”) not held by the Company will be exchanged for one share of Class A common stock, par value $0.01 per share (the “Class A Common Stock”), of the Company on a one-for-one basis, (ii) each share of Class A Common Stock (including each share of Class A Common Stock resulting from the exchange of LLC Units for Class A Common Stock), other than dissenting shares and shares owned directly or indirectly by the Company or Parent, will be converted into the right to receive $30.50 in cash and (iii) each share of Class B common stock, par value $0.01 per share (the “Class B Common Stock”, and together with the Class A Common Stock, the “Company Common Stock”), of the Company will be canceled for no consideration (collectively, the “Merger Consideration”). In addition, as set forth more fully in the Merger Agreement and the Tax Receivable Agreement and LLC Agreement Amendment, dated as of September 2, 2022 (the “Amendment”), among the Company, OpCo LLC and the other parties thereto, upon the closing of the Transaction, the Tax Receivable Agreement, dated as of February 12, 2021 (the “Tax Receivable Agreement”), by and among the Company, OpCo LLC and the TRA Parties (as defined therein), will terminate for no consideration.

You have requested our opinion, as investment bankers, as to the fairness of the Merger Consideration, from a financial point of view, to the holders of the outstanding shares of Company Common Stock, excluding Parent, New Mountain Capital, L.L.C. (“NMC”) and their respective affiliates.

In connection with our role as financial advisor to the Company, and in arriving at our opinion, we reviewed certain publicly available financial and other information concerning the Company, and certain internal analyses, financial forecasts and other information relating to the Company prepared by management of the Company. We have also held discussions with certain senior officers and other representatives and advisors of the Company regarding the businesses and prospects of the Company. In addition, we have (i) reviewed the reported prices and trading activity for the Company Common Stock, (ii) compared certain financial and stock market information for the Company with, to the extent publicly available, similar information for certain other companies we considered relevant whose securities are publicly traded, (iii) reviewed, to the extent publicly available, the financial terms of certain recent business combinations which we deemed relevant, (iv) reviewed the Merger Agreement and certain related documents, including (a) the Voting Agreement, dated as of September 2, 2022 (the “Voting Agreement”), among Parent, NMC and certain affiliates thereof (b) the Amendment, and (v) performed such other studies and analyses and considered such other factors as we deemed appropriate. In arriving at our opinion, we have not taken into account the effect of the Tax Receivable Agreement or any tax attributes subject thereto.

We have not assumed responsibility for independent verification of, and have not independently verified, any information, whether publicly available or furnished to us, concerning the Company, including, without

Board of Directors

Signify Health, Inc.

September 2, 2022

limitation, any financial information considered in connection with the rendering of our opinion. Accordingly, for purposes of our opinion, we have, with your knowledge and permission, assumed and relied upon the accuracy and completeness of all such information. We have not conducted a physical inspection of any of the properties or assets, and have not prepared, obtained or reviewed any independent evaluation or appraisal of any of the assets or liabilities (including any contingent, derivative or off-balance-sheet assets or liabilities), of the Company or Parent or any of their respective subsidiaries, nor have we evaluated the solvency or fair value of the Company under any law relating to bankruptcy, insolvency or similar matters. With respect to the financial forecasts made available to us and used in our analyses, we have assumed with your knowledge and permission that such forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the matters covered thereby. In rendering our opinion, we express no view as to the reasonableness of such forecasts and projections or the assumptions on which they are based. Our opinion is necessarily based upon economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We expressly disclaim any undertaking or obligation to advise any person of any change in any fact or matter affecting our opinion of which we become aware after the date hereof.

For purposes of rendering our opinion, we have assumed with your knowledge and permission that, in all respects material to our analysis, the Transaction will be consummated in accordance with the terms of the Merger Agreement, without any waiver, modification or amendment of any term, condition or agreement that would be material to our analysis. We also have assumed with your knowledge and permission that all material governmental, regulatory or other approvals and consents required in connection with the consummation of the Transaction will be obtained and that in connection with obtaining any necessary governmental, regulatory or other approvals and consents, no restrictions, terms or conditions will be imposed that would be material to our analysis. We are not legal, regulatory, tax or accounting experts and have relied on the assessments made by the Company and its other advisors with respect to such issues.

This opinion has been approved and authorized for issuance by a Deutsche Bank fairness opinion review committee and is addressed to, and is for the use and benefit of, the Board of Directors of the Company in connection with and for the purpose of its evaluation of the Transaction. This opinion is limited to the fairness, as of the date hereof, of the Merger Consideration, from a financial point of view, to the holders of Company Common Stock (other than Parent, NMC and their respective affiliates). This opinion does not address any other terms of the Transaction or the Merger Agreement. You have not asked us to, and this opinion does not, address the fairness of the Transaction, or any consideration received in connection therewith, to the holders of any other class of securities, creditors or other constituencies of the Company, nor does it address the fairness of the contemplated benefits of the Transaction. We express no opinion as to the merits of the underlying decision by the Company to engage in the Transaction or the relative merits of the Transaction as compared to any alternative transactions or business strategies. Nor do we express an opinion, and this opinion does not constitute a recommendation, as to how any holder of shares of Company Common Stock should vote with respect to the Transaction. In addition, we do not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable to or to be received by any of the Company’s officers, directors, or employees, or any class of such persons, in connection with the Transaction relative to the Merger Consideration to be received by the holders of Company Common Stock.

Deutsche Bank will be paid a fee for its services as financial advisor to the Company in connection with the Transaction, a portion of which becomes payable upon delivery of this opinion and a substantial portion of which is contingent upon consummation of the Transaction. The Company has also agreed to reimburse Deutsche Bank for its expenses, and to indemnify Deutsche Bank against certain liabilities, in connection with its engagement.

Board of Directors

Signify Health, Inc.

September 2, 2022

We are an affiliate of Deutsche Bank AG (together with its affiliates, the “DB Group”). One or more members of the DB Group have, from time to time, provided, and are currently providing, investment banking, commercial banking (including extension of credit) and other financial services to the Company or its affiliates for which they have received, and in the future may receive, compensation, including advising the Company in connection with its initial public offering of Company Common Stock in February 2021. The DB Group may also provide investment and commercial banking services to Parent and the Company in the future, for which we would expect the DB Group to receive compensation. In the ordinary course of business, members of the DB Group may actively trade in the securities and other instruments and obligations of Parent, the Company and their respective affiliates for their own accounts and for the accounts of their customers. Accordingly, the DB Group may at any time hold a long or short position in such securities, instruments and obligations.

Based upon and subject to the foregoing assumptions, limitations, qualifications and conditions, it is Deutsche Bank’s opinion as investment bankers that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to the holders of Company Common Stock, excluding Parent, NMC and their respective affiliates.

Very truly yours,

DEUTSCHE BANK SECURITIES INC.

Annex D

SECTION 262 OF THE GENERAL CORPORATE LAW OF DELAWARE

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger, consolidation, or conversion, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger, consolidation or conversion nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository; the words “beneficial owner” mean a person who is the beneficial owner of shares of stock held either in voting trust or by a nominee on behalf of such person; and the word “person” means any individual, corporation, partnership, unincorporated association or other entity.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent or converting corporation in a merger, consolidation or conversion to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263, § 264 or § 266 of this title (other than, in each case and solely with respect to a domesticated corporation, a merger, consolidation or conversion authorized pursuant to and in accordance with the provisions of § 388 of this title):

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders, or at the record date fixed to determine the stockholders entitled to consent pursuant to § 228 of this title, to act upon the agreement of merger or consolidation or the resolution providing for conversion (or, in the case of a merger pursuant to § 251(h) of this title, as of immediately prior to the execution of the agreement of merger), were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent or converting corporation if the holders thereof are required by the terms of an agreement of merger or consolidation, or by the terms of a resolution providing for conversion, pursuant to § 251, § 252, § 254, § 255, § 256, § 257, § 258, § 263, § 264 or § 266 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or of the converted entity if such entity is a corporation as a result of the conversion, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger, consolidation or conversion will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4) [Repealed.]

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation, the sale of all or substantially all of the assets of the corporation or a conversion effected pursuant to § 266 of this title. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d),(e), and (g) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger, consolidation or conversion for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations or the converting corporation, and shall include in such notice either a copy of this section (and, if 1 of the constituent corporations or the converting corporation is a nonstock corporation, a copy of § 114 of this title) or information directing the stockholders to a publicly available electronic resource at which this section (and, § 114 of this title, if applicable) may be accessed without subscription or cost. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger, consolidation or conversion, a written demand for appraisal of such stockholder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger, consolidation or conversion shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger, consolidation or conversion, the surviving, resulting or converted entity shall notify each stockholder of each constituent or converting corporation who has complied with this subsection and has not voted in favor of or consented to the merger, consolidation or conversion, and any beneficial owner who has demanded appraisal under paragraph (d)(3) of this section, of the date that the merger, consolidation or conversion has become effective; or

(2) If the merger, consolidation or conversion was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent or converting corporation before the effective date of the merger, consolidation or conversion, or the surviving, resulting or converted entity within 10 days after such effective date, shall notify each stockholder of any class or series of stock of such constituent or converting corporation who is entitled to appraisal rights of the approval of the merger, consolidation or conversion and that appraisal rights are available for any or all shares of such class or series of stock of such constituent or converting corporation, and shall include in such notice either a copy of this section (and, if 1 of the constituent corporations or the converting corporation is a nonstock corporation, a copy of § 114 of this title) or information directing the stockholders to a publicly available electronic resource at which this section (and § 114 of this title, if applicable) may be accessed without subscription or cost. Such notice may, and, if given on or after the effective date of the merger, consolidation or conversion, shall, also notify such stockholders of the effective date of the merger, consolidation or conversion. Any stockholder entitled to appraisal rights may, within 20 days after the date of giving such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of giving such notice, demand in writing from the surviving or resulting entity the appraisal of such holder’s shares; provided that a demand may be delivered to such entity by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs such entity of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger, consolidation or conversion, either (i) each such constituent corporation or the converting corporation shall send a second notice before the effective date of the merger, consolidation or conversion notifying each of the holders of any class or series of stock of such constituent or converting corporation that are entitled to appraisal rights of the effective date of the merger, consolidation or conversion or (ii) the surviving, resulting or converted entity shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection and any beneficial owner who has demanded appraisal under paragraph (d)(3) of this section. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation or entity that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation or the converting corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger, consolidation or conversion, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(3) Notwithstanding subsection (a) of this section (but subject to this paragraph (d)(3)), a beneficial owner may, in such person’s name, demand in writing an appraisal of such beneficial owner’s shares in accordance with either paragraph (d)(1) or (2) of this section, as applicable; provided that (i) such beneficial owner continuously owns such shares through the effective date of the merger, consolidation or conversion and otherwise satisfies the requirements applicable to a stockholder under the first sentence of subsection (a) of this section and (ii) the demand made by such beneficial owner reasonably identifies the holder of record of the shares for which the demand is made, is accompanied by documentary evidence of such beneficial owner’s beneficial ownership of stock and a statement that such documentary evidence is a true and correct copy of what it purports to be, and provides an address at which such beneficial owner consents to receive notices given by the surviving, resulting or converted entity hereunder and to be set forth on the verified list required by subsection (f) of this section.

(e) Within 120 days after the effective date of the merger, consolidation or conversion, the surviving, resulting or converted entity, or any person who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger, consolidation or conversion, any person entitled to appraisal rights who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such person’s demand for appraisal and to accept the terms offered upon the merger, consolidation or conversion. Within 120 days after the effective date of the merger, consolidation or conversion, any person who has complied with the requirements of subsections (a) and (d) of this section hereof, upon request given in writing (or by electronic transmission directed to an information processing system (if any) expressly designated for that purpose in the notice of appraisal), shall be entitled to receive from the surviving, resulting or converted entity a statement setting forth the aggregate number of shares not voted in favor of the merger, consolidation or conversion (or, in the case of a merger approved pursuant to § 251(h) of this title, the aggregate number of shares (other than any excluded stock (as defined in § 251(h)(6)d. of this title)) that were the subject of, and were not tendered into, and accepted for purchase or exchange in, the offer referred to in § 251(h)(2) of this title), and, in either case, with respect to which demands for appraisal have been received and the aggregate number of stockholders or beneficial owners holding or owning such shares

(provided that, where a beneficial owner makes a demand pursuant to paragraph (d)(3) of this section, the record holder of such shares shall not be considered a separate stockholder holding such shares for purposes of such aggregate number). Such statement shall be given to the person within 10 days after such person’s request for such a statement is received by the surviving, resulting or converted entity or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later.

(f) Upon the filing of any such petition by any person other than the surviving, resulting or converted entity, service of a copy thereof shall be made upon such entity, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all persons who have demanded appraisal for their shares and with whom agreements as to the value of their shares have not been reached by such entity. If the petition shall be filed by the surviving, resulting or converted entity, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving, resulting or converted entity and to the persons shown on the list at the addresses therein stated. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving, resulting or converted entity.

(g) At the hearing on such petition, the Court shall determine the persons who have complied with this section and who have become entitled to appraisal rights. The Court may require the persons who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any person fails to comply with such direction, the Court may dismiss the proceedings as to such person. If immediately before the merger, consolidation or conversion the shares of the class or series of stock of the constituent or converting corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger, consolidation or conversion for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

(h) After the Court determines the persons entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger, consolidation or conversion, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger, consolidation or conversion through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger, consolidation or conversion and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving, resulting or converted entity may pay to each person entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving, resulting or converted entity or by any person entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the persons entitled to an appraisal. Any person whose name appears on the list filed by the surviving, resulting or converted entity pursuant to subsection (f) of this section may participate fully in all proceedings until it is finally determined that such person is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving, resulting or converted entity to the persons entitled thereto. Payment shall be so made to each such person upon such terms and conditions as the Court may order. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving, resulting or converted entity be an entity of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a person whose name appears on the list filed by the surviving, resulting or converted entity pursuant to subsection (f) of this section who participated in the proceeding and incurred expenses in connection therewith, the Court may order all or a portion of such expenses, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal not dismissed pursuant to subsection (k) of this section or subject to such an award pursuant to a reservation of jurisdiction under subsection (k) of this section.

(k) From and after the effective date of the merger, consolidation or conversion, no person who has demanded appraisal rights with respect to some or all of such person’s shares as provided in subsection (d) of this section shall be entitled to vote such shares for any purpose or to receive payment of dividends or other distributions on such shares (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger, consolidation or conversion); provided, however, that if no petition for an appraisal is filed within the time provided in subsection (e) of this section, or if a person who has made a demand for an appraisal in accordance with this section shall deliver to the surviving, resulting or converted entity a written withdrawal of such person’s demand for an appraisal in respect of some or all of such person’s shares in accordance with subsection (e) of this section, then the right of such person to an appraisal of the shares subject to the withdrawal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any person without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just, including without limitation, a reservation of jurisdiction for any application to the Court made under subsection (j) of this section; provided, however that this provision shall not affect the right of any person who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such person’s demand for appraisal and to accept the terms offered upon the merger, consolidation or conversion within 60 days after the effective date of the merger, consolidation or conversion, as set forth in subsection (e) of this section.

(l) The shares or other equity interests of the surviving, resulting or converted entity to which the shares of stock subject to appraisal under this section would have otherwise converted but for an appraisal demand made in accordance with this section shall have the status of authorized but not outstanding shares of stock or other equity interests of the surviving, resulting or converted entity, unless and until the person that has demanded appraisal is no longer entitled to appraisal pursuant to this section.

SIGNIFY HEALTH, INC. 4055 VALLEY VIEW LN, SUITE 700 DALLAS, TX 75244 VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on October 30, 2022. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/SGFY2022SM You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on October 30, 2022. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. The Board of Directors recommends you vote FOR FOR proposals 1 and 2: 1. To adopt the Agreement and Plan of Merger, dated September 2, 2022 (the “Merger Agreement”), by and among    Signify Health, Inc. (“Signify”), CVS Pharmacy, Inc. (“CVS”), and Noah Merger Sub, Inc. (“Merger Subsidiary”),     pursuant to which, among other things, Merger Subsidiary will merge with and into Signify (the “Merger”), with    Signify surviving the Merger as a wholly owned subsidiary of CVS. 2    To adjourn the Special Meeting to a later date or dates, if necessary or appropriate, including to solicit    additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special    Meeting. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date 0000581171_1    R1.0.0.39

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting: The Notice and Proxy Statement are available at www.proxyvote.com SIGNIFY HEALTH, INC. Special Meeting of Stockholders October 31, 2022 9:00 A.M. Eastern Time This proxy is solicited by the Board of Directors The stockholder(s) hereby appoint(s) Adam McAnaney and Stephen Senneff, or any of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of Signify Health, Inc. that the stockholder(s) is/are entitled to vote at the Special Meeting of Stockholders to be held virtually at 9:00 a.m., Eastern Time on Monday, October 31, 2022, at www.virtualshareholdermeeting.com/SGFY2022SM, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Special Meeting. Continued and to be signed on reverse side 0000581171_2    R1.0.0.39